AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1995.

                                                      REGISTRATION NO. 33-63443

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            AMENDMENT NO. 2 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          COMMUNITY BANKSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NEW HAMPSHIRE
        (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                     6712
             (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NO.)

                                  02-0394439
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             43 NORTH MAIN STREET
                         CONCORD, NEW HAMPSHIRE 03301
                                (603) 224-1100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              DOUGLAS CRICHFIELD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          COMMUNITY BANKSHARES, INC.
                             43 NORTH MAIN STREET
                         CONCORD, NEW HAMPSHIRE 03301
                                (603) 224-1100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

      RICHARD A. SAMUELS, ESQ.                    PETER W. COOGAN, ESQ.
 MCLANE, GRAF, RAULERSON & MIDDLETON              FOLEY, HOAG, & ELIOT
      PROFESSIONAL ASSOCIATION                   ONE POST OFFICE SQUARE
           900 ELM STREET                      BOSTON, MASSACHUSETTS 02109
   MANCHESTER, NEW HAMPSHIRE 03105

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                        PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF     AMOUNT      MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE        TO BE    OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED         REGISTERED   PER SHARE    OFFERING PRICE     FEE
-------------------------------------------------------------------------------
Common Stock, $1.00 par
 value.................   711,236(1)      (2)       $9,942,735(3)     $3,429
-------------------------------------------------------------------------------
Preferred Stock Purchase
 Rights(4).............   711,236(4)      (4)            (4)           (4)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Common Stock to be issued by the Registrant in the proposed acquisition of Centerpoint Bank.

(2) Not applicable because the registration fee has been calculated upon the basis of the market value of Centerpoint's Common Stock, in accordance with Rule 457(f)(1) under the Securities Act of 1933.

(3) Represents (i) 662,849, which is the maximum number of shares of Centerpoint Common Stock to be exchanged in the Merger (including currently exercisable options), multiplied by (ii) $15.00, which is the sales price of Centerpoint Common Stock on the Nasdaq Bulletin Board on October 3, 1995, the most recent date on which Centerpoint's Common Stock was traded.

(4) Rights to purchase Series A preferred stock (the "Rights") were created pursuant to the Registrant's Rights Agreement dated as of October 31, 1989 (the "Rights Agreement"). Until the occurrence of certain events prescribed in the Rights Agreement, the Rights are not exercisable, are evidenced by the certificates of Common Stock, par value $1.00 per share, of the Registrant and will be transferred along with and only with such securities. Therefore, there is no offering price and no fee in connection with the registration of the Rights.

  REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          COMMUNITY BANKSHARES, INC.

  Cross-Reference Sheet showing the location in the Proxy Statement-Prospectus of information required by items of Form S-4:

                                                         CAPTION OR LOCATION
          REGISTRATION STATEMENT                         IN PROXY STATEMENT-
             ITEM AND HEADING                                 PROSPECTUS
          ----------------------                         -------------------
 1.Forepart of the Registration Statement
     and Outside Front Cover Page of
     Prospectus............................  Front Cover Page; Prospectus Cover Page
 2.Inside Front and Outside Back Cover
     Pages of Prospectus...................  Available Information; Table of Contents
                                             Summary of Proxy Statement-Prospectus;
 3.Risk Factors, Ratio of Earnings to Fixed  Selected Historical and Pro Forma Data;
     Charges and Other Information.........  Comparative Stock Prices and Dividends
 4.Terms of the Transaction................  The Merger; Description of Community Capital
                                             Stock; Comparison of Rights of Community and
                                             Centerpoint Shareholders
 5.Pro Forma Financial Information.........  Unaudited Pro Forma Combined Financial Data
 6.Material Contracts with the Company
     Being Acquired........................  The Merger; Information about Centerpoint
 7.Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to Be Underwriters.............  Not Applicable
 8.Interests of Named Experts and Counsel..  The Merger--Opinions of Financial Advisors
 9.Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities...........................  Not Applicable
10.Information with Respect to S-3
     Registrants...........................  Not Applicable
11.Incorporation of Certain Information by
     Reference.............................  Not Applicable
12.Information with Respect to S-2 or S-3
     Registrants...........................  Not Applicable
13.Incorporation of Certain Information by
     Reference.............................  Not Applicable
14.Information with Respect to Registrants
     other than S-2 or S-3 Registrants.....  Available Information; Information about
                                             Community; Comparative Stock Prices and
                                             Dividends; Principal Shareholders; Selected
                                             Historical and Pro Forma Data; Unaudited Pro
                                             Forma Combined Financial Data; Management's
                                             Discussion and Analysis of Financial
                                             Condition and Results of Operations of
                                             Community; Community Consolidated Financial
                                             Statements
15.Information with Respect to S-3
     Companies.............................  Not Applicable
16.Information with Respect to S-2 or S-3
     Companies.............................  Not Applicable
17.Information with Respect to Companies
     other than S-2 or S-3 Companies.......  Information about Centerpoint; Comparative
                                             Stock Prices and Dividends; Selected
                                             Historical and Pro Forma Data; Unaudited Pro
                                             Forma Combined Financial Data; The Merger;
                                             Management's Discussion and Analysis of
                                             Financial Condition and Results of
                                             Operations of Centerpoint; Centerpoint
                                             Financial Statements
18.Information if Proxies, Consents or
     Authorizations are to be Solicited....  Meeting Information; The Merger; Principal
                                             Shareholders
19.Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer...............  Not Applicable

Community Bankshares, Inc.
43 North Main Street
Concord, New Hampshire 03301

                                                                         [date]

Dear Holder of Community Bankshares Common Stock:

  You are cordially invited to attend the Annual Meeting of the Shareholders (the "Annual Meeting") of Community Bankshares, Inc., a New Hampshire corporation ("Community"), to be held on Thursday, January 25, 1996, at 10 a.m. at the Capitol Center for the Arts, 44 South Main Street, Concord, New Hampshire.

  At the Annual Meeting, holders of the outstanding shares of common stock, par value $1.00 per share, of Community ("Community Common Stock") will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 29, 1995 (the "Merger Agreement"), by and between Community and Centerpoint Bank, a New Hampshire-chartered trust company ("Centerpoint"), and each of the transactions contemplated thereby. Under the terms of the Merger Agreement, Community will form a New Hampshire-chartered trust company subsidiary, which will be merged with and into Centerpoint (the "Merger"). Following the Merger, Centerpoint will continue to be operated as a wholly owned subsidiary of Community. Upon consummation of the Merger, the shareholders of Centerpoint immediately prior to the effective time of the Merger will no longer hold any interest in Centerpoint other than as shareholders of Community, Centerpoint's parent company. A copy of the Merger Agreement is attached to the accompanying Proxy Statement-Prospectus as Annex A.

  Upon consummation of the Merger, each outstanding share of the common stock of Centerpoint, par value $1.00 per share ("Centerpoint Common Stock"), except for any dissenting shares and except for shares held by Community or its subsidiaries or by Centerpoint (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 1.073 shares (the "Exchange Ratio") of Community Common Stock.

  Holders of Community Common Stock will also be asked to consider and vote upon a proposal to amend Community's Restated Articles of Incorporation to change certain shareholder voting requirements for the general purpose of increasing Community's flexibility in connection with, and reducing the costs involved in, a number of potential transactions, including securitization of assets and acquisitions of other companies (such as the proposed Centerpoint acquisition) (the "Charter Amendments").

  Enclosed are a Notice of Annual Meeting of Shareholders and a Proxy Statement-Prospectus, which describe the Merger, the background of the transaction and the businesses of Community and Centerpoint. You are urged to read all these materials carefully. The Board of Directors has fixed the close of business on December 8, 1995 as the record date for the Annual Meeting. Accordingly, only shareholders of record on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND THE CHARTER AMENDMENTS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND THE CHARTER AMENDMENTS. McConnell, Budd & Downes, Inc. ("MB&D"), Community's financial advisor, has rendered a written opinion to the Board of Directors of Community that states, among other things, that, as of the date of this Proxy Statement-Prospectus, the Exchange Ratio is fair to Community's shareholders from a financial point of view. The written opinion of MB&D, dated the date of this Proxy Statement-Prospectus, is reproduced in full in Annex C to the accompanying Proxy Statement-Prospectus, and we urge you to read the opinion carefully.

  The affirmative vote of two-thirds of all of the outstanding shares of Community Common Stock is required to approve the Merger Agreement. The affirmative vote of the holders of outstanding shares of Community Common Stock representing eighty percent of the votes entitled to be cast generally in the election of directors is required to approve the Charter Amendments. CONSEQUENTLY, THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE CHARTER AMENDMENTS. Accordingly, it is essential that you take the time to consider and vote upon these significant matters and that your shares be represented at the Annual Meeting, regardless of whether you plan to attend.

  At the Annual Meeting, holders of Community Common Stock will also be asked to (i) amend Community's Articles of Incorporation to increase the authorized shares of Community Common Stock from 3,000,000 to 4,500,000 shares, (ii) elect a class of four directors to serve for a three-year term and until their successors are elected and qualified, (iii) ratify the appointment of KPMG Peat Marwick LLP as Community's auditors for the current fiscal year, and (iv) approve an adjournment of the Annual Meeting for any reason, including to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Annual Meeting to adopt the Merger Agreement or approve the Charter Amendments. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMUNITY COMMON STOCK, IN FAVOR OF THE ELECTION OF THE PROPOSED NOMINEES AS DIRECTORS, IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS COMMUNITY'S AUDITORS FOR THE CURRENT FISCAL YEAR AND IN FAVOR OF THE PROPOSAL TO ADJOURN THE ANNUAL MEETING FOR ANY REASON, INCLUDING TO PERMIT FURTHER SOLICITATION OF PROXIES FOR THE APPROVAL OF THE MERGER AGREEMENT OR THE CHARTER AMENDMENTS.

  A form of proxy solicited by the Board of Directors is enclosed for your convenience. YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

  I strongly support the acquisition of Centerpoint by Community and join with the other members of the Board in recommending the Merger to you. I urge you to vote in favor of approval and adoption of the Merger Agreement and the other matters to be considered at the Annual Meeting. If you should have any questions about the Merger or such other matters, or need assistance in completing your proxy, please contact either the undersigned or Richard E. Kamp at Community at (603) 224-1100.

Very truly yours,

DOUGLAS CRICHFIELD
President

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Centerpoint Bank
141 South River Road
Bedford, New Hampshire 03110-6740

                                                                         [date]

Dear Holder of Centerpoint Bank Common Stock:

  You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Centerpoint Bank, a New Hampshire-chartered trust company ("Centerpoint"), to be held on Tuesday, January 16, 1996 at 2:30 p.m., at City Hall Plaza, 5th floor, Amoskeag Room, 900 Elm Street, Manchester, New Hampshire.

  At the Special Meeting, holders of the outstanding shares of common stock, par value $1.00 per share, of Centerpoint ("Centerpoint Common Stock") will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 29, 1995 (the "Merger Agreement"), by and between Community Bankshares, Inc., a New Hampshire corporation ("Community"), and Centerpoint, a related Contract for Union, and each of the transactions contemplated thereby. Under the terms of the Merger Agreement, Community will form a New Hampshire-chartered trust company subsidiary, which will be merged with and into Centerpoint (the "Merger"). Following the Merger, Centerpoint will continue to be operated as a wholly owned subsidiary of Community. Upon consummation of the Merger, the shareholders of Centerpoint immediately prior to the effective time of the Merger will no longer hold any interest in Centerpoint other than as shareholders of Community, Centerpoint's parent company. A copy of the Merger Agreement and Contract for Union are attached to the accompanying Proxy Statement-Prospectus as Annexes A and B, respectively.

  Upon consummation of the Merger, each outstanding share of Centerpoint Common Stock, except for any dissenting shares and except for shares held by Community or its subsidiaries or by Centerpoint (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 1.073 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Community ("Community Common Stock").

  Enclosed are a Notice of Special Meeting of Shareholders and a Proxy Statement-Prospectus, which describe the Merger, the background of the transaction and the businesses of Community and Centerpoint. You are urged to read all these materials carefully. The Board of Directors has fixed the close of business on December 8, 1995 as the record date for the Special Meeting. Accordingly, only shareholders of record on that date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND CONTRACT FOR UNION. HAS Associates, Inc. ("HAS"), Centerpoint's financial advisor, has rendered a written opinion to the Board of Directors of Centerpoint that states, among other things, that, as of the date of this Proxy Statement- Prospectus, the Exchange Ratio is fair to Centerpoint's shareholders from a financial point of view. The written opinion of HAS, dated the date of this Proxy Statement-Prospectus, is reproduced in full in Annex C to the accompanying Proxy Statement-Prospectus, and I urge you to read the opinion carefully.

  The affirmative vote of two-thirds of all of the outstanding shares of Centerpoint Common Stock is required to approve the Merger Agreement and Contract for Union. Consequently, the failure to vote will have the same effect as a vote against the proposal. Accordingly, it is essential that you take the time to consider and to vote upon this significant matter and that your shares be represented at the Special Meeting, regardless of whether you plan to attend.

  A form of proxy solicited by the Board of Directors is enclosed for your convenience. YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE

ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

  Promptly after the Merger is consummated, a letter of transmittal will be mailed to all holders of record of shares of Centerpoint Common Stock to use in connection with surrendering their stock certificates. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN SENDING YOUR STOCK CERTIFICATES.

  I strongly support the acquisition of Centerpoint by Community and join with the other members of the Board in recommending the Merger to you. I urge you to vote in favor of approval and adoption of the Merger. If you should have any questions about the Merger or need assistance in completing your proxy please contact the undersigned or Lucy Gobin at Centerpoint at (603) 668-1444.

Very truly yours,

PHILIP M. STONE
Chairman and President

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                          COMMUNITY BANKSHARES, INC.
                             43 NORTH MAIN STREET
                         CONCORD, NEW HAMPSHIRE 03301
                                (603) 224-1100

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 25, 1996

  The Annual Meeting of Shareholders (the "Annual Meeting") of Community Bankshares, Inc., a New Hampshire corporation ("Community") will be held on Thursday, January 25, 1996, at 10 a.m. at the Capitol Center for the Arts, 44 South Main Street, Concord, New Hampshire, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 29, 1995 (the "Merger Agreement"), by and between Community and Centerpoint Bank, a New Hampshire-chartered trust company ("Centerpoint"), and each of the transactions contemplated thereby. Pursuant to the Merger Agreement, Community Interim Trust Company ("Interim Bank"), a New Hampshire-chartered trust company to be organized as a wholly owned subsidiary of Community for the purpose of facilitating the acquisition of Centerpoint by Community, will be merged with and into Centerpoint (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, as are more fully described in the enclosed Proxy Statement-Prospectus. Upon consummation of the Merger, each outstanding share of the common stock, par value $1.00 per share, of Centerpoint ("Centerpoint Common Stock"), except for any dissenting shares and except for shares held by Community or its subsidiaries or by Centerpoint (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 1.073 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Community ("Community Common Stock"). A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement-Prospectus.

    2. To amend Community's Restated Articles of Incorporation, in the form set forth as Annex D, to change certain shareholder voting requirements for the general purpose of increasing Community's flexibility in connection with, and reducing the costs involved in, a number of potential transactions, including securitization of assets and acquisitions of other companies (such as the proposed Centerpoint acquisition) (the "Charter Amendments").

    3. To amend Community's Restated Articles of Incorporation to increase the authorized Community Common Stock from 3,000,000 shares to 4,500,000 shares.

    4. To elect a class of four directors to serve for a three-year term and until their successors are elected and qualified.

    5. To ratify the appointment of KPMG Peat Marwick LLP as Community's auditors for the current fiscal year.

    6. To approve an adjournment of the Annual Meeting for any reason, including to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Annual Meeting to adopt the Merger Agreement or to approve the Charter Amendments.

    7. To transact such other business as may properly be brought before the Annual Meeting, or any adjournments or postponements thereof.

  Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

  The Board of Directors has fixed the close of business on December 8, 1995 as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of shares of Community Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

  A majority of the outstanding shares of Community Common Stock entitled to vote must be represented at the Annual Meeting, in person or by proxy, to constitute a quorum for the transaction of business. The affirmative vote of two-thirds of all of the outstanding shares of Community Common Stock is required to approve the Merger Agreement. The affirmative vote of the holders of outstanding shares of Community Common Stock representing eighty percent of the votes entitled to be cast generally in the election of directors is required to approve the Charter Amendments.

  Any shareholder entitled to vote at the Annual Meeting shall have the right to dissent from the Charter Amendments and to receive payment equal to the "fair value" of the shares of Community Common Stock held of record by such shareholder upon compliance with New Hampshire Revised Statutes Annotated 293-A:13.01 et seq., the full text of which is included as Annex E to the accompanying Proxy Statement-Prospectus. Shareholders do not have the right to dissent from the Merger. This right is explained more fully in the accompanying Proxy Statement-Prospectus in the section headed "APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS."

  In the event there are not sufficient votes to approve the Merger or the Charter Amendments at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by Community.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, FOR APPROVAL AND ADOPTION OF THE CHARTER AMENDMENTS, FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMUNITY COMMON STOCK, FOR THE ELECTION OF THE PROPOSED NOMINEES AS DIRECTORS, FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS COMMUNITY'S AUDITORS FOR THE CURRENT FISCAL YEAR AND FOR THE PROPOSAL TO ADJOURN THE ANNUAL MEETING FOR ANY REASON, INCLUDING TO PERMIT FURTHER SOLICITATION OF PROXIES FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE CHARTER AMENDMENTS.

                                          By Order of the Board of Directors,

                                          RICHARD E. KAMP, Secretary

Concord, New Hampshire
[date]

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                               CENTERPOINT BANK
                             141 SOUTH RIVER ROAD
                       BEDFORD, NEW HAMPSHIRE 03110-6740
                           TELEPHONE: (603) 668-1444

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 16, 1996

  A Special Meeting of Shareholders (the "Special Meeting") of Centerpoint Bank, a New Hampshire-chartered trust company ("Centerpoint") will be held on Tuesday, January 16, 1996 at 2:30 p.m., at City Hall Plaza, 5th floor, Amoskeag Room, 900 Elm Street, Manchester, New Hampshire, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 29, 1995 (the "Merger Agreement"), by and between Community Bankshares, Inc., a New Hampshire corporation ("Community"), and Centerpoint, a related Contract for Union and each of the transactions contemplated thereby. Pursuant to the Merger Agreement, Community Interim Trust Company ("Interim Bank"), a New Hampshire-chartered trust company, will be organized as a wholly owned subsidiary of Community for the purpose of facilitating the acquisition of Centerpoint by Community. Interim Bank will be merged with and into Centerpoint (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement and Contract for Union, as are more fully described in the enclosed Proxy Statement-Prospectus. Upon consummation of the Merger, each outstanding share of the common stock, par value $1.00 per share, of Centerpoint ("Centerpoint Common Stock"), except for any dissenting shares and except for shares held by Community or its subsidiaries or by Centerpoint (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 1.073 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Community ("Community Common Stock"). A copy of the Merger Agreement and Contract for Union are attached as Annexes A and B, respectively, to the accompanying Proxy Statement-Prospectus.

    2. To approve an adjournment of the Special Meeting for any reason, including to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

    3. To transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements thereof.

  Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned, or to which the Special Meeting may be postponed.

  The Board of Directors has fixed the close of business on December 8, 1995 as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of shares of Centerpoint Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

  In the event there are not sufficient votes to approve the Merger at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitations of proxies by Centerpoint.

  A majority of the outstanding shares of Centerpoint Common Stock entitled to vote must be represented at the Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business. The affirmative vote of the holders of two-thirds of the shares of Centerpoint Common Stock issued, outstanding and entitled to vote at the Special Meeting will be required to approve the Merger Agreement and Contract for Union.

  Any shareholder entitled to vote at the Special Meeting shall have the right to dissent from the Merger and to receive payment equal to the "fair value" of the shares of Centerpoint Common Stock held of record by such shareholder upon compliance with New Hampshire Revised Statutes Annotated 293-A:13.01 et seq., the full text of which is included as Annex E to the accompanying Proxy Statement-Prospectus. This right is explained more fully in the accompanying Proxy Statement-Prospectus in the section headed "APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS."

  THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONTRACT FOR UNION.

                                          By Order of the Board of Directors,

                                          Lucy T. Gobin, Clerk

Bedford, New Hampshire
[date]

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             JOINT PROXY STATEMENT
                                      FOR
         ANNUAL MEETING OF SHAREHOLDERS OF COMMUNITY BANKSHARES, INC.
                        TO BE HELD ON JANUARY 25, 1996
                                      AND
              SPECIAL MEETING OF SHAREHOLDERS OF CENTERPOINT BANK

                        TO BE HELD ON JANUARY 16, 1996

                                ---------------

                          COMMUNITY BANKSHARES, INC.
                                  PROSPECTUS

  This Proxy Statement-Prospectus serves as a joint proxy statement for the annual meeting of shareholders of Community Bankshares, Inc. ("Community") to be held on January 25, 1996 (the "Community Annual Meeting" or the "Annual Meeting") and the special meeting of shareholders of Centerpoint Bank ("Centerpoint") to be held on January 16, 1996 (the "Centerpoint Special Meeting" or the "Special Meeting"), and is being used by the Boards of Directors of Community and Centerpoint to solicit the proxies of their respective shareholders in connection therewith.

  At the Community Annual Meeting, the Community shareholders will be asked to: (i) consider and vote upon an Agreement and Plan of Merger dated as of August 29, 1995 by and between Community and Centerpoint (the "Merger Agreement"); (ii) consider and vote upon a proposal to amend Community's Restated Articles of Incorporation (the "Charter Amendments"); (iii) consider and vote upon a proposal to increase the number of authorized shares of Community Common Stock; (iv) elect four directors, each for a three-year term, to serve until their successors are elected and qualified; (v) ratify the appointment of KPMG Peat Marwick LLP as Community's auditors for the current fiscal year; and (vi) approve a proposal to adjourn the Community Annual Meeting for any reason, including to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Community Annual Meeting to approve the Merger Agreement or the Charter Amendments.

  At the Centerpoint Special Meeting, the Centerpoint shareholders will be asked to: (i) consider and vote upon the Merger Agreement and related Contract for Union; and (ii) approve a proposal to adjourn the Centerpoint Special Meeting for any reason, including to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Centerpoint Special Meeting to approve the Merger Agreement.

  Pursuant to the Merger Agreement, Community Interim Trust Company ("Interim Bank"), a New Hampshire-chartered trust company will be organized as a wholly owned subsidiary of Community for the purpose of facilitating the acquisition of Centerpoint by Community. Pursuant to the Contract for Union, Interim Bank will merge into Centerpoint in accordance with New Hampshire banking law (the "Merger") . See "THE MERGER--Contract for Union." At the effective time of the Merger, each outstanding share of the common stock of Centerpoint, $1.00 par value ("Centerpoint Common Stock"), except for any dissenting shares and except for shares held by Community or its subsidiaries or by Centerpoint (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for
1.073 shares of the common stock, par value $1.00 per share of Community ("Community Common Stock"). Pursuant to Community's Rights Agreement dated as of October 31, 1989, each share of Community Common Stock issued in the Merger will also evidence one preferred stock purchase right. See "DESCRIPTION OF COMMUNITY CAPITAL STOCK." All references in this Proxy Statement-Prospectus to the Community Common Stock issued to the Centerpoint shareholders in connection with the Merger shall be deemed to include the preferred stock purchase rights attached thereto. No fractional shares of Community Common Stock will be issued and cash will be paid in lieu thereof. See "THE MERGER-- Exchange Ratio and Other Matters". Following the Merger, Centerpoint will continue to be operated as a wholly owned subsidiary of Community. Upon consummation of the Merger, the shareholders of Centerpoint immediately prior to the effective time of the Merger will no longer hold any interest in Centerpoint other than as shareholders of Community, Centerpoint's parent company.

  The Merger Agreement and Contract for Union are attached hereto as Annexes A and B, respectively, and are incorporated herein by reference. This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of Community and Centerpoint on or about [date].

  Community has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 711,236 shares of Community Common Stock, representing shares to be issued in connection with the Merger, together with preferred stock purchase rights attached thereto. This Proxy Statement-Prospectus also constitutes the prospectus of Community filed as a part of such Registration Statement.

  This Proxy Statement-Prospectus does not cover any resales of Community Common Stock received by shareholders of Centerpoint upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement-Prospectus in connection with any such resale.

  All information contained in this Proxy Statement-Prospectus with respect to Community has been supplied by Community and all information with respect to Centerpoint has been supplied by Centerpoint.

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

  THE SHARES OF COMMUNITY COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF COMMUNITY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

THE SECURITIES OF COMMUNITY OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  No person is authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized. This document does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the shares of Community Common Stock hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of Community or Centerpoint since the date hereof.

             THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS      .

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   4
Summary of Proxy Statement-Prospectus......................................   5
 The Parties...............................................................   5
 Date, Time and Place of Meetings..........................................   5
 Purposes of Meetings......................................................   5
 Votes Required............................................................   6
 Terms of the Merger.......................................................   7
 Recommendations of the Boards of Directors and Reasons for the Merger.....   8
 Opinions of Financial Advisors............................................   9
 Conditions to the Consummation of the Merger..............................   9
 Termination of the Merger Agreement.......................................  10
 Amendment, Extension and Waiver...........................................  10
 Interests of Certain Persons in the Merger................................  11
 Regulatory Approvals......................................................  11
 Material Federal Income Tax Consequences..................................  11
 Accounting................................................................  12
 Management and Operations After the Merger................................  12
 Option Agreement..........................................................  12
 Appraisal Rights of Dissenting Shareholders...............................  13
 Certain Differences in the Rights of Shareholders.........................  13
 Selected Historical and Pro Forma Per Share Data..........................  14
 Market Prices.............................................................  15
 Community Bankshares, Inc. Selected Historical Financial Data.............  16
 Centerpoint Bank Selected Historical Financial Data.......................  17
 Selected Unaudited Pro Forma Combined Financial Data......................  18
Meeting Information........................................................  19
 Shareholder Meetings......................................................  19
 Record Date...............................................................  19
 Proxies; Voting and Revocation............................................  20
 Votes Required for Merger.................................................  21
 Solicitation of Proxies...................................................  22
The Merger.................................................................  22
 General...................................................................  22
 Background of the Merger..................................................  23
 Reasons for the Merger; Recommendations of the Boards of Directors........  25
 Opinions of Financial Advisors............................................  27
 Management and Operations after the Merger................................  34
 Exchange Ratio and Other Matters..........................................  35
 Exchange of Certificates; Fractional Shares...............................  35
 Effective Time............................................................  36
 Conduct of Business Pending the Merger....................................  36
 Conditions to the Consummation of the Merger..............................  38
 No Solicitation...........................................................  41
 Contract for Union........................................................  41
 Regulatory Matters........................................................  41
 Material Federal Income Tax Consequences..................................  42
 Accounting Treatment......................................................  44

                                                                            PAGE
                                                                            ----
 Termination of the Merger Agreement......................................   44
 Amendment, Extension and Waiver of the Merger Agreement..................   44
 Effect on Employee Benefits..............................................   45
 Interests of Certain Persons in the Merger...............................   45
 Beneficial Ownership of Community Common Stock...........................   47
 Beneficial Ownership of Centerpoint Common Stock.........................   47
 Option Agreement.........................................................   48
 Appraisal Rights of Dissenting Shareholders..............................   50
 Resale of Community Common Stock.........................................   53
Unaudited Pro Forma Combined Financial Data...............................   54
Amendments to Community Restated Articles of Incorporation................   61
Increase in Community's Authorized Common Stock...........................   62
Regulation................................................................   64
Information About Community...............................................   68
 General..................................................................   68
 Loan Portfolio...........................................................   69
 Investment Activities....................................................   74
 Sources of Funds.........................................................   77
 Asset/Liability Management...............................................   78
 Competition..............................................................   79
 Personnel................................................................   79
 Properties...............................................................   79
 Legal Proceedings........................................................   80
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of Community--Three Months Ended September 30, 1995 and 1994..   80
 Financial Condition......................................................   80
 Risk Elements............................................................   81
 Results of Operations for the Three Months Ended September 30, 1995 and
  1994....................................................................   82
 Liquidity and Capital Resources..........................................   84
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of Community--Three Years Ended June 30, 1995.................   86
 Highlights...............................................................   86
 Rate/Volume Analysis.....................................................   86
 Average Balance Sheets and Net Interest and Dividend Income..............   87
 Net Interest and Dividend Income.........................................   87
 Yields Earned and Rates Paid.............................................   88
 Average Balances.........................................................   88
 Provision for Possible Loan Losses.......................................   88
 Asset Quality............................................................   89
 Risk Characteristics of the Loan Portfolio...............................   90
 Investment Securities....................................................   91
 Deposits.................................................................   91
 Borrowed Funds...........................................................   92
 Non-Interest Income......................................................   92
 Non-Interest Expense.....................................................   92
 Income Taxes.............................................................   93
 Liquidity and Capital Resources..........................................   93
 Recent Accounting Developments...........................................   94
Information About Centerpoint.............................................   95
 Description of Business..................................................   95
 Description of Properties................................................   96

                                                                            PAGE
                                                                            ----
 Legal Proceedings........................................................   96
 Certain Contracts or Arrangements with Community.........................   96
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of Centerpoint--Nine Months Ended September 30, 1995 and
 1994.....................................................................   97
 General..................................................................   97
 Highlights...............................................................   97
 Average Balance Sheet....................................................   98
 Rate/Volume Analysis of Net Interest Income..............................   99
 Results of Operations--Nine Months Ended September 30, 1995 as Compared
  to the Nine Months Ended September 30, 1994.............................   99
 Financial Condition......................................................  101
 Risk Characteristics of the Loan Portfolio...............................  102
 Liquidity and Interest Rate Sensitivity Management.......................  104
 Capital..................................................................  105
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of Centerpoint--Three Years Ended December 31, 1994...........  106
 Highlights...............................................................  106
 Average Balance Sheet....................................................  106
 Rate/Volume Analysis of Net Interest Income..............................  107
 Results of Operations--Year Ended December 31, 1994 as Compared to Year
  Ended December 31, 1993.................................................  107
 Results of Operations--Year Ended December 31, 1993 as Compared to Year
  Ended December 31, 1992.................................................  109
 Financial Condition......................................................  110
 Liquidity and Interest Rate Sensitivity Management.......................  111
 Capital..................................................................  113
 Recent Accounting Developments...........................................  113
Certain Statistical and Other Information With Respect to Centerpoint.....  114
 Investment Portfolio.....................................................  114
 Loan Portfolio...........................................................  115
 Non-accrual, Past Due, Restructured, and Potential Problem Loans.........  115
 Summary of Loan Loss Experience..........................................  116
 Allowance for Loan Losses Allocation.....................................  117
 Deposits.................................................................  117
 Short-Term Borrowings....................................................  118
Description of Community Capital Stock....................................  119
 General..................................................................  119
 Common Stock.............................................................  119
 Preferred Stock..........................................................  119
 Charter and By-Law Provisions............................................  120
Comparison of Rights of Community and Centerpoint Shareholders............  121
 Voting Requirements to Remove Directors Without Cause....................  122
 Business Combinations With Related Persons...............................  122
 Merger and Consolidation.................................................  123
 Amendments to Articles of Incorporation..................................  123

                                                                           PAGE
                                                                           ----
 Special Meetings of Shareholders......................................... 123
 Actions Without a Meeting of Shareholders................................ 123
 Qualification of Directors............................................... 123
 Amendments to By-Laws.................................................... 124
 Financial Reports to Shareholders........................................ 124
 Redemption of Shares..................................................... 124
 Share Dividends.......................................................... 124
 Distribution to Shareholders............................................. 125
 Shareholders' List for Meeting........................................... 125
 Voting Entitlement of Shares............................................. 125
 Cumulative Voting........................................................ 125
 Voting Trusts............................................................ 126
 Voting Agreements........................................................ 126
 Derivative Proceedings................................................... 126
 By-Law Increasing Quorum or Voting Requirements for Directors............ 126
 Inspection of Records by Shareholders.................................... 126
 Dividend Reinvestment Plan............................................... 127
Community Annual Meeting--Other Matters................................... 127
 Election of Community Directors.......................................... 127
 Information Regarding Directors and Nominees............................. 128
 Executive Officers....................................................... 129
 Meetings and Committees of the Board of Directors of Community and of
  Concord................................................................. 130
Executive Compensation.................................................... 131
 Report of the Nominating and Compensation Committee with Respect to
  Executive Compensation.................................................. 131
 Summary Compensation Table............................................... 132
 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
  Options Values.......................................................... 133
 Pension Plan Table....................................................... 133
 Employee Stock Ownership Plan............................................ 133
 Severance Benefits Agreements............................................ 134
Transactions with Certain Related Persons................................. 134
Comparison of Five-Year Performance....................................... 135
Principal Shareholders.................................................... 137
Ratification of Community's Auditors...................................... 137
Compliance with Section 16(a) of the Exchange Act......................... 138
Comparative Stock Prices and Dividends.................................... 138
Experts................................................................... 139
Legal Opinions............................................................ 139
Independent Auditors...................................................... 139
Submission of Shareholder Proposals for Next Community Annual Meeting..... 139
Index to Financial Statements............................................. F-1

ANNEXES
A.  Agreement and Plan of Merger.......................................     A-1
B.  Contract for Union.................................................     B-1

C. Opinions of McConnell, Budd & Downes, Inc. and HAS Associates,
   Inc.................................................................  C-1-1,
                                                                          C-2-1
D. Community Bankshares, Inc.--Proposed Amendments to Restated Articles
   of Incorporation....................................................     D-1
E. Dissenters' Rights--New Hampshire Business Corporation Act..........     E-1

                             AVAILABLE INFORMATION

  Community is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning Community can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Community Common Stock is traded on the Nasdaq National Market System. Reports, proxy statements and other information concerning Community may also be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD") at 1735 K Street, N.W., Washington, D.C. 20006. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and Annexes thereto which Community has filed with the Commission under the Securities Act, which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                     SUMMARY OF PROXY STATEMENT-PROSPECTUS

  The following is a brief summary, which is necessarily incomplete, of certain information contained elsewhere in this Proxy Statement-Prospectus or in documents incorporated herein by reference. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained herein, the Annexes hereto and the documents incorporated by reference herein. Each shareholder is urged to read the Proxy Statement-Prospectus with care.

THE PARTIES

  Community. Community is a bank holding company headquartered in Concord, New Hampshire with total assets of approximately $417.8 million as of September 30, 1995. Community's banking subsidiary, Concord Savings Bank ("Concord"), is also headquartered in Concord, New Hampshire. Concord is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, in commercial and consumer loans and in various investment securities. Concord operates six full service banking offices in New Hampshire. Concord originates indirect automobile and recreational vehicle loans through dealers located throughout New Hampshire. Community's principal executive office is located at 43 North Main Street, Concord, New Hampshire 03301, and its telephone number is (603) 224-1100.

  Centerpoint. Centerpoint is a trust company (commercial bank) chartered by the State of New Hampshire and headquartered in Bedford, New Hampshire. Centerpoint has branches in Manchester and Nashua, New Hampshire. As of September 30, 1995, it had assets of approximately $89.0 million. Centerpoint's business is principally commercial banking, attracting deposits from and making loans to small-to-medium sized businesses primarily in the geographic areas of its offices. Centerpoint also takes retail deposits from the general public and makes personal and consumer loans. Centerpoint's principal executive office is located at 141 South River Road, Bedford, New Hampshire 03110, and its telephone number is (603) 668-1444.

DATE, TIME AND PLACE OF MEETINGS

  Community. The Community Annual Meeting will be held at the Capitol Center for the Arts, 44 South Main Street, Concord, New Hampshire, at 10 a.m. on Thursday, January 25, 1996.

  Centerpoint. The Centerpoint Special Meeting will be held at City Hall Plaza, 5th floor, Amoskeag Room, 900 Elm Street, Manchester, New Hampshire, at 2:30 p.m. on Tuesday, January 16, 1996.

PURPOSES OF MEETINGS

  Community. The Community Annual Meeting will be held for the purposes of (i) considering and voting upon a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby; (ii) considering and voting upon a proposal to amend to the Community Restated Articles of Incorporation (the "Charter Amendments"); (iii) considering and voting upon a proposal to increase the number of authorized shares of Community Common Stock;
(iv) electing four members of the Board of Directors, each for a three-year term, to serve until their successors are elected and qualified; (v) ratifying the appointment of KPMG Peat Marwick LLP as Community's auditors for the current fiscal year; (vi) approving a proposal to adjourn the Annual Meeting for any reason, including to permit further solicitation of proxies as to the Merger Agreement and/or the Charter Amendments; and (vi) conducting any other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof. See "MEETING INFORMATION--Shareholder Meetings," "THE MERGER," "AMENDMENTS TO COMMUNITY RESTATED ARTICLES OF INCORPORATION," "INCREASE IN COMMUNITY'S AUTHORIZED COMMON STOCK" and "COMMUNITY ANNUAL MEETING--OTHER MATTERS."

  Centerpoint. The Centerpoint Special Meeting will be held for the purpose of
(i) considering and voting upon a proposal to adopt and approve the Merger Agreement and Contract for Union and the transactions contemplated thereby;
(ii) approving a proposal to adjourn the Special Meeting for any reason, including to permit further solicitation of proxies as to the Merger Agreement; and (iii) conducting any other business that may properly come before the Special Meeting, or any adjournments or postponements thereof. See "MEETING INFORMATION--Shareholder Meetings" and "THE MERGER."

VOTES REQUIRED

  Community. The Community Board of Directors has fixed the close of business on December 8, 1995 as the record date (the "Community Record Date") for the determination of shareholders entitled to notice of and to vote at the Community Annual Meeting. Only the holders of record of the outstanding shares of Community Common Stock on the Community Record Date will be entitled to notice of, and to vote at, the Community Annual Meeting and any adjournments or postponements thereof. At the Community Record Date, 1,735,595 shares of Community Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of Community Common Stock outstanding and entitled to vote on the Community Record Date is necessary to constitute a quorum at the Community Annual Meeting. The affirmative vote of (i) the holders of two-thirds of the outstanding shares of Community Common Stock is required to approve and adopt the Merger Agreement;
(ii) the holders of outstanding shares of Community Common Stock representing eighty percent of the votes entitled to be cast generally in the election of directors is required to approve the Charter Amendments; (iii) a majority in interest of the Community Common Stock present or represented and entitled to vote and voting at the Community Annual Meeting is required to increase the number of authorized shares of Community Common Stock, ratify the appointment of KPMG Peat Marwick LLP as Community's auditors for the current fiscal year and approve an adjournment of the Annual Meeting for any reason, including to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Annual Meeting to adopt the Merger Agreement or the Charter Amendments; and (iv) a plurality of the shares of Community Common Stock voting at the Community Annual Meeting is required to elect each of the nominees as directors. The approval of the Merger Agreement by the Community shareholders is a condition to the consummation of the Merger.

  Of the 1,735,595 shares of Community Common Stock outstanding and entitled to vote on the Community Record Date, 145,075 shares, or approximately 8.4% were held by directors and executive officers of Community and their respective affiliates (assuming that the number of shares held at the Record Date by such persons remains unchanged from October 30, 1995). The affirmative vote of the holders of two-thirds of the shares of Community Common Stock issued, outstanding and entitled to vote at the Community Annual Meeting will be required to approve the Merger Agreement. Consequently, assuming, for illustration purposes only, that all directors and executive officers of Community and their respective affiliates vote in favor of the Merger Agreement, the affirmative vote of holders of approximately 1,011,989 additional shares of Community Common Stock, representing approximately 58.3% of the shares issued and outstanding on the Community Record Date, will be required to approve the Merger Agreement.

  Centerpoint. The Centerpoint Board of Directors has fixed the close of business on December 8, 1995 as the record date (the "Centerpoint Record Date") for determination of shareholders entitled to notice of and to vote at the Centerpoint Special Meeting. Only the holders of record of the outstanding shares of Centerpoint Common Stock on the Centerpoint Record Date will be entitled to notice of, and to vote at, the Centerpoint Special Meeting and any adjournments or postponements thereof. At the Centerpoint Record Date, 590,349 shares of Centerpoint Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of Centerpoint Common Stock outstanding and entitled to vote at the Centerpoint Special Meeting is necessary to constitute a quorum at the Centerpoint Special Meeting. The affirmative vote of the holders of two-thirds of the shares of Centerpoint Common Stock issued, outstanding and entitled to vote at the Centerpoint Annual Meeting will be required to approve the Merger Agreement and

Contract for Union. The approval of the Merger Agreement by Centerpoint's shareholders is a condition to the consummation of the Merger.

  Of the 590,349 shares of Centerpoint Common Stock outstanding and entitled to vote on the Community Record Date, 256,216 shares, or approximately 43.4% were held by directors and executive officers of Centerpoint and their respective affiliates. The affirmative vote of the holders of two-thirds of the shares of Centerpoint Common Stock issued, outstanding and entitled to vote at the Centerpoint Special Meeting will be required to approve the Merger Agreement and Contract for Union. The affirmative vote of holders of approximately 137,354 additional shares of Centerpoint Common Stock not held by directors, executive officers and their affiliates, representing approximately 23.3% of the shares issued and outstanding on the Centerpoint Record Date, will be required to approve the Merger Agreement and Contract for Union if all directors, executive officers and their affiliates vote in favor of the Merger. Directors and officers of Centerpoint and their respective affiliates holding an aggregate of 255,216 shares of the outstanding Centerpoint Common Stock have entered into a Voting Agreement with Community to vote their shares in favor of the Merger Agreement and to grant a proxy to Community to permit Community to vote their shares in connection with the Merger Agreement. A copy of the form of Voting Agreement is attached as Exhibit 7.4 to the Merger Agreement, which is attached to this Proxy Statement-Prospectus as Annex A.

  The affirmative vote of a majority of the shares of Centerpoint Common Stock cast at the Centerpoint Special Meeting is required to approve an adjournment of the Special Meeting, including an adjournment to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

  See "MEETING INFORMATION--Votes Required."

TERMS OF THE MERGER

  In the Merger, each share of Centerpoint Common Stock outstanding, except for any dissenting shares and except for shares held by Community or its subsidiaries or by Centerpoint (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 1.073 shares of Community Common Stock (the "Exchange Ratio"). Pursuant to Community's Rights Agreement dated as of October 31, 1989, each share of Community Common Stock issued in the Merger will also evidence one preferred stock purchase right. See "DESCRIPTION OF COMMUNITY CAPITAL STOCK." All references in this Proxy Statement-Prospectus to the Community Common Stock issued to the Centerpoint shareholders in connection with the Merger shall be deemed to include the preferred stock purchase rights attached thereto. Following the Merger, Centerpoint will continue to be operated as a wholly owned subsidiary of Community and the shareholders of Centerpoint immediately prior to the effective time of the Merger will no longer hold any interest in Centerpoint other than as shareholders of Community, Centerpoint's parent company.

  The Exchange Ratio was proposed by Community and accepted by Centerpoint following a due diligence process during which Community (with the assistance of its financial advisor) reviewed information about Centerpoint and prepared and refined an analysis of Centerpoint, the transaction and the appropriate consideration to be paid to Centerpoint's shareholders. The Exchange Ratio is in the upper end of the preliminary range of ratios that Community had originally proposed to Centerpoint prior to commencing the due diligence process.

  No fractional shares of Community Common Stock will be issued in the Merger. In lieu thereof, each holder of Centerpoint Common Stock who otherwise would have been entitled to a fractional share of Community Common Stock will receive cash in an amount equal to such fraction multiplied by the average closing sale price of Community Common Stock on the Nasdaq National Market System as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

  The Merger will become effective on the date and time (the "Effective Time") set forth in the Contract for Union to be filed with the Secretary of State of New Hampshire.

  At the Effective Time, each stock option with respect to Centerpoint Common Stock granted by Centerpoint (the "Centerpoint Option") under Centerpoint's 1989 Stock Option Plan (the "Centerpoint Stock Option Plan") which is outstanding at such time, whether or not then exercisable, will be assumed by Community. Each Centerpoint Option so assumed by Community shall continue to have, and be subject to, the same terms and conditions set forth in the Centerpoint Stock Option Plan immediately prior to the Effective Time, except that (i) each Centerpoint Option shall be exercisable (when vested) for that number of whole shares of Community Common Stock equal to the product of the number of shares that may be purchased pursuant to the Centerpoint Option multiplied by the Exchange Ratio, provided that any fractional share resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of the Community Common Stock that may be purchased pursuant to the Centerpoint Option shall be equal to the Centerpoint Option exercise price per share divided by the Exchange Ratio, rounded up to the nearest cent.

  Assuming that at the Effective Time the number of shares of Centerpoint Common Stock outstanding remains unchanged from the Record Date, Community would issue approximately 633,444 shares of Community Common Stock to acquire 590,349 shares of Centerpoint Common Stock. Assuming that at the Effective Time the number of shares of Centerpoint Common Stock issuable at the Effective Time upon the exercise of outstanding Centerpoint Options (all of which are held by officers and directors of Centerpoint) remains unchanged from the Record Date, options to acquire 77,500 shares of Centerpoint Common Stock would be converted into options to acquire 83,156 shares of Community Common Stock, at an exercise price of $9.32 per share. Under such circumstances, immediately after the Effective Time, former Centerpoint shareholders would hold approximately 26.7% of the outstanding shares of Community Common Stock (assuming that 2,369,039 shares of Community Common Stock were outstanding immediately after the Effective Time, which amount includes 1,735,595 shares of Community Common Stock outstanding as of the Record Date and 633,444 shares of Community Common Stock issued to Centerpoint shareholders in the Merger, but does not include existing options to acquire Community Common Stock or the Centerpoint Options which will become exercisable for the purchase of Community Common Stock upon the Effective Time). Assuming that at the Effective Time the closing sales price of Community Common Stock is $19.00 (which was the closing sales price on December 7, 1995), the Merger would be valued at approximately $12.0 million ($12.8 million including the Centerpoint Options which will become exercisable for the purchase of Community Common Stock upon the Effective Time).

  See "THE MERGER--Exchange Ratio and Other Matters," "--Exchange of Certificates; Fractional Shares," "--Effective Time" and "--Appraisal Rights of Dissenting Shareholders."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

  Community. THE BOARD OF DIRECTORS OF COMMUNITY HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY COMMUNITY'S SHAREHOLDERS. Community's Board has adopted that resolution and makes that recommendation because it believes that the terms of the Merger Agreement are fair and in the best interests of Community and its shareholders and because the Community Board believes in its business judgment that the Exchange Ratio is fair and reasonable to the shareholders of Community. The terms of the Merger Agreement were reached on the basis of arms' length negotiations between Centerpoint and Community. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of Community consulted with Foley, Hoag & Eliot, its legal advisors, regarding the legal terms of the Merger Agreement and the Board of Directors' obligations in its consideration thereof and with MB&D, its financial advisor, regarding the financial terms and fairness, from a financial point of view, of the Exchange Ratio in the proposed Merger.

  See "THE MERGER--Background of the Merger" and "--Reasons for the Merger; Recommendations of the Boards of Directors."

  Centerpoint. THE BOARD OF DIRECTORS OF CENTERPOINT HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND CONTRACT FOR UNION AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONTRACT FOR UNION BY CENTERPOINT'S SHAREHOLDERS. Centerpoint's Board has adopted that resolution and makes that recommendation because it believes that the terms of the Merger Agreement are fair and in the best interests of Centerpoint and its shareholders and because the Centerpoint Board believes in its business judgment that the Exchange Ratio is fair and reasonable to the shareholders of Centerpoint. The terms of the Merger Agreement were reached on the basis of arms' length negotiations between Centerpoint and Community. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of Centerpoint consulted with McLane, Graf, Raulerson and Middleton, Professional Association, its legal advisors, regarding the legal terms of the Merger Agreement and the Board of Directors' obligations in its consideration thereof and with HAS, its financial advisor, regarding the financial terms and fairness, from a financial point of view, of the Exchange Ratio in the proposed Merger.

  See "THE MERGER--Background of the Merger" and "--Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

  Community. MB&D has delivered to the Board of Directors of Community its written opinion, as of the date of this Proxy Statement-Prospectus, that the Exchange Ratio is fair, from a financial point of view, to Community's shareholders. The full text of the opinion of MB&D dated as of the date of this Proxy Statement-Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&D, is attached hereto in Annex C. Shareholders are urged to read this opinion in its entirety. MB&D's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any Community shareholder as to how such shareholder should vote at the Community Annual Meeting.

  See "THE MERGER--Background of the Merger," "--Opinions of Financial Advisors" and Annex C to this Proxy Statement-Prospectus.

  Centerpoint. HAS has delivered to the Board of Directors of Centerpoint its written opinion, as of the date of this Proxy Statement-Prospectus, that the Exchange Ratio is fair, from a financial point of view, to Centerpoint's shareholders. The full text of the opinion of HAS dated as of the date of this Proxy Statement-Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken by HAS, is attached hereto in Annex C. Shareholders are urged to read this opinion in its entirety. HAS's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any Centerpoint shareholder as to how such shareholder should vote at the Centerpoint Special Meeting.

  See "THE MERGER--Background of the Merger," "--Opinions of Financial Advisors" and Annex C to this Proxy Statement-Prospectus.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to various conditions, including the approval of the shareholders of Centerpoint and Community solicited hereby; the effectiveness of the registration statement of which this Proxy Statement-Prospectus forms a part; approval by certain federal and New Hampshire regulatory authorities; receipt by Centerpoint and Community of an opinion of counsel as to the tax-free nature of the Merger for federal income tax purposes (except for cash received in lieu of fractional shares); receipt of a letter from Community's independent accountants to the effect that the Merger qualifies to be accounted for as a pooling-of-interests; the exercise of appraisal rights by the holders of not more than 8% of the outstanding Centerpoint Common Stock; that there shall have been no material adverse change in the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition of Centerpoint or its subsidiaries or Community or its subsidiaries since the date of the most recent audited financial statements available as of the date of the Merger Agreement (which, in the case of Community, shall include a decline in the market price of the Community Common Stock so that the average closing price of the Community Common Stock for the fifteen trading days ending on the business day before the last required regulatory approval is obtained is less than 75% of Community's book value per share as of the most recent quarter end); that Centerpoint's non-performing assets shall not exceed 2% of its aggregate balance of loans and non-performing assets as of the dates specified in the Merger Agreement; that Centerpoint's net worth shall have increased by at least $100,000 during each calendar quarter during the period specified in the Merger Agreement; and other customary closing conditions. None of the foregoing regulatory approvals has been obtained and there is no assurance that such approvals will be obtained or as to the timing of such approvals.

  See "THE MERGER--Conditions to the Consummation of the Merger" and "-- Regulatory Matters."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time (whether before or after shareholder approval) by mutual consent of Community and Centerpoint. Subject to certain limitations in cases where the party seeking termination is in breach of the Merger Agreement, the Merger Agreement may also be terminated by Community or Centerpoint, acting individually, (a) if any regulatory authority shall have issued a final nonappealable order that does not approve the Merger Agreement or the transactions contemplated thereby; (b) if the Effective Time has not occurred on or before August 29, 1996; (c) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not timely cured; or (d) if the vote of the shareholders of Community or Centerpoint required to approve the Merger Agreement is not obtained. If the Merger Agreement is terminated (other than as a result of a wilful breach or gross negligence by Community or Centerpoint), each of Community and Centerpoint shall be responsible for its own costs and expenses. If the Merger Agreement is terminated as a result of a breach of a representation, warranty or covenant which is caused by the wilful conduct or gross negligence of either party, the breaching party must reimburse the other for all out-of-pocket costs and expenses incurred in connection with the Merger Agreement, up to a maximum of $200,000.

  See "THE MERGER--Termination of the Merger Agreement."

AMENDMENT, EXTENSION AND WAIVER

  The Boards of Directors of Community and Centerpoint may, to the extent legally allowable, (a) amend the Merger Agreement; (b) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement; (c) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (d) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement, except that (i) after the Merger Agreement has been approved by the shareholders of Centerpoint, no amendment shall reduce the amount or change the form of consideration to be delivered to each of the Centerpoint shareholders pursuant to the Merger Agreement without further approval of the Centerpoint shareholders and (ii) after the Merger Agreement has been approved by the shareholders of Community, no amendment shall increase the amount or change the form of consideration to be delivered to each of the

Centerpoint shareholders pursuant to the Merger Agreement without further approval of the Community shareholders. Except in the circumstances described in (i) and (ii) above, no amendment to the Merger Agreement (including, but not limited to, any waiver of conditions, waiver of inaccuracies in the representations and warranties or extension of time for the performance of any of the obligations contained in the Merger Agreement) would require further solicitation of proxies from or approval by the Community or Centerpoint shareholders.

  See "THE MERGER--Amendment, Extension and Waiver of the Merger Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In connection with the Merger, Community has agreed to provide certain benefits to the employees of Centerpoint. See "THE MERGER--Effect on Employee Benefits".

  Community has also agreed to continue the rights to indemnification of officers, directors and employees of Centerpoint and to continue in effect for a period of time the directors' and officers' liability insurance currently maintained by Centerpoint. See "THE MERGER--Effect on Employee Benefits."

  In connection with the execution of the Merger Agreement and with the approval of Community, Centerpoint has entered into employment agreements with three of its senior officers: Philip M. Stone, President, Chief Executive Officer and Chairman of the Board; Joseph B. Reilly, Senior Vice President; and Lucy T. Gobin, Senior Vice President and Chief Financial Officer.

  See "THE MERGER--Interests of Certain Persons in the Merger."

REGULATORY APPROVALS

  Consummation of the transactions contemplated by the Merger Agreement is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC"), the Board of Trust Company Incorporation of New Hampshire (the "BTCI") and the Commissioner of Banks of New Hampshire (the "Commissioner of Banks"). Assuming the approval of the Federal Reserve Board and the FDIC, the Merger may not be consummated for 30 days after the later of such approvals (or such shorter period as the Federal Reserve Board or the FDIC may prescribe with the concurrence of the Attorney General, but not less than 15 days), during which time the United States Department of Justice may challenge the Merger on antitrust grounds. All of the foregoing applications have been filed as of the date of this Proxy Statement-Prospectus. The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Merger will be approved by each of the required regulatory agencies. If such approvals are received, there can be no assurance as to the date of such approvals, the terms thereof, or the absence of any litigation challenging such approvals. See "THE MERGER--Regulatory Matters."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  Consummation of the Merger is conditioned on there being delivered to each of Community and Centerpoint an opinion of counsel reasonably acceptable to Community and Centerpoint, addressed to Community and the shareholders of Centerpoint, to the effect that, among other things, (a) the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) no gain or loss will be recognized by the shareholders of Centerpoint upon their receipt of Community Common Stock in exchange for their Centerpoint Common Stock, except in respect of cash received in lieu of fractional shares; (c) the tax basis of the shares of Community Common Stock received by the shareholders of Centerpoint will be the same as the tax basis of the Centerpoint Common Stock surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of any gain (and by the amount of any dividend income) recognized on the exchange; (d) the holding period of the Community Common Stock in the hands of the Centerpoint shareholders will generally include the holding period of their Centerpoint Common Stock; and (e) no gain or loss will be recognized by Centerpoint, Community or Interim Bank as a result of the Merger. In the opinion of Foley, Hoag & Eliot, counsel to Community, the foregoing sets forth the anticipated material federal income tax consequences of the Merger to Centerpoint shareholders and to Centerpoint and Community. Foley, Hoag & Eliot, counsel to Community, has delivered to Community and Centerpoint, and Community and Centerpoint have accepted, an opinion as to the foregoing tax consequences.

  Shareholders should consult their own tax advisors as to the effect of their own particular situation on the federal tax consequences of the Merger to them and as to the applicability of any state, local or foreign tax laws.

  See "THE MERGER--Certain Federal Income Tax Consequences."

ACCOUNTING

  The Merger is intended to be accounted for as a pooling-of-interests, as more fully described under "THE MERGER--Accounting Treatment."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Upon consummation of the Merger, Centerpoint, as the surviving bank in the Merger with Interim Bank, will continue to operate as a separate banking subsidiary of Community. The directors and officers of Centerpoint immediately prior to the Effective Time will remain the directors and officers of Centerpoint after the Merger, to hold office in accordance with the charter documents and by-laws of Centerpoint until their respective successors are duly elected or appointed and qualified. Following the Effective Time, Community intends to elect two additional directors to serve on the Board of Centerpoint. At or immediately after the Effective Time, the Board of Directors of Community will elect three of Centerpoint's current directors to serve on the Board of Directors of Community, to be designated prior to the Effective Time as follows, subject to the reasonable approval of Community's Board of Directors: one of the nominees will be Philip M. Stone, the current President and CEO of Centerpoint; the second nominee will be designated by Mr. Stone; and the third nominee will be selected by Community from a list of potential nominees provided by Centerpoint to Community. Neither the second nor the third nominee has been selected. Prior to or at the Effective Time, the Board of Directors of Concord Savings Bank, Community's banking subsidiary, will elect one of Centerpoint's outside directors (designated by the Board of Directors of Centerpoint prior to the Effective Time) to serve on the Board of Directors of Concord Savings Bank.

  See "THE MERGER--Management and Operations After the Merger."

OPTION AGREEMENT

  Concurrently with the execution of the Merger Agreement, Centerpoint and Community entered into a Stock Option Agreement (the "Option Agreement") pursuant to which Centerpoint granted an option (the "Option") to Community to purchase up to 165,920 shares of Centerpoint Common Stock (19.9% of the then-issued and outstanding Centerpoint Common Stock, including shares issuable pursuant to the Centerpoint Stock Option Plan and the Option Agreement) under certain conditions, at a price of $12.00 per share, subject to adjustment as set forth in the Option Agreement. Community conditioned its willingness to enter into the Merger Agreement on receipt of the Option. The Option is exercisable, in whole or in part, only upon the occurrence of certain triggering events. A copy of the Option Agreement is attached as Exhibit 1.7 to the Merger Agreement, which is attached to this Proxy Statement-Prospectus as Annex A.

  The Option may act to deter competing offers from third parties to acquire Centerpoint. If a triggering event occurs, the Option could be exercised, thereby increasing the number of outstanding shares of Centerpoint's Common Stock and making it more difficult and costly for a third party to obtain all or a specified percentage of Centerpoint's Common Stock.

  Centerpoint may be required, in certain circumstances, to repurchase the Option and any shares of Centerpoint Common Stock that may have been purchased by Community pursuant to the Option Agreement.

  See "THE MERGER--Option Agreement."

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

  Under New Hampshire law, holders of Centerpoint Common Stock have the right to dissent from the Merger and holders of Community Common Stock have the right to dissent from the Charter Amendments and, in each case, receive payment equal to the "fair value" of their shares upon compliance with applicable provisions of New Hampshire law, the full text of which provisions is included as Annex E to this Proxy Statement-Prospectus. Holders of Community Common Stock do not have the right to dissent from the Merger.

  See "THE MERGER--Appraisal Rights of Dissenting Shareholders."

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

  The rights of shareholders of Centerpoint are currently governed by the provisions of the New Hampshire Revised Statutes applicable to state-chartered banks and Centerpoint's Articles of Agreement (the "Centerpoint Charter") and By-laws. Upon consummation of the Merger, Centerpoint's shareholders will automatically become shareholders of Community, and their rights will be governed by the provisions of the New Hampshire Revised Statutes applicable to business corporations and Community's Restated Articles of Incorporation and By-laws.

  See "COMPARISON OF RIGHTS OF COMMUNITY AND CENTERPOINT SHAREHOLDERS."

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

  The following table sets forth for Community Common Stock and Centerpoint Common Stock certain historical, unaudited pro forma and unaudited pro forma equivalent per share information at the end of and for the three months ended September 30, 1995 and 1994 and each of the years in the three-year period ended June 30, 1995, giving effect to the Merger using the pooling-of-interests method of accounting. The information is derived from the historical consolidated financial statements of Community and the historical financial statements of Centerpoint, recast to conform to the June 30 fiscal year end used by Community, including the related notes thereto, and the pro forma combined financial information giving effect to the Merger, including the related notes thereto, appearing elsewhere herein. The information herein should be read in conjunction with the historical and pro forma combined financial information of Community and Centerpoint, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA."

                                   FOR THE THREE MONTHS
                                          ENDED
                                      SEPTEMBER 30,      YEARS ENDED JUNE 30,
                                  ---------------------- ---------------------
                                      1995        1994    1995    1994   1993
                                  ------------- -------- ------  ------ ------
Earnings per common and common
 equivalent share(1):
  Community......................     $0.47       $0.44  $ 1.84  $ 1.73 $ 1.28
  Centerpoint....................      0.48        0.39    1.51    0.90   0.40
  Community combined pro forma...      0.46        0.42    1.70    1.49   1.09
  Centerpoint equivalent pro
   forma.........................      0.49        0.45    1.82    1.60   1.17
Dividends declared per common
 share:
  Community......................     $0.14       $0.12  $ 0.51  $ 0.24 $  --
  Centerpoint....................       --          --     0.175    --     --
  Community combined pro forma...      0.14        0.12    0.51    0.24    --
  Centerpoint equivalent pro
   forma(2)......................      0.15        0.13    0.55    0.26    --
                                       AT          AT
                                  SEPTEMBER 30, JUNE 30,
                                      1995        1995
                                  ------------- --------
Book value per share(3):
  Community......................    $17.36      $16.94
  Centerpoint....................      9.94        9.45
  Community combined pro forma...     15.20       14.77
  Centerpoint equivalent pro
   forma.........................     16.31       15.85

--------
(1) Community combined pro forma earnings per common and common equivalent share are calculated by using aggregate historical income information for Community and Centerpoint divided by the average pro forma shares outstanding of the combined entity. The average pro forma shares of the combined entity have been calculated by combining Community historical average shares with the historical average shares of Centerpoint as adjusted by the Exchange Ratio of 1.073. See "THE MERGER--Exchange Ratio and Other Matters." The Centerpoint equivalent pro forma earnings per share amounts are computed by multiplying the Community combined pro forma amounts by the Exchange Ratio.

(2) Centerpoint equivalent pro forma dividends declared per share represent Community pro forma cash dividends per share multiplied by the Exchange Ratio. See "THE MERGER--Exchange Ratio and Other Matters."
(3) Community combined pro forma book value per share is based on the aggregate historical common stockholders' equity of Community and Centerpoint divided by the total pro forma common shares of the combined entity based on the Exchange Ratio of 1.073. Centerpoint equivalent pro forma book value per share at period end represents Community pro forma amounts multiplied by the Exchange Ratio. See "THE MERGER--Exchange Ratio and other Matters."

MARKET PRICES

  The shares of Community Common Stock are quoted on the Nasdaq National Market System. The shares of Centerpoint Common Stock are quoted on the Nasdaq Bulletin Board. The following table shows the market value per share for each of Community and Centerpoint and the Centerpoint Equivalent for the dates set forth below:

                                             CLOSING SALES PRICE
                                            ---------------------
                                            COMMUNITY CENTERPOINT   CENTERPOINT
                                             COMMON     COMMON      EQUIVALENT
                                              STOCK      STOCK     PER SHARE (1)
                                            --------- -----------  -------------
Market value per common share:
  August 22, 1995 (2)......................  $16.00     $10.125       $17.17
  August 29, 1995 (3)......................   16.50         N/A(4)     17.70
  November 27, 1995 (5)....................   18.50       17.00        19.85
  December 7, 1995 ........................   19.00         N/A(6)     20.39

--------
(1) Equivalent market value per share of Centerpoint Common Stock represents the closing sales price of Community Common Stock on the dates reported multiplied by the Exchange Ratio of 1.073.
(2) Date of the most recent sale of Centerpoint Common Stock prior to the public announcement of the Merger.
(3) The business day immediately preceding the public announcement of the proposed Merger.
(4) Centerpoint Common Stock did not trade on August 29, 1995.

(5) Date of the most recent sale of Centerpoint Common Stock prior to the Record Date.

(6) Centerpoint Common Stock did not trade on December 7, 1995.

                           COMMUNITY BANKSHARES, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data for the five years ended June 30, 1995, are derived from the audited financial statements of Community. The financial data for the three month periods ended September 30, 1995 and 1994 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that Community considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the entire year. The data should be read in conjuction with the financial statements, related notes, and other financial information included in this Proxy Statement-Prospectus.

                             AT OR FOR THE
                          THREE MONTHS ENDED
                             SEPTEMBER 30,           AT OR FOR THE YEARS ENDED JUNE 30,
                          --------------------  ------------------------------------------------
                            1995       1994       1995      1994      1993      1992      1991
                          ---------  ---------  --------  --------  --------  --------  --------
                              (UNAUDITED)
                                            (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest and dividend
 income.................  $   8,055  $   6,304  $ 28,241  $ 23,218  $ 24,636  $ 26,671  $ 28,996
Interest expense........      4,478      2,957    14,244    10,736    11,974    15,936    19,996
                          ---------  ---------  --------  --------  --------  --------  --------
Net interest and
 dividend income........      3,577      3,347    13,997    12,482    12,662    10,735     9,000
Provision for possible
 loan losses............        175        100       475       625     2,150     2,950     2,500
                          ---------  ---------  --------  --------  --------  --------  --------
Net interest and
 dividend income after
 provision for possible
 loan losses............      3,402      3,247    13,522    11,857    10,512     7,785     6,500
Non-interest income.....        675        512     2,036     2,558     2,879     2,528     1,806
Non-interest expense....      2,795      2,583    10,720    10,467    11,170     9,969     8,907
                          ---------  ---------  --------  --------  --------  --------  --------
Income before income
 tax....................      1,282      1,176     4,838     3,948     2,221       344      (601)
Income tax expense......        436        379     1,551       858       --         85    (1,088)
                          ---------  ---------  --------  --------  --------  --------  --------
  Net income............  $     846  $     797  $  3,287  $  3,090  $  2,221  $    259  $    487
                          =========  =========  ========  ========  ========  ========  ========
ENDING BALANCE SHEET
 DATA:
Assets..................   $417,814   $355,518  $425,714  $346,136  $320,567  $312,019  $293,674
Investment securities...    117,343    105,327   115,965   100,515    64,958    74,693    44,765
Loans...................    268,273    228,707   271,461   222,109   218,960   208,322   224,927
Allowance for possible
 loan losses............      2,987      3,216     2,970     3,351     3,822     3,958     3,982
Real estate acquired by
 foreclosure or
 substantively
 repossessed............        893      1,106     1,134       836     2,568     6,725     6,613
Deposits................    315,964    296,982   308,556   292,925   285,609   272,068   238,369
Borrowed funds..........     67,930     27,248    82,768    23,507     4,810     8,529    29,584
Stockholders' equity....     30,136     27,042    29,398    26,625    23,849    21,406    20,995
PER SHARE DATA AND OTHER
 SELECTED RATIOS:
Earnings per common and
 common equivalent
 share..................  $    0.47  $    0.44  $   1.84  $   1.73  $   1.28  $   0.15  $   0.29
Dividends declared per
 share..................       0.14       0.12      0.51      0.24       --        --        --
Dividend payout ratio...      29.79%     27.27%    27.72%    13.87%      -- %      -- %      -- %
Book value per share....  $   17.36  $   15.50  $  16.94  $  15.27  $  13.93  $  12.70  $  12.48
Stockholders' equity to
 assets at period end...       7.21%      7.61%     6.91%     7.69%     7.43%     6.86%     7.15%
Average stockholders'
 equity to average as-
 sets...................       7.07       7.73      7.31      8.04      7.30      7.29      7.38
Return on average as-
 sets(1)................       0.81       0.91      0.87      0.94      0.71      0.09      0.17
Return on average equi-
 ty(1)..................      11.40      11.79     11.90     11.68      9.73      1.19      2.26
Net interest margin(1)..       3.60       4.02      3.89      4.02      4.27      3.83      3.29

--------
(1) Calculated on an annualized basis.

                                CENTERPOINT BANK

                       SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data for the five years ended December 31, 1994, are derived from the financial statements of Centerpoint. The financial data for the nine month periods ended September 30, 1995 and 1994 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that Centerpoint considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995. The data should be read in conjunction with the financial statements, related notes, and other financial information included in this Proxy Statement-Prospectus.

                           AT OR FOR THE
                            NINE MONTHS
                               ENDED                  AT OR FOR THE YEARS
                           SEPTEMBER 30,              ENDED DECEMBER 31,
                          ----------------  -------------------------------------------
                           1995     1994     1994     1993     1992     1991     1990
                          -------  -------  -------  -------  -------  -------  -------
                            (UNAUDITED)
                               (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
 Interest income........  $ 4,822  $ 3,366  $ 4,730  $ 3,433  $ 2,847  $ 2,322  $   801
 Interest expense.......    1,414      874    1,253      952    1,064    1,324      431
                          -------  -------  -------  -------  -------  -------  -------
 Net interest income....    3,408    2,492    3,477    2,481    1,783      998      370
 Provision for loan
  losses................      225      175      268      250      170       80       27
                          -------  -------  -------  -------  -------  -------  -------
 Net interest income af-
  ter provision for loan
  losses................    3,183    2,317    3,209    2,231    1,613      918      343
 Other income...........      116      109      162      267      125       74       10
 Other expense..........    2,195    1,797    2,468    2,133    1,567    1,309      905
                          -------  -------  -------  -------  -------  -------  -------
 Income (loss) before
  income taxes and ex-
  traordinary item......    1,104      629      903      365      171     (317)    (552)
 Income tax expense.....      392       89      125      --        51      --       --
                          -------  -------  -------  -------  -------  -------  -------
 Income before extraor-
  dinary item...........      712      540      778      365      120     (317)    (552)
 Extraordinary item.....      --       --       --       --        51      --       --
                          -------  -------  -------  -------  -------  -------  -------
 Net Income (Loss)......      712      540      778      365      171     (317)    (552)
 Preferred stock divi-
  dends.................      --         3        3       30       10      --       --
                          -------  -------  -------  -------  -------  -------  -------
 Net Income (Loss)
  Available to Common
  Stock.................  $   712  $   537  $   775  $   335  $   161  $  (317) $  (552)
                          =======  =======  =======  =======  =======  =======  =======
ENDING BALANCE SHEET
 DATA:
 Assets.................  $88,971  $69,652  $68,738  $60,233  $44,813  $38,515  $19,953
 Securities.............   15,832   16,427   17,113   15,004   13,102   12,351    6,115
 Loans and mortgage
  loans held for re-
  sale..................   55,886   41,728   43,116   35,125   26,033   16,866    5,615
 Allowance for loan
  losses................      629      450      422      329      277      115       27
 Deposits...............   71,073   62,651   60,845   51,822   38,461   29,666   15,562
 Borrowed funds.........   11,039    1,440    2,125    3,062    1,662    5,769      863
 Common shareholders'
  equity................    5,865    4,857    5,029    4,883    4,549    3,050    3,368
PER SHARE DATA AND OTHER
 SELECTED RATIOS:
 Earnings (loss) per
  common and common
  equivalent share:
 Primary................  $  1.20  $   .92  $  1.32  $  0.59  $  0.34  $ (0.72) $ (1.26)
 Fully diluted..........     1.19      .92     1.32     0.59     0.34    (0.72)   (1.26)
 Dividends declared per
  share.................    0.075      --     0.100      --       --       --       --
 Dividend payout ratio--
  primary...............     6.25%     -- %    7.58%     -- %     -- %     -- %     -- %
 Book value per share...  $  9.94  $  8.23  $  8.52  $  8.77  $  8.19  $  6.96  $  7.69
 Shareholders' equity to
  assets at period end..     6.59%    6.97%    7.32%    8.11%   10.15%    7.92%   16.88%
 Return on average as-
  sets (1)..............     1.28     1.17     1.22     0.66     0.40    (1.08)   (4.85)
 Return on average eq-
  uity (1)..............    17.47    15.24    16.15     7.02     4.58   (10.14)  (14.90)
 Average equity/average
  assets (1)............     7.33     7.69     7.56     9.37     8.70    10.65    32.51
 Net interest margin
  (1)...................     6.56     5.80     5.95     5.42     4.91     3.34     3.87

--------
(1)Calculated on an annualized basis.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following table sets forth certain unaudited pro forma combined financial data for Community after giving effect to the Merger, as if it had occurred as of the beginning of each of the periods presented, after giving effect to certain pro forma adjustments using the Exchange Ratio of 1.073 and as if the Merger had been accounted for as a pooling of interests. See "THE MERGER-- Accounting Treatment." This information should be read in conjunction with the historical consolidated financial statements of Community and Centerpoint, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA."

                             AT OR FOR THE
                          THREE MONTHS ENDED
                             SEPTEMBER 30,      AT OR FOR THE YEARS ENDED JUNE 30,
                          --------------------  -------------------------------------
                            1995       1994        1995         1994         1993
                          ---------  ---------  -----------  -----------  -----------
                               (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest and dividend
 income.................  $   9,852  $   7,547  $    33,873  $    27,204  $    27,696
Interest expense........      5,033      3,293       15,818       11,768       12,936
                          ---------  ---------  -----------  -----------  -----------
Net interest and
 dividend income........      4,819      4,254       18,055       15,436       14,760
Provision for possible
 loan losses............        250        159          777          925        2,351
                          ---------  ---------  -----------  -----------  -----------
Net interest and
 dividend income after
 provision for possible
 loan losses............      4,569      4,095       17,278       14,511       12,409
Non-interest income.....        715        548        2,201        2,818        3,031
Non-interest expense....      3,543      3,187       13,442       12,811       12,980
                          ---------  ---------  -----------  -----------  -----------
Income before income
 tax....................      1,741      1,456        6,037        4,518        2,460
Income tax expense......        603        429        1,862          897          --
                          ---------  ---------  -----------  -----------  -----------
  Net income............      1,138      1,027        4,175        3,621        2,460
Dividends on preferred
 stock..................        --         --           --            18           25
                          ---------  ---------  -----------  -----------  -----------
  Net income available
   to common stock......  $   1,138  $   1,027  $     4,175  $     3,603  $     2,435
                          =========  =========  ===========  ===========  ===========
ENDING BALANCE SHEET
 DATA:
Assets..................  $ 506,785  $ 425,170     $507,024     $407,255     $375,436
Investment securities...    133,175    121,754      132,974      113,512       74,483
Loans...................    324,159    268,544      321,933      262,019      245,145
Allowance for possible
 loan losses............      3,616      3,666        3,524        3,773        4,105
Real estate acquired by
 foreclosure or
 substantively
 repossessed............        893      1,106        1,134          836        2,568
Deposits................    387,037    359,633      373,184      346,389      332,180
Borrowed funds..........     78,969     28,688       93,021       25,986        7,998
Stockholders' equity....     36,001     31,899       34,975       31,218       28,027
PER SHARE DATA AND OTHER
 SELECTED RATIOS:
Earnings per common and
 common equivalent
 share..................  $    0.46  $    0.42  $      1.70  $      1.49  $      1.09
Dividends declared per
 share..................       0.10       0.09         0.37         0.18          --
Dividend payout ratio...      21.74%     21.43%       21.76%       12.08%         -- %
Book value per share....  $   15.20             $     14.77
Stockholders' equity to
 assets at period end...       7.10%      7.50%        6.90%        7.67%        7.47%
Average stockholders'
 equity to average
 assets.................       7.06       7.69         7.33         8.07         7.59
Return on average assets
 (1)....................       0.91       0.99         0.94         0.93         0.68
Return on average equity
 (1)....................      12.85      12.92        12.77        11.53         8.97
Net interest margin
 (1)....................       4.08       4.34         4.27         4.25         4.39

--------
(1) Calculated on an annualized basis.

                              MEETING INFORMATION

SHAREHOLDER MEETINGS

  Community. This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Community for use at the Community Annual Meeting. The Community Annual Meeting will be held at the Capitol Center for the Arts, 44 South Main Street, Concord, New Hampshire, on Thursday, January 25, 1996.

  The Community Annual Meeting will be held for the purpose of (i) considering and voting upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby; (ii) considering and voting upon a proposal to amend the Community Restated Articles of Incorporation (the "Charter Amendments"); (iii) considering and voting upon a proposal to increase the number of authorized shares of Community Common Stock; (iv) electing four members of the Board of Directors, each for a three-year term, to serve until their successors are elected and qualified; (v) ratifying the selection of KPMG Peat Marwick LLP as Community's auditors for the current fiscal year;
(vi) approving a proposal to adjourn the Annual Meeting for any reason, including to permit further solicitation of proxies as to the Merger Agreement and the Charter Amendments; and (vi) conducting any other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

  THE COMMUNITY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMMUNITY SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, FOR THE CHARTER AMENDMENTS AND FOR THE OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.

  Centerpoint. This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Centerpoint for use at the Centerpoint Special Meeting. The Centerpoint Special Meeting will be held at City Hall Plaza, 5th floor, Amoskeag Room, 900 Elm Street, Manchester, New Hampshire, at 2:30 p.m. on Tuesday, January 16, 1996.

  The Centerpoint Special Meeting will be held for the purpose of (i) considering and voting upon a proposal to approve and adopt the Merger Agreement, the Contract for Union and the transactions contemplated thereby;
(ii) approving a proposal to adjourn the Special Meeting for any reason, including to permit further solicitation of proxies as to the Merger Agreement; and (iii) conducting any other business that may properly come before the Special Meeting, or any adjournments or postponements thereof. Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned, or to which the Special Meeting may be postponed.

  THE CENTERPOINT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CENTERPOINT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE CONTRACT FOR UNION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE

  Community. The Community Board of Directors has fixed the close of business on December 8, 1995 as the Community Record Date. Only the holders of record of the outstanding shares of Community Common Stock on the Community Record Date will be entitled to notice of, and to vote at, the Community Annual Meeting and any adjournments or postponements thereof. At the Community Record Date, 1,735,595 shares of Community Common Stock were outstanding and entitled to vote.

  Centerpoint. The Centerpoint Board of Directors has fixed the close of business on December 8, 1995 as the Centerpoint Record Date. Only the holders of record of the outstanding shares of Centerpoint Common Stock on the Centerpoint Record Date will be entitled to notice of, and to vote at, the Centerpoint Special Meeting and any adjournments or postponements thereof. At the Centerpoint Record Date, 590,349 shares of Centerpoint Common Stock were outstanding and entitled to vote.

PROXIES; VOTING AND REVOCATION

  Community. The presence, in person or by proxy, of a majority of the aggregate number of shares of Community Common Stock outstanding and entitled to vote on the Community Record Date is necessary to constitute a quorum at the Community Annual Meeting. The affirmative vote of (i) the holders of two-thirds of the outstanding shares of Community Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement; (ii) the holders of outstanding shares of Community Common Stock representing eighty percent of the votes entitled to be cast generally in the election of directors is required to approve the Charter Amendments; (iii) a majority in interest of the Community Common Stock present or represented and entitled to vote and voting at the Community Annual Meeting is required to approve the proposal to increase the number of authorized shares of Community Common Stock, to ratify the appointment of KPMG Peat Marwick LLP as Community's auditors for the current fiscal year and to approve an adjournment of the Community Annual Meeting; and (iv) a plurality of the shares of Common Stock voting at the Community Annual Meeting is required to elect each of the nominees as directors. Community intends to count votes withheld for any nominee for election as director, broker non-votes and abstentions as present at the meeting for purposes of determining a quorum. Abstentions will be included in the number of shares present or represented and voting on each matter and broker non-votes will not be included in the number of shares present or represented and voting on each matter. With respect to the proposals to adopt and approve the Merger Agreement and the Charter Amendments, both an abstention and a non-vote will have the effect of a negative vote. With respect to the proposals to adjourn the Community Annual Meeting, increase the number of authorized shares of Community Common Stock and ratify the appointment of KPMG Peat Marwick LLP, an abstention will have the effect of a negative vote and a non-vote will have no effect. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Specifically, under applicable rules and regulations, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement and the Charter Amendments without specific instructions from such customers.

  Shares represented by a properly executed proxy received prior to the vote at the Community Annual Meeting and not revoked will be voted at the Community Annual Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, FOR THE CHARTER AMENDMENTS, FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMUNITY COMMON STOCK, FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS COMMUNITY'S AUDITORS FOR THE CURRENT FISCAL YEAR, FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE PROPOSAL TO ADJOURN THE MEETING.

  A Community shareholder of record may revoke a proxy by filing an instrument of revocation with Richard E. Kamp, Secretary of Community (43 North Main Street, Concord, New Hampshire 03301), by filing a duly executed proxy bearing a later date, or by appearing at the Community Annual Meeting in person, notifying the Secretary, and voting by ballot at the Community Annual Meeting. Any Community shareholder of record attending the Community Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the Community Annual Meeting will not constitute revocation of a previously given proxy.

  Centerpoint. The presence, in person or by proxy, of a majority of the aggregate number of shares of Centerpoint Common Stock outstanding and entitled to vote on the Centerpoint Record Date is necessary to constitute a quorum at the Centerpoint Special Meeting. The affirmative vote of (i) the holders of two-thirds of the outstanding shares of Centerpoint Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement and the Contract for Union; and (ii) a majority of the shares of Centerpoint Common Stock cast at the Centerpoint Special Meeting is required to approve an adjournment of the Centerpoint Special Meeting. Centerpoint intends to count broker non-votes and abstentions as present at the meeting for purposes of determining a quorum. Abstentions will be included in the number of shares present or represented and voting on each matter and broker non-votes will not be included in the number of shares present or represented and voting on each matter. With respect to the proposal to adopt and approve the Merger Agreement and the Contract for Union, both an abstention and a non-vote will have the effect of a negative vote. With respect to the proposal to adjourn the Centerpoint Annual Meeting, an abstention will have the effect of a negative vote and a non-vote will have no effect. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Specifically, under applicable rules and regulations, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement and Contract for Union without specific instructions from such customers.

  Shares represented by a properly executed proxy received prior to the vote at the Centerpoint Annual Meeting and not revoked will be voted at the Centerpoint Annual Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONTRACT FOR UNION AND FOR THE PROPOSAL TO ADJOURN THE MEETING.

  A shareholder of record may revoke a proxy by filing an instrument of revocation with Lucy T. Gobin, Clerk of Centerpoint (141 South River Road, Bedford, New Hampshire 03110), by filing a duly executed proxy bearing a later date, or by appearing at the Centerpoint Special Meeting in person, notifying the Clerk, and voting by ballot at the Special Meeting. Any shareholder of record attending the Centerpoint Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Clerk) of a shareholder at the Special Meeting will not constitute revocation of a previously given proxy.

VOTES REQUIRED FOR MERGER

  Community. The affirmative vote of the holders of two-thirds of the outstanding shares of Community Common Stock is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby. At the Record Date, 1,735,595 shares of Community Common Stock were outstanding and entitled to vote. Assuming that directors and executive officers of Community and their respective affiliates holding an aggregate of 145,075 shares (as of October 30, 1995), or approximately 8.4%, of the outstanding Community Common Stock vote their shares in favor of the Merger Agreement, the affirmative vote of holders of approximately 1,011,989 additional shares of Community Common Stock, representing approximately 58.3% of the shares issued and outstanding on the Community Record Date, will be required to approve the Merger Agreement. The approval of the Merger Agreement by Community's shareholders is a condition to the consummation of the Merger.

  At the Record Date, approximately 85,330 shares of Community Common Stock, representing approximately 4.9% of the issued and outstanding Community Common Stock, were held by the trustee of the Concord Savings Bank Employee Stock Ownership Plan (the "ESOP"). Pursuant to the terms of the ESOP, each participant or beneficiary has the right to vote the shares of Community Common Stock allocated to his ESOP account and his proportionate share of any unallocated Community Common Stock held in the ESOP's "suspense" account pending allocation. Each participant or beneficiary may direct the trustee as to the manner in which such shares are to be voted.

  If a participant or beneficiary under the ESOP does not return a voting instruction card in a timely manner or returns a card without indicating any voting instructions, the shares of Community Common Stock allocated to his ESOP account and his proportionate share of any unallocated Community Common Stock held in the ESOP's suspense account will be voted in the same proportion as shares for which voting instructions are received.

  Centerpoint. The affirmative vote of the holders of two-thirds of the outstanding shares of Centerpoint Common Stock is necessary to approve and adopt the Merger Agreement, Contract for Union and the transactions contemplated thereby. At the Record Date, 590,349 shares of Centerpoint Common Stock were outstanding and entitled to vote, of which directors and executive officers of Centerpoint and their respective affiliates held an aggregate of 256,216 shares, or approximately 43.4%. The affirmative vote of holders of approximately 137,354 additional shares of Centerpoint Common Stock not held by directors, executive officers and their affiliates, representing approximately 23.3% of the shares issued and outstanding on the Centerpoint Record Date, will be required to approve the Merger Agreement and Contract for Union if all directors, executive officers and their affiliates vote in favor of the Merger. Directors and executive officers of Centerpoint and their respective affiliates holding an aggregate of 255,216 shares of the outstanding Centerpoint Common Stock have entered into a Voting Agreement with Community to vote their shares in favor of the Merger Agreement and Contract for Union and to grant a proxy to Community to permit Community to vote their shares in connection with the Merger. The approval of the Merger Agreement by Centerpoint's shareholders is a condition to the consummation of the Merger. A copy of the form of Voting Agreement is attached as Exhibit 7.4 to the Merger Agreement, which is attached to this Proxy Statement-Prospectus as Annex A.

  Approval of any proposal to adjourn the Centerpoint Special Meeting for any reason, including to permit the further solicitation of proxies, would require the affirmative vote of holders of a majority of the votes cast at the Special Meeting.

SOLICITATION OF PROXIES

  Community. The cost of solicitation of proxies by Community will be borne by Community. In addition to the solicitation of proxies by mail, the directors, officers and employees of Community may also solicit proxies personally or by telephone or facsimile. Community will also request persons, firms and corporations holding shares which are beneficially owned by others to send proxy materials to and obtain proxies from such beneficial owners. Community will reimburse those holders for their reasonable expenses. Community has also retained D. F. King, Inc., a proxy soliciting firm, to assist in the solicitation of proxies at a fee of approximately $4,500 plus reimbursement of certain out-of-pocket expenses.

  Centerpoint. The cost of solicitation of proxies by Centerpoint will be borne by Centerpoint. In addition to the solicitation of proxies by mail, the directors, officers and employees of Centerpoint may also solicit proxies personally or by telephone or facsimile. Centerpoint will also request persons, firms and corporations holding shares which are beneficially owned by others to send proxy materials to and obtain proxies from such beneficial owners. Centerpoint will reimburse those holders for their reasonable expenses.

                                  THE MERGER

GENERAL

  This section of the Proxy Statement-Prospectus describes all material aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The discussion of matters contained in the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Proxy Statement-Prospectus as Annex A. All shareholders of Community and Centerpoint are urged to read the Merger Agreement in its entirety.

  The Merger Agreement has been unanimously approved by the Boards of Directors of Community and Centerpoint. The Board of Directors of Community believes that the terms of the Merger Agreement are fair and in the best interests of Community and its shareholders and recommends that the Community shareholders vote to approve and adopt the Merger Agreement. The Board of Directors of Centerpoint believes that the terms of the Merger Agreement are fair and in the best interests of Centerpoint and its shareholders and recommends that the Centerpoint shareholders vote to approve and adopt the Merger Agreement.

  THE BOARD OF DIRECTORS OF EACH OF COMMUNITY AND CENTERPOINT UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER.

BACKGROUND OF THE MERGER

  Centerpoint was organized in 1989 for the purpose of meeting a perceived banking need in the Manchester, New Hampshire area. The Board of Directors and executive management have attempted to establish a niche market, using a focused marketing strategy, serving small business. The Board of Directors and executive management did not plan to have the bank acquired as part of a medium or long term strategy.

  By 1994, Centerpoint had attained a strong capital position with profitable operations and established a limited market for its Common Stock through a few New Hampshire offices of national or regional brokerage firms. Centerpoint paid its first dividend for the quarter ended December 31, 1994 and had its Common Stock entered on the Nasdaq Bulletin Board in February 1995.

  As part of its ongoing strategic planning process, Community engaged MB&D as its financial advisor in March 1993 to, among other things, assist Community in exploring and evaluating possible acquisitions.

  In late March 1994, Community approached Centerpoint management and expressed interest in an acquisition. At about the same time, another New Hampshire bank holding company also expressed interest in acquiring Centerpoint. The Board of Directors of Centerpoint received presentations by the two institutions and their investment advisors, considered the advantages of the proposed affiliations, and determined that the long-term best interests of the bank and its shareholders would be best served by continuing to operate Centerpoint independently and expand the value of the bank through growth of its "business-to-business" banking offices in key New Hampshire metropolitan areas. In the proposed transaction with Community, Centerpoint shareholders would have received cash and stock for their shares; therefore such transaction would have been accounted for by the purchase method of accounting. In the proposed transaction with the other institution, Centerpoint shareholders would have received stock of the other institution for their shares. A range of exchange ratios was proposed. The value that would have been received by Centerpoint shareholders if either of the foregoing transactions had been consummated (valued as of May 9, 1994) would have been within a range from approximately $12.00 per share to $13.00 per share, significantly less than the value that is to be received by Centerpoint shareholders in the Merger, based on the price of Community Common Stock on August 29, 1995, the date the Merger Agreement was executed.

  The Board of Directors of Centerpoint began a strategic planning initiative in early 1995 in an attempt to explore long-term planning alternatives, including expansion of the bank, branching, raising capital, acquisitions by the bank, and affiliations with other banks. As a part of that strategic planning effort, Centerpoint considered the acquisition of bank branches and assets being offered in connection with the merger of two large banking organizations. Centerpoint informally contacted the management of a few small banks and discussed their general willingness to affiliate with Centerpoint. None of those contacts resulted in an affiliation or merger proposal.

  In May 1995, Community again inquired of Centerpoint as to Centerpoint's interest in renewing consideration of an acquisition. The presidents of Community and Centerpoint discussed possible affiliation in early June 1995, and on June 20 the Executive Committee of the Centerpoint Board of Directors authorized Centerpoint's president, Philip M. Stone, to continue such discussions with one or more banks, consistent with Centerpoint's strategic planning. Between June 21 and June 28, Community and Centerpoint representatives held meetings to discuss possible affiliation. The discussions included, among other things, the value of Centerpoint's commercial bank franchise, Centerpoint's strategic positioning, and whether it could retain its separate operations if the organizations were to affiliate.

  On June 30, 1995, Community provided Centerpoint with a letter indicating its interest in an acquisition in which Centerpoint would operate as a separate subsidiary of Community, retain its Board and management, and Community would add Centerpoint representation to its Board of Directors. Community proposed a structure that would result in a tax-free exchange and a range of exchange ratios, subject to completion of due diligence.

  At the July 11, 1995 meeting of the Executive Committee and the July 18, 1995 meeting of the Board of Directors, the Centerpoint Board reviewed the June 30 Community letter and the background of the indication of interest. The Centerpoint Board continued its work on its strategic planning, but also determined that a special committee of the Board (Messrs. Stone, Hemming, and deBettencourt) would meet with representatives of Community. Following the July 18 meeting, further discussions between Community and Centerpoint representatives were held, and on July 25, officers and directors of Community made a presentation to the Centerpoint Board of Directors. The Centerpoint Board of Directors unanimously authorized Centerpoint's management to proceed with due diligence and the negotiation of the terms of a merger.

  During the last week of July and the first week of August 1995, Community conducted due diligence at Centerpoint and Centerpoint conducted due diligence at Community.

  On August 10, 1995, MB&D made a presentation to Community's Finance Committee, analyzing the financial aspects of a proposed acquisition of Centerpoint. On August 13, 1995, Community presented to Centerpoint a detailed explanation of the proposed exchange ratio of 1.073:1 and the financial analysis of such exchange.

  On August 15, 1995, MB&D made a detailed presentation to the full Board of Directors of Community. At that meeting, the Community Board authorized management to negotiate the terms of a merger agreement.

  Also on August 15, 1995, the Centerpoint Board of Directors considered a report from Mr. Stone on Centerpoint's due diligence and the proposed terms of the affiliation, including the proposed exchange ratio of 1.073:1. The Board authorized management to negotiate the terms of a merger agreement, based on its consideration of factors that included the ability to remain a separate banking subsidiary of Community and to continue to expand its successful operations; the similarity of the corporate cultures of the two organizations; the opportunity to assist in the growth of Community; increased liquidity for Centerpoint shareholders; the fairness of the fixed exchange ratio, based on comparisons with other comparable recent transactions; economies that could be achieved through combined operations, including support services provided through Community; and greater retail services and consumer products that would become available to Centerpoint customers.

  Between August 15 and August 29, a series of meetings were held between Centerpoint and Community and their respective legal counsel to discuss the terms of the Merger Agreement.

  Centerpoint's Executive Committee met to discuss the terms of the Merger Agreement prior to and during the weekend preceding the August 29 meeting of the full Board of Directors, and reached the preliminary judgment that the financial terms of the Merger are fair to the Centerpoint shareholders. The Executive Committee authorized management to engage HAS to confirm that judgment. On August 28, 1995, HAS reviewed at Centerpoint financial and other information relating to Centerpoint and Community and the terms of the proposed Merger.

  At the August 29, 1995 meeting of the Centerpoint Board of Directors, counsel from McLane, Graf, Raulerson & Middleton Professional Association reviewed in detail with the directors the terms of the Merger Agreement (which had been distributed to the directors in advance of the meeting) and the actions related to the Merger, which had been negotiated since the August 15 Board meeting. The Board also heard a detailed presentation by HAS, regarding the fairness to shareholders of the financial terms of the Merger. The Board of Directors voted to approve the Merger Agreement and Contract for Union at that meeting.

  At the August 29, 1995 Community Board meeting, Foley, Hoag & Eliot reviewed in detail with the directors the terms of the Merger Agreement, which had been distributed to the directors in advance of the meeting. The Board also heard a detailed presentation from MB&D regarding the fairness to shareholders of the financial terms of the Merger. The Board of Directors voted to approve the Merger Agreement at the August 29 meeting.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Centerpoint. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of Centerpoint consulted with its legal advisors regarding the legal terms of the Merger Agreement and the Board of Directors' obligations in its consideration of the Merger; its financial advisors regarding the financial terms and fairness, from a financial point of view, to the shareholders of Centerpoint, of the Exchange Ratio in the proposed Merger; and the management of Centerpoint. Without assigning any relative or specific weights to any factor, the Board of Directors considered the factors outlined below, among others, that it believed relevant to reaching its determination.

  The terms of the Merger Agreement were reached on the basis of arms' length negotiations between Centerpoint and Community. In reaching the conclusion that the terms of the Merger Agreement are fair, the Centerpoint Board of Directors considered, among other things, the market value, book value, earnings per share, and dividends paid to holders of Centerpoint Common Stock. The Board considered that the Merger provides an opportunity for the shareholders of Centerpoint to receive consideration for their shares having a value in excess of the book value of the Centerpoint Common Stock and an increase in dividends paid to Centerpoint shareholders, and that the Exchange Ratio represents a substantial premium over the prices of which the Board of Directors were aware at which the Centerpoint Common Stock had traded in the recent past and the price at which the Board reasonably anticipated the stock would be traded in the future. The Board believed that the premium to book value was more favorable than the premiums in most other recent, comparable transactions. The price to book ratios in the comparable transactions presented by the Board's financial advisors and considered by the Board ranged from less than 1 to just over 2 times book value, compared to 1.85 for the Merger. At June 30, 1995, the book value per share of the Centerpoint Common Stock was $9.45. On August 22, 1995, the date of the most recent sale of Centerpoint Common Stock prior to the public announcement of the proposed Merger, the Centerpoint Common Stock traded at $10.125. See "COMPARATIVE STOCK PRICES AND DIVIDENDS."

  In reaching its conclusion, the Centerpoint Board of Directors took into consideration and relied in part upon the advice of HAS, Centerpoint's financial advisor, which confirmed the considered judgment of the Board as to the financial aspects of the merger. At the August 29, 1995 Centerpoint Board meeting, HAS indicated that, based upon information known as of that date, HAS expected to be able to render an opinion as to the fairness from a financial point of view of the consideration to be received by the Centerpoint shareholders. That opinion was rendered in writing to the Board of Directors as of the date of this Proxy Statement-Prospectus and is attached in Annex C to this Proxy Statement-Prospectus. Centerpoint's Board of Directors considered the analyses presented to it by HAS relating to selected financial and stock market data concerning Centerpoint and Community and certain financial analyses of the terms of the Merger, including comparison to the terms of other recent acquisitions, which are described below under "THE MERGER--Opinions of Financial Advisors."

  The Centerpoint Board of Directors considered the strategic alternatives available to Centerpoint, including the possibility of remaining independent, seeking to solicit competing proposals, and accepting Community's bid, before concluding, for the reasons discussed in this section, that the Merger represented an opportunity to enhance shareholder value at this time and that the Exchange Ratio was fair to the shareholders.

  The Board of Directors considered the advantages of becoming part of a larger financial institution that has considerably greater resources and whose stock is traded on the Nasdaq National Market System. Centerpoint's Board of Directors believed that the proposed affiliation with Community would provide increased liquidity for the shareholders of Centerpoint and would lead to competitive advantages through greater diversity in product offerings, cost-savings through certain integration of operations, and improved access to capital and funding, while allowing Centerpoint to retain its independence and grow its franchise by continuing its focused marketing strategy. The Board of Directors believed that the retention by Centerpoint of its present directors and management in the Merger would be advantageous to Centerpoint shareholders because it would enable those individuals who have been personally involved in Centerpoint's successful commercial banking approach and creation of its franchise value to build on that success in its market area and enhance the value of Community during the period following the Merger.

  The Board of Directors considered the historical growth in Community's earnings per share and book value. The Board of Directors also considered the historical dividends paid on the Centerpoint Common Stock and the Community Common Stock and the significant increase in dividends that would be likely to result to Centerpoint shareholders from the Merger. The Board of Directors also considered the expectation that the Merger will be a tax-free transaction to Centerpoint shareholders, Centerpoint and Community, and accounted for under the "pooling of interests" method of accounting.

  The Board of Directors considered the fact that the Merger can be approved only if the holders of two-thirds of all of the outstanding shares of Centerpoint Common Stock vote in favor of the Merger and that the Board of Directors' decision to approve the Merger would allow the shareholders as a group to decide whether or not to accept Community's proposal to acquire Centerpoint.

  The Board of Directors considered the possible impact of the Merger on Centerpoint's employees, customers and community. The Board of Directors considered a variety of other factors, including, without limitation, the social and economic effects of a transaction on depositors, borrowers and employees of Centerpoint, and on the communities in which Centerpoint operates or serves. The Board of Directors believes that the Merger, if consummated, will provide Centerpoint with expanded services, greater ability to grow and diversify, and access to the resources of a strong financial parent.

  Community. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of Community consulted with its legal advisors regarding the legal terms of the Merger Agreement and the Board of Directors' obligations in its consideration of the Merger; its financial advisors regarding the financial terms and fairness of the proposed Merger to the Community shareholders; and the management of Community. The terms of the Merger Agreement were reached on the basis of arms' length negotiations between Centerpoint and Community.

  Without assigning any relative or specific weights to any factor, the Community Board of Directors considered the factors outlined below, among others, that it believed relevant to reaching its determination.

  The Community Board considered that the proposed Merger with Centerpoint will provide an opportunity for Community to establish a presence in Manchester and Nashua, New Hampshire. Manchester and Nashua are the two largest economic centers in New Hampshire and are located in Hillsborough County, the most populous county in New Hampshire. The Board also considered that the Merger will improve the value of the Community franchise as a result of Centerpoint's access to the commercial banking markets that are the focus of its operations.

  The Board considered that the Merger will provide an opportunity for Community to realize reasonable cost savings through the consolidation of selected operational functions. Community and Centerpoint expect to reduce their combined costs following the Merger by consolidating and integrating various functional areas. Management of Community and Centerpoint have worked together to identify specific areas in which they expect to realize cost savings on a combined basis, including reductions in combined salary and benefits expense due to elimination of duplicative functions and reductions in data processing expense through the consolidation of the data processing systems of the two organizations. Assuming that Community and Centerpoint succeed in fully implementing their cost reduction plans, Community estimates that the annual combined cost savings will be approximately $750,000 (without regard to the effect of such cost savings on Community's tax liability).

  The Community Board of Directors believes that this estimate is reasonable and was prepared based on the best judgment of the managements of Community and Centerpoint and on currently available estimates of the respective future operational and expense requirements of Community and Centerpoint. This estimate was necessarily based on economic, market and other conditions in effect at, and the information available to the parties as of, the time such estimate was made; therefore, the estimate is not necessarily indicative of actual future results, which may be more or less favorable than this estimate. In addition, the Board of Directors recognizes that these estimated cost savings, if realized, may be offset in whole or in part by increased costs in other areas, such as increased costs arising out of the possible future expansion of the consolidated corporation, or increased costs that might result if local economic conditions were to deteriorate.

  The Board also considered that the Merger is expected to be a tax-free transaction to Community (as well as to Centerpoint shareholders and Centerpoint) and accounted for under the "pooling of interests" method of accounting. The Board also considered that the acquisition of a commercial bank such as Centerpoint will provide Community with greater flexibility in managing its balance sheet to maintain Concord's status as a thrift institution under the Internal Revenue Code. For example, new loans that would not be deemed "qualifying assets" (such as consumer loans and commercial loans) could be originated by Centerpoint rather than Concord, thereby enabling Concord to maintain at least 60% of its assets as "qualifying assets" and continue to qualify as a thrift institution under the Code. Loss of its status as a thrift institution would require Concord to recapture certain historic bad debt reserve deductions, which would result in a decrease in net income.

  The Board also considered the favorable impact that the acquisition of Centerpoint is expected to have on Community's consolidated net interest margin. At September 30, 1995, Community's net interest margin was 3.60%, compared to a pro forma net interest margin of 4.08% at that date. The difference is attributable to Centerpoint's financial profile as a commercial bank, with a greater proportion of its deposits in non-interest bearing demand deposit accounts and a greater proportion of its loan portfolio in higher yielding commercial loans. This financial profile is also expected to increase the diversity of Community's loan portfolio and increase the proportion of Community's deposits held in more stable, lower cost demand deposit accounts compared to higher cost, more volatile time deposits. The Board also considered that the transaction will have certain short-term adverse effects, such as an initially reduced book value per share ($15.20 on a pro forma basis, compared to Community's actual book value per share of $17.36 at September 30, 1995). However, assuming realization of the projected cost savings as described above, the transaction is expected to be accretive to earnings per share beginning in 1997, which would, over time, rebuild the diluted book value per share. In addition, the transaction costs of the Merger (currently estimated at approximately $600,000) will have a short-term negative impact on Community's net income. See "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA" and "SUMMARY--Selected Historical Financial Data" and "-- Selected Unaudited Pro Forma Combined Financial Data."

  In reaching its conclusion, the Community Board of Directors took into consideration and relied in part upon the advice of MB&D, Community's financial advisor. At the August 29, 1995 Community Board meeting, MB&D indicated that, based upon information known as of that date, MB&D expected to be able to render an opinion as to the fairness, from a financial point of view, of the merger consideration to the Community shareholders. That opinion was rendered in writing to the Board of Directors as of the date of this Proxy Statement-Prospectus and is attached as a part of Annex C to this Proxy Statement-Prospectus.

  Community's Board of Directors considered the analyses presented to it by MB&D relating to selected financial and stock market data concerning Centerpoint and Community and certain financial analyses of the terms of the Merger, including comparison to the terms of other recent acquisitions, discounted cash flow analysis, analysis of the Exchange Ratio as a multiple of Centerpoint's earnings, book value and market value, and specific acquisition analysis, which are described below under "THE MERGER--Opinions of Financial Advisors."

OPINIONS OF FINANCIAL ADVISORS

  Centerpoint. HAS Associates, Inc. has rendered a written opinion, dated as of the date of this Proxy Statement-Prospectus, that on and as of such date the consideration to be received by the shareholders of Centerpoint in connection with the Merger is fair, from a financial point of view. The full text of the opinion, which sets forth the assumptions made, matters considered, and the limits of HAS's review, is attached hereto as a part of Annex C. HAS's opinion is directed only to the Merger consideration, and does not constitute a recommendation as to how any Centerpoint shareholder should vote at the Special Meeting. The summary of the opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of the opinion. Shareholders are urged to read the opinion in its entirety.

  The Board of Directors retained HAS in August 1995, shortly prior to the Board of Directors' meeting at which the Merger was approved.

  In arriving at its opinion, HAS reviewed and analyzed the following: (i) the Merger Agreement, (ii) this Proxy Statement-Prospectus in substantially the form to be sent to Centerpoint shareholders, (iii) such publicly available information concerning Centerpoint and Community that HAS believed to be relevant to its inquiry, (iv) financial and operational information with respect to Centerpoint and Community furnished by Centerpoint and Community, respectively, (v) market valuation, price performance and liquidity of Centerpoint Common Stock and certain other banking institutions, (vi) Centerpoint's historical financial results and its present financial condition compared with certain other banking institutions, and (vii) the financial terms of the Merger compared with the financial terms of certain other comparable transactions.

  Furthermore, HAS considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions. It also relied on its experience in similar transactions and in the valuation of the securities of banking companies and its knowledge of depository institutions generally. HAS's opinions were necessarily based upon conditions as they existed and should be evaluated on the date hereof and the information made available to HAS through the date hereof.

  HAS presented to the Board of Directors a review and analysis of Centerpoint's and Community's financial history, from 1992 through the most recently available financial results, drawing particular attention to asset quality and profitability, including returns on assets and equity capital and net interest margin. HAS also presented a variety of benchmark statistics on national and New England bank acquisition transactions that had been announced for the six preceding calendar quarters, updated through August 23, 1995. HAS presented and discussed a detailed financial summary of the proposed transaction, comparing various terms of the transaction with corresponding terms of other New England bank acquisitions announced since June 1994, including discussion of comparative price/earnings and price/book ratios.

  On August 29, 1995, based on its preliminary review, HAS confirmed the Board of Directors' conclusion that the consideration to be received by Centerpoint shareholders in the Merger appeared to be fair and advised the Centerpoint Board of Directors that, on and as of that date, based upon information known as of that date, HAS expected to be able to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Centerpoint shareholders. HAS has rendered such a written opinion, dated as of the date of this Proxy Statement-Prospectus.

  In conducting its review and in arriving at its opinion (both written and oral), HAS relied upon and assumed the accuracy and completeness of the financial and other information that it reviewed, and did not attempt to independently verify the information. HAS relied upon the management of Centerpoint as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to HAS, and assumed that such projections reflected the best currently available estimates and judgment of Centerpoint's management and that such projections would be realized in the amounts and in the time periods estimated by such management. HAS also assumed, without independent verification, that the aggregate allowance for loan losses for Centerpoint and Community was adequate to cover such losses. HAS did not make or obtain any evaluations or appraisals of the property of Centerpoint or Community nor did HAS examine any individual loan credit files. HAS assumed that for purposes of its opinion the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles. HAS did not address Centerpoint's underlying business decision to proceed with the Merger and did not make any recommendation to the Board of Directors or to the shareholders of Centerpoint with respect to any approval of the Merger.

  The preparation of a fairness opinion by HAS involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances; therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, HAS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, HAS believes that its analyses must be considered as a whole and that considering any portions separately could create a misleading or incomplete view of the process underlying its fairness opinion.

  HAS utilized four methods of financial analysis, each of which is discussed below, in the preparation of its fairness opinion: purchase price and trading history analysis; comparable analysis; comparable transaction analysis; and discounted cash flow analysis.

  Purchase Price and Trading History Analysis. Centerpoint is not an actively traded stock but is occasionally traded on the "pink sheets" and has only been listed on the Nasdaq Bulletin Board since February 1995. The sales price of Community Common Stock was $16.50 per share prior to the announcement of the Merger on August 30, 1995 and $16.25 after the announcement. The predominant price per share has been in a recent range of $16.75 to $19.25. The Exchange Ratio of 1.073 shares of Community Common Stock for each share of Centerpoint Common Stock represents an approximate premium range of $7.60 to $10.25 per share of Centerpoint Common Stock, or a 73.1% to 99.0% premium to Centerpoint shareholders based upon trades of Centerpoint Common Stock at $10.38 per share prior to the public announcement of the Merger. Trading of Centerpoint's Common Stock has not been active since the announcement. The financial history of earnings per share of Centerpoint closely correlates to its stock performance to the extent that pricing information was available.

  Comparable Analysis. HAS compared the financial performance and stock market valuation of all bank mergers and acquisitions in 1995 for which information was publicly available. Within that group, the analysis was further narrowed to examine all bank acquisitions in the United States announced in 1995 where the seller had assets of less than $100 million and then further broken down in the categories of New England acquisitions ("NE"), New Hampshire acquisitions ("NH") and the Centerpoint/Community transaction (the "Merger"). The analysis showed, in addition to financial information, the following average ratios as of June 30, 1995: Price to Book--NE 176.7%, NH 188.4% and Merger 185.0%; Price to Earnings--NE 13.1x, NH 12.5x and Merger 13.16x; Price to Deposits--NE 16.6%, NH 17.9% and Merger 18.3%; Price to Assets--NE 13.5%, NH 15.4% and Merger 15.69%; Price to Core Deposits--NE 7.1%, NH 9.4% and Merger 10.3%. HAS concluded that the Merger ratios compare favorably to these average ratios. However, HAS believes that use of a quantitative comparable ratio analysis alone would be inappropriate and that an appropriate use of comparable analysis must include qualitative judgments concerning differences between the financial and operating characteristics of Centerpoint and the financial institutions involved in the comparable transactions. The qualitative judgments made by HAS in connection with its opinion included HAS's views as to business conditions and prospects in the various markets in which these selected companies operate and business mix, sources of revenue, risk profile and prospects for the selected comparable financial institutions.

  Comparable Transaction Analysis. HAS reviewed certain terms and financial characteristics of all financial institutions involved in pending, completed and terminated mergers and acquisitions since 1994 in the Northeast for which information was publicly available. From this list of 73 transactions, the 21 transactions in New England since June 1994 were examined in further detail. From this list, a comparable analysis was done for New England acquisitions in which the acquired institution had assets of less than $250 million and positive earnings reported for over one year. Ten transactions met this criteria and were examined in detail: Norwich Financial Corp.'s acquisition of Seconn Holdings; Camden National Corp.'s acquisition of United Corp.; Cooperative Bank of Concord's merger with Bank of Braintree; Baybanks, Inc.'s acquisition of Cornerstone Financial; Peoples Heritage Financial Group's acquisition of Bankcore, Inc.; Peterborough Savings Bank's merger with Horizon Banks; Andover Bancorp's agreement to acquire Finest Financial Corp.; Webster Financial Corp.'s acquisition of Shoreline Bank & Trust Co.; CFX Corporation's acquisition of Orange Savings Bank; and Norwich Financial Corp.'s acquisition of Bank of Mystic.

  Indications of financial performance and stock market valuations were evaluated by HAS as of June 1995. These ratios were based on the most recent publicly available financial statement information for the identified ten comparable transactions. In this comparison, HAS concluded that Centerpoint compares favorably in transaction ratios to other members of the group. Because the reasons for and circumstances surrounding each of the identified comparable transactions analyzed were so diverse, and because of the inherent differences between the operations of Centerpoint and the selected transactions, HAS believes that reliance on purely quantitative comparable transaction analysis alone would be inappropriate, and that an appropriate use of a comparable transaction analysis must include qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition value of the comparable acquired financial institutions and Centerpoint. The qualitative judgments made by HAS in connection with its opinion included HAS's views as to the universe of potential buyers in each of these transactions, their potential levels of interest in an acquisition of these financial institutions, the ability of the acquirors to implement cost savings at and business synergies with the acquired financial institutions and, in addition, HAS's views as to the business conditions and prospects for these acquired financial institutions.

  Discounted Cash Flow Analysis. HAS discounted projected dividends on Centerpoint Common Stock and an estimated terminal value of Centerpoint Stock for five years, using a discount rate of 12%. The first discounted cash flow analysis has assumed no growth in the earnings per share of $1.32 and employed a hypothetical dividend payout ratio of 10% annually. HAS also assumed the control sale price/earnings ratio at the end of the five year period would approximate 15 times earnings. The result was a present value of $13.10. A second discounted cash flow analysis was performed assuming growth in earnings per share at a rate of 10% per annum. The results were earnings per share of $1.45, $1.60, $1.76, $1.93 and $2.13 over the next five years. The analysis assumed an increase in the dividend payout ratio of 25%, that the terminal control sale price/earnings ratio would still be 15 times, and a discount rate of 12% for all cash flows. The resulting value was $19.70. HAS concluded that, taken together, the valuations reflect that the Merger Exchange Ratio is reasonable. It is important to note that the discount factors employed do not consider certain risks and the changes in the value of money over time as well as changes that could impact the forecasted cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values and vice versa.

  In its analyses, HAS made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Centerpoint's or Community's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein. In addition, analyses related to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In addition, as described above, HAS's opinion is only one of the many factors taken into consideration by the Centerpoint Board of Directors.

  HAS is a well-recognized bank consulting company and, as part of its activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions. The Board of Directors of Centerpoint selected HAS because of its expertise, reputation and familiarity with the financial institution industry in general and particularly the New Hampshire financial institution industry. HAS is not affiliated with either Centerpoint or Community.

  As compensation for its services, HAS will receive a fee of $10,000 plus reimbursement of out-of-pocket expenses. Centerpoint has also agreed to reimburse HAS for reasonable out-of-pocket expenses and to indemnify HAS for claims made against HAS related to the Merger, but not against losses that result from bad faith or negligence.

  Community. MB&D has delivered to the Board of Directors of Community its written opinion, as of the date of this Proxy Statement-Prospectus, that the fixed ratio of 1.073 shares of Community Common Stock to be exchanged for each outstanding share of Centerpoint Common Stock, is fair, from a financial point of view, to Community's shareholders.

  MB&D has acted as financial advisor to Community since March 1993 in connection with Community's ongoing strategic planning process, including the evaluation of hypothetical financial institution acquisitions; acquisitions of branches of other financial institutions; the evaluation of hypothetical mergers of equals; and a variety of general corporate finance issues. The total consideration paid to MB&D by Community in connection with the foregoing services during the two-year period ended September 30, 1995 was approximately $61,000 (not including amounts paid in connection with the proposed acquisition of Centerpoint).

  MB&D advised Community during the negotiation process leading up to the execution of the Merger Agreement and provided Community with various analyses as to the range of financially feasible exchange ratios that might be employed in a hypothetical transaction. Representatives of MB&D attended a number of meetings of the Finance Committee (which acts as the mergers and acquisition committee) of the Community Board of Directors and met with the full Board of Directors on several occasions in connection with the preparation and analysis of Community's strategy. The Exchange Ratio of 1.073 was arrived at in consultation with MB&D.

  MB&D was retained based on its qualifications and experience in the financial analysis of financial institutions and its experience with merger and acquisition transactions involving financial institutions. Members of the Corporate Finance Department of MB&D have advised clients on more than 50 successfully completed mergers or acquisitions of financial institutions.

  The full text of the opinion of MB&D, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&D, is attached hereto as a part of Annex C. Community's shareholders are urged to read the opinion in its entirety. MB&D's opinion is directed only to the fixed Exchange Ratio and does not constitute a recommendation to any holder of Community Common Stock as to how such holder should vote at the Community Annual Meeting. The summary of the opinion of MB&D set forth in this Proxy Statement-Prospectus was provided to Community by MB&D and is qualified in its entirety by reference to the full text of the opinion itself.

  In arriving at its opinion, MB&D (i) reviewed the Merger Agreement and this Proxy Statement-Prospectus in substantially the form to be sent to Community shareholders; (ii) reviewed publicly available business and financial information with respect to both Community and Centerpoint and certain internal financial information and financial projections prepared by the managements of Community and Centerpoint; (iii) held discussions with members of the senior management of Community concerning the past and current results of operations of Community, its current financial condition and management's opinion of its future prospects; (iv) reviewed the historical reported price and record of trading volume for Community Common Stock; (v) held discussions with the senior management of Community concerning the current and past results of operations of Centerpoint, its current financial condition and management's opinion of its future prospects; (vi) considered the current state of and future prospects for the economy of New Hampshire generally and the relevant market areas for Community and Centerpoint in particular; (vii) reviewed the specific acquisition analysis models employed by MB&D to evaluate potential business combinations of banking companies; (viii) reviewed the reported financial terms of certain recent business combinations in the banking industry; and (ix) performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.

  MB&D's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it by Community, and does not assume any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of either Community or Centerpoint. With respect to the financial projections reviewed by MB&D in the course of rendering its opinion, MB&D has assumed that such projections have been reasonably prepared to reflect the best currently available estimates and judgment of the management of each of Community and Centerpoint as to the most likely future performance of their respective companies. Finally, MB&D has not been furnished with any independent appraisals of the assets or liabilities of either Community or Centerpoint.

  The following is a summary of all material analyses employed by MB&D in connection with rendering its written opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by MB&D in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&D did not attribute any particular weight to a specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Consequently, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either Community or Centerpoint. Any estimates which are referred to in MB&D's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth.

  Analysis of the Anticipated Merger and the Fixed Exchange Ratio in Relation to Centerpoint. The consideration of 1.073 shares of Community Common Stock, valued at the last sale price of Community Common Stock on the day of the announcement of the transaction ($16.50) represents the following multiples:

  . Multiple of Earnings: (i) 13.41 times Centerpoint's reported earnings per share for the calendar year ended December 31, 1994; (ii) 11.72 times Centerpoint's recorded earnings per share for the last twelve months prior to the announcement date; and (iii) 10.73 times Centerpoint's estimated earnings per share for calendar year 1996.

  . Multiple of Book Value: (i) 2.07 times Centerpoint's tangible book value per share as of December 31, 1994; and (ii) 1.87 times Centerpoint's tangible book value per share as of June 30, 1995.

  . Multiple of Market Value: The approximately $17.70 in market value of the consideration per share of Centerpoint Common Stock represents a 75.8% premium to the sales price of Centerpoint Common Stock reported on the Nasdaq Bulletin Board as of the close of business on August 22, 1995.

  Specific Acquisition Analysis. MB&D employs a proprietary analysis model to examine hypothetical transactions involving banking and/or thrift companies. The model uses forecast earnings data, selected current period balance sheet data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, opportunity costs of funds, effective tax rates and transaction structures (the alternative or combinative uses of common equity, cash, debt or other securities, to fund a transaction). The model distinguishes between purchase and pooling accounting treatments and inquires into the likely economic feasibility of a given hypothetical transaction, at a given price level or specified exchange rate and employing a specified transaction structure. The model also permits an examination of pro forma capital adequacy.

  In this transaction, MB&D evaluated a fixed exchange ratio of 1.073 to 1 in an all common stock, pooling accounting transaction. After consideration of the potential for the realization of reasonable expense savings which are expected by Community to result from the consolidation of selected operational functions of Community and Centerpoint, little or no earnings dilution is projected to result from the contemplated transaction. MB&D anticipates that if the potential for cost savings is realized, the transaction will become accretive to the earnings per share of Community in 1997. Such accretion is anticipated by Community to be further enhanced as identified product cross selling opportunities and other revenue enhancement options are exploited.

  With respect to book value per share, MB&D acknowledges that the transaction will result in dilution to book value per share from the perspective of Community shareholders. At September 30, 1995, Community's actual book value per share was $17.36, compared to a pro forma book value per share of $15.20 at that date, a 12.44% dilution. Based on management's anticipated cost savings and revenue enhancements, the Merger's pro forma dilutive effect on Community's book value per share can be expected to decrease over time as the accretive earnings per share are added to the book value per share. The date by which the $2.16 in pro forma dilution to book value per share will be restored is not possible to specify; it will depend upon a number of factors, including the magnitude of the accretion to per share earnings actually achieved as well as the rate at which Community pays shareholder dividends in the future. However, in the opinion of MB&D, such book value dilution will be more than compensated for by the projected accretive impact on earnings per share and by the franchise value improvement offered by access to the commercial banking markets currently served by Centerpoint.

  The pro forma capital ratios of Community following the transaction will not change significantly, and will continue to fall comfortably within the range of adequate capital ratios.

  Discounted Cash Flow Analysis. MB&D also completed two discounted cash flow analyses to permit the conceptual examination of the present discounted values of future results employing selected assumptions and discount rates.

  In the first discounted cash flow analysis, MB&D discussed with the management of Community a projection of hypothetical earnings per share results for Centerpoint for calendar years 1995, 1996, 1997 and 1998 of $1.60, $1.65, $1.78, $1.92 respectively, and employed a hypothetical dividend pay-out ratio assumption which depicted annual pay-outs of 25%. MB&D then assumed that the control sale price/earnings ratios at the end of the study period would approximate 15 times earnings. MB&D also assumed a sale of a share of common stock in the market (transaction costs are ignored) and calculated the present discounted value of the dividend flow plus final sale proceeds at a discount rate of 12%. The result is a present value of $19.61, which can be compared favorably to the nominal present value of the proposed exchange ratio of approximately [$17.70].

  In the second discounted cash flow analysis, MB&D employed an earnings annuity concept in which it assumed that future earnings per share for Centerpoint would be constant for a four year period at approximately $1.76 per share and that the dividend pay-out ratio would also remain constant at $0.44 (a 25% pay-out ratio). MB&D employed a terminal control sale price/earnings multiple of 15 times and a discount rate for all cash flows of 12%. Given a four year time horizon, this results in a present discounted value of the resulting cash flows of $18.12, which also can be compared favorably to the nominal present value of the proposed exchange ratio of approximately $20.39.

  It is important to note that the discount factors employed embody both the concept of the riskless time value of money and risk factors that reflect the uncertainty of the forecast cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values and vice versa.

  Analysis of Other Comparable Transactions. MB&D is reluctant to place excessive emphasis on "comparables analysis" as a methodology due to what it considers to be inherent limitations of the practice. It has observed that such analysis as employed by some industry observers and financial advisors frequently fails to adequately take into consideration such factors as material differences in the underlying capitalization of the comparable institutions which are being acquired; differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results; failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples; differences in the form or forms of consideration used to complete the transaction; differences between the planned method of accounting for the completed transaction; and such less accessible factors as the relative population demographics of the acquired entities markets as compared or contrasted to such factors for the markets in which comparables are doing business. Comparables analysis also rarely seems to take into consideration the degree of facilities overlap between the acquiror's market and that of the target or the absence of such overlap and the resulting cost savings differentials between two otherwise apparently comparable transactions. MB&D consequently believes that comparables analysis has its limitations.

  Nevertheless, in August 1995, MB&D reviewed 24 publicly announced transactions in the financial institutions industry in which either a bank or a thrift (or their respective holding companies) is engaged in the acquisition of another financial institution. These transactions were announced between January of 1994 and July of 1995. All of the examined transactions involved entities doing business in the Northeast.

  The 24 transactions reviewed by MB&D are as follows: Center Financial Corp.'s acquisition of Great Country Bank; Albank Financial Corp.'s acquisition of Marble Financial Corp.; Webster Financial Corp.'s acquisition of Shelton Bancorp; The Co-operative Bank of Concord's acquisition of Bank of Braintree; Bank of New York's acquisition of Putnam Trust Co.; Baybanks, Inc.'s acquisition of Cornerstone Financial; Main Street Community Bancorp's acquisition of Lexington Savings Bank; Peoples Heritage Financial Group's acquisition of Bankcore, Inc.; Fleet Financial Group's acquisition of Shawmut Bank; Baybanks, Inc.'s acquisition of NFS Financial Corp.; Peterborough Savings Bank's acquisition of Horizon Banks; Chittenden Corp.'s acquisition of Bank of Western Massachusetts; Bank of Ireland's acquisition of Great Bay Bankshares; CFX Corp.'s acquisition of Orange Savings Bank; Citizens Financial Group's acquisition of Quincy Savings Bank; Shawmut Bank's acquisition of Northeast Federal Corp.; Banknorth Group's acquisition of North American Bank Corp.; Fleet Financial Group's acquisition of NBB Bancorp, Inc.; Eastern Bank Corp., Inc.'s acquisition of Saugus Bank and Trust Co.; Compass Bank for Saving's acquisition of Martha's Vineyard National Bank; Shawmut Bank's acquisition of West Newton Savings Bank; Bank of Boston's acquisition of Pioneer Financial; Shawmut Bank's acquisition of Cohasset Savings Bank; and Co-operative Bank of Concord's acquisition of Depositors Trust Co.

  Within this universe the average (mean) multiple of tangible book value paid by the acquiror was 1.64, the maximum multiple paid was 2.63 and the minimum multiple was 0.96. These statistics can be compared to a multiple of 1.87, which can be derived for the proposed acquisition of Centerpoint by Community.

  With respect to trailing 12 months earnings multiples for this same data sample, the average (mean) price/earnings multiple paid was 14.86 and the maximum multiple (excluding the acquisition of very poor earners) was 20.66, while the minimum multiple was 7.88. These statistics can be compared to the multiple of 11.72 implied by the pending transaction based on the last twelve months recorded earnings for Centerpoint.

  Pursuant to a letter agreement with Community dated September 6, 1995, MB&D will receive a fee of $60,000 for services rendered to Community in conjunction with the proposed transaction. The fee represents compensation for services rendered in connection with the analysis of the hypothetical transaction, support of the negotiations and for the rendering of its opinions. Community paid MB&D $20,000 following the execution of the Merger Agreement and an additional $20,000 upon receipt of MB&D's final opinion included in this Proxy Statement-Prospectus. MB&D will be paid an additional $20,000 at the time of closing of the transaction.

  In addition, Community has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the transaction. Community also has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under the federal securities laws.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Upon consummation of the Merger, Centerpoint, as the surviving bank in the Merger with Interim Bank, will continue to operate as a separate banking subsidiary of Community. The directors and officers of Centerpoint immediately prior to the Effective Time will remain the directors and officers of Centerpoint following the Merger, to hold office in accordance with the charter documents and by-laws of Centerpoint until their respective successors are duly elected or appointed and qualified. Following the Effective Time, Community intends to elect two additional directors to serve on the Board of Centerpoint. At or immediately after the Effective Time, the Board of Directors of Community will elect three of Centerpoint's current directors to serve on the Board of Directors of Community, to be designated prior to the Effective Time as follows, subject to the reasonable approval of the Community Board of
Directors: one of the nominees will be Philip M. Stone, the current President and CEO of Centerpoint; the second nominee will be designated by Mr. Stone; and the third nominee will be selected by Community from a list of potential nominees provided by Centerpoint to Community. Neither the second nor the third nominee has been selected. Prior to or at the Effective Time, the Board of Directors of Concord Savings Bank, Community's banking subsidiary, will elect one of Centerpoint's outside directors (designated by the Board of Directors of Centerpoint prior to the Effective Time) to serve on the Board of Directors of Concord Savings Bank. Following consummation of the Merger, Community expects that Centerpoint will offer a broader array of products and services than is currently offered by Centerpoint but that Centerpoint will retain its focus as a commercial bank predominantly serving small business.

EXCHANGE RATIO AND OTHER MATTERS

  In the Merger, each share of Centerpoint Common Stock outstanding, except for any dissenting shares and except for shares held by Community or its subsidiaries or Centerpoint (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 1.073 shares of Community Common Stock (the "Exchange Ratio"). Pursuant to Community's Rights Agreement dated as of October 31, 1989, each share of Community Common Stock issued in the Merger will also evidence one preferred stock purchase right. See "DESCRIPTION OF COMMUNITY CAPITAL STOCK." All references in this Proxy Statement-Prospectus to the Community Common Stock issued to the Centerpoint shareholders in connection with the Merger shall be deemed to include the preferred stock purchase rights attached thereto. Following the Merger, Centerpoint will continue to be operated as a wholly owned subsidiary of Community and the shareholders of Centerpoint immediately prior to the effective time of the Merger will no longer hold any interest in Centerpoint other than as shareholders of Community, Centerpoint's parent company.

  In addition, at the Effective Time each stock option with respect to Centerpoint Common Stock granted by Centerpoint (the "Centerpoint Options") under the 1989 Stock Option Plan (the "Centerpoint Stock Option Plan") which is outstanding and unexercised immediately prior thereto, whether or not then exercisable, will be assumed by Community.

  Each Centerpoint Option so assumed by Community shall continue to have, and be subject to, the same terms and conditions set forth in the Centerpoint Stock Option Plan immediately prior to the Effective Time, except that (1) each Centerpoint Option shall be exercisable (when vested) for that number of whole shares of Community Common Stock equal to the product of the number of shares that may be purchased pursuant to the Centerpoint Option multiplied by the Exchange Ratio, provided that any fractional share of Community Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (2) the exercise price per share of Community Common Stock that may be purchased pursuant to the Centerpoint Option shall be equal to the Centerpoint Option exercise price per share divided by the Exchange Ratio, rounded up to the nearest cent.

  Shares of Community capital stock (including Community Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

  The conversion of Centerpoint Common Stock into Community Common Stock will occur automatically at the Effective Time of the Merger. Within three business days after the Effective Time, transmittal forms will be furnished to Centerpoint shareholders by The First National Bank of Boston (the "Exchange Agent"). The transmittal forms will contain instructions with respect to the surrender of certificates representing Centerpoint Common Stock to be exchanged for certificates representing Community Common Stock.

  CENTERPOINT STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL A CENTERPOINT SHAREHOLDER HAS RECEIVED A TRANSMITTAL FORM AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY.

  Until the certificates representing Centerpoint Common Stock are surrendered for exchange after the Effective Time of the Merger, holders of such certificates will accrue but will not be paid dividends or other distributions on the Community Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates. For all other purposes, however, each certificate which represents outstanding shares of Centerpoint Common Stock outstanding at the Effective Time of the Merger other than dissenting shares will be deemed, as of the Effective Time, to evidence ownership of the shares of Community Common Stock into which those shares have been converted pursuant to the Merger.

  No fractional shares of Community Common Stock will be issued to any Centerpoint shareholder upon consummation of the Merger. For each fractional share that would otherwise be issued, Community will pay cash in an amount equal to such fraction multiplied by the average closing sale price of Community Common Stock on the Nasdaq National Market System as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

  Any shares of Centerpoint Common Stock with respect to which appraisal rights have been properly perfected will be purchased in accordance with the procedures described under "Appraisal Rights of Dissenting Shareholders" and in Annex E to this Proxy Statement-Prospectus.

  For a description of the differences between the rights of the holders of Centerpoint Common Stock and Community Common Stock, see "COMPARISON OF RIGHTS OF COMMUNITY AND CENTERPOINT SHAREHOLDERS." For a description of the capital stock of Community, see "DESCRIPTION OF COMMUNITY CAPITAL STOCK."

EFFECTIVE TIME

  The Effective Time will be the time on the Closing Date when the Merger becomes effective, as set forth in the Contract for Union to be filed with the Secretary of State of New Hampshire. The Closing Date will occur as soon as practicable after the last required approval for the Merger has been obtained and the last of all required waiting periods under such approvals has expired, assuming the satisfaction of the conditions set forth in Article VIII of the Merger Agreement. Centerpoint and Community each anticipate that the Merger will be consummated in the first quarter of 1996. However, the consummation of the Merger could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals. There can be no assurances that such approvals will be obtained or that the Merger will be completed at any time. See "THE MERGER--Conditions to the Consummation of the Merger" and "-- Regulatory Matters."

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, prior to the Effective Time, and except with the written consent of Community, Centerpoint has agreed to (1) operate its business, and to cause each of its subsidiaries to operate its business, only in the usual, regular and ordinary course of business and consistent with prior and prudent business and banking practice, (2) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (3) use its best efforts to (a) preserve its business and that of its subsidiaries intact, (b) keep available to itself and to Community the present services of the employees of Centerpoint and its subsidiaries and
(c) preserve for itself and to Community the goodwill of the customers of Centerpoint and its subsidiaries and others with whom business relationships exist.

  Community has agreed (except with the written consent of Centerpoint) to take no action which would (1) materially adversely affect the ability of Community or Centerpoint to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the Merger Agreement or materially increase the period of time necessary to obtain such approvals,
(2) materially adversely affect its ability to perform its covenants and agreements under the Merger Agreement, (3) disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under
Section 368 of the Code, or (4) result in the representations and warranties of Community contained in the Merger Agreement not being true and correct on the date of the Merger Agreement or at any future date on or prior to the Closing Date.

  Centerpoint and Community have also agreed, subject to the terms and conditions of the Merger Agreement, to use all reasonable efforts to consummate the Merger and to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the Merger Agreement.

  Community and Centerpoint have each agreed to give the other access to all of its properties and to disclose and make available to the other all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which the other may have a reasonable interest.

  In addition, except as contemplated by the Merger Agreement, Centerpoint has agreed that, without the consent of Community, it and its subsidiaries will not, among other things:

    (a) Change or waive any provision of its Charter or By-laws;

    (b) Change the number of shares of its authorized or issued capital stock (except for the issuance of Centerpoint Common Stock pursuant to the exercise of outstanding stock options under the Centerpoint Stock Option Plan, as contemplated by the Merger Agreement);

    (c) Issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Centerpoint or any of its subsidiaries, or any securities convertible into shares of such stock;

    (d) Split, combine or reclassify any shares of its capital stock;

    (e) Declare, set aside or pay any dividend or other distribution in respect to the capital stock of Centerpoint except for a $.075 per share semi-annual dividend (with declaration, record and payment dates that are consistent with past practice) and for dividends paid by a Centerpoint subsidiary to Centerpoint;

    (f) Purchase, redeem, retire or otherwise acquire, or hypothecate, pledge or otherwise encumber, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

    (g) Enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) that is or may reasonably be expected to have a material adverse effect on Centerpoint and its subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

    (h) Except in the ordinary course of business and consistent with past practice with respect to amount, nature and terms and conditions, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, repurchase agreement, bond, debenture or similar instrument, or acquire any equity, debt, or other investment securities;

    (i) Make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

    (j) Agree to make any loan other than in accordance with Centerpoint's loan and credit policies and Centerpoint's customary terms, conditions and standards, and in accordance with applicable law and consistent with prudent banking practices; agree to make any loan, commitment to extend credit or advance which increases any currently outstanding obligation of any borrower or creates or would create any new obligation of any new borrower, which would result in aggregate obligations of such borrower to Centerpoint, direct or indirect, primary or secondary, absolute or contingent (including obligations if commitments are honored) in excess of $400,000;

    (k) Grant any increase in rates of compensation to its employees, except merit increases in accordance with past practices and general increases to employees as a class in accordance with past practice or as required by law; grant any increase in rates of compensation to its directors; adopt or amend in any material respect or terminate any employee benefit plan, pension plan or incentive plan except as required by law, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of the Merger Agreement; or enter into any employment, bonus, severance or similar agreements or arrangements with any directors or officers;

    (l) Make application for the opening or closing of any, or open or close any, branches or automated banking facility;

    (m) Make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

    (n) Merge into, consolidate with, affiliate with, or be purchased or acquired by, any other person, or permit any other to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other person, or sell a significant portion of its assets;

    (o) Make any material change in its accounting methods or practices, except changes as may be required by generally accepted accounting principles or by regulatory requirements;

    (p) Take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code;

    (q) Take any action which would (i) materially adversely affect the ability of Community or Centerpoint to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under the Merger Agreement;

    (r) Take any action that would result in the representations and warranties of Centerpoint contained in the Merger Agreement not being true and correct on the date of the Merger Agreement or at any future date on or prior to the Closing Date;

    (s) Sell, assign, transfer, pledge or otherwise dispose of or encumber any portfolio securities designated as "held to maturity" or any other assets of Centerpoint or any of its subsidiaries except (i) sales of federal funds, sales of loans in the secondary market, or sales of securities designated as "held for sale" or "available for sale," made without recourse in the ordinary course of business and consistent with past practices, or (ii) sales of property owned through foreclosure or deed in lieu of foreclosure, in accordance with applicable law and consistent with prudent banking practices; or take any action which would have an adverse effect on the value of any such asset;

    (t) Accept any deposit from any new depositor (i) exceeding $500,000 from any one depositor or group of related depositors, (ii) with a term in excess of five years, (iii) with interest rates exceeding then-current market rates, or (iv) placed by a broker or solicited from a depositor outside of Centerpoint's market area;

    (u) Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose upon or take a deed or title to any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance (as defined in the Merger Agreement) in amounts which, if such foreclosure were to occur, might involve a cost of remediation in excess of $2,000;

    (v) Permit Centerpoint's regulatory leverage capital ratio to be less than 6.5%; or

    (w) Agree to do any of the foregoing.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Each party's obligation to effect the Merger is subject to various conditions, which include, in addition to other customary closing conditions, the following:

    (a) The Merger Agreement and the transactions contemplated thereby shall have been approved in accordance with applicable law by the requisite votes of the shareholders of Community and Centerpoint;

    (b) No order, decree or injunction of a court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, or any of the other transactions contemplated by the Merger Agreement, shall be in effect and no proceeding initiated by a third party including, without limitation, any Governmental Entity (as defined in the Merger Agreement), seeking an Injunction, shall be pending; provided, however, that, with respect to any such pending matter, counsel to the party seeking to postpone the closing of the transactions contemplated by the Merger Agreement or terminate the Merger Agreement has advised such party that such pending matter may reasonably be expected to have a material adverse effect on the other party. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by the Merger Agreement;

    (c) All necessary approvals, authorizations and consents of all governmental bodies required to consummate the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired;

    (d) The registration statement of which this Proxy Statement-Prospectus forms a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Commission;

    (e) Each of Community and Centerpoint shall have received an opinion of counsel reasonably acceptable to Community and Centerpoint, addressed to Community and the shareholders of Centerpoint, with respect to federal tax laws or regulations, to the effect that:

      (i) The merger will constitute a reorganization within the meaning of
    Section 368(a)(1) of the Code;

      (ii) No gain or loss will be recognized by Community, Centerpoint or Interim Bank or the surviving bank by reason of the Merger;

      (iii) The bases of the assets of Centerpoint in the hands of the surviving bank will be the same as the bases of such assets in the hands of Centerpoint immediately prior to the Merger;

      (iv) The holding period of the assets of Centerpoint in the hands of the surviving bank will include the period during which such assets were held by Centerpoint prior to the Merger;

      (v) No gain or loss will be recognized by the Centerpoint shareholders on the exchange of shares of Centerpoint Common Stock solely for shares of Community's Common Stock; income gain or loss will be recognized, however, to each such shareholder upon the receipt of cash by such shareholders on the exchange. The determination of whether the receipt of cash by Centerpoint shareholders will have the effect of the distribution of a dividend will be made by treating the shareholder as having received solely shares of Community Common Stock in the reorganization exchange and then having received the cash payment from Community in a hypothetical redemption of that number of shares of Community Common Stock equal in value to such cash payment;

      (vi) The basis of the shares of Community Common Stock to be received by Centerpoint shareholders will be the same as the basis of the shares of Centerpoint Common Stock surrendered in the reorganization exchange, decreased by the amount of cash received and increased by the amount of any gain (and by the amount of any dividend income) recognized on the exchange; and

      (vii) The holding period of the shares of Community Common Stock to be received by the shareholders of Centerpoint will include the period during which they held the shares of Centerpoint Common Stock surrendered, provided the shares of Centerpoint Common Stock are held as a capital asset on the date of the exchange.

    (f) Each of the representations and warranties of each party to the Merger Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time;

    (g) There shall have occurred no material adverse change in the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Centerpoint or its subsidiaries or Community or its subsidiaries since the date of the consolidated financial statements contained in their respective audited financial statements for the periods specified in the Merger Agreement which, in the case of Community, shall include a decline in the market price of the Community Common Stock so that the average closing price of the Community Common Stock for the fifteen trading days ending on the business day before the last required regulatory approval is obtained is less than 75% of Community's book value per share as of the most recent quarter end;

    (h) Each of Centerpoint and Community shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time under the Merger Agreement;

    (i) Each of Centerpoint and Community shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a material adverse effect on Community and its subsidiaries, taken as a whole;

    (j) Each of Community and Centerpoint shall have received an opinion of counsel, dated the Closing Date, in substantially the form of Exhibits 8.2(g) and 8.3(e), respectively, to the Merger Agreement; and

    (k) Each of Community and Centerpoint shall have received a letter from its investment advisor, dated as of a date not more than five days prior to the date this Proxy Statement-Prospectus is mailed to Community's and Centerpoint's shareholders, as to the fairness, from a financial point of view, to their respective shareholders of the consideration paid to Community's shareholders.

  In addition, Community's obligation to effect the Merger is subject to the following conditions:

    (a) As of the last day of any fiscal quarter of Centerpoint following the date of the Merger Agreement, or as of any date following satisfaction of the condition set forth in Section 8.1(c) of the Merger Agreement and prior to the Effective Time, the aggregate balance of Centerpoint's non-performing assets (determined in accordance with regulatory requirements) shall not exceed 2% of Centerpoint's aggregate balance of loans and non-performing assets;

    (b) As of the last day of any fiscal quarter of Centerpoint following the date of the Merger Agreement, and as of any date following satisfaction of the conditions set forth in Section 8.1(c) of the Merger Agreement and prior to the Effective Time, the consolidated net worth of Centerpoint ("Centerpoint Net Worth") shall have increased by at least $100,000 during each calendar quarter (beginning with the calendar quarter ended March 31, 1995) from its consolidated net worth as of December 31, 1994, such net worth to be calculated in accordance with the provisions of the Merger Agreement;

    (c) Community shall have received a letter from KPMG Peat Marwick LLP, addressed to Community, to the effect that the Merger will qualify for "pooling of interests" accounting treatment;

    (d) The holders of not more than 8% of the Centerpoint Common Stock outstanding immediately prior to the Effective Time shall have given notice of their intention to exercise dissenters' rights pursuant to the New Hampshire Revised Statutes Annotated; and

    (e) Community shall have received a letter from the independent certified public accountants for Centerpoint, dated (i) the date that the registration statement, of which this Proxy Statement-Prospectus forms a part, shall have become effective and (ii) the Closing Date, in each case setting forth the statements contained in Section 8.2(j) of the Merger Agreement.

NO SOLICITATION

  Centerpoint has agreed in the Merger Agreement that neither Centerpoint nor any of its directors, officers, employees, representatives or agents or other persons controlled by Centerpoint shall, and Centerpoint shall use its best efforts to cause its shareholders not to, directly or indirectly, negotiate, authorize, recommend, propose, solicit or announce an intention to authorize, recommend or propose, or enter into, any offer, agreement in principle, agreement, understanding or commitment, written or oral, with or from any third party, which relates to the acquisition of Centerpoint by such third party or which is otherwise inconsistent with the obligations arising under the Merger Agreement. Centerpoint has agreed to promptly communicate to Community the terms of any proposal or offer or any inquiry or request for information which it may receive in respect of any such transaction and the identity of the party making such proposal or inquiry which it may receive with respect to any such transaction.

CONTRACT FOR UNION

  The Contract for Union between Interim Bank and Centerpoint, attached to this Proxy Statement-Prospectus as Annex B, provides for the merger of Interim Bank with and into Centerpoint in accordance with the relevant New Hampshire banking statutes, Revised Statutes Annotated Chapter 388. The Contract for Union provides that the Merger will be effective at the close of business on the date on which the Commissioner of Bank's approval of the Contract for Union is filed with the New Hampshire Secretary of State, that the Articles of Agreement, By-Laws, directors and officers of Centerpoint before the Merger will remain the same immediately after the Merger, that the manner of conversion of Centerpoint Common Stock will be as provided in the Merger Agreement and that Centerpoint shareholders will have dissenters' rights under New Hampshire law. The Contract for Union also provides that all assets and liabilities of Interim Bank become assets and liabilities of Centerpoint following the Merger.

REGULATORY MATTERS

  Federal Reserve Board. The Merger is subject to approval by the Federal Reserve Board, which considers competitive factors in determining whether to approve an application. Additionally, in reviewing an application under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the institutions and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of Community and Centerpoint, current and projected economic conditions in the New England region and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the regulations promulgated thereunder.

  In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Community and Centerpoint in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each of such institutions. Each of Concord Savings Bank and Centerpoint Bank was rated "Outstanding" in its most recent FDIC CRA examination.

  The Merger may not be consummated until 30 days after Federal Reserve Board approval (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the Attorney General, but not less than 15 days), during which time the Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects. Failure of the Department of Justice to object to the Merger does not prevent the filing of antitrust actions by private persons.

  New Hampshire Board of Trust Company Incorporation. As a part of the Merger, Community will form a New Hampshire-chartered trust company, which will merge into Centerpoint. Community must obtain the approval of the BTCI to form Interim Bank. In deciding whether to approve the formation of Interim Bank, the BTCI must consider the adequacy of capital; earnings prospects; the convenience and needs of the community; and the character and experience of the organizers, directors, officers and employees.

  Commissioner of Banks of New Hampshire. The Merger must be approved by the Commissioner of Banks. In deciding whether to approve the Merger, the Commissioner of Banks will consider whether the public convenience and advantage and the interest of the merging banks and their shareholders and depositors will be promoted without reducing any deposits credited to any depositor or imposing any restriction on the withdrawal of funds. Following the Commissioner of Bank's approval of the Merger, notice of the Merger must be published (and mailed to out-of-state depositors) at least 30 days prior to the Effective Date.

  FDIC. The Merger also must be approved by the FDIC. The Merger may not be consummated until 30 days after approval by the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the Attorney General, but not less than 15 days), during which time the Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of FDIC approval unless a court specifically orders otherwise.

  The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. Applications seeking the approvals required to consummate the transaction have been filed as of the date of this Proxy Statement-Prospectus. There can be no assurance that the Merger will be approved by the Federal Reserve Board, the BTCI, the Commissioner of Banks, or the FDIC. If such approvals are received, there can be no assurance as to the date of such approvals, the terms thereof or the absence of any litigation challenging such approvals. Community and Centerpoint are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger. It is currently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Foley, Hoag & Eliot, counsel to Community, the following summary sets forth the anticipated material federal income tax consequences of the Merger to Centerpoint shareholders and to Centerpoint and Community. The tax treatment of each Centerpoint shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including Centerpoint shareholders who acquired Centerpoint Common Stock pursuant to the Centerpoint Stock Option Plan. Shareholders should consult their own tax advisors as to the effect of their own particular situation on the federal tax consequences of the Merger to them and as to the applicability of any state, local or foreign tax laws. This summary is based on the provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws, regulations or interpretations may differ on the Effective Time, and relevant facts also may differ.

  The obligations of Community and Centerpoint to effect the Merger are conditioned upon their receipt of an opinion of counsel, as set forth below. Foley, Hoag & Eliot, counsel to Community, has delivered to Community and Centerpoint, and Community and Centerpoint have accepted, an opinion letter dated November 22, 1995 as to the tax consequences of the Merger. Foley, Hoag & Eliot will deliver another opinion letter to Community and Centerpoint, dated the date of the closing of the Merger, as to the tax consequences of the Merger. The tax opinion will not be binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not contest the conclusions expressed in the opinion letter.

  The opinion letter delivered by Foley, Hoag & Eliot is based upon certain representations made to Foley, Hoag & Eliot by Centerpoint, Community, Interim Bank and certain Centerpoint shareholders and upon certain factual assumptions. If any of the representations or assumptions were not correct, then each holder of Centerpoint Common Stock would recognize gain or loss with respect to each share of Centerpoint Common Stock surrendered equal to the difference between (i) such shareholder's basis in the share and (ii) the fair market value of the Community Common Stock received in exchange for the share. In such event, the shareholder's aggregate basis in the shares of Community Common Stock received in the exchange would equal the fair market value of such shares, and the shareholder's holding period for such shares of Community Common Stock would not include the period during which the shareholder held the Centerpoint shares exchanged therefor.

  While the accuracy of each representation made to Foley, Hoag & Eliot is essential to the opinions set forth below, Centerpoint shareholders should particularly note that dispositions of Community Common Stock received by Centerpoint shareholders in the Merger may cause the Merger to become retroactively taxable to each Centerpoint shareholder, even those who do not make such dispositions. In particular, Centerpoint shareholders must not, pursuant to a plan or intent existing prior to the Effective Time, dispose of an amount of Community Common Stock to be received in the Merger (including, under certain circumstances, pre-merger dispositions of Centerpoint Common Stock) such that the Centerpoint shareholders do not retain a meaningful continuing equity ownership in Community. Generally, so long as the Centerpoint shareholders have no plan or intention to dispose of Community Common Stock to be received in the Merger that would result in their retention, in the aggregate, of a continuing interest through stock ownership in Community that is equal in value, as of the Effective Time, to less than 50 percent of the value of all of the formerly outstanding Centerpoint Common Stock as of the same time, this requirement will be satisfied.

  The opinion letter delivered to Community and Centerpoint by Foley, Hoag & Eliot states that Foley, Hoag & Eliot is of opinion, as of the date of the opinion and under existing law, for United States federal income tax purposes, as follows:

    (a) The Merger will constitute a reorganization within the meaning of
  Section 368(a)(1) of the Code;

    (b) Centerpoint, Community and Interim Bank will each be a "party to the reorganization" within the meaning of Code section 368(b);

    (c) No gain or loss will be recognized by Centerpoint, Community, Interim Bank or the surviving bank as a result of the Merger;

    (d) Except to the extent of cash received in lieu of fractional shares, as described below, no gain or loss will be recognized by the shareholders of Centerpoint upon the receipt in the Merger of Community Common Stock in exchange for their shares of Centerpoint Common Stock;

    (e) Cash received in lieu of a fractional share of Community Common Stock will be treated as if the fractional share had been distributed in exchange for shares of Centerpoint Common Stock and then the fractional share had been redeemed by Community. The cash will be treated as a distribution in full payment in exchange for the fractional share interest, provided the redemption is not essentially equivalent to a dividend, and will accordingly result in the recognition of gain, if any, measured by the difference between the portion of the basis of the shares of Centerpoint Common Stock allocable to such fractional share and the cash received in full payment therefor. If such shares of Centerpoint Common Stock are capital assets in the hands of the Centerpoint shareholder, then such gain will be capital gain.

    (f) The aggregate basis of the Community Common Stock received by a Centerpoint shareholder in the Merger will be the same as the aggregate basis of the Centerpoint Common Stock surrendered in exchange therefor;

    (g) The bases of the assets of Centerpoint in the hands of the surviving bank will be the same as the bases of such assets in the hands of Centerpoint immediately prior to the Merger;

    (h) The holding period for each share of Community Common Stock received by each Centerpoint shareholder in exchange for Centerpoint Common Stock will include the period for which such shareholder held such Centerpoint Common Stock, provided that the shareholder's Centerpoint Common Stock is held as a capital asset at the Effective Time;

    (i) The holding period of the assets of Centerpoint in the hands of the surviving bank will include the period during which such assets were held by Centerpoint prior to the Merger; and

    (j) A Centerpoint shareholder who does not vote in favor of the Merger, who exercises dissenters' rights as to all such holder's shares of Centerpoint Common Stock and who is not deemed to be an owner of any shares of Centerpoint Common Stock held by others will recognize gain or loss measured by the difference between the basis of such shareholder's dissenting shares and the cash received in exchange therefor. Such gain or loss will be capital gain or loss, provided that the holder's dissenting shares are held as a capital asset at the Effective Time.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction under generally accepted accounting principles. Under such method of accounting, holders of Centerpoint Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of Community Common Stock by exchanging their shares for shares of Community Common Stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of Centerpoint, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of Community and no goodwill will be created. Community will be able to include in its consolidated statement of income the consolidated income of Centerpoint for the entire fiscal year in which the Merger occurs and for all periods reported; however, certain expenses incurred to effect the Merger must be treated by Community as current charges against income rather than adjustments to its balance sheet. It is a condition to consummation of the Merger that Community shall have received a letter from KPMG Peat Marwick LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment.

  The pro forma financial information presented in this Proxy Statement-Prospectus has been prepared using the pooling-of-interests method of accounting to account for the Merger. See "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time (whether before or after shareholder approval) by mutual consent of Community and Centerpoint. Subject to certain limitations in cases where the party seeking termination is in breach of the Merger Agreement, the Merger Agreement may also be terminated by Community or Centerpoint, acting individually, (a) if any regulatory authority shall have issued a final nonappealable order that does not approve the Merger Agreement or the transactions contemplated thereby; (b) if the Effective Time has not occurred on or before August 29, 1996; (c) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not timely cured; or (d) if the vote of the shareholders of Community or Centerpoint required to approve the Merger Agreement is not obtained. If the Merger Agreement is terminated (other than as a result of a wilful breach or gross negligence by Community or Centerpoint), each of Community and Centerpoint shall be responsible for its own costs and expenses. If the Merger Agreement is terminated as a result of a breach of a representation, warranty or covenant which is caused by the wilful conduct or gross negligence of either party, the breaching party must reimburse the other for all out-of-pocket costs and expenses incurred in connection with the Merger, up to a maximum of $200,000.

AMENDMENT, EXTENSION AND WAIVER OF THE MERGER AGREEMENT

  The Board of Directors of Community and Centerpoint may, to the extent legally allowable, (a) amend the Merger Agreement; (b) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement; (c) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (d) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement, except that (i) after the Merger Agreement has been approved by the shareholders of Centerpoint, no amendment shall reduce the amount or change the form of consideration to be delivered to each of the Centerpoint's shareholders pursuant to the Merger Agreement without further approval of the Centerpoint shareholders and (ii) after the Merger Agreement has been approved by the shareholders of Community, no amendment shall increase the amount or change the form of consideration to be delivered to each of the Centerpoint shareholders pursuant to the Merger Agreement without further approval of the Community shareholders. Except in the circumstances described in (i) and (ii) above, no amendment to the Merger Agreement (including, but not limited to, any waiver of conditions, waiver of inaccuracies in the representations and warranties or extension of time for the performance of any of the obligations contained in the Merger Agreement) would require further solicitation of proxies from or approval by the Community or Centerpoint shareholders.

EFFECT ON EMPLOYEE BENEFITS

  The Merger Agreement provides that, after the Merger, Community will provide Centerpoint employees who were employees of Centerpoint immediately prior to, and remain employees after, the Merger with employee benefits no less favorable overall than those available to employees of Community, subject to the terms and conditions under which those employee benefits are made available to employees of Community. For purposes of determining eligibility for vesting of such employee benefits and for determining the amount of benefits payable under defined benefit pension plans, service with Centerpoint by persons who were employees of Centerpoint at the Effective Time shall be treated as service with an "employer" to the same extent as if such persons had been employees of Community during the period such persons were employed by Centerpoint.

  In addition, Community has agreed that, at the Effective Time, all options held by optionees under the Centerpoint Stock Option Plan which are outstanding at the Effective Time will be assumed by Community on the same terms and conditions as the Centerpoint Stock Option Plan, except that the number of shares of Community Common Stock subject to such options and the exercise price of such options will be adjusted to give effect to the Exchange Ratio.

  Community has also agreed that all rights to indemnification existing in favor of the directors and officers of Centerpoint as provided in Centerpoint's Charter and By-laws, as in effect on August 29, 1995, will survive the Merger and continue in full force and effect for a period of six years from the Effective Time with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time. All rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

  Community has also agreed to maintain in effect for three years after the Effective Time, if available, the directors' and officers' liability insurance policy currently maintained by Centerpoint or to substitute policies having at least the same coverage containing terms and conditions which are not materially less favorable than the present policies of Centerpoint. Community will not, however, be required to expend more than $45,000 for such insurance.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In connection with the Merger, Community has agreed to provide certain benefits to the employees of Centerpoint. See "--Effect on Employee Benefits".

  Community has also agreed to continue the rights to indemnification of officers, directors and employees of Centerpoint and to continue in effect for a period of time the directors' and officers' liability insurance currently maintained by Centerpoint. See "--Effect on Employee Benefits."

  As discussed in "--Effect on Employee Benefits," at the Effective Time, all options held by optionees under the Centerpoint Stock Option Plan which are outstanding at the Effective Time will be assumed by

Community. As of December 8, 1995, the Centerpoint Record Date, the officers and directors of Centerpoint as a group held options to purchase an aggregate of 77,500 shares of the Centerpoint Common Stock. Based on the Exchange Ratio of 1.073 and assuming that the number of shares of Centerpoint Common Stock issuable at the Effective Time upon the exercise of outstanding options granted to officers and directors pursuant to the Centerpoint Stock Option Plan remains unchanged from the Record Date, options to acquire 77,500 shares of Centerpoint Common Stock would be converted into options to acquire 83,156 shares of Community Common Stock, at an exercise price per share of $9.32.

  The directors and officers of Centerpoint immediately prior to the Effective Time will remain the directors and officers of Centerpoint after the Merger, to hold office in accordance with the charter documents and by-laws of Centerpoint until their respective successors are duly elected or appointed and qualified. Following the Effective Time, Community intends to elect up to two additional directors to serve on the Board of the surviving bank. At or immediately after the Effective Time, the Board of Directors of Community will elect three of Centerpoint's current directors to serve on the Board of Directors of Community, who will be designated prior to the Effective Time as follows: one of the nominees will be Philip M. Stone, the current President and CEO of Centerpoint; the second nominee will be designated by Mr. Stone; and the third nominee will be selected by Community from a list of two or three potential nominees provided by Centerpoint to Community. Neither the second nor the third nominee has been selected. Prior to or at the Effective Time, the Board of Directors of Concord Savings Bank, Community's banking subsidiary, will elect one of Centerpoint's current outside directors (designated by Centerpoint prior to the Effective Time) to serve on the Board of Directors of Concord Savings Bank.

  In connection with the execution of the Merger Agreement and with the approval of Community, Centerpoint has entered into employment agreements with three of its senior officers: Philip M. Stone, President, Chief Executive Officer and Chairman of the Board; Joseph B. Reilly, Senior Vice President; and Lucy T. Gobin, Senior Vice President and Chief Financial Officer.

  Mr. Stone's employment agreement provides that Centerpoint will employ Mr. Stone as President until June 30, 1998 and as Chairman of the Board until December 31, 1998 at an annual rate of compensation of not less than $100,000 through December 31, 1998 and will provide him with certain fringe benefits. From July 1, 1998 through December 31, 1998, Mr. Stone will provide consulting assistance to Centerpoint on less than a full time basis. As of August 29, 1995, Mr. Stone's annual rate of compensation was $100,000.

  Centerpoint may terminate Mr. Stone's employment for cause by majority vote of the Board of Directors. A termination is for cause if the termination is for personal dishonesty relating to the affairs of Centerpoint, gross and wilful failure to perform a substantial portion of duties and responsibilities to Centerpoint, wilful violation of any material banking regulation, or wilful violation of any criminal law (other than traffic violations or similar offenses) or of any regulatory order. If Mr. Stone's employment is terminated for cause, Centerpoint's obligation to make payments to Mr. Stone cease on the effective date of his termination.

  If (a) Mr. Stone terminates his employment in the event of (i) Centerpoint's failure to compensate him as provided in the agreement, (ii) Centerpoint's failure to continue him as Chairman of the Board, or (iii) material breach of the agreement by Centerpoint or (b) Centerpoint terminates Mr. Stone's employment without cause, Centerpoint is obligated to continue providing the compensation and other benefits specified in the agreement through December 31, 1998.

  Mr. Stone has agreed that during the term of his employment agreement he will not compete with Centerpoint in Centerpoint's market area while employed by Centerpoint or during any period during which Centerpoint provides compensation and other benefits to Mr. Stone.

  If the Merger Agreement is terminated and the Merger does not occur, Mr. Stone's employment agreement will automatically terminate and any employment agreement in effect prior to the date of this employment agreement will resume effectiveness.

  Mr. Reilly's employment agreement with Centerpoint is substantially similar to Mr. Stone's with the differences noted below.

  Centerpoint has agreed to employ Mr. Reilly as a senior officer, initially with the title of Senior Vice President, for a period of two years commencing on August 29, 1995, at an annual rate of compensation of not less than $84,150, and to provide him with certain fringe benefits. As of August 29, 1995, Mr. Reilly's annual rate of compensation was $84,150.

  If Mr. Reilly terminates his employment in the event of Centerpoint's failure to compensate him as provided in his agreement or material breach of the agreement by Centerpoint, or Centerpoint terminates Mr. Reilly's employment without cause (all of the foregoing, a "Termination Without Cause"), Centerpoint is obligated to continue providing the compensation and other benefits specified in the agreement until August 29, 1997.

  Ms. Gobin's employment agreement with Centerpoint is substantially similar to Mr. Reilly's with the differences noted below.

  Centerpoint has agreed to employ Ms. Gobin as a senior officer, initially with the title of Senior Vice President, until September 30, 1997, at an annual rate of compensation of not less than $65,000. As of August 29, 1995, Ms. Gobin's annual rate of compensation was $65,000.

  Ms. Gobin's agreement does not prohibit her from competing with Centerpoint (as is often the case in employment agreements with chief financial officers) while employed by Centerpoint or during any period during which Centerpoint provides compensation and other benefits to her. Consequently, if Ms. Gobin's employment is Terminated Without Cause, then during the period commencing on the first anniversary of her termination of employment (if such anniversary occurs prior to August 29, 1997) through August 29, 1997, Centerpoint is entitled to set off against any cash compensation to be provided Ms. Gobin pursuant to her employment agreement the amount of any cash compensation received by her from other employment.

  In addition, if Ms. Gobin's employment is Terminated Without Cause prior to October 1, 1996, she will receive a payment of $40,000; if her employment is Terminated Without Cause on or after October 1, 1996 but before October 1, 1997, she will receive a payment of $20,000.

BENEFICIAL OWNERSHIP OF COMMUNITY COMMON STOCK

  See "COMMUNITY ANNUAL MEETING--OTHER MATTERS."

BENEFICIAL OWNERSHIP OF CENTERPOINT COMMON STOCK

  The following table sets forth certain information as of October 1, 1995 regarding holders of more than 5% of Centerpoint's Common Stock (all of whom are directors of Centerpoint), each director of Centerpoint and all directors and principal officers of Centerpoint as a group.

                                                             EQUIVALENT SHARES
                                                               OF COMMUNITY
                                                               COMMON STOCK
                                                                 ASSUMING
                                              SHARES OWNED     CONSUMMATION
                                              BENEFICIALLY     OF THE MERGER
                                             --------------- -------------------
                                                     PERCENT  NUMBER   PERCENT
              NAME AND ADDRESS                         OF       OF        OF
            OF BENEFICIAL OWNER               TOTAL   CLASS   SHARES    CLASS
            -------------------              ------- ------- --------- ---------
Arthur R. Bethke............................  89,496  15.16%    96,029     4.05%
 Concord Oil Company
 P.O. Box 368
 Concord, Massachusetts 01742
Ronald H. Bogers(1).........................  20,383   3.45     21,870        *
Donald E. Bossi(2)..........................  30,500   4.98     32,726     1.37
John J. Clarke, Jr. ........................   7,499   1.27      8,046        *
John T. deBettencourt(3)....................  10,000   1.69     10,730        *
Walter W. Hemming...........................  35,833   6.07     38,448     1.62
 Hemming Associates
 Unit 11
 74 Northeastern Boulevard
 Nashua, New Hampshire 03062
P.D. Infantine(4)...........................  24,050   4.07     25,805     1.09
Donald J. Levasseur.........................  10,000   1.69     10,730        *
David B. Salzman............................  28,636   4.85     30,726     1.30
Philip M. Stone(5)..........................  51,551   8.18     55,314     2.30
 Centerpoint Bank
 141 South River Road
 Bedford, New Hampshire 03110
Vartkes Tamzarian(6)........................   5,000      *      5,365        *
Ronald C. Thomashow.........................   2,117      *      2,271        *
Michael T. Whaley...........................   2,400      *      2,575        *
All Directors and Officers as a group
 (15 persons)(7)............................ 328,716  49.59    352,712    14.45

--------
 *Less than 1%.
(1) Includes 200 shares owned of record by Mr. Bogers' wife, 3,200 shares owned of record by his mother, and 884 shares owned of record by each of his two children.
(2) Includes 22,500 shares which Mr. Bossi has the right to acquire upon the exercise of stock options.
(3) Includes 5,000 shares held by Mr. deBettencourt as the sole trustee of a trust established for the benefit of certain of Mr. deBettencourt's business associates.
(4) Includes 21,000 shares held by the estate of Mrs. Infantine's late husband, of which Mrs. Infantine's son is executor, and 1,000 shares held by Mrs. Infantine's son.
(5) Includes 40,000 shares which Mr. Stone has the right to acquire upon the exercise of stock options and 300 shares which are owned of record by his wife.
(6) Includes 300 shares which are owned of record by Mr. Tamzarian's wife.
(7) Includes 72,500 shares which officers and directors have the right to acquire upon the exercise of stock options.

OPTION AGREEMENT

  Concurrently with the execution of the Merger Agreement, Centerpoint and Community entered into a Stock Option Agreement (the "Option Agreement") pursuant to which Centerpoint has granted an option (the "Option") to Community to purchase up to 165,920 shares of Centerpoint Common Stock (19.9% of the then-issued and outstanding Centerpoint Common Stock, including shares issuable pursuant to the Centerpoint Stock Option Plan and the Option Agreement) under certain conditions, at a price of $12.00 per share, subject to adjustment as set forth in the Option Agreement. Community conditioned its willingness to enter into the Merger Agreement on receipt of the Option.

  Community may exercise the Option, in whole or in part, at any time during the term of the Option Agreement upon the occurrence and continuance of any of the following events (hereinafter "Triggering Events"): (1) without having received Community's prior written consent, Centerpoint shall have entered into, or the Board of Directors shall have approved or recommended that Centerpoint's shareholders approve or accept, an agreement with any person (other than Community or any affiliate of Community) to (a) effect a merger, consolidation or similar transaction involving Centerpoint, (b) sell, lease or otherwise dispose of assets of Centerpoint (other than sales of loans or securities classified as available for sale in the ordinary course of business of Centerpoint) representing 15% or more of the consolidated assets of Centerpoint or (c) issue, sell or otherwise dispose of securities representing 15% or more of the voting power of Centerpoint (any of the foregoing being referred to as an "Acquisition Transaction"); (2) any person (other than Community or any affiliate of Community) shall, after the date of the Merger Agreement, have acquired beneficial ownership or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Common Stock of Centerpoint; (3) any person (other than Community or any affiliate of Community) (a) publicly announces a proposal, or publicly discloses an intention to make a proposal, to engage in an Acquisition Transaction, (b) files an application under the Bank Holding Company Act of 1956 for approval to engage in an Acquisition Transaction, or
(c) files a notice under the Change in Bank Control Act of 1978 or other applicable law of intent to engage in an Acquisition Transaction; (4) the Board shall have failed to recommend to its shareholders approval of the Merger Agreement or shall have withdrawn or modified in a manner adverse to Community the Board's recommendation with respect to the Merger Agreement; or
(5) the shareholders of Centerpoint shall not have approved the Merger Agreement and the transactions contemplated thereby at the Centerpoint Special Meeting or such Special Meeting shall not, due to actions or failure to act of Centerpoint, have been held prior to a date which is 60 days ("End Date") after effectiveness of the Registration Statement on Form S-4, provided that the events described in this subsection 5 shall constitute a Triggering Event only if, prior to the End Date, Centerpoint shall have agreed to provide to a shareholder or a shareholder representative a copy of its list of Centerpoint shareholders for use in connection with possible communications with other Centerpoint shareholders.

  Under the terms of the Option Agreement, at the request of Community, Centerpoint is obligated to repurchase the Option (unless the Option has expired or been terminated in accordance with its terms) and all shares of Centerpoint Common Stock purchased by Community pursuant to the Option Agreement with respect to which Community then has beneficial ownership at any time commencing upon the occurrence of a "Repurchase Event" (as defined below) and ending upon the earlier to occur of (1) nine months immediately thereafter or (2) termination of the Option, as described below.

  A Repurchase Event shall occur upon the occurrence of any of the following:
(1) Centerpoint shall have entered into an agreement with respect to, or consummated, a merger, consolidation or sale of substantially all of its assets; or (2) any person (other than Community or an affiliate of Community) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 51% or more of the then outstanding Centerpoint Common Stock.

  Except to the extent that Community shall have exercised its repurchase rights, at the request of Centerpoint during the 30-day period commencing 12 months following the first occurrence of a Repurchase Event, Centerpoint may repurchase from Community all (but not less than all) of the shares of Centerpoint Common Stock acquired by Community pursuant to the Option Agreement and with respect to which Community has beneficial ownership at the time of such repurchase at the price specified in the Option Agreement.

  The Option terminates upon the first to occur of the following: (1) consummation of the Merger; (2) the first anniversary of a Triggering Event;
(3) the second anniversary of a termination of the Merger Agreement by reason of a material breach or wilful violation by Centerpoint of its representations, warranties or obligations under the Merger Agreement (provided that a Triggering Event has not occurred prior thereto); (4) termination of the Merger Agreement by Centerpoint by reason of a breach or violation by Community of its representations, warranties or obligations under the Merger Agreement or if the holders of Community Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the Community Annual Meeting; or (5) the second anniversary of termination of the Merger Agreement for a reason other than as described in the foregoing clauses (3) and (4) (provided that a Triggering Event has not occurred prior thereto).

  The Option may act to deter competing offers from third parties to acquire Centerpoint. If a Triggering Event occurs, the Option could be exercised, thereby increasing the number of outstanding shares of Centerpoint's Common Stock and making it more difficult and costly for a third party to obtain all or a specified percentage of Centerpoint's Common Stock.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

  Centerpoint. Any Centerpoint shareholder has the right to assert dissenters' rights with respect to the Merger and to receive payment of the fair value of his shares of Centerpoint Common Stock upon compliance with the applicable provisions of New Hampshire Revised Statutes Annotated ("RSA") 388:13 and 293-A:13.01 through RSA 293-A:13.31, copies of which are set forth as Annex E to this Proxy Statement-Prospectus. A shareholder may not dissent as to less than all of the shares that he beneficially owns. Any Centerpoint shareholder intending to enforce this right may not vote in favor of the Merger Agreement and Contract for Union and must file a written notice of intent to demand payment for his shares (an "Objection Notice") with Centerpoint either before the Special Meeting or before the vote on the Merger is taken at the Special Meeting. Failure to vote against the Merger will not constitute waiver of a shareholder's appraisal rights. An Objection Notice must state that the Centerpoint shareholder intends to demand payment for his shares of Centerpoint Common Stock if the Merger is effected. By properly executing a proxy card with no voting instructions indicated thereon, a Centerpoint shareholder will vote in favor of the approval and adoption of the Merger Agreement and Contract for Union and, accordingly, will not be entitled to exercise dissenters' rights in connection with the Merger. A vote against approval of the Merger will not, by itself, constitute an Objection Notice satisfying the requirements of RSA 293-A:13.21.

  If the Merger is approved by Centerpoint shareholders at the Special Meeting, within 10 days after the Special Meeting Centerpoint will send to each Centerpoint shareholder who has satisfied the requirements of RSA 293-A:13.21 a notice of such approval (the "Dissenters' Notice"). Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of Centerpoint Common Stock before the date of the first announcement to the news media or the shareholders of the terms of the proposed Merger, and deposit his certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the certificates, the Centerpoint shareholder will retain all other rights of a Centerpoint shareholder until these rights are canceled or modified by consummation of the Merger. Failure to comply with these procedures will cause the Centerpoint shareholder who desires to exercise his rights to lose his dissenters' rights to payment for his shares. Consequently, any Centerpoint shareholder who desires to exercise his rights to payment for his shares is urged to consult his legal advisor before attempting to exercise such rights.

  The Merger Agreement provides that a condition to Community's obligation to effect the Merger is that the aggregate number of shares of Centerpoint Common Stock owned by Centerpoint shareholders who have perfected and not abandoned their dissenters' rights of appraisal under RSA 293-A:13.01 through RSA 293-A:13.31 shall not constitute more than 8.0% of the shares of Centerpoint Common Stock outstanding immediately prior to the Effective Time.

  As soon as the Merger is consummated, or upon receipt of a Payment Demand, Centerpoint shall, pursuant to RSA 293-A:13.25, pay to each dissenting shareholder who has complied with the requirements of RSA 293-A:13.23, the amount that Centerpoint estimates to be the fair value of the shares of Centerpoint Common Stock, plus accrued interest.

  If the Merger is not consummated within 60 days after the date set for demanding payment and depositing certificates, Centerpoint shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, the Merger is consummated, Centerpoint must send a new Dissenters' Notice and repeat the payment demand procedure.

  If the dissenting shareholder believes that the amount paid by Centerpoint pursuant to RSA 293-A:13.25 is less than the fair value of his shares or that the interest due is calculated incorrectly, or if Centerpoint fails to make payment (or, if the Merger has not been consummated, Centerpoint does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares) within 60 days after the date set forth in the Dissenters' Notice, then the dissenting shareholder may, within 30 days after Centerpoint made or offered payment for the shares, notify Centerpoint in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received) or reject Centerpoint's offer with respect to after-acquired shares and demand payment of the fair value of such shares and interest due. Failure to notify Centerpoint in writing of any demand for additional payment within 30 days after Centerpoint made or offered payment for such shares will constitute a waiver of the right to demand additional payment.

  If Centerpoint and the dissenting shareholder cannot agree on a fair price within 60 days after Centerpoint receives such a demand for additional payment, RSA 293-A:13.30 provides that Centerpoint will institute judicial proceedings in the New Hampshire Superior Court in the County of Hillsborough (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable, and
(ii) the accrued interest. The "fair value" of the Centerpoint Common Stock could be more than, the same as, or less than the consideration to be received in the Merger. If Centerpoint does not institute such proceedings within such 60 day period, Centerpoint shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by such shareholder.

  The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser) against Centerpoint, except that the Court may assess such costs and expenses as it deems appropriate against any and all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against Centerpoint if the Court finds that Centerpoint did not comply substantially with the relevant requirements of the RSA or (ii) against either Centerpoint or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the Court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Centerpoint, the Court may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefitted.

  The foregoing summary of the applicable provisions of RSA 388:13 and RSA 293-A:13.01 through RSA 293-A:13.31 is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are attached hereto as Annex E.

  For a discussion of certain tax consequences in connection with dissenting shareholders, see "Certain Federal Income Tax Consequences" above.

  Community. Any Community shareholder has the right to assert dissenters' rights with respect to the Charter Amendments and to receive payment of the fair value of his shares upon compliance with the applicable provisions of New Hampshire Revised Statutes Annotated ("RSA") 293-A:13.01 through RSA 293-A:13.31, copies of which are set forth as Annex E to this Proxy Statement-Prospectus. Community shareholders do not have dissenters' rights with respect to the Merger. A shareholder may not dissent as to less than all of the shares that he beneficially owns. Any Community shareholder intending to enforce this right may not vote in favor of the Charter Amendments and must file a written notice of intent to demand payment for his shares (an "Objection Notice") with Community either before the Annual Meeting or before the vote on the Charter Amendments is taken at the Annual Meeting. Failure to vote against the Charter Amendments will not constitute waiver of a shareholder's appraisal rights. An Objection Notice must state that the Community shareholder intends to demand payment for his shares of Community Common Stock if the Charter Amendments are effected. By properly executing a proxy card with no voting instructions indicated thereon, a Community shareholder will vote in favor of the approval and adoption of the Charter Amendments and, accordingly, will not be entitled to exercise dissenters' rights in connection with the Charter Amendments. A vote against approval of the Charter Amendments will not, by itself, constitute an Objection Notice satisfying the requirements of RSA 293-A:13.21.

  If the Charter Amendments are approved by Community shareholders at the Annual Meeting, within 10 days after the Annual Meeting Community will send to each Community shareholder who has satisfied the requirements of RSA 293-A:13.21 a notice of such approval (the "Dissenters' Notice"). Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of Community Common Stock before the date of the first announcement to the news media or the shareholders of the terms of the proposed Charter Amendments, and deposit his certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the certificates, the Community shareholder will retain all other rights of a Community shareholder until these rights are canceled or modified by the filing of the Charter Amendments with the New Hampshire Secretary of State. Failure to comply with these procedures will cause the Community shareholder who desires to exercise his rights to lose his dissenters' rights to payment for his shares. Consequently, any Community shareholder who desires to exercise his rights to payment for his shares is urged to consult his legal advisor before attempting to exercise such rights.

  As soon as the Charter Amendments take effect, or upon receipt of a Payment Demand, Community shall, pursuant to RSA 293-A:13.25, pay to each dissenting shareholder who has complied with the requirements of RSA 293-A:13.23, the amount that Community estimates to be the fair value of the shares of Community Common Stock, plus accrued interest.

  If the Charter Amendments are not filed with the Secretary of State within 60 days after the date set for demanding payment and depositing certificates, Community shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, the Charter Amendments are filed, Community must send a new Dissenters' Notice and repeat the payment demand procedure.

  If the dissenting shareholder believes that the amount paid by Community pursuant to RSA 293-A:13.25 is less than the fair value of his shares or that the interest due is calculated incorrectly, or if Community fails to make payment (or, if the Charter Amendments are not filed, Community does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares) within 60 days after the date set forth in the Dissenters' Notice, then the dissenting shareholder may, within 30 days after Community made or offered payment for the shares, notify Community in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received) or reject Community's offer with respect to after-acquired shares and demand payment of the fair value of such shares and interest due. Failure to notify Community in writing of any demand for additional payment within 30 days after Community made or offered payment for such shares will constitute a waiver of the right to demand additional payment.

  If Community and the dissenting shareholder cannot agree on a fair price within 60 days after Community receives such a demand for additional payment, RSA 293-A:13.30 provides that Community will institute judicial proceedings in the New Hampshire Superior Court in the County of Merrimack (the "Court") to fix (i) the fair value of the shares immediately before the Charter Amendments were filed with the Secretary of State, excluding any appreciation or depreciation in anticipation of the Charter Amendments, unless such exclusion would be inequitable, and (ii) the accrued interest. If Community does not institute such proceedings within such 60 day period, Community shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by such shareholder.

  The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser) against Community, except that the Court may assess such costs and expenses as it deems appropriate against any and all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against Community if the Court finds that Community did not comply substantially with the relevant requirements of the RSA or (ii) against either Community or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the Court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Community, the Court may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefitted.

  The foregoing summary of the applicable provisions of RSA 293-A:13.01 through RSA 293-A:13.31 is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are attached hereto as Annex E.

  A Community shareholder who does not vote in favor of the Charter Amendments, who exercises dissenters' rights as to all such holder's shares of Community Common Stock and who is not deemed to be an owner of any shares of Community Common Stock held by others will recognize gain or loss measured by the difference between the basis of such shareholder's dissenting shares and the cash received in exchange therefor. Such gain or loss will be capital gain or loss, provided that the holder's dissenting shares are held as a capital asset at the effective time of the Charter Amendments.

RESALE OF COMMUNITY COMMON STOCK

  The Community Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any Centerpoint shareholder who may be deemed to be an affiliate (an "Affiliate") of Centerpoint for purposes of Rule 145 under the Securities Act. Generally, Affiliates of Centerpoint are defined as persons (generally executive officers and directors) who control, are controlled by, or are under common control with Centerpoint at the time of the Centerpoint Special Meeting.

  Rules 144 and 145 promulgated by the Commission under the Securities Act impose certain restrictions on the public sale of Community Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, Affiliates of Centerpoint, provided they are not Affiliates of Community, may publicly resell the Community Common Stock received by them in the Merger, subject to certain limitations as to the amount of Community Common Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of Centerpoint who are not Affiliates of Community may resell their shares without such restrictions so long as there is adequate current public information with respect to Community as required by Rule 144. Persons who become Affiliates of Community prior to, at or after the Effective Time may publicly resell the Community Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. The ability of Affiliates to resell shares of Community Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Community's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Community Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

  This Proxy Statement-Prospectus does not cover any resales of Community Common Stock received by persons who may be deemed to be Affiliates of Centerpoint. Pursuant to the Merger Agreement, each Affiliate of Centerpoint has entered into an Affiliate Agreement providing that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Centerpoint Common Stock held by such Affiliate or to be received in the Merger, from the date such Affiliate entered into such Agreement until the second day after publication of financial results covering at least 30 days of combined operations of Community and Centerpoint after the Merger. A copy of the form of Affiliate Agreement entered into by each Affiliate of Centerpoint is attached as Exhibit
7.3 to the Merger Agreement, which is attached to this Proxy Statement-Prospectus as Annex A.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following unaudited pro forma combined condensed financial statements have been prepared to reflect the Merger on a pooling-of-interests basis. Under pooling-of-interests accounting treatment for the Merger, the recorded assets and liabilities of Community and Centerpoint are carried forward to the combined company at their recorded amounts. For purposes of the pro forma presentation, Centerpoint's calendar year statements of operations have been recast to conform to the June 30 fiscal year end used by Community. See "THE MERGER--Accounting Treatment." The following pro forma financial statements reflect the exchange of Centerpoint Common Stock for Community Common Stock in connection with the Merger at the Exchange Ratio of 1.073. This unaudited pro forma combined financial data should be read in conjunction with the consolidated historical financial statements of Centerpoint and Community, including the respective notes thereto, which are included in this Proxy Statement-Prospectus. See the Community Consolidated Financial Statements and the Centerpoint Financial Statements beginning at page F-1.

  The unaudited pro forma information presented below does not include any expected cost savings as a result of the Merger. The September 30, 1995 unaudited pro forma information presented below includes Merger transaction costs incurred to date through September 30, 1995, which amounted to $200,000. Not included below are the remaining Merger transaction costs currently estimated at approximately $400,000. These costs represent legal, accounting, financial advisory, printing, registration, severance and other expenses.

  The unaudited pro forma combined financial data is not necessarily indicative of the financial position and results of future operations of the combined entity or the actual financial position and results of operations that would have been achieved had the Merger been consummated at the dates indicated. Moreover, the pro forma combined condensed balance sheet reflects preliminary pro forma adjustments made to combine Centerpoint with Community utilizing pooling-of-interests accounting treatment. The actual adjustments to the surviving corporation's accounts will be made as of the Effective Time of the Merger and may differ from those reflected in the pro forma financial statements.

                             COMMUNITY--CENTERPOINT

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                               SEPTEMBER 30, 1995

                                 COMMUNITY   CENTERPOINT   PRO FORMA  COMMUNITY
                                (HISTORICAL) (HISTORICAL) ADJUSTMENTS PRO FORMA
                                ------------ ------------ ----------- ---------
                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
ASSETS
Cash and due from banks.......    $  7,460     $ 9,128       $ --     $ 16,588
Interest-bearing deposits in
 other banks..................       5,823         264         --        6,087
Federal funds sold............         --        5,625         --        5,625
Securities available for
 sale.........................      62,579       4,708         --       67,287
Securities held to maturity...      50,961      10,860         --       61,821
Federal Home Loan Bank stock..       3,803         264         --        4,067
Mortgage loans held for sale..       3,891         --          --        3,891
Loans, net....................     265,286      55,257         --      320,543
Premises and equipment........       7,790         680         --        8,470
Real estate acquired by
 foreclosure or substantively
 repossessed..................         893         --          --          893
Accrued interest receivable...       3,478         422         --        3,900
Other assets..................       5,850       1,763         --        7,613
                                  --------     -------       -----    --------
  Total assets................    $417,814     $88,971       $ --     $506,785
                                  ========     =======       =====    ========
LIABILITIES AND STOCKHOLDERS'
EQUITY
LIABILITIES:
Deposits......................    $315,964     $71,073       $ --     $387,037
Borrowed funds................      67,930      11,039         --       78,969
Liability relating to ESOP....         158         --          --          158
Other liabilities.............       3,626         994         --        4,620
                                  --------     -------       -----    --------
  Total liabilities...........     387,678      83,106         --      470,784
                                  --------     -------       -----    --------
STOCKHOLDERS' EQUITY(1,2):
Preferred stock...............         --          --          --          --
Common stock..................       1,748         590          43       2,381
Additional paid-in capital....      17,151       4,663         (43)     21,771
Retained earnings.............      11,170         792         --       11,962
Unrealized net gains (losses)
 on investments available for
 sale, net....................         418        (180)        --          238
Unearned compensation expense-
 ESOP.........................        (158)        --          --         (158)
Treasury stock--11,810
 shares.......................        (193)        --          --         (193)
                                  --------     -------       -----    --------
  Total stockholders' equity..      30,136       5,865         --       36,001
                                  --------     -------       -----    --------
  Total liabilities and stock-
   holders' equity............    $417,814     $88,971       $ --     $506,785
                                  ========     =======       =====    ========
Number of common shares out-
 standing.....................       1,736         590                   2,369
                                  ========     =======                ========
Common stockholders' equity
 per share(3).................    $  17.36     $  9.94                $  15.20
                                  ========     =======                ========

                             COMMUNITY--CENTERPOINT

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995

                                             COMMUNITY   CENTERPOINT  COMMUNITY
                                            (HISTORICAL) (HISTORICAL) PRO FORMA
                                            ------------ ------------ ---------
                                              (IN THOUSANDS EXCEPT PER SHARE
                                                           DATA)
Interest and dividend income:
  Interest on loans........................    $6,117       $1,477     $7,594
  Interest and dividends on securities.....     1,882          252      2,134
  Other interest income....................        56           68        124
                                               ------       ------     ------
    Total interest and dividend income.....     8,055        1,797      9,852
                                               ------       ------     ------
Interest expense:
  Interest on deposits.....................     3,368          428      3,796
  Interest on borrowed funds...............     1,110          127      1,237
                                               ------       ------     ------
    Total interest expense.................     4,478          555      5,033
                                               ------       ------     ------
Net interest and dividend income...........     3,577        1,242      4,819
Provision for possible loan losses.........       175           75        250
                                               ------       ------     ------
    Net interest and dividend income after
     provision for possible loan losses....     3,402        1,167      4,569
Non-interest income........................       675           40        715
Non-interest expense.......................     2,795          748      3,543
                                               ------       ------     ------
Income before income tax...................     1,282          459      1,741
Income tax expense.........................       436          167        603
                                               ------       ------     ------
    Net income.............................    $  846       $  292     $1,138
                                               ======       ======     ======
Average number of common and common
 equivalent shares outstanding(4)..........     1,784          604      2,453
                                               ======       ======     ======
Earnings per common and common equivalent
 share(5)..................................    $ 0.47       $ 0.48     $ 0.46
                                               ======       ======     ======

                             COMMUNITY--CENTERPOINT

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                        FOR THE YEAR ENDED JUNE 30, 1995

                                       COMMUNITY      CENTERPOINT   COMMUNITY
                                     (HISTORICAL)    (HISTORICAL)   PRO FORMA
                                     -------------   -------------  ------------
                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest and dividend income:
  Interest on loans................    $     21,599     $     4,487  $     26,086
  Interest and dividends on securi-
   ties............................           6,576             988         7,564
  Other interest income............              66             157           223
                                       ------------     -----------  ------------
    Total interest and dividend in-
     come..........................          28,241           5,632        33,873
                                       ------------     -----------  ------------
Interest expense:
Interest on deposits...............          11,488           1,416        12,904
Interest on borrowed funds.........           2,756             158         2,914
                                       ------------     -----------  ------------
    Total interest expense.........          14,244           1,574        15,818
                                       ------------     -----------  ------------
Net interest and dividend income...          13,997           4,058        18,055
Provision for possible loan loss-
 es................................             475             302           777
                                       ------------     -----------  ------------
    Net interest and dividend
     income after provision for
     possible loan losses..........          13,522           3,756        17,278
Non-interest income................           2,036             165         2,201
Non-interest expense...............          10,720           2,722        13,442
                                       ------------     -----------  ------------
Income before income tax...........           4,838           1,199         6,037
Income tax expense.................           1,551             311         1,862
                                       ------------     -----------  ------------
    Net income.....................    $      3,287     $       888  $      4,175
                                       ============     ===========  ============
Average number of common and common
 equivalent shares outstanding(4)..           1,789             587         2,458
                                       ============     ===========  ============
Earnings per common and common
 equivalent share(5)...............    $       1.84     $      1.51  $       1.70
                                       ============     ===========  ============

                             COMMUNITY--CENTERPOINT

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                        FOR THE YEAR ENDED JUNE 30, 1994

                                       COMMUNITY      CENTERPOINT   COMMUNITY
                                     (HISTORICAL)    (HISTORICAL)   PRO FORMA
                                     -------------   -------------  ------------
                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest and dividend income:
  Interest on loans................    $     18,337     $     3,152  $     21,489
  Interest and dividends on securi-
   ties............................           4,747             689         5,436
  Other interest income............             134             145           279
                                       ------------     -----------  ------------
    Total interest and dividend in-
     come..........................          23,218           3,986        27,204
                                       ------------     -----------  ------------
Interest expense:
  Interest on deposits.............          10,295             967        11,262
  Interest on borrowed funds.......             441              65           506
                                       ------------     -----------  ------------
    Total interest expense.........          10,736           1,032        11,768
                                       ------------     -----------  ------------
Net interest and dividend income...          12,482           2,954        15,436
Provision for possible loan loss-
 es................................             625             300           925
                                       ------------     -----------  ------------
    Net interest and dividend in-
     come after provision for pos-
     sible loan losses.............          11,857           2,654        14,511
Non-interest income................           2,558             260         2,818
Non-interest expense...............          10,467           2,344        12,811
                                       ------------     -----------  ------------
Income before income tax...........           3,948             570         4,518
Income tax expense.................             858              39           897
                                       ------------     -----------  ------------
    Net income.....................           3,090             531         3,621
Dividends on preferred stock.......             --               18            18
                                       ------------     -----------  ------------
    Net income available to common
     stock.........................    $      3,090     $       513  $      3,603
                                       ============     ===========  ============
Average number of common and common
 equivalent shares outstanding(4)..           1,786             573         2,424
                                       ============     ===========  ============
Earnings per common and common
 equivalent share(5)...............    $       1.73     $      0.90  $       1.49
                                       ============     ===========  ============

                             COMMUNITY--CENTERPOINT

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                        FOR THE YEAR ENDED JUNE 30, 1993

                                       COMMUNITY      CENTERPOINT   COMMUNITY
                                     (HISTORICAL)    (HISTORICAL)   PRO FORMA
                                     -------------   -------------  ------------
                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest and dividend income:
  Interest on loans................    $     19,683     $     2,274  $     21,957
  Interest and dividends on securi-
   ties............................           4,895             686         5,581
  Other interest income............              58             100           158
                                       ------------     -----------  ------------
    Total interest and dividend in-
     come..........................          24,636           3,060        27,696
                                       ------------     -----------  ------------
Interest expense:
  Interest on deposits.............          11,523             923        12,446
  Interest on borrowed funds.......             451              39           490
                                       ------------     -----------  ------------
    Total interest expense.........          11,974             962        12,936
                                       ------------     -----------  ------------
Net interest and dividend income...          12,662           2,098        14,760
Provision for possible loan loss-
 es................................           2,150             201         2,351
                                       ------------     -----------  ------------
    Net interest and dividend in-
     come after provision for pos-
     sible loan losses.............          10,512           1,897        12,409
Non-interest income................           2,879             152         3,031
Non-interest expense...............          11,170           1,810        12,980
                                       ------------     -----------  ------------
Income before income tax...........           2,221             239         2,460
Income tax expense(6)..............             --              --            --
                                       ------------     -----------  ------------
    Net income.....................           2,221             239         2,460
Dividends on preferred stock.......             --               25            25
                                       ------------     -----------  ------------
    Net income available to common
     stock.........................    $      2,221     $       214  $      2,435
                                       ============     ===========  ============
Average number of common and common
 equivalent shares outstanding(4)..           1,737             533         2,240
                                       ============     ===========  ============
Earnings per common and common
 equivalent share(5)...............    $       1.28     $      0.40  $       1.09
                                       ============     ===========  ============

                            COMMUNITY--CENTERPOINT

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The pro forma adjustment to common stock at September 30, 1995 reflects the issuance of 633,444 shares of Community Common Stock to effect the Merger based on the Exchange Ratio of 1.073.

(2) The Merger Agreement provides that each holder of Centerpoint Common Stock, who would otherwise have been entitled to a fraction of a share of Community Common Stock, will be paid the cash value of such fraction. The effect of such cash payments in lieu of fractional shares has not been reflected in the pro forma data.

(3) Pro forma common stockholders' equity per share was computed by dividing combined historical common stockholders' equity by the sum of the common shares outstanding at period end, adjusted to give effect to the Merger, taking into consideration the Exchange Ratio of 1.073.

(4) Pro forma average number of common and common equivalent shares outstanding represents the weighted average common and common equivalent shares outstanding of Community for each of the respective periods plus
    (i) the pro forma issuance of 633,444 shares in 1995, 604,520 in 1994 and 470,221 in 1993 of Community Common Stock in exchange for the outstanding shares of Centerpoint Common Stock based on the Exchange Ratio of 1.073 multiplied by the number of shares of Centerpoint Common Stock outstanding at the beginning of each period and (ii) additional common stock equivalents resulting from the conversion of Centerpoint stock options into Community stock options.

(5) Pro forma earnings per common and common equivalent shares is computed by dividing pro forma net income by the pro forma average number of common and common equivalent shares outstanding (see (4)).

(6) Income tax expense for Centerpoint for the year ended June 30, 1993 is shown net of an extraordinary item related to the utilization of tax loss carryforwards which amounted to $30,000.

          AMENDMENTS TO COMMUNITY RESTATED ARTICLES OF INCORPORATION

  At the Community Annual Meeting, the Community shareholders will be asked to approve certain amendments to Community's Restated Articles of Incorporation (the "Charter Amendments"). At a meeting on October 3, 1995, Community's Board of Directors voted to recommend the Charter Amendments to the shareholders. The proposed Charter Amendments are attached to this Proxy Statement-Prospectus as Annex D and the following description is qualified in its entirety by reference to the full text.

  Community's Board of Directors has proposed the Charter Amendments to change certain shareholder voting requirements in order to increase Community's flexibility in connection with, and to reduce the costs to Community of, a number of potential transactions, including securitization of assets and acquisitions of other companies (such as the proposed Centerpoint acquisition).

  Community's existing Restated Articles of Incorporation (the "Community Articles of Incorporation") contain certain provisions which are intended to protect Community's shareholders by giving the shareholders special voting rights in the event of a hostile attempt to take over control of Community. One of these provisions, contained in Section C of Article Ninth, contains three flaws that the Board of Directors would like to resolve through the proposed Charter Amendments.

  First, the current Section C provides that the affirmative vote of not less than two-thirds of Community's outstanding capital stock is required to approve "any merger or combination of the corporation or any subsidiary of the corporation with or into any other entity." (Emphasis added.) Many acquisitions, like the Centerpoint acquisition, are structured for tax and other reasons as a merger with an interim subsidiary formed by Community solely for the purpose of consummating the acquisition. As a consequence, Section C covers not only proposed acquisitions of Community, but also most acquisitions by Community of other companies, no matter how insignificant. For example, if Community were to have an opportunity to acquire by merger a small one-branch bank to expand Concord Savings Bank's branch network, the current Articles of Incorporation would require that Community obtain the prior approval of two-thirds of its shareholders. This would be true even if Community were proposing to pay cash for the acquisition and the acquisition would therefore have no impact on the ownership or control of Community by its shareholders. The cost and delay involved in soliciting the necessary proxies could well make such an acquisition uneconomical. This provision of Community's current Articles of Incorporation is the reason that the Centerpoint acquisition requires the vote of two-thirds of Community's shareholders.

  The proposed Section C would continue to require a two-thirds vote of the Community shareholders for a merger or combination of Community with or into another entity, but only if such a merger or combination would result in the Community shareholders owning less than 60% of the voting power of the surviving entity in such a merger. Moreover, under the proposed Section C, Community's Articles of Incorporation would no longer require a shareholder vote for a merger involving a subsidiary of Community (as opposed to a merger of Community itself). Thus, if the Charter Amendments are adopted, Community will be able, without shareholder approval, to engage in certain mergers and other business combination transactions that would have required shareholder approval under its current Articles of Incorporation. However, under the current rules of the National Association of Securities Dealers, Community shareholders would continue to have a voice in all significant transactions in which Community securities are to be issued, even those involving only a Community subsidiary. Those rules require the vote of a majority of Community's shareholders present and voting at a meeting for any business combination involving Community or any subsidiary if the number of shares of Community Common Stock to be issued in connection therewith is equal to or in excess of 20% of the number of shares of Community Common Stock outstanding before the issuance of such stock. Thus, even if the Centerpoint acquisition had been undertaken after the Charter Amendments were adopted, the Community shareholders would have had the opportunity to vote on the acquisition by virtue of this NASD rule.

  The second change proposed to Article Ninth, Section C, would fill in a gap in the protection that Section C was intended to provide for Community shareholders. The proposed Charter Amendments would include so-called plans of share exchange in the list of types of transactions covered by the Section. The super-majority vote requirement of the current Section C would not apply if Community were to be acquired by means of a plan of share exchange, even though such a transaction would have virtually the same effect as an acquisition by merger under New Hampshire law. Under the current Articles of Incorporation, a hostile acquiror could acquire ownership of 100% of the Community stock through a plan of share exchange with a mere majority vote of the Community shareholders. The change proposed in the Charter Amendments would ensure that a two-thirds vote of the Community shareholders would be required to effectuate a plan of share exchange, unless the Community shareholders would continue to own 60% or more of the voting power of the entity that is to issue its securities in the plan of share exchange. Thus, if the Charter Amendments are adopted, a two-thirds shareholder vote will be required to approve a plan of share exchange, making it more difficult for an acquiror to acquire Community by means of a plan of share exchange, consistent with the treatment of other forms of acquisition under Community's existing Restated Articles of Incorporation.

  Third, the proposed amendments would amend Article Ninth, Section C, to increase the threshold under which a sale of Community's assets would trigger the shareholder voting requirements of the provision. This change is proposed in view of the fact that, since the current Articles of Incorporation were drafted, it has become commonplace for financial institutions to originate and sell to the secondary market significant dollar volume of notes and mortgages. Under the current Articles of Incorporation, a two-thirds vote of Community's shareholders is required for "a sale of assets of the corporation having Material Value." The term "Material Value" is defined in the current Articles of Incorporation to mean "a fair market value equal to ten percent or more of the consolidated book value of the assets of the corporation . . .." Although this provision, on its face, applies only to sales of Community's (and not Concord's) assets, the new Section C makes it clear that a securitization or sale of loans or a sale of investment securities by Community or Concord in the ordinary course of business will not trigger the requirements of Section
C. The new Section C contained in the Charter Amendments would continue to require a two-thirds vote of Community's shareholders for a sale of assets, but only if Community proposed to sell all or substantially all of its assets. Thus, if the Charter Amendments are adopted, Community will be able, without shareholder approval, to engage in a wider range of asset sale transactions than would be possible under its current Articles of Incorporation.

  If the Community shareholders do not approve the Charter Amendments, then the approval of two-thirds of the outstanding capital stock of Community will continue to be required for (i) all mergers or combinations of Community or any subsidiary with another entity, even if such a transaction would not have any effect on the Community shareholders' ownership interest in the company, and (ii) for sales of assets having a "Material Value", arguably even if such a sale simply involves the securitization or other sale of loans or investment securities in the ordinary course of business. This could result in Community's foregoing certain acquisitions or sales of assets in which it might otherwise engage, or incurring substantially higher costs involved in soliciting shareholder proxies for such transactions. In addition, if the Community shareholders do not approve the Charter Amendments, then Community could be acquired by means of a plan of share exchange with the approval of a majority, rather than two thirds, of Community's shareholders.

  Any shareholder entitled to vote at the Community Annual Meeting shall have the right to dissent from the Charter Amendments and to receive payment equal to the "fair value" of the shares of Community Common Stock held of record by such shareholder upon compliance with New Hampshire Revised Statutes Annotated 293-A:13.01 et seq., the full text of which is included as Annex E to this Proxy Statement-Prospectus. This right is explained more fully in this Proxy Statement-Prospectus in the section headed "APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS."

  The affirmative vote of the holders of outstanding shares of Community Common Stock representing eighty percent of the votes entitled to be cast generally in the election of directors is required to approve the Charter Amendments. Consequently, a shareholder's failure to vote will have the same effect as a vote against the Charter Amendments. THE BOARD OF DIRECTORS OF COMMUNITY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND COMMUNITY'S RESTATED ARTICLES OF INCORPORATION.

                INCREASE IN COMMUNITY'S AUTHORIZED COMMON STOCK

  At the Community Annual Meeting, the Community shareholders will be asked to approve a further amendment to the Community Articles of Incorporation to increase the authorized common stock of Community from 3,000,000 to 4,500,000 (the "Proposed Increase"). At a meeting on October 3, 1995, Community's Board of Directors voted to recommend the Proposed Increase to the Community shareholders.

  Community's Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors to be necessary or desirable, which may include, without limitation, raising capital or acquiring property through the sale of stock, acquiring businesses through mergers or the exchange of stock, attracting or retaining valuable employees through stock options and employee stock purchase plans, and issuing stock in connection with stock dividends, stock splits and dividend reinvestment plans. Except for the shares to be issued in connection with the Centerpoint transaction, and the shares reserved for issuance pursuant to Community's stock option plans, dividend reinvestment plan and employee stock purchase plans, Community at present has no commitments, agreements or undertakings obligating Community to issue any such additional shares; however, the Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise.

  On the Record Date, Community had 1,735,595 shares of Common Stock issued and outstanding. It also had 154,591 shares reserved for issuance upon exercise of stock options that have been or may be granted pursuant to the Community stock option plans, 80,000 shares reserved for issuance pursuant to its dividend reinvestment plan and 40,352 shares reserved for issuance pursuant to its employee stock purchase plans (all of the foregoing, the "Reserved Shares"). Upon consummation of the acquisition of Centerpoint, an additional 633,444 shares of Community Common Stock will be issued to the Centerpoint shareholders in exchange for their Centerpoint Common Stock, and 83,156 shares of Community Common Stock will be reserved for issuance to holders of options under the Centerpoint Stock Option Plan.

  As a result, following the Centerpoint acquisition, if the Proposed Increase is not approved at the Community Annual Meeting, Community will have the authority to issue an additional 272,862 shares of Common Stock (not including the Reserved Shares, the shares to be issued to the Centerpoint shareholders in the Merger and the shares issuable pursuant to the Centerpoint Stock Option
Plan), assuming that the number of shares of Community Common Stock issued and outstanding does not change from the Record Date, except for shares issued in connection with the Merger. If the Proposed Increase is approved, the Board will have the authority to issue an additional 1,772,862 shares of Common Stock (not including the Reserved Shares, the shares to be issued to the Centerpoint shareholders in the Merger and the shares issuable pursuant to the Centerpoint Stock Option Plan).

  Under New Hampshire law, the Board of Directors generally may issue authorized but unissued shares of Common Stock without shareholder approval. The Board of Directors does not currently intend to seek shareholder approval prior to any future issuance of additional shares of Common Stock, unless shareholder action is required in a specific case by applicable law, the rules of any exchange or market on which Community's securities may then be listed, or the articles of incorporation or by-laws of Community then in effect. Frequently, opportunities arise that require prompt action, and Community believes that the delay necessitated for shareholder approval of an increase in authorized shares could be to the detriment of Community and its shareholders.

  The additional shares of Community Common Stock authorized for issuance pursuant to the Proposed Increase will have all of the rights and privileges which the presently outstanding shares of Community Common Stock possess; the increase in authorized shares would not affect the terms, or rights of the holders, of existing shares of Community Common Stock. All outstanding shares would continue to have one vote per share on all matters to be voted on by the stockholders, including the election of directors.

  If a quorum is present at the Community Annual Meeting, a majority in interest of the Community Common Stock present or represented and entitled to vote and voting at the Community Annual Meeting is required to approve the Proposed Increase.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND COMMUNITY'S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.

                                  REGULATION

  As a bank holding company, Community is subject to regulation by the Federal Reserve Board and, as a New Hampshire corporation, must comply with the business corporation law of New Hampshire. Community is also subject to the reporting and other requirements of the Exchange Act. Community's bank subsidiary, Concord Savings Bank, is a New Hampshire-chartered bank; as such, it is subject to regulation, examination and supervision by the FDIC and the Commissioner of Banks and must comply with New Hampshire banking statutes.

  As a New Hampshire-chartered commercial bank (known as a trust company) and an FDIC-insured institution, Centerpoint is subject to regulation, examination and supervision by the FDIC and by the Commissioner of Banks and must comply with New Hampshire banking statutes.

  Although the Northeast is gradually recovering from the severe recession of the late 1980s and early 1990s, the banking environment continues to be affected by a slow recovery of commercial real estate values and substantial increases in regulatory requirements implemented as a result of the failure of numerous banking and thrift institutions. In addition to Community's and Centerpoint's own monitoring activities, the credit quality of the assets held by Concord Savings Bank and Centerpoint are subject to periodic review by the state and federal bank regulatory agencies noted above. While each of Community and Centerpoint believes its present allowance for loan losses is adequate in light of prevailing economic conditions and the current regulatory environment, there can be no assurance that Concord Savings Bank and Centerpoint will not be required to make certain adjustments to their allowance for loan losses and charge-off policies in response to changing economic conditions or regulatory examinations.

  Neither Community (or any of its subsidiaries) nor Centerpoint is a party to a formal written agreements with state or federal regulators. Community and its subsidiaries and Centerpoint continue to evaluate and refine oversight and reporting systems and procedures to enhance the ability of such companies to respond to current economic conditions.

  In addition to extensive existing government regulation, Federal and state statutes and regulations are subject to changes that may have significant impact on the way in which banks may conduct business. The likelihood and potential effects of any such changes cannot be predicted. Legislation enacted in recent years has substantially increased the level of competition among commercial banks, thrift institutions and nonbanking institutions, including insurance companies, brokerage firms, mutual funds, investment banks and major retailers. In addition, the enactment of banking legislation such as the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") have affected the banking industry by, among other things, broadening the regulatory powers of the federal banking agencies in a number of areas and restricting the powers of state-chartered banks. The following summary is qualified in its entirety by the text of the relevant statutes and regulations.

  As a result of the enactment of FIRREA, Community's subsidiary bank can be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with (a) the default of any other of Community's subsidiary banks or (b) any assistance provided by the FDIC to any other of Community's subsidiary banks in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

  FDICIA provides for, among other things, increased funding for the Bank Insurance Fund (the "BIF") of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

  Risk Based Deposit Insurance Assessments. A significant portion of the additional funding to BIF is in the form of borrowings to be repaid by insurance premiums assessed on BIF members. In addition, FDICIA provides for an increase in the ratio of the reserves to insured deposits of the BIF to 1.25% by the end of the 15-year period that began with the semi-annual assessment period ending December 31, 1991, also to be financed by insurance premiums. The FDIC has verified that the BIF reached its Congressionally-required recapitalization level on May 31, 1995. As a result, banks are paying lower deposit insurance premiums effective June 1, 1995, and many are receiving refunds of premium overpayments as well. Moreover, premiums have dropped to an average of 4.4 cents per every $100 in insured deposits, down from the previous average of over 23 cents per $100 in insured deposits. Under the new rule, most banks are paying the minimum 4 cents per $100 in insured deposits, on a sliding scale, with a maximum of 23 cents per $100 for risky institutions. Beginning in January 1996, premiums will drop an additional 4 cents per $100 in insured deposits so that most banks (including Centerpoint and Concord Savings Bank) will pay only the legally required annual minimum of $2,000 for FDIC insurance. Each financial institution is assigned to one of three capital groups--"well-capitalized", "adequately capitalized" or "undercapitalized"--and further assigned to one of three subgroups within each capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. For purposes of the risk-based assessment system, a well-capitalized institution is one that has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital of 6% or more, and a leverage ratio of 5% or more. An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more, and a leverage ratio of 4% or more. An undercapitalized institution is one that does not meet either of the foregoing definitions. The actual assessment rate applicable to a particular institution, therefore, depends in part upon the risk assessment classification so assigned to the institution by the FDIC. As of September 30, 1995, each of Concord Savings Bank and Centerpoint has been assigned to Group 1 (well-capitalized), Subgroup A (financially sound institutions with only a few minor weaknesses).

  Prompt Corrective Action. FDICIA also provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." Under prompt corrective action regulations adopted by the federal banking agencies, a depository institution is (a) "well-capitalized" if it has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based ratio of 6% or more, a leverage ratio of 5% or more and is not subject to any written agreement, order or capital directive or prompt corrective action directive issued by its primary regulator to meet and maintain a specific capital measure; (b) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a leverage ratio of 4% or more (3% if the bank is rated composite I under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth) and does not qualify as "well-capitalized"; (c) "undercapitalized" if it has a total risk based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a leverage ratio that is less than 4% (3% if the bank is rated composite I under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth); (d)"significantly undercapitalized" if the bank has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and (e) "critically undercapitalized" if the depository institution has a ratio of tangible equity to total assets that is equal to or less than 2% of total assets, or otherwise fails to meet certain established critical capital levels. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At September 30, 1995, both Concord Savings Bank and Centerpoint were classified as "well-capitalized" under the prompt corrective action regulations described above.

  Any depository institution that is undercapitalized and which fails to meet regulatory capital requirements specified in FDICIA must submit a capital restoration plan guaranteed by the bank holding company controlling such institution, and the regulatory agencies may place limits on the asset growth and restrict activities of the institution (including transactions with affiliates), require the institution to raise additional capital, dispose of subsidiaries or assets or be acquired and, ultimately, require the appointment of a receiver. The guarantee of a controlling bank holding company under FDICIA of performance of a capital restoration plan is limited to the lower of 5% of an undercapitalized banking subsidiary's assets or the amount required for the bank to be classified as adequately capitalized. Federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan within the time required (generally 45 days after receiving notice that the institution is undercapitalized, significantly undercapitalized or critically undercapitalized), it is treated as if it were significantly undercapitalized. If the controlling bank holding company fails to fulfill its guaranty obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the applicable regulatory agency would have a claim as a general creditor of the bank holding company and, if the capital restoration plan were deemed to be a commitment to maintain capital under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over unsecured third party creditors of the bank holding company.

  In addition to the requirement of mandatory submission of a capital restoration plan, under FDICIA, an undercapitalized institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution if, after making such payment or distribution, the institution would be undercapitalized. Further, undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System.

  Undercapitalized and significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. In addition, significantly undercapitalized depository institutions also are prohibited from awarding bonuses or increasing compensation of senior executive officers until approval of a capital restoration plan. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

  Brokered Deposits and Pass-Through Deposit Insurance Limitation. Under FDICIA, a depository institution that is not well-capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits "significantly higher" than the prevailing rate in its market. A depository institution that is adequately capitalized may accept brokered deposits if it obtains the prior approval of the FDIC. Effective in November 1993, the FDIC modified the definitions of "well-capitalized" and "adequately capitalized" to conform to the definitions described above for prompt corrective action. In addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts. In each of Community's and Centerpoint's opinion, these limitations do not have a material effect on Community and Centerpoint, respectively.

  Cross-Guarantee Liability. The Federal Deposit Insurance Act, as amended by FIRREA, provides for so-called "cross-guarantee" liability of insured depository institutions that are commonly controlled by the same holding company. In general, if the FDIC incurs, or reasonably anticipates incurring, a loss in connection with the failure of a bank (or in connection with the FDIC's providing assistance to prevent such a failure), a commonly controlled sister bank of the failed bank is liable for such loss. The FDIC may require immediate payment of such cross-guarantee liability; consequently, if the amount of the liability is greater than the net worth of the failed bank's sister bank, the failure of one bank in a holding company structure may result in the immediate failure of its sister bank.

  Safety and Soundness Standards. The Federal Deposit Insurance Act, as amended by FDICIA and as further amended by the Riegle Community Development and Regulatory Improvement Act of 1994, directs each federal banking agency to prescribe standards for insured depository institutions relating to asset quality, earnings and stock valuation. The ultimate cumulative effect of these standards cannot currently be forecast.

  FDICIA also contains a variety of other provisions that may affect Community's and Centerpoint's respective operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch. Many of the provisions in FDICIA have recently been or will be implemented through the adoption of regulations by the various federal banking agencies and, therefore, the precise impact on Community cannot be assessed at this time.

  Capital Guidelines. The Federal Reserve Board and the FDIC have issued risk-based capital guidelines for bank holding companies, state-chartered member banks and state-chartered non-member banks. Under these guidelines, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves (supplementary capital). In addition, the Federal Reserve Board and the FDIC have adopted a leverage ratio (Tier l capital to total assets, net of goodwill) of 3% for bank holding companies and banks that meet certain specified criteria, including that they have the highest regulatory rating. The rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies and banks undertaking major expansion programs or that do not have the highest regulatory rating.

  As of September 30, 1995, Community's and Centerpoint's capital ratios on a historical basis exceeded all minimum regulatory capital requirements.

  Under FIRREA and FDICIA, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

  Under the policies of the Federal Reserve Board, Community is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Community to any of its subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank.

  There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Community can finance or otherwise transfer funds to Community or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Community or any nonbanking subsidiary are limited in amount to 10% of the subsidiary bank's capital stock and surplus and the aggregate of all transfers of all such nonbanking subsidiaries is limited to 20% of the subsidiary bank's capital stock and surplus. Furthermore, federal regulations require that loans and extensions of credit from a bank to its holding company or non-bank subsidiary of the holding company must be secured in specific amounts and must be on terms and conditions consistent with safe and sound banking practices. In addition, Concord is prohibited from paying cash dividends to Community to the extent that any such payment would reduce Concord's capital below required capital levels.

  Interstate Banking Legislation. On September 29, 1994, President Clinton signed into law the Interstate Banking and Branching Efficiency Act of 1994, which facilitates the interstate expansion and consolidation of banking organizations by permitting (i) beginning one year after enactment of the legislation, bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" early or "opt out" of this authority prior to such date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so and (v) beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. New Hampshire banking law has been amended to permit interstate branching and interstate mergers by New Hampshire banks, effective June 1, 1997. After June 1, 1997, Community will be able to expand by merging an out-of-state bank into its New Hampshire banking subsidiary. After that date, it will also be possible for an out-of-state bank to acquire Community's banking subsidiary by merger, a form of transaction that could not be conducted under current law.

  New Hampshire Banking Regulation. New Hampshire banks are authorized to exercise all powers that may be exercised by the corresponding form of federally-chartered banks, subject to appropriate rulemaking by the Commissioner of Banks, and are authorized to exercise every power that may be exercised by each other form of New Hampshire-chartered banks. The Commissioner of Banks has general supervisory authority over New Hampshire-chartered banks and is generally required to examine the condition and management of each bank at least once every 18 months. Such examinations may be and normally are conducted jointly with the FDIC. The Commissioner of Banks has authority to issue a cease and desist order if he finds that a bank is engaging in unsafe or unsound practices or violating any law, rule, regulation, or order. Bank holding companies are not generally regulated under New Hampshire banking law, except for limitations on bank acquisitions based on the number of bank subsidiaries or the limitations on branching based on deposit concentrations, which prohibit branching by any bank if the dollar volume of time, savings, and demand deposits of a bank and its affiliates exceed 20% of the total of such deposits held by all banks in New Hampshire.

                          INFORMATION ABOUT COMMUNITY

GENERAL

  Community is a bank holding company organized in 1985 under New Hampshire statutes to acquire Concord Savings Bank ("Concord") upon Concord's conversion from a mutual savings bank to a guaranty stock savings bank (the "Conversion"). The Conversion was effected on May 8, 1986. Community is regulated by the Federal Reserve Board, and Concord by the Commissioner of Banks and by the FDIC. Concord is also a member of the Federal Home Loan Bank of Boston ("FHLB").

  The principal business of Concord consists of originating residential mortgage loans on property located primarily in New Hampshire, commercial loans and consumer loans, and attracting deposits to fund these assets. Concord also maintains a portion of its assets in investment securities, which are primarily comprised of U.S. Government, federal agency, mortgage-backed securities and other bonds and obligations. As of September 30, 1995, Community had total assets of $417,814,000 with a loan portfolio of $268,273,000, representing 64.2% of total assets.

  Concord's operations are conducted through four offices in Concord, New Hampshire and offices located in Weare and Tilton, New Hampshire. Concord's principal market area encompasses Merrimack County in central New Hampshire. Residential mortgage loans are originated in much of the state and indirect automobile and recreational vehicle loans are originated through dealers located throughout the state.

  Funds for Concord's lending and investment activities are provided primarily from deposits, amortization and repayment of outstanding loans and mortgage-backed securities, sales of mortgage loans into the secondary market and from borrowings, principally from the FHLB.

  Concord is primarily a provider of deposit and loan products to individuals, households and small businesses located within its market area. At September 30, 1995, approximately 75% of Concord's loans were to individuals and 25% to businesses.

LOAN PORTFOLIO

  At September 30, 1995, Concord's net loan portfolio amounted to $268,273,000 (before allowance for possible loan losses), representing 64.2% of consolidated assets. The following table shows the composition of Concord's portfolio by type of loan.

                                                                       AT JUNE 30,
                      AT SEPTEMBER 30,  ---------------------------------------------------------------------------------
                            1995             1995            1994            1993             1992             1991
                      ----------------  --------------  --------------  ---------------  ---------------  ---------------
                       AMOUNT     %      AMOUNT    %     AMOUNT    %     AMOUNT     %     AMOUNT     %     AMOUNT     %
                      ----------------  -------- -----  -------- -----  --------  -----  --------  -----  --------  -----
                                                        (DOLLARS IN THOUSANDS)
Mortgage loans:
 Residential:
 Conventional.......   $ 67,628   25.3% $ 67,048  24.8% $ 65,566  29.5% $ 73,773   33.7% $ 61,772   29.7% $ 83,987   37.3%
 FHA and VA.........        552    0.2       595   0.2       814   0.4       857    0.4       837    0.4     1,080    0.5
 Home equity........     15,851    5.9    17,053   6.3    18,969   8.5    21,426    9.7    22,187   10.6    18,989    8.4
 Construction.......      1,563    0.6       489   0.2       --    --      1,312    0.6     1,227    0.6     5,553    2.5
 Commercial.........     54,018   20.2    53,716  19.8    40,078  18.0    35,288   16.1    35,651   17.1    33,247   14.7
                      --------- ------  -------- -----  -------- -----  --------  -----  --------  -----  --------  -----
Total mortgage
 loans..............    139,612   52.2   138,901  51.3   125,427  56.4   132,656   60.5   121,674   58.4   142,856   63.4
                      --------- ------  -------- -----  -------- -----  --------  -----  --------  -----  --------  -----
Other loans:
 Installment:
 Indirect automobile
  and recreational
  vehicle...........     97,076   36.3   100,666  37.2    66,528  30.0    60,707   27.7    62,320   29.9    56,815   25.2
 Mobile home........     11,517    4.3    11,976   4.4    13,702   6.2    15,036    6.9    15,884    7.6    16,878    7.5
 Other..............      3,363    1.3     3,168   1.2     2,574   1.2     1,968    0.9     1,766    0.9     2,179    1.0
 Other consumer.....      3,504    1.3     3,611   1.3     5,778   2.6     5,739    2.6     3,415    1.6     2,370    1.0
 Commercial.........     12,375    4.6    12,409   4.6     8,060   3.6     2,989    1.4     3,406    1.6     4,208    1.9
                      --------- ------  -------- -----  -------- -----  --------  -----  --------  -----  --------  -----
Total other loans...    127,835   47.8   131,830  48.7    96,642  43.6    86,439   39.5    86,791   41.6    82,450   36.6
                      --------- ------  -------- -----  -------- -----  --------  -----  --------  -----  --------  -----
                        267,447  100.0%  270,731 100.0%  222,069 100.0%  219,095  100.0%  208,465  100.0%  225,306  100.0%
                                ======           =====           =====            =====            =====            =====
Deferred loan origi-
 nation (fees)
 costs..............        826              730              40            (135)            (143)            (379)
 Unearned discount..        --               --              --              --               --               --
                      ---------         --------        --------        --------         --------         --------
                       $268,273         $271,461        $222,109        $218,960         $208,322         $224,927
                      =========         ========        ========        ========         ========         ========

  For additional information on loans, see Note 3 of Notes to the Community Consolidated Financial Statements.

  Mortgage Loans. Concord's principal lending activities have historically consisted of the origination of long-term loans collateralized by first or second mortgage liens on residential and commercial real estate. Concord's mortgage loans are generally collateralized by real estate located in New Hampshire, although it is authorized to make loans on real estate located outside of the state.

  At September 30, 1995, approximately 60% of Concord's long-term mortgage loans were collateralized by one-to-four family residential properties. The remaining 40% were collateralized by commercial and industrial properties and multi-family dwellings. At September 30, 1995, long-term fixed-rate mortgage loans totaled $6,798,000, or 1.6% of total assets. Shorter-term fixed, balloon and variable-rate mortgage loans at September 30, 1995 totaled $132,814,000, or 31.8% of total assets.

  Concord originates fixed-rate residential mortgages primarily for sale to investors in the secondary mortgage market. Variable-rate mortgages may be sold to investors or retained in Concord's loan portfolio. Concord continues to service the majority of the loans that it sells into the secondary market in order to maintain customer relationships and generate non-interest income through mortgage servicing fees. At September 30, 1995, residential mortgage loans serviced for others amounted to $347,788,000.

  Concord is a certified Small Business Administration ("SBA") lender. At September 30, 1995, SBA loans outstanding totaled $6,550,000, of which the majority were secured by commercial real estate.

  Occasionally, Concord participates with other lenders in commercial loans collateralized by real estate. At September 30, 1995, Concord held $8,222,000 in such loan participations.

  Other Loans. Concord has been an active originator of consumer loans for many years. The majority of Concord's consumer loans are fixed-rate loans collateralized by automobiles and are written as installment sales contracts for terms ranging from three to five years. Although it is not actively originating mobile home loans at this time, Concord has in the past written variable-rate mobile home loans. At September 30, 1995, the balance outstanding in variable-rate mobile home loans was $11,517,000. Other consumer loans are collateralized by recreational vehicles, boats, passbooks or bank certificates of deposit or are unsecured.

  Concord originates indirect automobile and recreational vehicle loans through dealers throughout the state of New Hampshire. With the addition of experienced, high level personnel Concord has substantially increased its number of active dealer relationships during fiscal 1995 resulting in significant loan growth in indirect loans. Indirect loans at September 30, 1995 amounted to $98,224,000.

  In order to continue serving the market for indirect automobile loans in New Hampshire, generate fee income from servicing these types of loans and manage Community's balance sheet, during the quarters ended June 30 and September 30, 1995 Concord sold $18,933,000 of automobile loans while retaining the right to service these loans. At September 30, 1995, Concord had an agreement to sell up to an additional $36,000,000 of new automobile loans on a best efforts basis. At September 30, 1995, Concord serviced $17,657,000 of indirect automobile loans for others.

  Concord offers home equity lines of credit, a revolving credit line secured by a first or second mortgage lien on residential real estate generally located within New Hampshire. At September 30, 1995, home equity lines of credit totaled $30,481,000, with an outstanding balance of $15,865,000.

  Commercial loans, other than those secured by real estate, amounted to $12,384,000 at September 30, 1995. These non-real estate commercial loans primarily consist of loan products designed for small businesses. Such products included SBA loans, Business Manager (an accounts receivable financing vehicle) and Business Express CreditLine.

  Contractual Loan Maturities. The following table sets forth the June 30, 1995 contractual loan maturities for Concord and amounts due after one year, classified according to the sensitivity to changes in interest rates.

                                            WITHIN  FROM 1 TO  AFTER
                                            1 YEAR   5 YEARS  5 YEARS   TOTAL
                                            ------- --------- -------- --------
                                                      (IN THOUSANDS)
Mortgage loans:
  Residential.............................. $   402 $ 11,706  $ 72,463 $ 84,571
  Construction.............................     249      224       --       473
  Commercial...............................   1,111   16,733    35,660   53,504
                                            ------- --------  -------- --------
    Total mortgage loans...................   1,762   28,663   108,123  138,548
Other loans:
  Installment and consumer.................   7,805   93,834    18,860  120,499
  Commercial...............................   6,653    2,738     3,023   12,414
                                            ------- --------  -------- --------
    Total other loans......................  14,458   96,572    21,883  132,913
                                            ------- --------  -------- --------
    Total loans, gross..................... $16,220 $125,235  $130,006 $271,461
                                            ======= ========  ======== ========
Loans maturing after one year with:
 Fixed interest rates:
  Construction.............................         $     39  $    --  $     39
  Commercial...............................           10,976     3,529   14,505
  All other................................           93,928    13,365  107,293
                                                    --------  -------- --------
    Total..................................          104,943    16,894  121,837
 Variable interest rates:
  Construction.............................              185       --       185
  Commercial...............................            8,495    35,154   43,649
  All other................................           11,612    77,958   89,570
                                                    --------  -------- --------
    Total..................................           20,292   113,112  133,404
                                                    --------  -------- --------
   Total...................................         $125,235  $130,006 $255,241
                                                    ========  ======== ========

  Delinquent Loans and Real Estate Acquired by Foreclosure or Substantively Repossessed. Loans are considered delinquent when any payment of principal and/or interest is 30 days or more past due. Non-accrual loans are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. Upon such discontinuance, all unpaid accrued interest is reversed against the current period's earnings. A loan which has principal or interest payments contractually past due 90 days may remain on accrual status, however, if the value of the collateral securing the loan is sufficient to cover principal and accrued interest, and the loan is in the process of collection. Concord uses a formal procedure for notifying borrowers of payments contractually past due and for the assessment of late charges. Concord works with delinquent borrowers to seek a satisfactory repayment schedule, but will undertake foreclosure or repossession proceedings as appropriate to recover the amount owed. At September 30, 1995, real estate acquired by foreclosure totaled $893,000. Such properties are carried at the lower of cost or fair value minus costs to sell.

  The table below shows loans on non-accrual status, restructured loans, real estate acquired by foreclosure or substantively repossessed and other repossessed assets.

                                                      JUNE 30,
                          SEPTEMBER 30, ----------------------------------------
                              1995       1995    1994    1993    1992     1991
                          ------------- ------  ------  ------  -------  -------
                                        (DOLLARS IN THOUSANDS)
Non-accrual loans.......     $1,708     $1,730  $  730  $3,117  $ 3,681  $ 7,395
Restructured loans......        --         --      174     162    2,084      577
                             ------     ------  ------  ------  -------  -------
  Total non-performing
   loans................      1,708      1,730     904   3,279    5,765    7,972
                             ------     ------  ------  ------  -------  -------
Real estate acquired by
 foreclosure or
 substantively
 repossessed............        893      1,134     836   2,568    6,725    6,613
Other assets acquired...        441        368     242     258      420    1,132
                             ------     ------  ------  ------  -------  -------
  Total assets acquired
   toward satisfaction
   of debt or
   substantively
   repossessed..........      1,334      1,502   1,078   2,826    7,145    7,745
                             ------     ------  ------  ------  -------  -------
Total non-performing
 assets.................      3,042      3,232   1,982   6,105   12,910   15,717
Loans delinquent 90 days
 or more and still
 accruing...............        343        --      --       16        1       10
                             ------     ------  ------  ------  -------  -------
  Total non-performing
   assets and loans
   delinquent 90 days or
   more and still
   accruing.............     $3,385     $3,232  $1,982  $6,121  $12,911  $15,727
                             ======     ======  ======  ======  =======  =======
 Total non-performing
  assets as a percent of
  total loans and assets
  acquired toward
  satisfaction of debt
  or substantively
  repossessed...........       1.13%      1.18%   0.89%   2.75%    5.99%    6.76%
                             ======     ======  ======  ======  =======  =======

  Since June 30, 1990, Community has made progress toward resolving its non-performing assets. Community made substantial reductions in non-performing assets during fiscal 1994 resulting in a decline from $6,105,000 at June 30, 1993 to $1,982,000 at June 30, 1994, a decrease of 67.5%. At September 30,
1995, non-performing assets had increased to $3,042,000. $1,231,000 of this increase was related to two commercial loans, which were originated prior to 1990 and which were previously performing, being placed on non-accruing status by Concord during the third quarter of fiscal 1995. The decrease in restructured loans during fiscal 1993 was primarily due to one commercial credit that returned to a performing status after complying with its restructured terms for more than a year.

  Loans delinquent 90 days or more and still accruing at September 30, 1995 included three residential mortgage loans with an aggregate balance of $183,000, one consumer loan with a balance of $41,000, and three commercial loans with an aggregate balance of $119,000. Management has reviewed the circumstances of these loans and concluded that non-accrual status is unwarranted because the loans' collateral is sufficient to cover principal and accrued interest and the loans are in process of collection.

  Management is not aware of any potential problem loans, which have not already been identified and disclosed above, which would have a material effect on Community. In addition, there are no known loan concentrations in excess of 10.00% of total loans.

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMUNITY--Asset Quality," "--Risk Characteristics of the Loan Portfolio" and Notes 1, 3 and 6 of Notes to the Community Consolidated Financial Statements.

  Summary of Loan Loss Experience. Concord maintains an allowance for possible losses on loans. The provision for possible loan losses is based on management's assessment of the adequacy of the allowance for possible loan losses after considering known and inherent risks in the loan portfolio, existing and expected economic conditions, the level of non-performing loans, past loan loss experience and loan growth.

  The following table analyzes movements in the allowance during the periods indicated:

                          THREE MONTHS
                              ENDED              YEARS ENDED JUNE  30,
                          SEPTEMBER 30, -------------------------------------------
                              1995       1995     1994     1993     1992     1991
                          ------------- -------  -------  -------  -------  -------
                                         (DOLLARS IN THOUSANDS)
Balance of allowance at
 beginning of period....     $2,970     $ 3,351  $ 3,822  $ 3,958  $ 3,982  $ 6,264
                             ------     -------  -------  -------  -------  -------
Provision for possible
 loan losses............        175         475      625    2,150    2,950    2,500
                             ------     -------  -------  -------  -------  -------
Recoveries of loans pre-
 viously charged-off:
  Mortgage loans........         25         273      417      261      152      212
  Indirect consumer
   loans................         19          75       61       59       43       52
  Mobile home loans.....         20          73       42        9        7       20
  Commercial loans......          2          27       69       21      136       11
  Other loans...........          3          18       23       28       21       43
                             ------     -------  -------  -------  -------  -------
                                 69         466      612      378      359      338
                             ------     -------  -------  -------  -------  -------
                              3,214       4,292    5,059    6,486    7,291    9,102
                             ------     -------  -------  -------  -------  -------
Charge-offs:
  Mortgage loans........        (31)       (522)    (915)  (1,900)  (1,724)  (3,970)
  Indirect consumer
   loans................        (83)       (175)    (185)    (172)    (356)    (353)
  Mobile home loans.....        (96)       (601)    (558)    (482)    (924)    (476)
  Commercial loans......        --          --       (12)     (53)    (206)    (243)
  Other loans...........        (17)        (24)     (38)     (57)    (123)     (78)
                             ------     -------  -------  -------  -------  -------
                               (227)     (1,322)  (1,708)  (2,664)  (3,333)  (5,120)
                             ------     -------  -------  -------  -------  -------
Balance of allowance at
 end of period..........     $2,987     $ 2,970  $ 3,351  $ 3,822  $ 3,958  $ 3,982
                             ======     =======  =======  =======  =======  =======
Allowance for possible
 loan losses expressed
 as a percent of total
 loans at end of peri-
 od.....................       1.11%       1.09%    1.51%    1.75%    1.90%    1.77%
                             ======     =======  =======  =======  =======  =======
Loan charge-offs, net of
 recoveries, during each
 period expressed as an
 annualized percentage
 of average total loans
 during the period......       0.23%       0.34%    0.48%    1.03%    1.38%    2.13%
                             ======     =======  =======  =======  =======  =======

  The provision for possible loan losses for the past five fiscal years has been less than the actual level of net charge-offs each year. This was primarily due to a portion of the losses being provided for in prior fiscal years as well as the improvement in asset quality and lower net charge-offs experienced since 1990.

  The following table sets forth the breakdown of the allowance for possible loan losses by loan category and the percentage of loans in each category to total loans at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                     AT JUNE 30,
                         AT SEPTEMBER 30,  --------------------------------------------------------------------
                               1995            1995          1994          1993          1992          1991
                         ----------------  ------------  ------------  ------------  ------------  ------------
                          AMOUNT     %     AMOUNT   %    AMOUNT   %    AMOUNT   %    AMOUNT   %    AMOUNT   %
                         ----------------  ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                                                      (DOLLARS IN THOUSANDS)
Balance of allowance at
 end of period
 applicable to:
 Mortgage loans......... $  1,141    52.2% $1,124  51.3% $1,074  56.4% $1,602  60.5% $1,697  58.4% $1,914  63.4%
 Indirect consumer
  loans.................      737    36.3     763  37.2     667  30.0     607  27.7     779  29.9     852  25.2
 Mobile home loans......      617     4.3     638   4.4     632   6.2     486   6.9     471   7.6     337   7.5
 Commercial loans.......      163     4.6     150   4.6     103   3.6      33   1.4     105   1.6     197   1.9
 Other loans............       52     2.6      51   2.5     125   3.8     116   3.5      78   2.5     125   2.0
 Unallocated............      277     n/a     244   n/a     750   n/a     978   n/a     828   n/a     557   n/a
                         -------- -------  ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                         $  2,987   100.0% $2,970 100.0% $3,351 100.0% $3,822 100.0% $3,958 100.0% $3,982 100.0%
                         ======== =======  ====== =====  ====== =====  ====== =====  ====== =====  ====== =====

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMUNITY--Asset Quality" and "--Risk Characteristics of the Loan Portfolio."

INVESTMENT ACTIVITIES

  Concord maintains a portion of its assets in short-term interest-bearing deposits in other banks and in investment securities, which consist primarily of U.S. Government and Agency obligations and mortgage-backed securities of which the majority are guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). Other investments include corporate bonds and obligations, municipal investments, marketable equity securities and stock in the FHLB.

  At September 30, 1995, investment securities classified as "available for sale" amounted to $62,579,000 and investment securities classified as "held to maturity" amounted to $50,961,000. Community did not have any securities classified as "trading securities". At September 30, 1995, the unrealized net gains on securities "available for sale", net of related taxes, was $418,000 and is carried as a component of shareholders' equity.

  The following tables set forth certain information as to investment securities available for sale and held to maturity. Securities available for sale are carried at fair value and securities held to maturity are carried at amortized cost. In fiscal 1993, securities held for sale were carried at the lower of aggregate amortized cost or fair value.

                                                                   HELD TO
                                         AVAILABLE FOR SALE       MATURITY
                                         -------------------- -----------------
                                         AMORTIZED    FAIR    AMORTIZED  FAIR
                                            COST     VALUE      COST     VALUE
                                         -------------------- --------- -------
                                                    (IN THOUSANDS)
SEPTEMBER 30, 1995:
Investment securities:
  U.S. Government and Agency
   obligations..........................  $  34,974 $  35,296  $30,984  $30,988
  Other debt securities.................        --        --     3,951    3,990
  Municipal investments.................        271       271    2,750    2,750
  Marketable equity securities..........        182       234      --       --
                                          --------- ---------  -------  -------
                                             35,427    35,801   37,685   37,728
                                          --------- ---------  -------  -------
Mortgage-backed securities:
  FHLMC.................................     11,337    11,248   11,246   11,151
  FNMA..................................     11,704    12,005    1,912    1,931
  Other.................................      3,443     3,525      118      119
                                          --------- ---------  -------  -------
                                             26,484    26,778   13,276   13,201
                                          --------- ---------  -------  -------
Total investment securities.............  $  61,911 $  62,579  $50,961  $50,929
                                          ========= =========  =======  =======
JUNE 30, 1995:
Investment securities:
  U.S. Government and Agency
   obligations..........................  $  31,814 $  32,101  $32,930  $32,902
  Other debt securities.................        --        --     3,944    3,998
  Municipal investments.................        987       987    2,750    2,750
  Marketable equity securities..........        182       229      --       --
                                          --------- ---------  -------  -------
                                             32,983    33,317   39,624   39,650
                                          --------- ---------  -------  -------
Mortgage-backed securities:
  FHLMC.................................      4,815     4,734   10,657   10,552
  FNMA..................................     11,951    12,202    2,006    2,026
  Other.................................      8,476     8,501    1,121    1,122
                                          --------- ---------  -------  -------
                                             25,242    25,437   13,784   13,700
                                          --------- ---------  -------  -------
Total investment securities.............  $  58,225 $  58,754  $53,408  $53,350
                                          ========= =========  =======  =======

                                                                   HELD TO
                                         AVAILABLE FOR SALE       MATURITY
                                         -------------------- -----------------
                                         AMORTIZED    FAIR    AMORTIZED  FAIR
                                            COST     VALUE      COST     VALUE
                                         -------------------- --------- -------
                                                    (IN THOUSANDS)
JUNE 30, 1994:
Investment securities:
  U.S. Government and Agency
   obligations..........................  $  36,135 $  35,940  $16,931  $16,585
  Other debt securities.................      1,000     1,000      977      968
  Marketable equity securities..........        127       155      --       --
                                          --------- ---------  -------  -------
                                             37,262    37,095   17,908   17,553
                                          --------- ---------  -------  -------
Mortgage-backed securities:
  FHLMC.................................     12,176    11,922   12,253   11,836
  FNMA..................................     14,116    14,103    2,448    2,365
  Other.................................      1,698     1,675    1,251    1,243
                                          --------- ---------  -------  -------
                                             27,990    27,700   15,952   15,444
                                          --------- ---------  -------  -------
Total investment securities.............  $  65,252 $  64,795  $33,860  $32,997
                                          ========= =========  =======  =======
JUNE 30, 1993:
Investment securities:
  U.S. Government and Agency
   obligations..........................  $     --  $     --   $31,325  $32,615
  Other debt securities.................        --        --       499      495
  Marketable equity securities..........        --        --       211      247
                                          --------- ---------  -------  -------
                                                --        --    32,035   33,357
                                          --------- ---------  -------  -------
Mortgage-backed securities:
  FHLMC.................................      4,744     4,848   12,725   13,048
  FNMA..................................      1,878     1,987    7,812    8,096
  Other.................................        --        --     3,456    3,643
                                          --------- ---------  -------  -------
                                              6,622     6,835   23,993   24,787
                                          --------- ---------  -------  -------
Total investment securities.............  $   6,622 $   6,835  $56,028  $58,144
                                          ========= =========  =======  =======

  At September 30, 1995, Community owned mortgage-backed securities having a carrying value of $40,054,000 and an unrealized net gain of $219,000. Substantially all of Community's mortgage-backed securities are guaranteed by FHLMC, FNMA or GNMA. Of the total mortgage-backed securities at September 30, 1995, $19,554,000 bear a fixed interest rate and $20,500,000 bear either an adjustable or variable interest rate. The market values of mortgage-backed securities change with market and economic conditions. The most significant factors affecting market value are prepayments of the underlying loans and interest rates. As interest rates increase, prepayments generally decline, causing an extension of the expected maturity and a decline in market value. The converse is generally true when interest rates decrease. The market value of fixed-rate mortgage-backed securities is generally more sensitive to market interest rate changes than variable or adjustable rate mortgage-backed securities. Mortgage-backed securities are expected to have shorter average lives than their contractual maturities because borrowers may repay obligations without prepayment penalties.

  A breakdown of yields (based on amortized cost) and contractual maturities for investment securities (excluding marketable equity securities) at September 30, 1995 is presented below.

                                             AFTER ONE BUT    AFTER FIVE BUT       AFTER TEN
                          WITHIN ONE YEAR  WITHIN FIVE YEARS WITHIN TEN YEARS        YEARS             TOTAL
                         ----------------- ----------------- ----------------- ----------------- -----------------
                         CARRYING WEIGHTED CARRYING WEIGHTED CARRYING WEIGHTED CARRYING WEIGHTED CARRYING WEIGHTED
                          VALUE   AVG YLD   VALUE   AVG YLD   VALUE   AVG YLD   VALUE   AVG YLD   VALUE   AVG YLD
                         -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                          (DOLLARS IN THOUSANDS)
Available for Sale:
 U.S. Government and
  Agency obligations.... $ 8,000    5.38%  $21,210    6.51%   $6,086    7.49%  $   --      -- %  $35,296    6.42%
 Municipal investments..      84    5.50       187    6.32       --      --        --      --        271    6.07
 Mortgage-backed
  securities............     --      --      2,603    5.97     3,314    5.30    20,861    6.71    26,778    6.46
                         -------           -------            ------           -------           -------
                         $ 8,084    5.38%  $24,000    6.45%   $9,400    6.72%  $20,861    6.71%  $62,345    6.44%
                         =======           =======            ======           =======           =======
Held to Maturity:
 U.S. Government and
  Agency obligations.... $ 6,979    5.90%  $24,005    6.56%   $  --      -- %  $   --      -- %  $30,984    6.41%
 Other debt securities..     998    6.28     2,953    6.97       --      --        --      --      3,951    6.80
 Municipal investments..   2,750    5.12       --      --        --      --        --      --      2,750    5.12
 Mortgage-backed
  securities............     --      --     12,258    6.00       --      --      1,018    7.12    13,276    6.09
                         -------           -------            ------           -------           -------
                         $10,727    5.74%  $39,216    6.42%   $  --      -- %  $ 1,018    7.12%  $50,961    6.29%
                         =======           =======            ======           =======           =======

  A breakdown of yields (based on amortized cost) and contractual maturities for investment securities (excluding marketable equity securities) at June 30, 1995 is presented below.

                                             AFTER ONE BUT    AFTER FIVE BUT       AFTER TEN
                          WITHIN ONE YEAR  WITHIN FIVE YEARS WITHIN TEN YEARS        YEARS             TOTAL
                         ----------------- ----------------- ----------------- ----------------- -----------------
                         CARRYING WEIGHTED CARRYING WEIGHTED CARRYING WEIGHTED CARRYING WEIGHTED CARRYING WEIGHTED
                          VALUE   AVG YLD   VALUE   AVG YLD   VALUE   AVG YLD   VALUE   AVG YLD   VALUE   AVG YLD
                         -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                          (DOLLARS IN THOUSANDS)
Available for Sale:
 U.S. Government and
  Agency obligations.... $ 1,987    4.17%  $24,083    6.22%   $6,031    7.49%  $   --      -- %  $32,101    6.33%
 Municipal investments..     987    5.38       --      --        --      --        --      --        987    5.38
 Mortgage-backed
  securities............     --      --      2,858    5.90     3,735    5.47    18,844    6.82    25,437    6.52
                         -------           -------            ------           -------           -------
                         $ 2,974    4.57%  $26,941    6.19%   $9,766    6.72%  $18,844    6.82%  $58,525    6.40%
                         =======           =======            ======           =======           =======
Held to Maturity:
 U.S. Government and
  Agency obligations.... $ 6,970    5.90%  $25,960    6.57%   $  --      -- %  $   --      -- %  $32,930    6.43%
 Other debt securities..     996    6.28     2,948    6.97       --      --        --      --      3,944    6.80
 Municipal investments..   2,750    5.12       --      --        --      --        --      --      2,750    5.12
 Mortgage-backed
  securities............     --      --     12,663    6.00       --      --      1,121    7.12    13,784    6.09
                         -------           -------            ------           -------           -------
                         $10,716    5.74%  $41,571    6.42%   $  --      -- %  $ 1,121    7.12%  $53,408    6.30%
                         =======           =======            ======           =======           =======

  Concord's investment portfolio is managed by Concord's officers in accordance with the investment policy established by the Finance Committee of Concord's Board of Directors and with the advice of professional investment advisors. The objectives of Concord's investment policy are to provide liquidity, diversification of assets and earnings. At September 30, 1995 and June 30, 1995, Community did not hold any security which exceeded 10% of Community's shareholders' equity other than FHLB common stock.

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMUNITY--Investment Securities" and Notes 1 and 2 of Notes to the Community Consolidated Financial Statements.

SOURCES OF FUNDS

  Deposits. The majority of Concord's deposits are derived from customers who reside or work in Concord, New Hampshire, or surrounding communities in Merrimack County. Concord receives a smaller volume of deposits from customers residing in a number of communities across New Hampshire and from outside of the state. By choice, Concord currently accepts no brokered deposits.

  Because convenience is an important factor in attracting deposits, Concord operates four offices located in the City of Concord, each with ample parking and "drive-up" bays. Concord also operates offices located to the west of Concord in Weare, New Hampshire and to the north of Concord in Tilton, New Hampshire. Concord operates automatic teller machines at all of its locations and at four off-site locations in Concord, Contoocook, Epsom, and Tilton, New Hampshire. Concord is a member of an electronic funds transfer network that allows customers to access cash from their accounts through ATMs located throughout the State of New Hampshire and throughout the United States.

  Concord's deposits are derived from savings accounts, NOW accounts, demand deposit accounts, money market deposit accounts, club accounts, variable-rate term certificates of deposit and fixed-rate term certificates of deposit offering maturities of up to five years. The flow of deposits is influenced significantly by general economic conditions, changes in money markets and prevailing interest rates. Concord has maintained a competitive deposit pricing structure within its market to achieve controlled growth and increase its market share. Deposits grew by a total of $81,650,000, or an average of 7.2% per year, during the five years ended June 30, 1995. The cumulative growth in deposits from June 30, 1990 to June 30, 1995 was primarily in savings deposits with growth of $48,261,000. Growth in time certificates of deposit and non-interest bearing deposits amounted to $21,087,000 and $12,302,000, respectively, from June 30, 1990 to June 30, 1995.

  The following table presents the distribution of Concord's average deposits outstanding and the annualized average interest rates paid on such deposits during the periods indicated.

                          THREE MONTHS ENDED             YEARS ENDED JUNE 30,
                             SEPTEMBER 30,     -------------------------------------------
                                 1995              1995           1994           1993
                          ----------------------------------  -------------  -------------
                                             (DOLLARS IN THOUSANDS)
Non-interest bearing
 deposits...............  $    16,717     -- % $ 13,581  -- % $ 10,112  -- % $  6,705  -- %
                          -----------          --------       --------       --------
Savings deposits:
  Savings, club and
   escrow accounts......       80,552    2.96    91,423 2.97    97,262 2.92    87,082 3.33
  Interest bearing NOW
   accounts.............       22,277    1.49    21,668 1.91    19,429 1.98    15,921 2.39
  Money market
   accounts.............        9,496    2.95    11,515 2.70    13,741 2.64    16,840 3.22
                          -----------          --------       --------       --------
    Total savings depos-
     its................      112,325    2.67   124,606 2.76   130,432 2.75   119,843 3.19
                          -----------          --------       --------       --------
Time certificates of de-
 posit..................      184,264    5.68   162,066 4.97   146,364 4.58   150,461 5.12
                          -----------          --------       --------       --------
    Total deposits......  $   313,306    4.30  $300,253 3.83  $286,908 3.59  $277,009 4.16
                          ===========          ========       ========       ========

  Outstanding time certificates of deposit in amounts of $100,000 or more mature as follows:

                                                   AT SEPTEMBER 30, AT JUNE 30,
PERIOD ENDING                                            1995          1995
-------------                                      ---------------- -----------
                                                          (IN THOUSANDS)
Within 3 months...................................     $ 9,899        $ 5,338
Over 3 through 6 months...........................       5,268          2,516
Over 6 through 12 months..........................       3,170          4,324
Over 12 months....................................       6,629          6,832
                                                       -------        -------
  Total...........................................     $24,966        $19,010
                                                       =======        =======

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMUNITY--Deposits" and Note 7 of Notes to the Community Consolidated Financial Statements.

  Borrowings. Concord may obtain advances from the FHLB upon pledging as collateral the common stock of the FHLB that it owns and certain of its investment securities and residential mortgage loans, provided certain standards related to creditworthiness are met. Such advances are made under several different credit programs, each of which has its own interest rate and range of maturities. FHLB borrowings have been utilized for loan portfolio growth, asset/liability management, liquidity and/or operational needs. At September 30, 1995, Concord had outstanding advances and available unused lines of credit with the FHLB of $62,549,000 and approximately $85,000,000, respectively.

  Concord also uses repurchase agreements as a source of funds. Repurchase agreements outstanding at September 30, 1995 amounted to $5,041,000 and carried maturities of three months or less. U.S. Government and Agency securities with a book value of $5,294,000 and a fair value of $5,265,000 were pledged as collateral and held by custodians to secure the agreements at September 30, 1995.

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Borrowed Funds" and Notes 8 and 9 of Notes to the Community Consolidated Financial Statements.

ASSET/LIABILITY MANAGEMENT

  It is Community's policy to manage its assets and liabilities in a manner that minimizes interest rate risk exposure while meeting the needs of Concord's customers. The following provides insight into the sensitivity of Community's earnings to changes in interest rates as of September 30, 1995.

                                    0-1       1-3       3-5    OVER 5
                                    YEAR     YEARS     YEARS    YEARS    TOTAL
                                  --------  --------  -------  -------  --------
                                            (DOLLARS IN THOUSANDS)
Assets Subject to Interest Rate
 Adjustment:
 Interest-bearing deposits in
  other banks...................  $  5,823  $    --   $   --   $   --   $  5,823
 Investment securities available
  for sale......................     8,318    12,415    8,982    6,086    35,801
 Investment securities held to
  maturity......................    10,727    17,960    8,998      --     37,685
 Mortgage-backed securities
  available for sale............    11,875    14,903      --       --     26,778
 Mortgage-backed securities held
  to maturity...................     2,037     4,127    7,112      --     13,276
 Federal Home Loan Bank stock...     3,803       --       --       --      3,803
 Mortgage loans held for sale...     3,891       --       --       --      3,891
 Mortgage loans:
 Home equity....................    15,532       311      --       --     15,843
 Residential....................    31,585    20,795   10,104    5,305    67,789
 Commercial and construction....    29,123    19,873    3,787    1,356    54,139
 Other loans:
 Indirect automobile and recre-
  ational vehicle...............    40,128    35,084   19,617    3,282    98,111
 Mobile home....................     9,788     1,528      --       170    11,486
 Other consumer.................     4,687     1,332      624      209     6,852
 Commercial.....................    11,656       609       80      --     12,345
                                  --------  --------  -------  -------  --------
  Total.........................  $188,973  $128,937  $59,304  $16,408  $393,622
                                  ========  ========  =======  =======  ========
Liabilities Subject to Interest
 Rate Adjustment:
 Deposits:
 Savings, escrow and club ac-
  counts........................  $ 26,758  $ 53,164  $   --   $   --   $ 79,922
 Interest-bearing NOW accounts..     4,412    17,653      --       --     22,065
 Money market accounts..........     2,812     6,560      --       --      9,372
 Time certificates of deposit...   115,159    62,819    6,752      --    184,730
 Borrowed funds.................    66,048     1,333       75      474    67,930
                                  --------  --------  -------  -------  --------
  Total.........................  $215,189  $141,529  $ 6,827  $   474  $364,019
                                  ========  ========  =======  =======  ========
Excess (deficiency) of rate
 sensitive assets over rate
 sensitive liabilities..........  $(26,216) $(12,592) $52,477  $15,934  $ 29,603
                                  ========  ========  =======  =======  ========
Cumulative excess (deficiency)..  $(26,216) $(38,808) $13,669  $29,603
                                  ========  ========  =======  =======
Cumulative rate sensitive assets
 as a percent of cumulative rate
 sensitive liabilities..........     87.82%    89.12%  103.76%  108.13%
                                  ========  ========  =======  =======
Cumulative excess (deficiency)
 as a percent of total rate sen-
 sitive assets..................    (6.66)%   (9.86)%    3.47%    7.52%
                                  ========  ========  =======  =======

  The effect of interest rate changes on the assets and liabilities of a financial institution such as Concord may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

  Management uses its judgment in classifying assets and liabilities into the various interest sensitivity time periods, taking into consideration certain assumptions based on Community's historical experience and other relevant data. Non-accruing loans amounting to $1,708,000 have been excluded from this analysis. The analysis takes into consideration next repricing dates on variable-rate instruments. Amortization on some of Concord's loans and mortgage-backed securities has been estimated, based on historical trends, and included in shorter time periods even though the contractual maturity of such loans and securities may be further out. While savings, NOW and MMDA accounts allow for immediate withdrawal and interest rate adjustment, based on Community's historical experience they are generally considered more stable and are classified proportionately according to their established sensitivities in the "0-1 Year" and "1-3 Year" categories.

  Community had a negative gap of approximately 7% of total rate sensitive assets at September 30, 1995 in the "0-1 Year" category.

COMPETITION

  Concord experiences substantial competition in attracting and retaining deposit accounts and in making mortgage and other loans. Including Concord, there are approximately 41 banking offices of 13 federally-insured depository institutions within Concord's principal market area of Merrimack County, which does not include the non-bank financial service providers which also operate in Concord's market area. Based on June 30, 1994 data compiled by the FDIC, the branches of Concord located within Merrimack County had total deposits of $284,575,000, which represented 16% of the total deposits in Merrimack County. Concord ranked second (of the 13 federally-insured depository institutions with branches in Merrimack County) in terms of total deposits located in Merrimack County, based on the FDIC's June 30, 1994 data.

  The primary factors in competing for deposit accounts are interest rates, convenience of office locations, quality of service and banking hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. Competition for origination of first mortgage loans comes primarily from other savings institutions, mortgage banking firms, and commercial banks.

PERSONNEL

  As of September 30, 1995, Community and its subsidiaries had a total of 148 full-time and 38 part-time employees. None of Community's employees is subject to a collective bargaining agreement.

PROPERTIES

  Concord's main office, which is owned by Concord, is located at 43 North Main Street, Concord, New Hampshire, in the center of the downtown business district. At present, Concord does not require all of the space available in this building and has leased approximately one half of it to retail businesses.

  Concord owns two of its branch offices in Concord, each of which is located in a modern, one-story building. The other Concord branch office is a leased facility located on the Steeplegate Mall property and was opened during September 1994. Concord's branch offices located in Weare and Tilton, New Hampshire are also leased. Concord owns a three-story building in downtown Concord of which two stories are currently serving as its operations center and the other floor is leased to another local business.

LEGAL PROCEEDINGS

  There are no material legal proceedings pending against Community or any of its subsidiaries.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                     THREE MONTHS ENDED SEPTEMBER 30, 1995

  All information within this section should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Community included elsewhere in this Proxy Statement-Prospectus and the tables appearing throughout this section and the section labeled "Information about Community".

FINANCIAL CONDITION

  At September 30, 1995, total assets amounted to $417,814,000, a decrease of $7,900,000, or 1.9%, from $425,714,000 at June 30, 1995. Community used the proceeds from the sale of automobile loans to repay borrowed funds which resulted in lower total assets at September 30, 1995.

  The sale of automobile loans was also the primary reason for the reduction of $3,188,000, or 1.2%, in total loans since June 30, 1995 which more than offset the net new loan growth of $3,893,000 in consumer loans. In order to continue generating new volume and enhance non-interest income from the gain on sales of loans and subsequent loan servicing income, Concord sold two pools of automobile loans totaling $7,342,000 to two different buyers during the quarter ended September 30, 1995. As part of the agreement relating to the sale of $6,843,000 of these loans, Concord is obligated to assume a certain portion of credit losses should they occur and, as a reduction of the sale proceeds, accrued $36,000 to absorb such possible losses. The remainder of these loans were sold without credit enhancement. Concord has an agreement in place to sell up to an additional $36,000,000 of new automobile loan production, with credit enhancement, on a best efforts basis.

  Commercial loans increased by $1,377,000 since June 30, 1995. The majority of this loan growth was in commercial construction lending and was primarily related to one local community construction project in which Concord is providing the temporary construction financing. Permanent financing for this loan, upon completion, has already been approved and is in place and will be shared among Concord and seven other local financial institutions.

  Due to lower market interest rates, Concord's residential mortgage loan origination activity was up from prior quarters. The majority of these originations were fixed rate mortgages held for sale and were subsequently sold into the secondary market. Dollars outstanding in Concord's total residential mortgage portfolio remained relatively unchanged from June 30, 1995.

  Commercial and consumer (indirect auto and recreational vehicle) lending may entail additional risks compared to residential mortgage lending. Commercial loans may involve large loan balances to single or groups of related borrowers. In addition, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of the properties and thus may be subject to a greater extent to adverse conditions in the local real estate market or in the economy in general. Money lent for consumer loans may be expensive and time consuming to recover in the event of borrower default.

  Total investment securities amounted to $113,540,000, or 27.2% of total assets, at September 30, 1995 compared to $112,162,000, or 26.3% of total assets, at June 30, 1995. At September 30, 1995, securities available for sale amounted to $62,579,000, or 55.1% of total investment securities. Securities held to maturity amounted to $50,961,000 and represented 44.9% of total investment securities. The investment portfolio consists primarily of U.S. Treasury and Agency securities, mortgage-backed securities guaranteed by Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA), and to a lesser extent other mortgage-backed securities, corporate bonds, municipal investments and marketable equity securities.

  Total deposits increased by $7,408,000 since June 30, 1995 and amounted to $315,964,000 at September 30, 1995. The Bank's deposit growth during the quarter ended September 30, 1995 was primarily in time certificates and non-interest bearing deposits which increased by $7,768,000 and $3,455,000, respectively, since June 30, 1995. Growth in these two categories more than offset the decline in savings which decreased by $3,815,000 during the quarter ended September 30, 1995. The growth in time certificates, which was partially due to a shifting from savings to time certificates, was primarily due to higher market interest rates offered on time certificates than those offered on savings. The increase in non-interest bearing deposits was primarily due to an increase in custodial account balances associated with the June 1995 purchase of mortgage servicing rights on loans of approximately $180,000,000.

  Deposit growth and the proceeds from automobile loan sales enabled Concord to reduce its borrowed funds from $82,768,000 at June 30, 1995 to $67,930,000 at September 30, 1995 which represents a decrease of 17.9%. Concord's borrowed funds consist primarily of Federal Home Loan Bank (FHLB) advances and, to a lesser extent, repurchase agreements.

  At September 30, 1995, Community's stockholders' equity totaled $30,136,000, resulting in an equity-to-assets ratio of 7.21%, a Tier 1 leverage ratio of 7.02% and a total risk-based capital ratio of 11.75%. Community's capital ratios exceed all published regulatory minimums. For further information on the Community's and Concord's capital ratios see the "Liquidity and Capital Resources" section below.

  The unrealized net gain on securities available for sale, included in stockholders' equity, amounted to $418,000, net of estimated taxes, at September 30, 1995 as compared to $328,000 at June 30, 1995.

  On August 29, 1995, Community entered into a definitive merger agreement to acquire Centerpoint Bank by exchanging 1.073 of Community's common shares for each Centerpoint common share outstanding.

RISK ELEMENTS

  At September 30, 1995, total non-performing assets amounted to $3,042,000, or 0.73% of total assets compared to $3,232,000, or 0.76%, respectively, at June 30, 1995. The decrease of $190,000 since June 30, 1995 was due to sales and resolutions of non-performing assets exceeding new non-performing loans.

  Non-performing assets consist of non-performing loans, loans for which the accrual of interest has been stopped and commercial loans that have been restructured with modified terms, and property or other assets which have been acquired by foreclosure or repossession. Non-performing loans decreased slightly to $1,708,000 at September 30, 1995 from $1,730,000 at June 30, 1995.
Foreclosed property and repossessed autos and mobile homes decreased from a total of $1,502,000 at June 30, 1995 to $1,334,000 at September 30, 1995.
Concord has no impaired loans as defined in SFAS No. 114 and 118.

  The following table summarizes non-performing assets and loans delinquent 90 days or more at the dates indicated.

                                            SEPTEMBER 30, JUNE 30, SEPTEMBER 30,
                                                1995        1995       1994
                                            ------------- -------- -------------
                                                   (DOLLARS IN THOUSANDS)
Non-accrual loans.........................     $1,708      $1,730     $  813
Restructured loans........................        --          --         173
                                               ------      ------     ------
 Total non-performing loans...............      1,708       1,730        986
                                               ------      ------     ------
Real estate acquired by foreclosure.......        893       1,134      1,106
Other assets acquired.....................        441         368        315
                                               ------      ------     ------
 Total assets acquired toward satisfaction
  of debt.................................      1,334       1,502      1,421
                                               ------      ------     ------
Total non-performing assets...............      3,042       3,232      2,407
Loans delinquent 90 days or more and still
 accruing.................................        343         --          64
                                               ------      ------     ------
 Total non-performing assets and loans de-
  linquent 90 days or more and still ac-
  cruing..................................     $3,385      $3,232     $2,471
                                               ======      ======     ======
Non-performing assets as a percent of to-
 tal loans and assets acquired toward sat-
 isfaction of debt........................       1.13%       1.18%      1.05%
                                               ======      ======     ======

  During the quarter ended September 30, 1995, Concord provided $175,000 into its allowance for possible loan losses, bringing the allowance to $2,987,000 after net charge-offs of $158,000. This action produced an allowance for possible loan losses totaling 1.11% of total loans at September 30, 1995 which was up slightly from 1.09% of total loans at June 30, 1995. At September 30, 1995, the allowance for possible loan losses represented 174.9% of non-performing loans of $1,708,000 versus 171.7% of non-performing loans of $1,730,000 at June 30, 1995.

  The allowance for possible loan losses is maintained at a level believed by management to adequately meet reasonably foreseeable loan losses on the basis of many factors including risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, specific problem loans, trends in loan delinquencies, loan charge-offs and loan growth. While management uses the best information available to establish the allowance for possible loan losses, future additions to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Concord's allowance for possible loan losses. Such agencies may require Concord to recognize additions to the allowance based on judgments different from those of management.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

  Results of Operations. Community earned net income of $846,000, or $0.47 per share, for the quarter ended September 30, 1995 compared to net income of $797,000, or $0.44 per share, for the same quarter of the prior year. The September 30, 1995 quarter includes a charge amounting to $0.05 per share after-tax for expenses incurred to date relating to the proposed acquisition of Centerpoint Bank which was announced on August 30, 1995, as well as income of $0.02 per share relating to a non-recurring refund of Federal Deposit Insurance Corporation insurance assessments which were paid in a prior period. Pre-tax income increased by $106,000, or 9.0%, to $1,282,000 for the current quarter versus $1,176,000 for the quarter ended September 30, 1994. The increase in pre-tax income was largely due to an increase of $230,000 in net interest and dividend income which resulted from higher levels of average earning assets during the current quarter versus the same quarter of last year.

  Community provided $175,000 into the allowance for possible loan losses for the current quarter compared to a provision for possible loan losses of $100,000 for the comparable period of the prior year. The increase in the provision for loan losses for the three months ended September 30, 1995 versus the same period of 1994 was primarily due to an increase in loans outstanding. Net charge-offs for the quarter ended September 30, 1995 decreased to $158,000 compared to $235,000 during the same quarter of last year.

  Interest Income. Total interest and dividend income for the quarter ended September 30, 1995 amounted to $8,055,000, an increase of $1,751,000 over the same quarter of the prior year. Interest income on loans increased by $1,413,000 for the quarter ended September 30, 1995 versus the same quarter of the prior year due to an increase in average loans outstanding during the period of $49,261,000 coupled with an increase in average yield for the quarter of 58 basis points. The increase in average loans outstanding has been primarily in indirect vehicle lending as a result of Community's increased penetration into that market statewide over the past year.

  Interest income on investments for the current quarter increased by $338,000 from the same quarter a year ago. Average investment balances and the average yield earned on investments increased this quarter from the same quarter last year by $16,069,000 and 30 basis points, respectively. The increase in average investments was primarily due to securitizing mortgage loans and transferring them into the investments portfolio during June of 1995, an increase in municipal investments resulting from the establishment of a municipal services department and an increase in FHLB stock which was required by Concord's increase in FHLB borrowings.

                                                         THREE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
Interest and dividend income:
  Loans...............................................      $6,117       $4,704
  Investments.........................................       1,938        1,600
                                                       -----------  -----------
    Total interest and dividend income................       8,055        6,304
                                                       -----------  -----------
Interest expense:
  Deposits............................................       3,368        2,608
  Borrowed funds......................................       1,110          349
                                                       -----------  -----------
    Total interest expense............................       4,478        2,957
                                                       -----------  -----------
Net interest and dividend income......................      $3,577       $3,347
                                                       ===========  ===========
Average yield on:
  Loans...............................................        8.82%        8.24%
  Investments.........................................        6.39         6.09
  Average earning assets..............................        8.08         7.56
Average cost of:
  Deposits............................................        4.54%        3.73%
  Borrowed funds......................................        6.07         5.14
  All interest-bearing liabilities....................        4.84         3.86
Net interest margin...................................        3.60%        4.02%
Annualized return on average assets...................        0.81         0.91
Annualized return on average equity...................       11.40        11.79
Average equity to average assets......................        7.07         7.73
Equity-to-assets at end of period.....................        7.21         7.61

  Interest Expense. Interest expense on deposits for the quarter ended September 30, 1995 increased by $760,000 versus the same quarter of the prior year due to an 81 basis point increase in average cost coupled with an increase of $17,198,000 in average interest-bearing deposits. Concord's deposit growth has been primarily in the higher cost time certificates of deposit. This coupled with increased market interest rates paid on deposits has increased Community's deposit interest costs. Competitive interest rates and deposit products offered by Concord, as well as the continued investment in, and expansion of, Concord's product distribution system, continues to produce deposit growth.

 Increases of $46,007,000 in average outstanding borrowed funds and 93 basis points on average rates paid on borrowed funds for the current quarter versus the same period of the prior year combined to increase interest expense on borrowed funds for the quarter by $761,000. Concord utilized borrowed funds, along with deposit growth, to fund its earning asset growth over the past year.

  Non-Interest Income. Non-interest income for the quarter ended September 30, 1995 increased by $163,000 from the same quarter of last year. Each of the major non-interest income categories increased this year versus last year, with the exception of security gains, primarily due to increased business volumes.

  Increased transaction activity and numbers of accounts were the primary reasons for the growth of $19,000 in deposit account fees this quarter when compared to the same quarter of the prior year. The increase in these volumes are partly the result of opening the Steeplegate Mall office during September of 1994.

  Concord did not sell any securities this quarter and therefore recorded no security gains compared to sales of $2,962,000 and resulting net gains of $30,000 for the quarter ended September 30, 1994.

  Gains on the sale of loans increased by $83,000 for the quarter ended September 30, 1995 versus the same quarter of 1994 primarily due to gains on the sale of automobile loans which amounted to $50,000 for the quarter ended September 30, 1994.

  Loan servicing income increased this quarter over the same period of last year by $74,000 primarily due to income related to Concord's purchase of mortgage servicing rights which were transferred to Concord during August of 1995.

  Non-Interest Expense. Non-interest expense for the quarter ended September 30, 1995 increased by $212,000 over the same quarter of last year. The combined increases of $250,000 in salaries and benefits, occupancy and equipment, marketing and the other expense category were primarily related to the investments made by Community to expand its business lines and product distribution system. Since the end of the September 30, 1994 quarter, Concord has expanded its indirect automobile dealer financing capacity, established a municipal services program, opened its Steeplegate Mall office in Concord, New Hampshire and installed a remote automated teller machine in Tilton, New Hampshire. Concord also recorded start up expenses related to a new full-service office, also in Tilton, which opened during October 1995.

  Also contributing to the increase in non-interest expense this quarter versus the same period of last year were expenses incurred to date relating to the proposed acquisition of Centerpoint Bank which amounted to $125,000 for the quarter ended September 30, 1995. Community expects to incur additional expenses associated with this proposed acquisition which are currently estimated to be $275,000.

  Offsetting a portion of the above described increases in non-interest expense was a reduction in FDIC deposit insurance premiums of $186,000 for the quarter ended September 30, 1995 versus the same quarter of the prior year. This reduction was due to a refund received by Concord from the FDIC as a result of substantially lower premiums that it charges banks to insure deposits. This premium reduction was made retroactive to June 1, 1995. The premiums were lowered after the Bank Insurance Fund (BIF) met its congressionally mandated level during the month of May 1995, which allowed the FDIC to refund excess premiums already paid by the banks for the four month period ended September 30, 1995. The refund included $48,000 which was related to the prior quarter ended June 30, 1995. Community expects to benefit from reduced FDIC premiums in future periods.

  Income Taxes. Income tax expense for the quarters ended September 30, 1995 and 1994 amounted to $436,000 and $379,000, respectively, which resulted in effective tax rates of 34% and 32%, respectively. The lower effective tax rate for the prior fiscal year was primarily the result of the Company reducing its valuation reserve on its deferred tax asset by approximately $38,000 for the quarter ended September 30, 1994. At September 30, 1995, Community's net deferred income tax asset, net of related valuation reserves, was approximately $120,000.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity is a measure of Community's ability to meet its cash needs at a reasonable cost. Cash needs arise primarily as a result of funding lending opportunities, the maturity of liabilities such as borrowings and the withdrawal of deposits. Asset liquidity is achieved through the management of earning asset maturities, loan amortization, deposit growth, securities available for sale and access to borrowed funds. As a member, Concord may borrow from the Federal Home Loan Bank of Boston on a secured basis. Borrowing usually requires the pledging of the Bank's FHLB stock as well as certain residential mortgage loans and investment securities. At September 30, 1995, Concord's sources of liquidity included $63 million of investment securities classified as "available for sale" and unused available borrowing capacity of approximately $85 million at the Federal Home Loan Bank of Boston.

  At the holding company level, Community's primary sources of liquidity are dividends from Concord and its cash balances. Dividends paid from Concord to Community are limited to the extent necessary for Concord to comply with regulatory capital guidelines.

  Concord's deposits are insured by the Federal Deposit Insurance Corporation, which issues and enforces regulations designed to protect the safety and soundness of insured institutions. At September 30, 1995, Community had equity capital of $30,136,000, resulting in an equity-to-assets ratio of 7.21% and a Tier 1 leverage ratio of 7.02%. Stockholders' equity includes $418,000 of net unrealized security gains, net of estimated income taxes, relative to investment securities classified as available for sale.

  The following table summarizes Community's required and actual regulatory capital ratios as of September 30, 1995.

                                                            ACTUAL    REQUIRED
                                                          REGULATORY REGULATORY
                                                           CAPITAL    CAPITAL
                                                            RATIO      RATIO
                                                          ---------- ----------
Tier 1 leverage..........................................    7.02%   3.00-4.00%
Risk-based:
  Tier 1.................................................   10.66         4.00
  Total risk-based.......................................   11.75         8.00

  The following table summarizes Concord's required and actual regulatory capital ratios as of September 30, 1995.

                                                            ACTUAL    REQUIRED
                                                          REGULATORY REGULATORY
                                                           CAPITAL    CAPITAL
                                                            RATIO      RATIO
                                                          ---------- ----------
Tier 1 leverage..........................................    6.61%   3.00-4.00%
Risk-based:
  Tier 1.................................................   10.05         4.00
  Total risk-based.......................................   11.14         8.00

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF COMMUNITY

                        THREE YEARS ENDED JUNE 30, 1995

  All information within this section should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Community included elsewhere in this Proxy Statement-Prospectus and the tables appearing throughout this section and the section labeled "Information about Community".

HIGHLIGHTS

  The market area in which Community operates has experienced slow economic growth during the fiscal year ended June 30, 1995 compared to the rapid growth experienced prior to the recessionary period of the late 1980s and early 1990s. General economic trends in Community's market area during the past few years have been positive. The Merrimack County area has experienced growth in population and jobs and declining unemployment since the end of an opposite, recessionary trend in the early 1990s. In September 1995, unemployment in Merrimack County, Community's principal market, was 3.1%, which represented a slight increase from 3.0% unemployment in September 1994. However, both the size of the workforce and total employment increased by approximately 3.0% from September 1994 to September 1995. The September 1995 unemployment level compares with New Hampshire unemployment of 3.9% and United States unemployment of 5.4% for the same month.

  Community earned net income of $3,287,000, or $1.84 per share, for the fiscal year ended June 30, 1995. Earnings for the years ended June 30, 1994, and 1993 were $3,090,000, or $1.73 per share, and $2,221,000, or $1.28 per share, respectively.

  Pretax earnings improved by 22.5% during fiscal 1995 over fiscal 1994 primarily from an increase in net interest income of $1,515,000. Pretax earnings increased by 77.8% during fiscal 1994 over fiscal 1993 primarily due to reductions in loan loss provision and expenses related to non-performing assets.

  Community achieved a 23.0% growth in total assets during fiscal 1995 with total assets amounting to $425,714,000 at June 30, 1995 as compared to $346,136,000 at June 30, 1994. Loans, primarily in indirect auto lending through dealers, provided the majority of the asset growth for fiscal 1995.

  At June 30, 1995, Community's equity to asset ratio was 6.91%, its tier 1 leverage ratio was 7.07% and its total risk-based capital ratio was 11.31%, all of which exceeded published regulatory minimums. The capital ratios for June 30, 1994 were 7.69%, 7.94% and 13.39%, respectively.

RATE/VOLUME ANALYSIS

  The following table presents changes in interest and dividend income, interest expense and net interest and dividend income which are attributable to changes in the average amounts of interest-earning assets and interest-bearing liabilities outstanding and/or to changes in rates earned or paid thereon. The net changes attributable to both volume and rate have been allocated proportionately:

                                           YEARS ENDED JUNE 30
                               ----------------------------------------------
                                  1995 VS. 1994           1994 VS. 1993
                               ---------------------- -----------------------
                               INCREASE (DECREASE)     INCREASE (DECREASE)
                               ---------------------- -----------------------
                                       DUE TO                DUE TO
                               VOLUME   RATE   TOTAL  VOLUME  RATE     TOTAL
                               ------  ------  ------ ------ -------  -------
                                             (IN THOUSANDS)
Interest and dividend income:
  Mortgage loans.............. $  (27) $1,051  $1,024 $  153 $  (500) $  (347)
  Other loans.................  2,373    (135)  2,238    232  (1,231)    (999)
  Investments.................  1,212     549   1,761    740    (812)     (72)
                               ------  ------  ------ ------ -------  -------
Total interest and dividend
 income.......................  3,558   1,465   5,023  1,125  (2,543)  (1,418)
                               ------  ------  ------ ------ -------  -------
Interest expense:
  Deposits....................    376     817   1,193    271  (1,499)  (1,228)
  Borrowed funds..............  2,216      99   2,315     58     (68)     (10)
                               ------  ------  ------ ------ -------  -------
Total interest expense........  2,592     916   3,508    329  (1,567)  (1,238)
                               ------  ------  ------ ------ -------  -------
Net interest and dividend in-
 come......................... $  966  $  549  $1,515 $  796 $  (976) $  (180)
                               ======  ======  ====== ====== =======  =======

AVERAGE BALANCE SHEETS AND NET INTEREST AND DIVIDEND INCOME

  The following table sets forth certain information relating to Community's average balance sheets, including interest-earning assets, interest-bearing liabilities and net interest income on a fully tax-equivalent basis for the periods indicated:

                                                     YEARS ENDED JUNE 30,
                          -----------------------------------------------------------------------------
                                    1995                      1994                      1993
                          ------------------------- ------------------------- -------------------------
                          AVERAGE            YIELD/ AVERAGE            YIELD/ AVERAGE            YIELD/
                          BALANCE   INTEREST  RATE  BALANCE   INTEREST  RATE  BALANCE   INTEREST  RATE
                          --------  -------- ------ --------  -------- ------ --------  -------- ------
                                                    (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
 Mortgage loans.........  $136,100  $11,666   8.57% $136,442  $10,642   7.80% $134,552  $10,989   8.17%
 Other loans............   118,231    9,933   8.40    90,011    7,695   8.55    87,620    8,694   9.92
                          --------  -------   ----  --------  -------   ----  --------  -------
   Total loans(1).......   254,331   21,599   8.49   226,453   18,337   8.10   222,172   19,683   8.86
Investment and mortgage-
 backed
 securities(2)(5).......   104,732    6,603   6.30    79,406    4,768   6.00    71,933    4,895   6.80
 Interest-bearing
  deposits in other
  banks.................     1,395       66   4.73     5,246      134   2.55     2,212       58   2.62
                          --------  -------         --------  -------         --------  -------
   Total interest-
    earning assets......   360,458   28,268   7.84   311,105   23,239   7.47   296,317   24,636   8.31
                                    -------                   -------                   -------
Non interest-earning
 assets.................    20,211                    21,444                    20,448
Allowance for possible
 loan losses............    (3,148)                   (3,642)                   (4,034)
                          --------                  --------                  --------
   Total assets.........  $377,521                  $328,907                  $312,731
                          ========                  ========                  ========
Liabilities and
 Stockholders' Equity:
Interest-bearing
 liabilities:
 Deposits:
 Savings................  $124,606  $ 3,441   2.76% $130,432  $ 3,588   2.75% $119,843  $ 3,822   3.19%
 Time certificates......   162,066    8,047   4.97   146,364    6,707   4.58   150,461    7,701   5.12
                          --------  -------         --------  -------         --------  -------
   Total deposits.......   286,672   11,488   4.01   276,796   10,295   3.72   270,304   11,523   4.26
 Borrowed funds.........    47,009    2,756   5.86     8,955      441   4.92     7,865      451   5.73
                          --------  -------         --------  -------         --------  -------
   Total interest-
    bearing
    liabilities.........   333,681   14,244   4.27   285,751   10,736   3.76   278,169   11,974   4.30
                                    -------                   -------                   -------
Non interest-bearing
 demand deposits........    13,581                    10,112                     6,705
Other liabilities.......     2,648                     6,594                     5,027
                          --------                  --------                  --------
   Total liabilities....   349,910                   302,457                   289,901
Stockholders' equity....    27,611                    26,450                    22,830
   Total liabilities and
    stockholders'
    equity..............  $377,521                  $328,907                  $312,731
                          ========                  ========                  ========
Net interest
 income/interest rate
 spread(3)..............            $14,024   3.57%           $12,503   3.71%           $12,662   4.01%
                                    =======                   =======                   =======
Net interest margin(4)..                      3.89%                     4.02%                     4.27%

--------
(1) Includes nonaccrual loans.
(2) Investment and mortgage-backed securities are shown at average amortized cost.
(3) Interest rate spread is the average yield earned on total earning assets less the average cost paid for interest-bearing liabilities.
(4) The net interest margin during the period equals net interest income divided by average interest-earning assets for the period.
(5) Included in investment and mortgage-backed securities are average balances of non-taxable securities amounting to $2,078,000 and $3,020,000, respectively, and tax equivalent income of $133,000 and $110,000, respectively, for the years ended June 30, 1995 and 1994. There were no non-taxable securities held during fiscal 1993. Tax equivalent income was calculated using an effective tax rate of 34%.

NET INTEREST AND DIVIDEND INCOME

  Net interest and dividend income, which is the difference between income from earning assets and what is paid for interest-bearing liabilities, is the primary source of income for Community. Net interest income increased to $13,997,000 in fiscal 1995 from $12,482,000 in fiscal 1994. This increase was mostly due to growth in earning assets during fiscal 1995 which was partially offset by an increase in interest expense. The increase in cost of funds was primarily due to the utilization of higher cost borrowed funds and time certificates of deposit to fund the earning asset growth. Also, during fiscal 1995 Community experienced a shift in the mix of deposits from the lower cost savings deposits to the higher cost time certificates of deposit. The increase in interest expense was the primary cause of the decline in net interest margin from 4.02% for fiscal 1994 to 3.89% for fiscal 1995. Net interest income for fiscal 1993 was $12,662,000. The decline in net interest income from fiscal 1993 to 1994 was primarily due to reduced market interest rates on earning assets. Community's net interest margin for fiscal 1993 was 4.27%.

YIELDS EARNED AND RATES PAID

  Interest rate spread represents the difference between the weighted average yield earned on loans and investments and the weighted average rate paid on interest-bearing deposits and borrowed funds.

  The fully tax-equivalent yield on earning assets was 7.84% in fiscal 1995 compared to 7.47% in fiscal 1994 and 8.31% in fiscal 1993. The cost of average interest-bearing liabilities in fiscal 1995, 1994 and 1993 was 4.27%, 3.76% and 4.30%, respectively. The changes in these yields and costs reflect the trends in market interest rates over the past three years as well as the shift in the composition of deposits from higher rate time certificates to lower costing savings accounts which occurred during fiscal years 1993 and 1994. This shift subsequently reversed during fiscal year 1995.

AVERAGE BALANCES

  During fiscal 1995, Community increased its average earning assets by $49,353,000, or 15.9%, over fiscal 1994. Earning asset growth was mostly in indirect auto loans through dealers. In order to fund this growth in average earning assets Community utilized an increase in average borrowed funds of $38,054,000 and growth in average interest-bearing deposits of $9,876,000 over fiscal 1994. Community also experienced growth of $3,469,000, or 34.3%, in average non-interest bearing demand deposits for fiscal 1995 over 1994.

  During fiscal 1994, average earnings assets increased by $14,788,000 over fiscal 1993 primarily in investment securities which were funded by increases of $9,899,000 and $1,090,000, respectively, in average deposits and borrowed funds.

PROVISION FOR POSSIBLE LOAN LOSSES

  The provision for possible loan losses is based on management's assessment of the adequacy of the allowance for possible loan losses after considering known and inherent risks in the loan portfolio, existing and expected economic conditions, the level of non-performing loans, charge-offs, past loan loss experience and loan growth.

  During fiscal 1995, $475,000 was provided for possible loan losses versus $625,000 in 1994 and $2,150,000 in 1993. During the fourth quarter of fiscal 1995, $150,000 was added to the allowance for possible loan losses as compared to $100,000, $100,000 and $125,000, respectively, during the first three quarters of the fiscal year. The allowance for possible loan losses as a percent of non-performing loans was 171.7% at June 30, 1995 as compared to 370.7% at June 30, 1994 and 116.6% at June 30, 1993. At June 30, 1995, the
allowance for possible loan losses stood at $2,970,000, or 1.1% of total loans. At June 30, 1994 and 1993 the allowance for possible loan losses stood at $3,351,000 and $3,822,000, respectively, and equaled 1.5% and 1.8% of total loans. Improved asset quality and lower net charge-offs have enabled Community to reduce its loan loss provisions. Net charge-offs for fiscal years 1995, 1994 and 1993 were $856,000, $1,096,000 and $2,286,000, respectively.

  A summary of net charge-offs (recoveries) in fiscal years 1995, 1994 and 1993 is as follows:

                                                          1995    1994    1993
                                                          -----  ------  ------
                                                            (IN THOUSANDS)
   Loan Type:
     Construction........................................ $ (11) $ (153) $  179
     Commercial real estate..............................  (108)     44   1,304
     Commercial..........................................   (27)    (57)     32
     Residential mortgage................................   262     530     103
     Home equity.........................................   106      77      54
     Mobile home.........................................   528     516     473
     Indirect and other consumer.........................   106     139     141
                                                          -----  ------  ------
                                                          $ 856  $1,096  $2,286
                                                          =====  ======  ======

  While management believes that additions to, and the year-end balance of, the allowance for possible loan losses are adequate, further provisions to the allowance for possible loan losses may be necessary if the market in which Community operates deteriorates.

ASSET QUALITY

  Community's non-performing assets (which consist of non-performing loans and assets acquired to satisfy debt, including loan collateral substantively repossessed) amounted to $3,232,000 at the end of fiscal 1995 versus $1,982,000 at June 30, 1994 and $6,105,000 at June 30, 1993.

  At June 30, 1995, non-performing loans totaled $1,730,000. Non-performing loans amounted to $904,000 and $3,279,000, respectively, at June 30, 1994 and 1993.

  Non-Performing Asset Analysis. Non-performing assets consist of nonaccrual loans, real estate acquired through foreclosure or substantively repossessed and other assets acquired to satisfy debt.

  Community's non-performing assets increased in fiscal 1995 by $1,250,000 from the end of fiscal 1994. At June 30, 1995, non-performing assets totaled $3,232,000, or 0.8% of total assets, compared to $1,982,000, or 0.6% of total assets, at June 30, 1994 and $6,105,000 or 1.9% of total assets, at June 30, 1993.

  The increase in non-performing assets from June 30, 1994 to June 30, 1995 was the result of $5,290,000 in additions which were partially offset by $2,742,000 in deletions from amortization, payoffs or sales of non-performing assets and $1,298,000 in charge-offs.

  Of the net increase of $1,250,000 in non-performing assets, $1,231,000 was related to two commercial loans, which were originated prior to 1990 and which were previously performing, being placed onto non-accruing status by Concord during the third quarter of fiscal 1995.

 Non-Performing Loan Summary.

                                                   AT JUNE 30, 1995
                         ---------------------------------------------------------------------
                                      SHARE OF      NON-       SHARE OF        PERCENT OF
                         TOTAL LOANS TOTAL LOANS PERFORMING NON-PERFORMING   NON-PERFORMING/
                         OUTSTANDING OUTSTANDING   LOANS        LOANS      TOTAL LOANS IN TYPE
                         ----------- ----------- ---------- -------------- -------------------
                                                (DOLLARS IN THOUSANDS)
Residential mortgage
 loans..................  $ 67,501       24.8%     $  263        15.2%             0.4%
Commercial loans:
  Construction..........       473        0.2         --          --               --
  Real estate...........    53,504       19.7       1,268        73.3              2.4
  Other.................    12,414        4.6          40         2.3              0.3
Home equity.............    17,070        6.3          23         1.3              0.1
Mobil home loans........    11,976        4.4          37         2.1              0.3
Indirect consumer
 loans..................   101,744       37.5          89         5.2              0.1
Other consumer loans....     6,779        2.5          10         0.6              0.1
                          --------      -----      ------       -----
    Total...............  $271,461      100.0%     $1,730       100.0%             0.6
                          ========      =====      ======       =====

  Management is not aware of any potential problem loans, which have not already been identified and disclosed above, which would have a material effect on Community. For further information on non-performing loans, see Note 3 of Notes to the Community Consolidated Financial Statements.

  Assets Acquired to Satisfy Debt and Loans Substantively Repossessed. Assets acquired to satisfy debt and loans substantively repossessed totaled $1,502,000 at June 30, 1995 compared to $1,078,000 at June 30, 1994. Of the total at June 30, 1995, $261,000 was in commercial real estate, $873,000 in primary residential properties,

$277,000 in mobile homes and $91,000 in repossessed vehicles. For further information, see Note 6 of Notes to the Community Consolidated Financial Statements.

RISK CHARACTERISTICS OF THE LOAN PORTFOLIO

  The majority of the asset growth was in the loan portfolio. Total loans increased by $49,352,000, or 22.2%, from $222,109,000 at June 30, 1994 to
$271,461,000 at June 30, 1995. With the consolidation that has been taking place over the past few years in the New Hampshire banking industry, Community has taken advantage of market opportunities to expand and develop new lending relationships.

  Concord has originated a large number of auto and recreational vehicle loans through dealers throughout New Hampshire for more than ten years and understands the challenges and risks associated with this business. With the addition of experienced, high level personnel Concord has substantially increased its number of active dealer relationships during fiscal 1995 resulting in significant loan growth in indirect loans. At June 30, 1995, the balance of indirect automobile and recreational vehicle loans through dealers was $101,744,000, or 37.5% of total loans as compared to $66,699,000, or 30.0%
of total loans at June 30, 1994.

  In order to continue serving the market for indirect automobile loans in New Hampshire, generate fee income from servicing these types of loans and manage Community's balance sheet, Concord has developed the ability to sell automobile loans in fiscal 1995, while retaining the right to service these loans. In fiscal 1995, Concord sold three separate pools of automobile loans to two different buyers, totaling $11,591,000. As part of the sales agreement relating to the sale of $9,777,000 of these loans, Concord is obligated to assume a certain portion of credit losses should they occur and has accrued $51,000 to absorb such possible losses. The remainder of these loans were sold without credit enhancement. In addition, an agreement was reached to sell up to an additional $48,000,000 of new loan production with credit enhancement on a best efforts basis.

  Community also used similar market opportunities in the commercial lending area to grow commercial loans by $18,333,000 during fiscal 1995. Of Concord's commercial loan portfolio, which represents 24.5% of total loans, $8,178,000, or 12.3%, of commercial loans are loans enrolled with Small Business Administration (SBA) programs. For further information on loans, see Note 7 of Notes to the Community Consolidated Financial Statements.

  Commercial and consumer (indirect auto and recreational vehicle) lending may entail additional risks compared to residential mortgage lending. Commercial loans may involve large loan balances to single or groups of related borrowers. In addition, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of the properties and thus may be subject to a greater extent to adverse conditions in the local real estate market or in the economy in general. Money lent for consumer loans may be expensive and time consuming to recover in the event of default.

  Concord continues to use the same loan underwriting criteria and loan review process that has reduced non-performing assets to the lower levels that have been maintained over the past few years. This, in addition to an experienced collections department, has kept loan delinquencies and loan charge-offs at low levels, particularly in the consumer loan portfolio. Concord's indirect auto lending delinquency levels have been consistently below industry standards over the past few years.

  Concord's policies on loan-to-value ratios and loan origination and underwriting criteria for each of its lending categories are set forth below. On occasion, exceptions may be made to these policies on a case-by-case basis.

  Residential mortgage loans are originated and underwritten according to Federal and state regulations and generally in accordance with secondary market guidelines. If possible, Concord sells most of its fixed rate residential mortgage loans on the secondary market. As a general rule, the maximum loan-to-value ratio is 80% of the lesser of the appraised value or purchase price of the property (up to 95% with private mortgage insurance as secondary market requirements permit). The loan-to-value ratio maximum may vary with individual program requirements, such as FHA and VA loans, which are financed up to 100% with guaranties and sold servicing released to private investors.

  The maximum loan-to-value ratio for commercial real estate and commercial construction loans ranges from 70% to 85% of the lesser of the appraised value or purchase price of the property, depending on the type of loan. The maximum loan-to-value ratio for 1-4 family residential construction is 85%; for non-residential construction and improved property, 70%; and for raw land and land development, 60%.

  Among the factors that Concord considers in making commercial construction loans are the experience, background, credibility and overall capacity of the contractor/developer; the contractor's past performance, including the success or failure of previous projects; the contractor's reputation for honesty and integrity; and the contractor's financial condition. Concord generally requires that permanent financing be in place and committed prior to funding construction.

  The maximum loan-to-value ratio for residential construction loans is 75% of the lowest of appraised value, sales price or acquisition cost (up to 90% for pre-sold primary residences with private mortgage insurance and up to 80% for pre-sold second homes with private mortgage insurance). Residential construction loans generally must qualify for sale to Concord's secondary financing markets.

  The maximum loan-to-value ratio for new indirect automobile loans is 90% of the greater of sales or invoice amount. The maximum loan-to-value ratio for used automobile loans is 90% of the sales price or the average trade-in value plus one-third of the difference between the average trade-in value and average retail value, whichever amount is greater.

INVESTMENT SECURITIES

  At June 30, 1995, Community's securities classified as available for sale amounted to $58,754,000, or 52.4% of total investment securities with the remaining securities of $53,408,000, or 47.6%, classified as held to maturity. At June 30, 1994, securities available for sale and held to maturity amounted to $64,795,000 and $33,860,000, respectively, which represented 65.7% and 34.3%, respectively, of total investment securities.

  Concord, as a member, owned Federal Home Loan Bank stock of $3,803,000 at June 30, 1995 compared to $1,860,000 at June 30, 1994.

  Unrealized net gains on securities available for sale, net of applicable taxes, amounted to $328,000 at June 30, 1995 compared to unrealized net losses of $262,000 at June 30, 1994.

  Also, during the last quarter of fiscal 1995, Concord securitized $5,551,000 of residential mortgage loans with Fannie Mae and transferred them from loans to securities available for sale on the balance sheet.

DEPOSITS

  Deposits provided funding for 76.6% of total earning assets at June 30, 1995 compared to 89.4% at June 30, 1994 and 94.5% at June 30, 1993. Average deposits amounted to $300,253,000, $286,908,000 and $277,009,000 for the years ended June 30, 1995, 1994 and 1993, respectively.

  The average cost of interest-bearing deposits increased to 4.01% during fiscal 1995 as compared to 3.72% in 1994 and 4.26% in 1993. The decline during fiscal 1993 and 1994 and subsequent increase in 1995 in the cost of deposits was primarily the result of trends in open market interest rates. By choice, Community currently accepts no brokered deposits. For further information, see
Note 7 of Notes to the Community Consolidated Financial Statements.

BORROWED FUNDS

  Community, in order to fund its earning asset growth, increased borrowed funds by $59,261,000 during fiscal 1995 and by $18,697,000 during fiscal 1994. For further information, see Notes 8 and 9 of Notes to the Community Consolidated Financial Statements.

NON-INTEREST INCOME

  Total non-interest income amounted to $2,036,000 for fiscal 1995 compared to $2,558,000 in fiscal 1994 and $2,879,000 in fiscal 1993.

  Exclusive of loan and security gains, non-interest income has steadily increased from $985,000 in fiscal 1993 to $1,058,000 in fiscal 1994 to $1,387,000 in fiscal 1995. This represents a 40.8% increase in 1995 versus the level earned in fiscal 1993. The increases have resulted primarily from steady growth in deposit fee and loan servicing income. Growth in service chargeable deposit accounts and increases in selected service fees, implemented during fiscal 1994, are the reasons for the increases in deposit fee income. Continued growth in mortgage loans serviced for others over the past three years has resulted in a corresponding increase in fee income.

  Community's recent purchase, during the last quarter of fiscal 1995, of approximately $180,000,000 of residential mortgage servicing rights is expected to provide further momentum to continued improvement in Community's loan servicing income. Revenues from these rights will be earned commencing in August of 1995, the first quarter of fiscal 1996. It is expected that Community will be able to service these additional loans utilizing existing capacity without significantly adding to staffing or equipment.

  Loan sale gains decreased to $501,000 in fiscal 1995 compared to the higher levels of $1,089,000 and $927,000 earned during fiscal 1994 and 1993, respectively, due to reduced residential mortgage origination volume caused by the decline in demand for refinancings as market rates have risen. Offsetting a portion of this decline experienced in fiscal 1995 was the adoption of SFAS No. 122 "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." This was effective July 1, 1994 and resulted in an increase of $170,000 in gains on the sale of loans for fiscal 1995.

  Also, Community's opportunities to realize security gains has diminished over the past two years as market rates rose. Gains on the sale of securities has declined from $967,000 in fiscal 1993 to $411,000 in fiscal 1994 to $148,000 in fiscal 1995.

NON-INTEREST EXPENSE

  Total non-interest expense increased by 2.4% to $10,720,000 in fiscal 1995 from $10,467,000 experienced during fiscal 1994 primarily due to major investments made by Community to expand its business lines and product distribution system. Total non-interest expense for fiscal 1994 represented a decrease of 6.3% from $11,170,000 in fiscal 1993. This reduction was primarily the result of lower expenses related to non-performing assets.

  During the fiscal year ended June 30, 1995, Community experienced increases in salaries and benefits and occupancy and equipment expenses primarily due to expanding major business lines and product distribution system. During fiscal 1995, Concord opened a new full-service branch office at the Steeplegate Mall located in Concord, New Hampshire, opened a remote automated teller machine in Tilton, New Hampshire, expanded its indirect auto dealer financing programs and established a municipal services department. Also impacting salaries and benefits during fiscal 1995 were additional benefits expense related to pension and the establishment and funding of a 401K benefit plan.

  Offsetting a portion of the increased non-interest expense was a reduction in other non-interest expense during fiscal 1995 which was primarily due to reduced legal and other expenses related to the resolution of problem loans.

INCOME TAXES

  There was no income tax expense in 1993 as a result of the decrease in the deferred income tax asset valuation reserve established on July 1, 1992. In 1994, and to a lesser extent in 1995, income tax expense was partially offset by further decreases in the valuation reserve. At June 30, 1995, Community had a net deferred tax asset of approximately $172,000, which includes a valuation reserve of approximately $136,000 which primarily relates to certain state tax temporary differences. The realization of the net deferred tax asset may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income, and the utilization of tax planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be realized by carrybacks to federal taxable income in the three-year carryback period and by expected future taxable income. For further information on income taxes, see Note 11 of Notes to the Community Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity is a measure of Community's ability to meet its cash needs at a reasonable cost. Cash needs arise primarily as a result of funding lending opportunities, the maturity of liabilities such as borrowings and the withdrawal of deposits. Asset liquidity is achieved through the management of earning asset maturities, loan amortization, deposit growth and access to borrowed funds. Management believes that funding sources are adequate to meet commitments and ongoing obligations.

  Community's funding requirements are limited and are adequately satisfied by dividends from Concord and by its interest-bearing cash deposit with Concord. Dividends paid from Concord to Community are limited to the extent necessary for Concord to comply with regulatory capital guidelines.

  Concord is a member of the FHLB which makes substantial borrowings available to its members. Borrowed funds at June 30, 1995 totaled $82,768,000 compared to $23,507,000 at the end of fiscal 1994. At June 30, 1995, Concord had approximately $63,000,000 available in unused borrowing capacity remaining at the FHLB to meet future large deposit fluctuations or increased loan demands should either occur.

  Total cash and cash equivalents at June 30, 1995 were $19,097,000 versus $8,012,000 at the end of fiscal 1994. This increase was in the interest-bearing deposits in other banks which resulted primarily from the sale of approximately $10,000,000 in automobile loans on June 30, 1995.

  The investment portfolio at June 30, 1995 totaled $115,965,000 of which $58,754,000 was designated as "available for sale" to enhance the liquidity position, and $53,408,000 was designated as "held to maturity." Community has not historically had, and does not anticipate having, a need to use the remainder of the investment portfolio for liquidity purposes given its unused borrowing capacity and other liquidity resources.

  At June 30, 1995, Community had equity capital of $29,398,000, resulting in an equity-to-assets ratio of 6.91%.

  Community is regulated by the Federal Reserve Board which requires Community to maintain a minimum risk-based capital ratio. At June 30, 1995 the minimum risk-based capital ratio required was 8.00%. Community's risk-based capital ratio at June 30, 1995 was 11.31% compared to 13.39% at June 30, 1994.

  To complement the risk-based guidelines, the Federal Reserve Board requires a leverage ratio of 3% to 4% which represents the minimum capital to total asset standard for bank holding companies. Federal banking agencies, including the FDIC, require similar leverage ratios for banks. These leverage ratios are expected to be used in tandem with the risk-based capital ratio. Community's leverage ratio was 7.07% at June 30, 1995.

  The following table summarizes Community's required and actual regulatory capital ratios and amounts at June 30, 1995:

                                               REQUIRED              ACTUAL
                                              REGULATORY           REGULATORY
                                                CAPITAL              CAPITAL
                                      --------------------------- -------------
                                          AMOUNT         RATIO    AMOUNT  RATIO
                                      --------------- ----------- ------- -----
                                               (DOLLARS IN THOUSANDS)
Leverage............................. $12,268-$16,358 3.00%-4.00% $28,827  7.07%
Risk-based:
  Tier 1.............................     11,244         4.00      28,827 10.25
  Total risk-based...................     22,489         8.00      31,797 11.31

  The following table summarizes Concord's required and actual regulatory capital ratios and amounts at June 30, 1995: (Dollars in Thousands)

                                               REQUIRED              ACTUAL
                                              REGULATORY           REGULATORY
                                                CAPITAL              CAPITAL
                                      --------------------------- -------------
                                          AMOUNT         RATIO    AMOUNT  RATIO
                                      --------------- ----------- ------- -----
                                               (DOLLARS IN THOUSANDS)
Leverage............................. $12,268-$16,358 3.00%-4.00% $27,149  6.64%
Risk-based:
  Tier 1.............................     11,240         4.00      27,149  9.66
  Total risk-based...................     22,480         8.00      30,119 10.72

  Management believes that the acquisition of Centerpoint will not have a material impact on Community's liquidity or capital resources.

RECENT ACCOUNTING DEVELOPMENTS

  On July 1, 1995, Community adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." These statements generally require all creditors to account for impaired loans, except those loans accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or, alternatively, at the fair value of the loan's collateral. In addition, criteria for classification of a loan as in-substance foreclosure has been modified so that such classification need be made only when the lender is in possession of the collateral. These statements also require troubled debt restructurings to be measured for impairment using the pre-modification rate of interest as a discount rate. Adoption of these statements had no material impact on Community's financial position or results of operations.

                         INFORMATION ABOUT CENTERPOINT

DESCRIPTION OF BUSINESS

  Centerpoint was formed in 1989 as a New Hampshire-chartered guaranty savings bank. Centerpoint is insured by the FDIC. In 1995, Centerpoint completed its conversion from a state-chartered guaranty savings bank to a state-chartered trust company. Since Centerpoint operates as a full service commercial bank, the trust company designation more accurately describes Centerpoint's banking activities.

  Centerpoint is engaged in the business of attracting deposits from the general public, making commercial and consumer loans and making investments in securities. Centerpoint's earnings primarily depend on the spread between the income it receives from its loan and investment securities portfolios and the interest cost it pays for money in the form of deposits. Centerpoint conducts its business from its main office located at 141 South River Road, Bedford, New Hampshire, and its branch offices located at 900 Elm Street, Manchester, New Hampshire and 402 Amherst Street, Nashua, New Hampshire. As of September 1, 1995 Centerpoint had 33 full-time and 4 part-time employees. None of Centerpoint's employees is subject to a collective bargaining agreement.

  Centerpoint has a primary market focus of establishing total banking relationships with small- to medium-sized businesses and professionals. Services offered include a wide range of commercial credit and deposit products. Centerpoint's primary geographic territory extends through the greater Manchester and Nashua corridor. Approximately 75% of Centerpoint's loan portfolio is comprised of commercial or commercial real estate loans made to support borrowers' working capital, equipment, and/or building requirements. This proportion of commercial loans, which is consistent with Centerpoint's focus on commercial lending, is significantly higher than the proportion of commercial loans that would be typical for a savings bank. Centerpoint also offers a wide range of consumer loan products, including, but not limited to, automobile loans and home equity loans. Centerpoint also offers residential mortgage loans to homeowners, residential construction loans (primarily to developers and secured by pre-sold residential units) and land development loans secured primarily by land and improvements in approved subdivisions. Centerpoint's loan portfolio is predominantly of a variable rate nature.

  Centerpoint's primary focus on commercial and commercial real estate lending may expose it to greater risks than those presented by consumer and residential mortgage lending. Centerpoint's loans typically involve larger loan balances to single borrowers or groups of related borrowers than typical loan balances on consumer and residential mortgage loans. In addition, payment on commercial loans is typically dependent on the successful operation of the borrowers' businesses or properties and, therefore, may be more influenced by adverse changes or cycles in the economy. General economic trends in the market area of Centerpoint during the past few years have been positive. The greater Manchester and Nashua, New Hampshire areas have experienced growth in population and jobs and declining unemployment since the end of an opposite, recessionary trend in the early 1990's. Job growth in these geographic areas in the past few years has occurred mainly in the trade and service sectors. In September 1995, unemployment in the Manchester and Nashua areas, Centerpoint's two principal markets, was 3.7% and 4.2%, respectively, which represented declines in unemployment from 4.5% and 4.3%, respectively, in September 1994. The September 1995 unemployment levels compare with New Hampshire unemployment of 3.9% and United States unemployment of 5.4% for the same month. Employment in both the Manchester and Nashua areas increased slightly from September 1994 to September 1995. Commercial real estate values in the same areas have stabilized in the last few years, following a period of substantial declines in values, and residential real estate values have moderately increased in the same areas following a period of more moderate declines.

  Centerpoint is subject to extensive competition from other commercial banks and from savings banks, as well as from cooperative banks and credit unions, in both attracting and retaining deposits. Additionally, significant competition for deposits comes from money market mutual funds and government securities. Including Centerpoint, there are approximately 50 banking offices of seven federally-insured depository institutions (excluding non-bank financial service providers) within Centerpoint's principal market area, which consists of the towns of Amherst and Bedford and the cities of Manchester and Nashua. Based on June 30, 1994 data compiled by the FDIC, the branches of Centerpoint located within its principal market area had total deposits of $53,464,000, which represented 2.0% of the total deposits in Centerpoint's market area. Centerpoint ranked fifth (of the seven federally-insured depository institutions with branches in Centerpoint's market area) in terms of total deposits located in the market area, based on the FDIC's June 30, 1994 data.

  Competition for commercial loans is experienced principally from other banks. Consumer loan competition is principally from commercial banks, finance companies and credit unions.

  The principal methods used by competing institutions to attract deposits include the offering of a variety of services and premiums, convenience of office location and offering of attractive interest rates. The primary factors in competing for loans are quality of service to the borrower, interest rates, and loan fee charges. Centerpoint's staff is actively involved in community organizations and service groups, which results in customer relationships.

  Deposits maintained with Centerpoint are insured by the Bank Insurance Fund of the FDIC up to FDIC limits (generally $100,000 per depositor). As a New Hampshire-chartered commercial bank (known as a trust company), Centerpoint is subject to regulation, examination and supervision by the New Hampshire Banking Department and the FDIC.

DESCRIPTION OF PROPERTIES

  Centerpoint's main office has been located at 141 South River Road, Bedford, New Hampshire since 1990. Centerpoint has leased this building for a term of 15 years beginning January 1, 1989.

  Centerpoint opened a branch office located at 900 Elm Street, Manchester, New Hampshire in 1993. The Manchester branch occupies 1,570 square feet of the first floor. The lease is for a term of 63 months, with renewal options.

  Centerpoint opened a branch office located at 402 Amherst Street, Nashua, New Hampshire in 1995. The Nashua branch occupies 2,000 square feet of the space. The lease term is for 62 months, with renewal options.

  Centerpoint's operations center has been located at 10 Commerce Park North, Bedford, New Hampshire, since 1990. Centerpoint's operations center occupies approximately 2,640 square feet of space. The lease term, as of March 1, 1993, was 60 months, with a renewal option.

LEGAL PROCEEDINGS

  There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which Centerpoint is a party or of which any of its property is the subject.

CERTAIN CONTRACTS OR ARRANGEMENTS WITH COMMUNITY

  Over the past six months, Centerpoint has purchased approximately $2.0 million in automobile loans from Community. In addition, Community and Centerpoint have entered into an arrangement pursuant to which Community acts as Centerpoint's agent for purposes of underwriting residential mortgage loan applications received by Centerpoint and selling such loans to the secondary market on Centerpoint's behalf. Community and Centerpoint also participate with one another from time to time in making commercial loans.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                     RESULTS OF OPERATIONS OF CENTERPOINT

                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

GENERAL

  The following is a discussion and analysis of Centerpoint's results of operations and financial condition. In order to understand this section in context, it should be read in conjunction with the Centerpoint Financial Statements and Notes presented elsewhere in this Proxy Statement-Prospectus and with the tables appearing throughout the discussion and analysis.

  The operating results of Centerpoint depend primarily on its net interest income, which is the difference between (i) interest income on earning assets, primarily loans and securities, and (ii) interest expense on interest-bearing liabilities, which consist of deposits and borrowings. Centerpoint's results of operations are also affected by the provision for loan losses resulting from Centerpoint's assessment of the adequacy of the allowance for loan losses; the level of its other operating income, including gains and losses on the sale of securities, and loan and other fees; operating expenses; and income tax expenses or benefits.

HIGHLIGHTS

  Centerpoint earned net income of $712,000, or $1.19 per fully diluted share of common stock, for the nine months ended September 30, 1995 as compared to $540,000, or $0.92 per fully diluted share of common stock, in the comparable period in 1994.

  At September 30, 1995, Centerpoint had total assets of $88,971,000, an increase of $20,233,000, or 29.4%, from $68,738,000 at December 31, 1994.
Loans, primarily commercial and commercial real estate, represented a significant portion of the asset growth for the 1995 nine-month period.

  At September 30, 1995, Centerpoint's equity to assets ratio was 6.59%, its Tier 1 leverage ratio was 7.42% and its total risk-based capital ratio was 10.93%, all of which exceeded published regulatory minimums. The capital ratios for December 31, 1994 were 7.32%, 7.80% and 12.30%, respectively.

AVERAGE BALANCE SHEET

  The following table sets forth certain information relating to Centerpoint's average balance sheet, including interest-earning assets, interest-bearing liabilities and net interest income for the periods indicated:

                                      NINE MONTHS ENDED SEPTEMBER 30,
                             ---------------------------------------------------
                                       1995                      1994
                             ------------------------- -------------------------
                             AVERAGE           YIELD / AVERAGE           YIELD /
                             BALANCE  INTEREST  RATE   BALANCE  INTEREST  RATE
                             -------  -------- ------- -------  -------- -------
                                          (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
  Loans(1).................  $48,077   $3,924   10.79% $38,556   $2,668   9.14%
  Securities(2)............   17,417      765    5.86   13,597      573   5.62
  Federal funds sold.......    2,842      124    5.83    3,718      103   3.70
  Interest-bearing depos-
   its.....................      226        9    5.32      819       22   3.59
                             -------   ------          -------   ------
Total interest-earning as-
 sets......................   68,562    4,822    9.31   56,690    3,366   7.86
                                       ------                    ------
Non interest-earning as-
 sets:
  Cash and due from banks..    4,919                     4,240
  Premises and equipment,
   net.....................      707                       643
  Other assets.............      704                       470
Less allowance for loan
 losses....................     (517)                     (398)
                             -------                   -------
    Total assets...........  $74,375                   $61,645
                             =======                   =======
LIABILITIES AND SHAREHOLD-
 ERS' EQUITY:
Interest-bearing liabili-
 ties:
  Regular savings..........  $12,768   $  262    2.74% $17,505   $  333   2.54%
  NOW accounts.............    7,751       92    1.59    6,905       81   1.57
  Money market accounts....    4,626       94    2.72    4,649       83   2.39
  Time certificates of de-
   posit...................   19,518      717    4.91   11,440      318   3.72
  Borrowed funds...........    6,915      249    4.81    2,316       59   3.41
                             -------   ------          -------   ------
Total interest-bearing lia-
 bilities..................   51,578    1,414    3.67   42,815      874   2.73
                                       ------                    ------
Non interest-bearing lia-
 bilities:
  Demand deposits..........   16,546                    13,573
  Other liabilities........      803                       519
                             -------                   -------
    Total liabilities......   68,927                    56,907
Shareholders' equity.......    5,448                     4,738
                             -------                   -------
    Total liabilities and
     shareholders' equity..  $74,375                   $61,645
                             =======                   =======
Net interest
 income/interest rate
 spread(3).................            $3,408    5.64%           $2,492   5.13%
                                       ======                    ======
Net interest margin(4).....                      6.56%                    5.80%

--------
(1) Includes non-accrual loans.
(2) Securities are shown at average amortized cost.
(3) Interest rate spread is the average yield earned on total earning assets less the average cost paid for total interest-bearing liabilities.
(4) Net interest margin equals net interest income for the period (annualized) divided by average interest-earning assets.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

  The following table presents changes in interest income, interest expense and net interest income which are attributable to changes in the average amounts of interest-earning assets and interest-bearing liabilities outstanding and/or to changes in rates earned or paid thereon.

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                          ---------------------
                                                              1995 VS. 1994
                                                          ---------------------
                                                           INCREASE (DECREASE)
                                                               DUE TO (1)
                                                          ---------------------
                                                          VOLUME  RATE   TOTAL
                                                          ------- ----- -------
                                                             (IN THOUSANDS)
Interest income:
  Loans..................................................   $752   $504  $1,256
  Securities.............................................    167     25     192
  Federal funds sold.....................................    (28)    49      21
  Interest-bearing deposits..............................    (21)     8     (13)
                                                           -----  ----- -------
Total interest income....................................    870    586   1,456
                                                           -----  ----- -------
Interest expense:
  Deposits...............................................    187    163     350
  Borrowed funds.........................................    157     33     190
                                                           -----  ----- -------
Total interest expense...................................    344    196     540
                                                           -----  ----- -------
Net interest income......................................   $526   $390    $916
                                                           =====  ===== =======

--------
(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1995 AS COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994

  Net Income. Centerpoint earned net income of $712,000, or $1.19 per fully diluted share of common stock, for the nine months ended September 30, 1995 as compared to $540,000, or $0.92 per fully diluted share of common stock, in the comparable period in 1994. For the nine months ended September 30, 1995, Centerpoint recorded net interest income of $3,408,000, resulting in a net interest margin on average earning assets of 6.56%, compared to $2,492,000 and 5.80%, respectively, for the nine months ended September 30, 1994. Average interest-earning assets for the nine months ended September 30, 1995 were $68,562,000 with an average yield of 9.31%, compared to $56,690,000 and 7.86%, respectively, for the comparable period in 1994. Average interest-bearing liabilities for the nine months ended September 30, 1995 were $51,578,000 with an average cost of funds of 3.67%, compared to $42,815,000 and 2.73%, respectively, for the comparable period in 1994.

  Net interest income. For the nine months ended September 30, 1995, interest and fees on loans increased by $1,256,000, or 47.1%, over amounts for the comparable period in 1994. Loan interest and fee income increased due to growth in the average balance of loans outstanding combined with an increase in average interest rates earned on such loans. The average balance of loans outstanding increased by $9,521,000, or 24.7%, for the nine months ended September 30, 1995 over the comparable period in 1994, resulting in an increase of interest and fee income on loans due to volume of $752,000. The average interest rates earned on loans increased to 10.79% for the nine months ended September 30, 1995 compared to 9.14% for the nine months ended September 30, 1994, resulting in an increase of interest and fee income on loans due to rates of $504,000.

  For the nine months ended September 30, 1995, interest income on securities increased by $192,000, or 33.5%, from amounts earned for the comparable period in 1994. The increase in securities interest income was due to the combined effects of growth in the average balance of securities and an increase in interest rates. The average balance of securities for the nine months ended September 30, 1995 increased by $3,820,000, or 28.1%, over the comparable period in 1994. The average interest rates earned on securities increased to 5.86% for the nine months ended September 30, 1995 from 5.62% for the nine months ended September 30, 1994. Interest income on federal funds sold increased by $21,000, or 20.4%, for the nine months ended September 30, 1995 from the comparable period in 1994. The net increase in interest income on federal funds was the result of an increase in rate, partially offset by a decrease in volume.

  Interest expense on deposits increased by $350,000, or 42.9%, for the nine months ended September 30, 1995 as compared to the same period in 1994. The increase was due to a combination of growth in the average balance of interest-bearing deposits and increases in the interest rates paid on such deposits. The average balance of interest-bearing deposits outstanding increased by $4,164,000, or 10.3%, during the nine months ended September 30, 1995 over the comparable period in 1994, resulting in an increase in interest expense on interest-bearing deposits due to volume of $187,000. The average rate paid on interest-bearing deposits increased to 3.49% for the nine months ended September 30, 1995 compared to 2.69% over the comparable period in 1994, resulting in an increase in interest expense on interest-bearing deposits due to rates of $163,000.

  Interest expense on borrowed funds increased by $190,000, or 322.0%, during the nine months ended September 30, 1995 over the comparable period in 1994. The increase was due to the combination of increases in both volume and interest rates paid on borrowed funds. The average balance on borrowings outstanding increased by $4,599,000, or 198.6%, during the nine months ended September 30, 1995 over the comparable period in 1994, resulting in an increase of interest expense on borrowings due to volume of $157,000. The average interest rate paid on borrowings increased to 4.81% during the nine months ended September 30, 1995 from 3.41% for the same period in 1994, resulting in an increase of interest expense on borrowings due to rates of $33,000. The increase in borrowings can be attributed to Centerpoint's implementation of a more formalized cash management program, which expanded the services it provides to its commercial customers through the use of repurchase agreements.

  The above factors contributed to an overall increase of net interest income of $916,000, or 36.8%, for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994.

  Future net interest income levels will be dependent on Centerpoint's ability to control levels of non-performing assets, earn sufficient returns on earning assets by achieving a proper mix of loans and short- and long-term securities, and maintain its proportion of non-interest-bearing deposits and transaction accounts. Future net interest income levels will also be dependent on future interest rate levels.

  Provision for Loan Losses. In determining an appropriate provision for possible loan losses for any period, management evaluates the adequacy of its allowance for loan losses. Management's periodic evaluation of the adequacy of the allowance is based on Centerpoint's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates (including the amounts and timing of future cash flows expected to be received on impaired loans) that may be susceptible to significant change.

  Loan loss provisions for the nine months ended September 30, 1995 were $225,000 as compared to $175,000 for the nine months ended September 30, 1994. Charge-offs were $23,000 and $94,000 for the nine months ended September 30, 1995 and September 30, 1994, respectively. The increase in the provision was a result of loan growth. During the nine months ended September 30, 1995, Centerpoint realized recoveries of previously charged-off amounts totaling $5,000. At September 30, 1995, the allowance for loan losses was $629,000, or 1.1% of total loans, compared to $422,000, or 1.0%, at December 31, 1994. See Notes 1 and 5 of Notes to the Centerpoint Financial Statements.

  Other Income and Expenses. Customer service fees increased slightly to $116,000 for the nine months ended September 30, 1995 as compared to $110,000 for the comparable period in 1994. The small net increase, despite increases in total deposit balances, results from decreases in fees on transaction accounts.

  Other expenses increased by $398,000, or 22.2%, for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. The increase was partially the result of increased staffing and occupancy expense incurred as a result of branch expansion. Additionally, to a lesser extent, other expenses increased due to professional fees incurred in the third quarter of 1995 as a result of the proposed merger of Centerpoint with Community.

  Income Taxes. Centerpoint's income tax expense for the nine months ended September 30, 1995 was $392,000, or 35.5% of pretax earnings, as compared to $89,000, or 14.2%, for the comparable period in 1994. The 1994 effective tax rate differed from the federal statutory rate of 34% primarily due to the partial elimination of the remaining valuation allowance against deferred tax assets as it became evident that it was more likely than not that all of the deferred tax assets would be realized.

FINANCIAL CONDITION

  Loans. A significant portion of the asset growth was in the loan portfolio. Total loans were $55,939,000, or 62.9% of total assets at September 30, 1995, compared with $41,875,000, or 60.9% of total assets at December 31, 1994. During the 1995 period, Centerpoint experienced significant loan growth in commercial real estate and commercial loans. Commercial real estate loans increased by $4,056,000, or 23.0%, and totaled $21,731,000 at September 30, 1995, compared to $17,675,000 at December 31, 1994. Approximately 60% of Centerpoint's commercial real estate loans outstanding at September 30, 1995 have been made to owner-occupied businesses. Even though these loans are collateralized by real estate, the primary repayment source is cash flow generated by the related business. Commercial loans increased by $5,445,000, or 35.3%, and totaled $20,853,000 at September 30, 1995, compared to $15,408,000 at December 31, 1994. Residential construction loans increased by $1,963,000, or 66.2%, and totaled $4,929,000 at September 30, 1995, compared to $2,966,000 at December 31, 1994. These increases can be attributed primarily to management's referral network and providing additional services to businesses and professionals with whom Centerpoint has existing relationships. Installment loans increased by $2,049,000, or 68.5%, and totaled $5,040,000 at September 30, 1995, compared to $2,991,000 at December 31, 1994. This increase can be primarily attributed to the purchase of auto loans from Community. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT," "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO CENTERPOINT--Loan Portfolio" and Note 4 of Notes to the Centerpoint Financial Statements.

  Asset Quality. The aggregate amount of non-accrual loans, restructured loans, and other loans past due 90 days or more and still accruing totaled $373,000 at September 30, 1995 compared to $54,000 at year-end 1994. During the period from December 31, 1994 to September 30, 1995, management placed four commercial loans totaling $341,000 on non-accrual status based on management's belief that the collectibility of principal and/or interest on these loans is questionable. Two of these loans are partially guaranteed by the Small Business Administration or the New Hampshire Business Finance Authority. The guaranteed portion of the aggregate non-accrual balance at September 30, 1995 is $128,000. In addition, $94,000 of Centerpoint's allowance for loan losses has been allocated to the aggregate non-accrual loan balances as of September 30, 1995. Centerpoint had no "other real estate owned" as of September 30, 1995 or December 31, 1994. Non-performing assets as a percent of total loans increased to 0.7% at September 30, 1995 from 0.1% at December 31, 1994.

  It is management's policy to discontinue the accrual of interest on a loan when there is reasonable doubt as to its collectibility. The accrual of income on some loans, however, may continue even though they are more than 90 days past due if the loans are both well secured and in the process of collection and if management deems it appropriate.

  While Centerpoint considers the allowance for loan losses to be adequate at September 30, 1995, it is not able to predict the future of the local economy. Given this uncertainty, any declines in the local economy could result in additional provisions for loan losses, additional charge-offs, changes in the level of the allowance for loan losses, and increases in the level of non-performing assets.

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT," "CERTAIN STATISTICAL AND OTHER
INFORMATION WITH RESPECT TO CENTERPOINT--Non-accrual, Past Due, Restructured, and Potential Problem Loans," "--Summary of Loan Loss Experience" and "-- Allowance for Loan Loss Allocation" and Notes 1 and 5 of Notes to the Centerpoint Financial Statements.

  Securities. Securities totaled $15,832,000 and $17,113,000 at September 30, 1995 and December 31, 1994, respectively. The portfolio is comprised primarily of mortgage-backed and U.S. Treasury securities. The total securities portfolio had an expected average life of approximately three years at September 30, 1995.

  At September 30, 1995, securities available for sale and held-to-maturity totaled $4,708,000 and $10,860,000, respectively, which represented 29.7% and 68.6%, respectively, of total securities. Centerpoint, as a member of the Federal Home Loan Bank of Boston, owned Federal Home Loan Bank stock of $264,000 at September 30, 1995 as compared to $180,000 at December 31, 1994. Unrealized net losses on securities available for sale, net of applicable taxes, amounted to $180,000 at September 30, 1995.

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT," "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO CENTERPOINT--Securities Portfolio" and Note 3 of Notes to the Centerpoint Financial Statements.

  Deposits. Interest-bearing deposit balances at September 30, 1995 totaled $46,766,000 compared to $44,226,000 at year-end 1994, an increase of $2,540,000, or 5.7%. Regular savings balances totaled $13,486,000 at September 30, 1995 compared to $14,616,000 at December 31, 1994, a decrease of $1,130,000, or 7.7%. This decline can be attributed primarily to two large commercial customers moving their deposits from regular savings to Centerpoint's repurchase agreement product. Management attributes the movement of funds from core deposits to repurchase agreements to commercial customers seeking collateral for their deposits and/or higher rates of return. Time certificates of deposit totaled $20,883,000 at September 30, 1995 compared to $17,189,000 at December 31, 1994, an increase of $3,694,000, or 21.5%. Demand deposits totaled $24,307,000 at September 30, 1995 compared to $16,619,000 at December 31, 1994, an increase of $7,688,000, or 46.3%. Due to normal fluctuations in demand deposit balances, consistent with the cash flow needs of commercial customers, average volumes more accurately reflect growth in demand deposits than do period-end balances. The average balance of demand deposits totaled $16,546,000 for the nine months ended September 30, 1995 compared to $14,104,000 for the year ended December 31, 1994, an increase of $2,442,000, or 17.3%. These increases can be attributed to Centerpoint's strategy of building full banking relationships with its business customers. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT," "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO CENTERPOINT--Deposits" and Note 7 of Notes to the Centerpoint Financial Statements.

RISK CHARACTERISTICS OF THE LOAN PORTFOLIO

  At September 30, 1995, commercial loans totaled $20,853,000, while commercial real estate loans totaled $21,731,000, together representing 76.1% of Centerpoint's total loan portfolio. Loans in these two categories are made to corporations, partnerships and individuals among a diverse group of industries, including service businesses, manufacturing, retail, wholesale, and construction contractors. At September 30, 1995, loans to service businesses represented the largest segment (by industry) of Centerpoint's commercial and commercial real estate portfolio, accounting for approximately 23.1% of Centerpoint's total loans (including unfunded loan commitments).

  Centerpoint's primary focus on commercial and commercial real estate lending may expose it to greater risks than those presented by consumer and residential mortgage lending. Commercial and commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers than typical loan balances on consumer and residential mortgage loans. In addition, payment on commercial loans is typically dependent on the successful operation of the borrowers' businesses or properties and, therefore, may be more influenced by adverse changes or cycles in the economy. Loans secured by real estate are subject to additional risk arising out of adverse changes in the local real estate markets. Risks specific to residential construction lending include the inability of the end buyers of pre-sold homes to conclude their committed financing, mechanics liens and declines in the financial condition of the general contractor. To date, Centerpoint has experienced no losses in this loan category.

  Set forth below is a discussion of Centerpoint's policies on loan-to-value ratios and loan origination and underwriting criteria for the most significant portions of its loan portfolio, including commercial, commercial real estate, construction and installment loans. On occasion, exceptions may be made to these policies on a case-by-case basis.

  Commercial Real Estate and Construction Loans. At September 30, 1995, commercial real estate loans totaled $21,731,000, representing 38.9% of Centerpoint's total loan portfolio. The maximum loan-to-value ratio for commercial real estate and commercial construction loans ranges from 60% to 80% of the lesser of the appraised value or purchase price of the property, depending on the type of loan. Centerpoint's policy provides that the maximum loan-to-value ratio for loans secured by improved commercial property is 75%; for non-residential construction, 75%; for raw land, 60%; and for land development, 65%.

  At September 30, 1995, residential construction loans totaled $4,929,000, or 8.8% of total loans. Centerpoint's policy provides that the maximum loan-to-value ratio for 1-4 family residential construction loans is 80%. Residential construction loans are generally made to experienced residential contractors who are building residential properties on a pre-sold basis, although Centerpoint occasionally makes loans secured by residences under construction that have not been pre-sold. Centerpoint maintains controls over loan advances on construction loans by engaging third party vendors to perform property inspections prior to disbursement of loan proceeds.

  Commercial Loans. At September 30, 1995, commercial loans totaled $20,853,000, representing 37.3% of Centerpoint's total loan portfolio. Commercial loans are typically made on either a demand, time or term basis. At September 30, 1995, 98.3% of Centerpoint's commercial loans were secured, by business and/or personal assets. With respect to business equipment loans, Centerpoint's underwriting guidelines require that loan balances not exceed 80% of the appraised value of the equipment being financed. If a loan is secured by general business assets (including accounts receivable, inventory and fixed assets), the collateral is discounted in value to provide a more protective collateral position.

  Centerpoint's credit underwriting for commercial loans includes an analysis of both the primary and secondary sources of repayment. Further, Centerpoint utilizes credit enhancement vehicles available through the Small Business Administration and the New Hampshire Business Finance Authority. At September 30, 1995, these credit enhanced loans represented 15.2% of the commercial loan portfolio.

  Installment Loans. At September 30, 1995, installment loans totalled $5,040,000, representing 9.0% of Centerpoint's total loan portfolio. Of that amount, $2,088,000, or 41.4%, represented purchased indirect automobile loans. Centerpoint provides a wide range of installment loan products such as automobile, recreational vehicle, boat and mobile home loans. Centerpoint manages the risks associated with these loans by applying debt-to-income ratios that are standard in the industry (generally not exceeding 40%) and by maintaining consistent collection efforts.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

  Centerpoint maintains numerous sources of liquidity in the form of marketable assets and borrowing capacity. Sources of liquidity include interest-bearing deposits with other banks, federal funds sold, available for sale securities, and regular cash flows from loan and securities portfolios. The investment portfolio is predominantly made up of securities which can be readily utilized for the repurchase agreement market. Additionally, at September 30, 1995, Centerpoint had lines of credit with both the Federal Home Loan Bank of Boston (FHLBB) and State Street Bank and Trust of $2,000,000 and $500,000, respectively.

  Centerpoint evaluates its sensitivity to changes in interest rates by monitoring the timing of repricing of interest-sensitive assets compared to interest-sensitive liabilities. This is commonly known as an interest rate sensitivity analysis. The interest rate sensitivity gap is the difference between rate sensitive assets and rate sensitive liabilities. A positive gap exists when rate sensitive assets exceed rate sensitive liabilities and indicates that a greater volume of assets than liabilities will be impacted by changes in interest rates during the stated period. With a positive gap, earnings will generally increase when rates rise and decrease when rates decline within the period. Conversely, when rate sensitive liabilities exceed rate sensitive assets, the gap is referred to as negative and indicates that a greater volume of liabilities than assets will be impacted by changes in interest rates during the period. With a negative gap, earnings will generally decrease when rates rise and increase when rates decline within the period. Centerpoint seeks to insulate itself from interest rate risk over the near term. Toward that end, Centerpoint monitors the relative volume, maturity and yields of interest-earning assets and interest-bearing liabilities over various time horizons, with particular emphasis on the immediate one year time horizon.

  The following table illustrates the excess (or deficiency) of interest-earning assets over interest-bearing liabilities at September 30, 1995. Due to Centerpoint's positive gap, increases in interest rates would generally enhance earnings and decreases in rates would generally inhibit earnings.

           INTEREST RATE SENSITIVITY ANALYSIS AT SEPTEMBER 30, 1995

                                           SENSITIVITY PERIOD
                            ----------------------------------------------------
                               1      1-3      3-6    6 MONTHS- OVER 1
                             MONTH   MONTHS  MONTHS    1 YEAR    YEAR     TOTAL
                            -------  ------  -------  --------- -------  -------
                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans and mortgage loans
   held for resale(1).....  $19,065  $6,245  $ 7,868   $ 9,219  $13,113  $55,510
  Securities and oth-
   er(2)..................    6,351     171    2,806     2,626   10,052   22,006
                            -------  ------  -------   -------  -------  -------
    Total.................  $25,416  $6,416  $10,674   $11,845  $23,165  $77,516
                            =======  ======  =======   =======  =======  =======
Interest-bearing liabili-
 ties:
  Deposits................  $11,187  $5,782  $ 3,793   $13,459  $12,545  $46,766
  Borrowings..............    9,542     --       --        --     1,497   11,039
                            -------  ------  -------   -------  -------  -------
    Total.................  $20,729  $5,782  $ 3,793   $13,459  $14,042  $57,805
                            =======  ======  =======   =======  =======  =======
Period Sensitivity Gap....  $ 4,687  $  634  $ 6,881   $(1,614) $ 9,123  $19,711
                            =======  ======  =======   =======  =======  =======
Cumulative Sensitivity
 Gap......................  $ 4,687  $5,321  $12,202   $10,588  $19,711  $19,711
                            =======  ======  =======   =======  =======  =======
Cumulative excess
 (deficiency) as a percent
 of total rate sensitive
 assets...................     6.05%   6.86%   15.74%    13.66%   25.43%
                            =======  ======  =======   =======  =======

--------
(1) Net of deferred loan fees. Non-accrual and overdraft loans are excluded from loans and mortgage loans held for resale.
(2) Securities are reported gross of unrealized gains and losses.

CAPITAL

  At September 30, 1995 and December 31, 1994, the FDIC required minimum total and Tier 1 risk-based capital ratios for "well-capitalized" banks of 10% and 6%, respectively. Centerpoint's total risk-based capital ratios at September 30, 1995 and December 31, 1994 were 10.93% and 12.30%, respectively, and its Tier 1 risk-based capital ratios were 9.90% and 11.40%, respectively.

  To complement risk-based capital guidelines, the FDIC adopted a Tier 1 leverage capital of 3% for the most highly rated banks and up to 5% for other banks. The leverage ratios are used in tandem with the risk-based capital requirements as the minimum capital standards for banks. Centerpoint's Tier 1 leverage capital ratios were 7.42% and 7.80% at September 30, 1995 and December 31, 1994, respectively.

  During 1995, Centerpoint declared a common stock dividend of $0.075 per share.

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT," "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO CENTERPOINT--Return on Shareholders' Equity and Assets" and Note 11 of Notes to the Centerpoint Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF CENTERPOINT

                      THREE YEARS ENDED DECEMBER 31, 1994

HIGHLIGHTS
  Centerpoint earned net income of $778,000, or $1.32 per share of common stock, for the year ended December 31, 1994. Earnings for the years ended December 31, 1993 and 1992 were $365,000, or $ 0.59 per share of common stock, and $171,000, or $0.34 per share of common stock, respectively. The 1992 earnings per share of common stock of $0.34 includes a $0.11 extraordinary credit for the reduction of income taxes from utilization of operating loss carryforwards.

  At December 31, 1994, Centerpoint had total assets of $68,738,000, an increase of $8,505,000, or 14.1%, from $60,233,000 at December 31, 1993. Loans
(primarily commercial and commercial real estate) provided the majority of the asset growth for the year ended December 31, 1994.

  At December 31, 1994, Centerpoint's equity to assets ratio was 7.32%, its Tier 1 leverage ratio was 7.80% and its total risk-based capital ratio was 12.30%, all of which exceeded published regulatory minimums. The comparable capital ratios for December 31, 1993 were 8.11%, 7.30% and 12.40%, respectively.

AVERAGE BALANCE SHEET
  The following table sets forth certain information relating to Centerpoint's average balance sheet, including interest-earning assets, interest-bearing liabilities and net interest income for the periods indicated:

                                                 YEARS ENDED DECEMBER 31,
                          --------------------------------------------------------------------------
                                   1994                     1993                     1992
                          ------------------------ ------------------------ ------------------------
                          AVERAGE           YIELD/ AVERAGE           YIELD/ AVERAGE           YIELD/
                          BALANCE  INTEREST  RATE  BALANCE  INTEREST  RATE  BALANCE  INTEREST  RATE
                          -------  -------- ------ -------  -------- ------ -------  -------- ------
                                                  (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Loans(1)...............  $39,448   $3,722   9.44% $30,585   $2,665   8.71% $21,822   $2,017   9.24%
 Securities(2)..........   15,048      848   5.64   10,916      638   5.84   11,076      711   6.42
 Federal funds sold.....    3,733      150   4.02    4,235      129   3.05    3,451      118   3.42
 Interest-bearing
  deposits..............      221       10   4.52       45        1   2.22      --         1    --
                          -------   ------         -------   ------         -------   ------
Total interest-earning
 assets.................   58,450    4,730   8.09   45,781    3,433   7.50   36,349    2,847   7.83
                                    ------                   ------                   ------
Non interest-earning
 assets:
 Cash and due from
  banks.................    4,280                    4,244                    2,998
 Premises and equipment,
  net...................      633                      624                      606
 Other assets...........      523                      610                      578
Less allowance for loan
 losses.................     (416)                    (324)                    (150)
                          -------                  -------                  -------
 Total assets...........  $63,470                  $50,935                  $40,381
                          =======                  =======                  =======
LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Interest-bearing
 liabilities:
 Regular savings........  $17,157   $  436   2.54% $14,030   $  387   2.76% $10,035   $  356   3.55%
 NOW accounts...........    6,896      108   1.57    5,624      102   1.81    3,760       98   2.61
 Money market accounts..    4,754      116   2.44    3,701       95   2.57    3,035       96   3.16
 Time certificates of
  deposit...............   13,004      521   4.01    9,045      323   3.57    9,942      438   4.41
 Borrowed funds.........    2,176       72   3.31    1,690       45   2.66    2,503       76   3.04
                          -------   ------         -------   ------         -------   ------
Total interest-bearing
 liabilities............   43,987    1,253   2.85   34,090      952   2.79   29,275    1,064   3.63
                                    ------                   ------                   ------
Non interest-bearing
 liabilities:
 Demand deposits........   14,104                   11,806                    7,517
 Other liabilities......      580                      264                       77
                          -------                  -------                  -------
 Total liabilities......   58,671                   46,160                   36,869
Shareholders' equity....    4,799                    4,775                    3,512
                          -------                  -------                  -------
 Total liabilities and
  shareholders' equity..  $63,470                  $50,935                  $40,381
                          =======                  =======                  =======
Net interest
 income/interest rate
 spread(3)..............            $3,477   5.24%           $2,481   4.71%           $1,783   4.20%
                                    ======                   ======                   ======
Net interest margin(4)..                     5.95%                    5.42%                    4.91%

--------
(1) Includes non-accrual loans.
(2) Securities are shown at average amortized cost.
(3) Interest rate spread is the average yield earned on total earning assets less the average cost paid for total interest-bearing liabilities.
(4) Net interest margin equals net interest income for the period (annualized) divided by average interest-earning assets.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

  The following table presents changes in interest income, interest expense and net interest income which are attributable to changes in the average amounts of interest-earning assets and interest-bearing liabilities outstanding and/or to changes in rates earned or paid thereon.

                                             YEARS ENDED DECEMBER 31,
                                     --------------------------------------------
                                        1994 VS. 1993          1993 VS. 1992
                                     ---------------------- ---------------------
                                     INCREASE (DECREASE)    INCREASE (DECREASE)
                                          DUE TO (1)            DUE TO (1)
                                     ---------------------- ---------------------
                                     VOLUME  RATE    TOTAL  VOLUME   RATE   TOTAL
                                     ------  -----  ------- ------  ------  -----
                                                  (IN THOUSANDS)
Interest income:
  Loans............................. $ 822   $ 235  $ 1,057 $ 769   $ (121) $ 648
  Securities........................   234     (24)     210   (10)     (63)   (73)
  Federal funds sold................   (17)     38       21    25      (14)    11
  Interest-bearing deposits.........     7       2        9   --       --     --
                                     -----   -----  ------- -----   ------  -----
Total interest income............... 1,046     251    1,297   784     (198)   586
Interest expense:
  Deposits..........................   283      (9)     274   143     (224)   (81)
  Borrowed funds....................    15      12       27   (22)      (9)   (31)
                                     -----   -----  ------- -----   ------  -----
Total interest expense..............   298       3      301   121     (233)  (112)
                                     -----   -----  ------- -----   ------  -----
Net interest income................. $ 748   $ 248  $   996 $ 663   $   35  $ 698
                                     =====   =====  ======= =====   ======  =====

--------
(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1994 AS COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net Income. Centerpoint earned net income of $778,000, or $1.32 per share of common stock, for the year ended December 31, 1994 as compared to $365,000, or $0.59 per share of common stock, for the year ended December 31, 1993. For the year ended December 31, 1994, Centerpoint recorded net interest income of $3,477,000, resulting in a net interest margin on average earning assets of 5.95%, compared to $2,481,000 and 5.42%, respectively, for the year ended December 31, 1993. Average interest-earning assets for the year ended December 31, 1994 were $58,450,000 with an average yield of 8.09%, compared to $45,781,000 and 7.50%, respectively, for the year ended December 31, 1993. Average interest-bearing liabilities for the year ended December 31, 1994 were $43,987,000 with an average cost of funds of 2.85%, compared to $34,090,000 and 2.79%, respectively, for the year ended December 31, 1993.

  Net Interest Income. During 1994, interest income and fees on loans increased by $1,057,000, or 39.7%, over amounts earned in 1993. Loan interest and fee income increased due to growth in the average balance of loans outstanding combined with an increase in average interest rates earned on such loans. The average balance of loans outstanding increased by $8,863,000, or 29.0%, in 1994 over 1993, resulting in an increase of interest and fee income on loans due to volume of $822,000. The average interest rates earned on loans increased from 8.71% in 1993 to 9.44% in 1994, resulting in an increase of interest and fee income on loans due to rates of $235,000.

  During 1994, interest income on securities increased by $210,000, or 32.9%, from amounts earned in 1993. The increase in securities interest income was due to the growth in the average balance of securities outstanding partially offset by a slight decrease in rates. The 1994 average balance of securities increased by $4,132,000, or 37.9%, from the 1993 average balance. The average interest rates earned on securities decreased from 5.84% in 1993 to 5.64% in 1994. Interest income on federal funds sold increased by $21,000, or 16.3%, in 1994 over

1993. The increase in interest income on federal funds as a result of increases in interest rates was $38,000. This increase was partially offset by a decline in the average volume of federal funds.

  Interest expense on deposits increased by $274,000, or 30.2%, in 1994 as compared to 1993. The increase was due to growth in the average balance of interest-bearing deposits of $9,411,000, or 29.1%, in 1994 from 1993. The total average yield on interest-bearing deposits remained relatively constant during 1994 and 1993 at 2.83% and 2.80%, respectively. Due to lower rates paid, the cost of core deposits was 2.29% in 1994 as compared to 2.50% in 1993, while the cost of time certificates of deposit increased to 4.01% in 1994 as compared to 3.57% in 1993. Interest rates on deposits generally remained low during the first several months of 1994 and gradually increased later in the year.

  Interest expense on borrowed funds increased by $27,000, or 60.0%, in 1994 over 1993. The increase was due to the combination of both increases in volume and in interest rates paid on average borrowed funds. The average balance on borrowings outstanding increased by $486,000, or 28.8%, in 1994 over 1993, resulting in an increase of interest expense on borrowings due to volume of $15,000. The increase in average interest rates paid on borrowings in 1994 was 3.31% compared to 2.66% in 1993, resulting in an increase of interest expense on borrowings due to rates of $12,000.

  The above factors contributed to an overall increase of net interest income of $996,000, or 40.2%, for 1994 as compared to 1993.

  Future net interest income levels will be dependent on Centerpoint's ability to control levels of non-performing assets, earn sufficient returns on earning assets by achieving a proper mix of loans and short- and long-term securities, and maintain its proportion of non-interest-bearing deposits and transaction accounts. Future net interest income levels will also be dependent on future interest rate levels.

  Provision For Loan Losses. In determining an appropriate provision for possible loan losses for any period, management evaluates the adequacy of its allowance for loan losses. Management's periodic evaluation of the adequacy of the allowance is based on Centerpoint's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates (including the amounts and timing of future cash flows expected to be received on impaired loans) that may be susceptible to significant change. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable loan losses.

  Loan loss provisions during 1994 were $268,000 as compared to $250,000 for 1993. Charge-offs were $207,000 and $242,000 in 1994 and 1993, respectively. The increase in the provision was primarily a result of growth in the loan portfolio. See Notes 1 and 5 of Notes to the Centerpoint Financial Statements. During 1994, Centerpoint realized recoveries of previously charged-off amounts totaling $32,000. At year end 1994, the allowance for loan losses was $422,000, or 1.0%, of total loans, compared to $329,000, or 1.0%, at year-end 1993. Centerpoint had no "other real estate owned" as of December 31, 1994 or 1993.

  Other Income and Expenses. During the years ended December 31, 1994 and 1993, debt securities (for 1994, securities classified as available-for-sale) with a fair value at the date of sale of $1,149,000 and $3,899,000, respectively, were sold. The gross realized gains on such sales totaled $6,000 and $124,000, respectively, and the gross realized losses totaled $7,000 and $0, respectively. These securities were sold in order to manage Centerpoint's asset-liability and liquidity positions.

  Customer service fees were $163,000 in 1994 as compared to $143,000 in 1993, representing an increase of $20,000, or 14.0%. These fees were up largely as a result of increases in transaction volumes resulting from balance sheet growth.

  Other expenses increased by $335,000, or 15.7%, in 1994 as compared to 1993. The increase was primarily the result of the combined effects of higher transaction volumes due to balance sheet growth and increased staffing and other expenses incurred in preparation for the February 1995 opening of the new Amherst Street branch office located in Nashua, New Hampshire.

  Income Taxes. Centerpoint's income tax expense for 1994 was $125,000, or 13.8% of pretax earnings. The effective tax rate differed from the federal statutory rate of 34% primarily due to the elimination of the remaining valuation allowance against deferred tax assets as it became evident that it was more likely than not that all of the deferred tax assets would be realized. There was no provision for income taxes in 1993 due to the reduction of a portion of the valuation allowance against deferred tax assets. See Note 8 of Notes to the Centerpoint Financial Statements.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1993 AS COMPARED TO YEAR ENDED DECEMBER 31, 1992

  Net Income. Centerpoint earned net income of $365,000, or $0.59 per share of common stock, for the year ended December 31, 1993 as compared to $171,000, or $0.34 per share of common stock, for the year ended December 31, 1992. For the year ended December 31, 1993, Centerpoint recorded net interest income of $2,481,000, resulting in a net interest margin on average earning assets of 5.42%, compared to $1,783,000 and 4.91%, respectively, for the year ended December 31, 1992. Average interest-earning assets for the year ended
December 31, 1993 were $45,781,000 with an average yield of 7.50%, compared to $36,349,000 and 7.83%, respectively, for the year ended December 31, 1992. Average interest-bearing liabilities for the year ended December 31, 1993 were $34,090,000 with an average cost of funds of 2.79%, compared to $29,275,000 and 3.63%, respectively, for the year ended December 31, 1992.

  Net Interest Income. During 1993, interest and fees on loans increased by $648,000, or 32.1%, over amounts earned in 1992. The increase in loan interest and fee income was due to the growth in the average balance of loans outstanding and was partially offset by the effect of declines in the average interest rates earned on such loans. The average balance of loans outstanding increased by $8,763,000, or 40.2%, in 1993 over 1992 resulting in an increase of interest and fee income on loans due to volume of $769,000. The average interest rates earned on loans decreased from 9.24% in 1992 to 8.71% in 1993, resulting in a decline in interest and fee income on loans due to rates of $121,000.

  During 1993, interest income on securities decreased by $73,000, or 10.3%, from amounts earned in 1992. The decrease was primarily due to lower average interest rates of 5.84% earned on securities in 1993, down from 6.42% in 1992.

  Interest expense on deposits decreased by $81,000, or 8.2%, in 1993 as compared to 1992 due primarily to the general decline in interest rates. The average balance of interest-bearing deposits increased by $5,628,000, or 21.0%, in 1993 in comparison to 1992, which resulted in increased interest expense due to volume of $143,000. The total average cost of interest rates paid on interest-bearing deposits decreased to 2.80% in 1993 as compared to 3.69% in 1992, which resulted in a decrease in interest expense due to rates of $224,000.

  Interest expense on borrowed funds decreased by $31,000, or 40.8%, in 1993 over 1992. The decrease was due to the combination of declines in both interest rates paid and balances of average borrowed funds.

  The above factors contributed to an overall increase in net interest income of $698,000, or 39.2%, for 1993 as compared with 1992.

  Provision for Loan Losses. The provision for loan losses during 1993 was $250,000, compared to $170,000 during 1992. The increase in the provision was a result of growth in the loan portfolio. Loans of $242,000 were charged to the allowance for loan losses during 1993, and recoveries amounted to $44,000. At year end 1993, the allowance for loan losses was $329,000, or 1.0% of total loans, compared to $277,000, or 1.2%, at year end 1992. See Notes 1 and 5 of Notes to the Centerpoint Financial Statements.

  Other Income and Expenses. Gross gains from securities transactions in 1993 were $124,000 on sales of $3,899,000, as compared to gross gains in 1992 of $8,000 on sales of $518,000. These securities were sold in order to manage Centerpoint's asset-liability and liquidity positions.

  Customer service fees were $143,000 in 1993 as compared to $117,000 in 1992. The $26,000, or 22.2%, increase was primarily due to increases in transaction volumes resulting from balance sheet growth.

  Other expenses increased by $566,000, or 36.1%, in 1993 as compared to 1992. The increase was primarily attributable to the combined effects of higher transaction volumes due to balance sheet growth and increased staffing and other expenses incurred in connection with the June 1993 opening of the Elm Street branch office located in Manchester, New Hampshire.

  Income Taxes. There was no provision for income taxes for 1993 due to the reduction of a portion of the valuation allowance against deferred tax assets as a result of a reduction in total deferred tax assets under FAS Statement 109 (adopted effective January 1, 1993). The provision for income taxes for 1992 was reduced to zero as a result of the utilization of operating loss carryforwards for financial reporting purposes (reflected as an extraordinary credit). See Note 8 of the Notes to the Centerpoint Financial Statements.

FINANCIAL CONDITION

  Loans. The majority of the asset growth in 1994 was in the loan portfolio. Total loans were $41,875,000, or 60.9% of total assets at December 31, 1994, compared with $32,535,000, or 54.0% of total assets at December 31, 1993. During 1994, Centerpoint experienced loan growth in commercial real estate and commercial loans. Commercial real estate loans increased by $4,164,000, or 30.8%, and totaled $17,675,000 at December 31, 1994, compared to $13,511,000 at December 31, 1993. Approximately 65% of Centerpoint's commercial real estate loans outstanding at December 31, 1994 have been made to owner-occupied businesses. Even though these loans are collateralized by real estate, the primary repayment source is cash flow generated by the related business. Commercial loans increased by $1,959,000, or 14.6%, and totaled $15,408,000 at December 31, 1994, compared to $13,449,000 at December 31, 1993. Additionally, Centerpoint's consumer loan products (residential real estate, residential construction, installment and home equity loans) increased by $3,217,000, or 57.7%, and totaled $8,792,000 at December 31, 1994, compared to $5,575,000 at
December 31, 1993. These increases can be attributed to management's referral network and providing additional services to businesses and professionals with whom Centerpoint has existing relationships. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT,"-- "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO CENTERPOINT--Loan Portfolio" and Note 4 of Notes to the Centerpoint Financial Statements.

  Asset Quality. The aggregate amount of non-accrual loans, restructured loans, and other loans past due 90 days and still accruing totaled $54,000 at the end of 1994 compared to $127,000 at the end of 1993. Centerpoint had no "other real estate owned" as of December 31, 1994, 1993 or 1992. Non-performing assets as a percent of total loans decreased to 0.1% at December 31, 1994 from 0.4% at December 31, 1993.

  It is management's policy to discontinue the accrual of interest on a loan when there is reasonable doubt as to its collectibility. The accrual of some loans, however, may continue even though they are more than 90 days past due if the loans are both well secured and in the process of collection and if management deems it appropriate.

  While Centerpoint considers the allowance for loan losses to be adequate at December 31, 1994, it is not able to predict the future direction of the local economy. Given this uncertainty, any declines in the local economy could result in additional provisions for loan losses, additional charge-offs, changes in the level of the allowance for loan losses, and increases in the level of non-performing assets.

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT," "CERTAIN STATISTICAL AND OTHER

INFORMATION WITH RESPECT TO CENTERPOINT--Non-accrual, Past Due, Restructured, and Potential Problem Loans," "--Summary of Loan Loss Experience" and "-- Allowance for Loan Loss Allocation" and Notes 1 and 5 of Notes to the Centerpoint Financial Statements.

  Securities. Securities totaled $17,113,000 and $15,004,000 at December 31, 1994 and 1993, respectively. The portfolio is comprised primarily of mortgage-backed and U.S. Treasury securities. The total securities portfolio had an expected average life of less than four years at December 31, 1994.

  Effective January 1, 1994, Centerpoint adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities". In accordance with the Statement, management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when Centerpoint has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are carried at amortized historical cost.

  Debt securities not classified as held-to-maturity are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses, net of taxes, on available-for-sale securities are reported as a separate component of shareholders' equity. Centerpoint does not have a trading account and has no derivative financial instruments.

  Prior to January 1, 1994, Centerpoint's securities were held-for-investment and carried at amortized cost.

  At December 31, 1994, securities available for sale and held-to-maturity totaled $4,753,000 and $12,180,000, respectively, which represented 27.8% and 71.2%, respectively, of total securities. Centerpoint, as a member of the Federal Home Loan Bank of Boston, owned Federal Home Loan Bank stock of $180,000 at December 31, 1994 compared to $134,000 at December 31, 1993.
Unrealized net losses on securities available for sale, net of applicable taxes, amounted to $348,000 at December 31, 1994.

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT," "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO CENTERPOINT--Securities Portfolio" and Note 3 of Notes to the Centerpoint Financial Statements.

  Deposits. Interest-bearing deposit balances at December 31, 1994 totaled $44,226,000 compared to $37,043,000 at year-end 1993, an increase of $7,183,000, or 19.4%. Demand deposits increased by $1,780,000 in 1994 from the 1993 year-end balance of $14,839,000. This increase can be attributed to management's strategy in building full banking relationships with its business customers. Regular savings decreased by $2,444,000, or 14.3%, from the 1993 year-end balance of $17,060,000. This decline can be primarily attributed to a large commercial customer deposit being transferred to a time certificate of deposit. Time certificates of deposit increased by $8,510,000, or 98.1%, in 1994 from the 1993 year-end balance of $8,679,000. This increase can be primarily attributed to a certificate of deposit promotion utilized to generate funds for continued asset growth and, to a lesser extent, the transfer in of funds from regular savings. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT," "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO CENTERPOINT-- Deposits" and Note 7 of Notes to the Centerpoint Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

  Liquidity management involves Centerpoint's ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

  Centerpoint's most important liquidity source is liability liquidity, the ability to raise new funds and to renew maturing liabilities in a variety of markets. The most important factor in assuring liability liquidity is maintaining the confidence of Centerpoint depositors. Funds are primarily generated locally and regionally and Centerpoint has no brokered deposits. Other types of assets, such as federal funds sold, repurchase agreements and maturing loans, are supplemental sources of liquidity. In addition, at December 31, 1994, Centerpoint had lines of credit with both the Federal Home Loan Bank of Boston and State Street Bank and Trust for $3,000,000 and $500,000, respectively.

  Centerpoint evaluates its sensitivity to changes in interest rates by monitoring the timing of repricing of interest-sensitive assets compared to interest-sensitive liabilities. This is commonly known as an interest rate sensitivity analysis. The interest rate sensitivity gap is the difference between rate sensitive assets and rate sensitive liabilities. A positive gap exists when rate sensitive assets exceed rate sensitive liabilities and indicates that a greater volume of assets than liabilities will be impacted by changes in interest rates during the stated period. With a positive gap, earnings will generally increase when rates rise and decrease when rates decline within the period. Conversely, when rate sensitive liabilities exceed rate sensitive assets, the gap is referred to as negative and indicates that a greater volume of liabilities than assets will be impacted by changes in interest rates during the period. With a negative gap, earnings will generally decrease when rates rise and increase when rates decline within the period. Centerpoint seeks to insulate itself from interest rate risk over the near term. Toward that end, Centerpoint monitors the relative volume, maturity and yields of interest-earning assets and interest-bearing liabilities over various time horizons, with particular emphasis on the immediate one year time horizon. As evidenced by the following interest sensitivity table, due to Centerpoint's positive gap, increases in rates would generally enhance earnings and decreases in rates would generally inhibit earnings.

                      INTEREST RATE SENSITIVITY ANALYSIS
                             AT DECEMBER 31, 1994

                                          SENSITIVITY PERIOD
                          ----------------------------------------------------------
                             1         1-3        3-6     6 MONTHS- OVER 1
                           MONTH      MONTHS    MONTHS     1 YEAR    YEAR     TOTAL
                          --------   --------   -------   --------- -------  -------
                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans and mortgage
   loans held for
   resale(1)............  $ 15,153   $  4,916   $ 6,276    $7,204   $ 9,678  $43,227
  Securities and oth-
   er(2)................     1,772        250       369     1,679    14,758   18,828
                          --------   --------   -------    ------   -------  -------
    Total...............  $ 16,925   $  5,166   $ 6,645    $8,883   $24,436  $62,055
                          ========   ========   =======    ======   =======  =======
Interest-bearing liabil-
 ities:
  Deposits..............  $ 31,617   $    677   $ 1,522    $2,047   $ 8,363  $44,226
  Borrowings(3).........     1,077         10        15        24       700    1,826
                          --------   --------   -------    ------   -------  -------
    Total...............  $ 32,694   $    687   $ 1,537    $2,071   $ 9,063  $46,052
                          ========   ========   =======    ======   =======  =======
Period Sensitivity Gap..  $(15,769)  $  4,479   $ 5,108    $6,812   $15,373  $16,003
                          ========   ========   =======    ======   =======  =======
Cumulative Sensitivity
 Gap....................  $(15,769)  $(11,290)  $(6,182)   $  630   $16,003  $16,003
                          ========   ========   =======    ======   =======  =======
Cumulative excess (defi-
 ciency) as a percent of
 total rate sensitive
 assets.................    (25.41)%   (18.19)%   (9.96)%    1.02%    25.79%
                          ========   ========   =======    ======   =======

--------
(1) Net of deferred loan fees. Non-accrual and overdraft loans are excluded from loans and mortgage loans held for resale.
(2) Securities are reported gross of unrealized gains and losses.
(3) Excludes treasury, tax and loan deposit accounts.

CAPITAL

  Centerpoint is subject to regulation by the FDIC, which has adopted certain risk-based capital guidelines. The guidelines, which establish a risk-adjusted ratio relating capital to different categories of balance sheet assets and off-balance sheet obligations, require Centerpoint to maintain a minimum risk-based capital ratio.

  The guidelines define two categories of capital: Tier 1 or core capital (primarily, common shareholders' equity and a limited amount of perpetual preferred stock, less intangible assets) and Tier 2 or supplementary capital (primarily, a limited amount of loan loss reserves, perpetual preferred stock in excess of the amounts included in Tier 1 capital and certain "hybrid instruments," including mandatory convertible debt). Qualifying (or total) capital is the sum of Tier 1 and Tier 2 capital. According to the guidelines, Tier 1 capital must represent at least 50% of qualifying total capital. Risk-based capital ratio guidelines assign both balance sheet assets and off-balance sheet obligations to one of four risk categories. At December 31, 1994 and 1993, the minimum total and Tier 1 risk-based capital ratios required for "well-capitalized" banks were 10% and 6%, respectively. Centerpoint's total risk-based capital ratios at December 31, 1994 and 1993 were 12.30% and 12.40%, respectively, and its Tier 1 risk-based capital ratios 11.40% and 11.20%, respectively.

  To complement risk-based guidelines, the FDIC adopted a Tier 1 leverage capital ratio of 3% for the most highly rated banks and up to 5% for other banks which would represent the minimum capital to total assets standard for banks. The leverage ratios are used in tandem with the risk-based capital requirements as the minimum capital standards for banks. Centerpoint's Tier 1 leverage capital ratios were 7.80% and 7.30% at December 31, 1994 and 1993, respectively.

  During 1994, Centerpoint declared and paid its first common stock dividend of $0.10 per share.

  In December 1993, Centerpoint's Series A Preferred Stock was called for redemption or exchange at a price of $8.00 per share. On January 1, 1994, preferred shares outstanding totaled 62,581. During 1994, 35,624 preferred shares were redeemed and 26,957 preferred shares were exchanged for common shares. Although the Centerpoint Series A Preferred Stock was not includable as qualifying capital for purposes of the above capital ratios, upon the exchange of the preferred shares for common shares, Centerpoint's qualifying capital increased by $216,000.

  See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTERPOINT," "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO CENTERPOINT--Return on Shareholders' Equity and Assets" and Note 11 of Notes to the Centerpoint Financial Statements.

RECENT ACCOUNTING DEVELOPMENTS

  On January 1, 1995, Centerpoint adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." These statements generally require all creditors to account for impaired loans, except those loans accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or, alternatively, at the fair value of the loan's collateral. In addition, criteria for classification of a loan as in-substance foreclosure has been modified so that such classification need be made only when the lender is in possession of the collateral. These statements also require troubled debt restructurings to be measured for impairment using the pre-modification rate of interest as a discount rate. Adoption of these statements had no material impact on Centerpoint's financial position or results of operations.

     CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO CENTERPOINT

  Set forth below is certain statistical and other information relating to Centerpoint. This information should be used in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Centerpoint" and the Centerpoint Financial Statements.

INVESTMENT PORTFOLIO

  The following table sets forth the carrying values of Centerpoint's investment securities at the dates indicated:

                                 AVAILABLE-FOR-SALE              HELD-TO-           INVESTMENT
                                     SECURITIES            MATURITY SECURITIES      SECURITIES
                             -------------------------- -------------------------- ------------
                             SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                                 1995          1994         1995          1994         1993
                             ------------- ------------ ------------- ------------ ------------
                                                       (IN THOUSANDS)
   U.S. Treasury securities
    and obligations of U.S.
    Government agencies....     $  991        $  955       $ 3,989      $ 4,954      $   200
   Corporate securities....      1,200         1,126           --           --         1,995
   Collateralized mortgage
    obligations............        764           782         2,319        2,381        4,658
   Mortgage-backed securi-
    ties...................      1,641         1,783         4,552        4,845        5,926
   Other securities........        112           107           --           --         2,091
                                ------        ------       -------      -------      -------
     Total investment
      securities...........     $4,708        $4,753       $10,860      $12,180      $14,870
                                ======        ======       =======      =======      =======

  The following table sets forth the maturities of Centerpoint's investment securities at December 31, 1994 and the weighted average yields of such securities:

                                                     MATURING
                          -------------------------------------------------------------------
                             WITHIN       AFTER ONE BUT       AFTER FIVE BUT        AFTER
                            ONE YEAR    WITHIN FIVE YEARS    WITHIN TEN YEARS     TEN YEARS
                          ------------  -------------------  -----------------  -------------
                          AMOUNT YIELD   AMOUNT     YIELD     AMOUNT    YIELD   AMOUNT  YIELD
                          ------ -----  ---------- --------  --------- -------  ------- -----
                                              (DOLLARS IN THOUSANDS)
Available for Sale:
U.S. Treasury securities
 and obligations of U.S.
 Government agencies....  $ --    -- %  $      955    4.97%  $     --     -- %  $   --   -- %
Corporate securities....    --    --           681    5.23         445   5.95       --   --
Collateralized mortgage
 obligations............    --    --           --      --          --     --        782 5.89
Mortgage-backed securi-
 ties...................    --    --           271    7.88          10   8.72     1,502 6.68
Other securities........    107  5.62          --      --          --     --        --   --
                          -----         ----------           ---------          -------
  Total.................  $ 107  5.62   $    1,907    5.48   $     455   6.01   $ 2,284 6.41
                          =====         ==========           =========          =======
Held to Maturity:
U.S. Treasury securities
 and obligations of U.S.
 government agencies....  $ 984  6.03%  $    3,970    6.05%  $     --     -- %  $   --   -- %
Collateralized mortgage
 obligations............    --    --           --      --          --     --      2,381 5.97
Mortgage-backed securi-
 ties...................    --    --           --      --        4,845   5.39       --   --
                          -----         ----------           ---------          -------
  Total.................  $ 984  6.03   $    3,970    6.05   $   4,845   5.39   $ 2,381 5.97
                          =====         ==========           =========          =======

  At September 30, 1995, all of Centerpoint's mortgage-backed securities ("MBSs") and collateralized mortgage-backed securities ("CMOs") were guaranteed by FHLMC, FNMA or GNMA. All of Centerpoint's MBSs and CMOs bear a fixed interest rate. The market values of MBSs and CMOs change with market and economic conditions. The most significant factors affecting market value are prepayments of the underlying loans and interest rates. As interest rates increase, prepayments generally decline, causing an extension of the expected maturity and a decline in market value. The converse is generally true when interest rates decrease. The market value of fixed-rate MBSs and CMOs are generally more sensitive to market interest rate changes than variable or adjustable rate MBSs and CMOs. MBSs and CMOs are expected to have shorter average lives than their contractual maturities because borrowers may repay obligations without prepayment penalties.

  Centerpoint's investment portfolio is managed by Centerpoint in accordance with the investment policy established by the Investment Committee of Centerpoint's Board of Directors and with the advice of professional investment advisors. The objectives of Centerpoint's investment policy are to provide liquidity, diversification of assets and earnings.

LOAN PORTFOLIO

  The following table shows the composition of Centerpoint's loan portfolio at the dates indicated:

                            SEPTEMBER 30, 1995 DECEMBER 31, 1994  DECEMBER 31, 1993
                            ------------------ ------------------ ------------------
                                       % OF               % OF               % OF
                            BALANCES PORTFOLIO BALANCES PORTFOLIO BALANCES PORTFOLIO
                            -------- --------- -------- --------- -------- ---------
                                             (DOLLARS IN THOUSANDS)
   Commercial.............. $20,853    37.28%  $15,408    36.80%  $13,449    41.34%
   Real estate:
     Commercial............  21,731    38.85    17,675    42.21    13,511    41.53
     Residential...........   1,692     3.02     1,356     3.24       566     1.74
     Residential
      construction.........   4,929     8.81     2,966     7.08     2,148     6.60
   Installment.............   5,040     9.01     2,991     7.14     2,051     6.30
   Home equity and other...   1,694     3.03     1,479     3.53       810     2.49
                            -------   ------   -------   ------   -------   ------
       Total loans......... $55,939   100.00%  $41,875   100.00%  $32,535   100.00%
                            =======   ======   =======   ======   =======   ======

NON-ACCRUAL, PAST DUE, RESTRUCTURED, AND POTENTIAL PROBLEM LOANS

  The following table summarizes Centerpoint's non-accrual, past due and restructured loans for the dates indicated:

                                                                DECEMBER 31,
                                                  SEPTEMBER 30, --------------
                                                      1995       1994    1993
                                                  ------------- ------  ------
                                                    (DOLLARS IN THOUSANDS)
   Non-performing loans:
     Non-accrual loans(1)(2)....................      $341      $   54  $   87
     Accruing loans past due 90 days or
      more(2)...................................        32         --      --
     Restructured loans.........................       --          --       40
                                                      ----      ------  ------
   Total non-performing loans...................      $373      $   54  $  127
                                                      ====      ======  ======
   Total non-performing loans as a percentage of
    Centerpoint's total loan portfolio..........      0.67%       0.13%   0.39%
                                                      ====      ======  ======

--------
(1) Generally, a loan is classified as non-accrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management's judgement as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

(2) Considered impaired loans under FAS No. 114. See Note 5 of Notes to the Centerpoint Financial Statements.

  Information with respect to Centerpoint's non-accrual and restructured loans for the dates indicated is as follows:

                                                                 DECEMBER 31,
                                                   SEPTEMBER 30, -------------
                                                       1995       1994   1993
                                                   ------------- ------ ------
                                                         (IN THOUSANDS)
   Non-accrual and restructured loans:
     Commercial...................................     $196      $   54 $   87
     Commercial real estate.......................      145         --     --
     Residential..................................      --          --      40
                                                       ----      ------ ------
   Total non-accrual and restructured loans.......     $341      $   54 $  127
                                                       ====      ====== ======
   Interest income that would have been recorded
    under original terms..........................     $ 25      $    6 $    6
   Interest income recorded during the period.....     $  7      $    3 $    5

SUMMARY OF LOAN LOSS EXPERIENCE

  The following table summarizes Centerpoint's activity in the allowance for loan losses for the periods indicated:

                                            NINE MONTHS ENDED    YEAR ENDED
                                              SEPTEMBER 30,     DECEMBER 31,
                                            ------------------  --------------
                                              1995      1994     1994    1993
                                            --------  --------  ------  ------
                                                (DOLLARS IN THOUSANDS)
   Balance of allowance at beginning of
    period................................  $    422  $    329  $  329  $  277
   Charge-offs:
     Commercial...........................        22        50     120     159
     Home equity and other................         1        44      87      83
                                            --------  --------  ------  ------
       Total charge-offs..................        23        94     207     242
                                            --------  --------  ------  ------
   Recoveries:
     Commercial...........................         2        15      15      44
     Installment..........................         3       --      --      --
     Home equity and other................       --         16      17     --
                                            --------  --------  ------  ------
       Total recoveries...................         5        31      32      44
                                            --------  --------  ------  ------
   Net charge-offs........................        18        63     175     198
                                            --------  --------  ------  ------
   Provision for loan losses..............       225       175     268     250
                                            --------  --------  ------  ------
   Balance of allowance at end of period..  $    629  $    441  $  422  $  329
                                            ========  ========  ======  ======
   Ratio of net charge-offs to average
    loans outstanding.....................      0.04%     0.16%   0.44%   0.65%
                                            ========  ========  ======  ======

  The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable loan losses. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

ALLOWANCE FOR LOAN LOSSES ALLOCATION

  The following table sets forth the breakdown of the allowance for loan losses by loan type and the percentage of loans in each type at the dates indicated. The allocation of the allowance to each loan type is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any type.

                            SEPTEMBER 30,                DECEMBER 31,
                          ------------------ -------------------------------------
                                 1995               1994               1993
                          ------------------ ------------------ ------------------
                                   PERCENT            PERCENT            PERCENT
                                   OF LOAN            OF LOAN            OF LOAN
                                   TYPE TO            TYPE TO            TYPE TO
                          AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS
                          ------ ----------- ------ ----------- ------ -----------
                                           (DOLLARS IN THOUSANDS)
Balance of allowance ap-
 plicable to:
  Commercial............   $223     37.28%    $128     36.80%    $128     41.34%
  Real estate:
   Commercial...........    254     38.85      174     42.21      130     41.53
   Residential..........      6      3.02       18      3.24       11      1.74
   Residential construc-
    tion................     48      8.81       25      7.08       21      6.60
  Installment...........     49      9.01       31      7.14       31      6.30
  Home equity...........     17      3.03       14      3.53        8      2.49
  Unallocated...........     32       --        32       --       --        --
                           ----    ------     ----    ------     ----    ------
    Total allowance for
     loan losses........   $629    100.00%    $422    100.00%    $329    100.00%
                           ====    ======     ====    ======     ====    ======

DEPOSITS

  The average daily amount of deposits and average rates paid on such deposits is summarized for the periods indicated in the following table:

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                                ------------------  --------------------------
                                       1995             1994          1993
                                ------------------  ------------  ------------
                                  AMOUNT    RATE    AMOUNT  RATE  AMOUNT  RATE
                                ---------- -------  ------- ----  ------- ----
                                           (DOLLARS IN THOUSANDS)
   Demand deposits............  $   16,546      --% $14,104   --% $11,806   --%
   Regular savings............      12,768    2.74   17,157 2.54   14,030 2.76
   NOW accounts...............       7,751    1.59    6,896 1.57    5,624 1.81
   Money market accounts......       4,626    2.72    4,754 2.44    3,701 2.57
   Time certificates of depos-
    it........................      19,518    4.91   13,004 4.01    9,045 3.57
                                ----------          -------       -------
     Total....................  $   61,209          $55,915       $44,206
                                ==========          =======       =======

  The average interest rates paid on total deposits, excluding noninterest bearing deposits, at September 30, 1995 and December 31, 1994 and 1993, were 3.49%, 2.83%, and 2.80%, respectively.

  Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1994, are summarized as follows:

      3 months or less.................................................. $1,653
      Over 3 through 6 months...........................................    109
      Over 6 through 12 months..........................................    523
      Over 12 months....................................................  1,427
                                                                         ------
        Total........................................................... $3,712
                                                                         ======

SHORT-TERM BORROWINGS

  The following table outlines Centerpoint's short-term borrowings and the weighted average interest rates for the indicated periods. Also provided are the maximum amount of borrowings and the average amounts outstanding as well as weighted average interest rates.

                                                         SECURITIES
                                                         SOLD UNDER    FEDERAL
                                                          AGREEMENT     FUNDS
                                                        TO REPURCHASE PURCHASED
                                                        ------------- ---------
                                                        (DOLLARS IN THOUSANDS)
Balance at September 30, 1995..........................    $ 9,542      $ --
Weighted average interest rate at period end...........       4.60%       --%
Maximum amount outstanding during the period...........    $12,698      $500
Average amount outstanding during the period...........    $ 5,947      $139
Weighted average interest rate during the period.......       4.59%     6.36%

Balance at December 31, 1994...........................    $ 1,371      $ --
Weighted average interest rate at year end.............       3.38%       --%
Maximum amount outstanding during the year.............    $ 3,953      $ --
Average amount outstanding during the year.............    $ 1,466      $  8
Weighted average interest rate during the year.........       2.20%     3.59%

Balance at December 31, 1993...........................    $ 2,353      $ --
Weighted average interest rate at year end.............       1.58%       --%
Maximum amount outstanding during the year.............    $ 4,366      $ --
Average amount outstanding during the year.............    $ 1,353      $ --
Weighted average interest rate during the year.........       1.62%       --%

                    DESCRIPTION OF COMMUNITY CAPITAL STOCK

GENERAL

  Community is authorized to issue 3,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Serial Preferred Stock, par value $1.00 per share. No shares of Serial Preferred Stock have been issued.

  If the proposed amendment to the Community Articles of Incorporation to increase the authorized Community Common Stock is approved by the Community shareholders at the Community Annual Meeting, Community would be authorized to issue 4,500,000 shares of Common Stock, par value $1.00 per share. See "INCREASE IN COMMUNITY'S AUTHORIZED COMMON STOCK."

COMMON STOCK

  Each holder of Community Common Stock is entitled to one vote per share for all purposes and does not have the right to cumulate his votes in the election of directors. Subject to preferences that may be applicable to any outstanding Serial Preferred Stock, each holder of Community Common Stock is entitled to receive such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Community, each holder of Community Common Stock will be entitled to share in the assets of Community pro rata in accordance with his holdings, after payment of liabilities and the liquidation preference of any outstanding Serial Preferred Stock. The Community Common Stock has no preemptive rights. Except as otherwise determined by the Board of Directors or by applicable law, all voting rights are vested exclusively in the holders of the Community Common Stock.

PREFERRED STOCK

  The Community Board of Directors is authorized to issue 1,000,000 shares of Serial Preferred Stock in one or more series and to fix the voting powers, designations, preferences or other rights of the shares of each such series and the qualifications, limitations and restrictions thereon.

  Pursuant to this authority, the Community Board has established a series of 50,000 shares of preferred stock designated as Series A Preferred Stock, par value $1.00 per share ("Series A Stock"), for issuance pursuant to Community's Rights Agreement dated as of October 31, 1989 (the "Rights Agreement"). Pursuant to the Rights Agreement, Community declared a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of Community Common Stock. The dividend was payable on November 15, 1989 to shareholders of record on October 31, 1989. The Rights Agreement provides that certificates of shares of Community Common Stock issued after the October 31, 1989 record date but before the distribution date or the expiration date under the Rights Agreement (neither of which date has occurred as of the date of this Proxy Statement-Prospectus) are deemed also to evidence the Rights.

  Each Right entitles the registered holder to purchase from Community one one-hundredth of one share (a "Unit") of Series A Stock, at a price of $40 per Unit, subject to adjustment. The Rights only become exercisable upon the earliest to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Community Common Stock, or (ii) ten days following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 25% or more of the outstanding shares of Community Common Stock, or (iii) the declaration by the Board of Directors that any person is an "Adverse Person," as defined in the Rights Agreement (the earliest of such dates being called the "Distribution Date"). As of the date of this Proxy Statement-Prospectus, the Rights had not become exercisable and no shares of Series A Stock had been issued.

  If Community is acquired in a merger or other business combination transaction or more than 50% of its assets or earning power are sold, the Rights entitle holders to acquire common stock of the Acquiring Person having a value twice the exercise price of the Rights. The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right at any time prior to the Distribution Date. The Rights expire on October 30, 1999.

  Dividend Rights. Subject to the rights of the holders of any shares of any series of preferred stock (or any other stock) ranking prior and superior to the Series A Stock with respect to dividends, the holders of shares of Series A Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date, a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Stock, in an amount per share, subject to certain adjustments, equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Community Common Stock, of Community or a subdivision of the outstanding shares of Community Common Stock (by reclassification or otherwise), declared on the Community Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Stock.

  Community is required to declare a dividend or distribution as described in the foregoing paragraph immediately after it declares a dividend or distribution on the Community Common Stock (other than a dividend payable in shares of Community Common Stock).

  Voting Rights. Subject to certain adjustments, each share of Series A Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of Community.

  Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of Community, the holders of shares of Series A Stock are entitled to receive an aggregate amount per share, subject to certain adjustments, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Community Common Stock plus an amount equal to the sum of $100 per share plus any accrued and unpaid dividends.

CHARTER AND BY-LAW PROVISIONS

  Certain provisions of the Community Articles of Incorporation and By-Laws may be deemed to have an "anti-takeover" effect. A discussion of these provisions follows.

  Classified Board of Directors. Pursuant to the Community Articles of Incorporation and By-Laws, the Community Board is divided into three classes with staggered terms, each class comprising approximately one-third of the members of the Board. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. This delay will provide the Board with additional time to evaluate proposed takeover efforts and other extraordinary corporate transactions, to consider appropriate alternatives to such proposals and to act in what it believes to be the best interests of the shareholders. The classification of directors could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Community.

  Business Combinations. The Community Articles of Incorporation provide that the affirmative vote of the holders of outstanding shares of stock of Community representing not less than eighty percent of the votes entitled to be cast generally in the election of directors, all such shares voting together as a single class for this purpose (which vote must include the affirmative vote of holders other than related persons of outstanding shares representing not less than two-thirds of the votes entitled to be cast generally in the election of directors, all such shares voting together as a single class for this purpose) is required for any business combination with any related person unless the disinterested directors have approved the business combination. In addition to the vote required by the preceding sentence, the affirmative vote of the holders of outstanding shares of stock of Community which represent not less than eighty percent of the votes entitled to be cast generally in the election of directors, all such shares voting as a single class for this purpose, is required for the approval of any merger, consolidation, exchange of shares or sale of substantially all of the assets of Community with or to a related person if the fair market value of the consideration to be received is less than a fair price, defined as the highest per share price paid by the related person in acquiring any of its holdings of shares of the Community Common Stock. See "COMPARISON OF RIGHTS OF COMMUNITY AND CENTERPOINT SHAREHOLDERS--Business Combinations with Related Persons" for definitions of the terms "business combination," "related person" and "disinterested directors."

  Merger or Consolidation. The Community Articles of Incorporation provide that certain mergers or consolidations or sale of Community's assets having material value (defined as fair market value equal to ten percent or more of the consolidated book value of the assets of Community and its subsidiaries) must be approved by the affirmative vote of not less than two-thirds of the outstanding capital stock of Community. See "COMPARISON OF RIGHTS OF COMMUNITY AND CENTERPOINT SHAREHOLDERS--Merger and Consolidation".

  If the proposed Charter Amendments are approved by the shareholders of Community at the Community Annual Meeting, (i) a two-thirds vote of the Community shareholders would continue to be required for a merger or combination of Community with or into another entity, but only if such a merger or combination would result in the Community shareholders owning less than 60% of the voting power of the surviving entity in such a merger; (ii) the Community Articles of Incorporation would no longer require a shareholder vote for a merger of a subsidiary of Community; (iii) a two-thirds vote of the Community shareholders would be required to effectuate a plan of share exchange, unless the Community shareholders would continue to own 60% or more of the voting power of the entity that is to issue its securities in the plan of share exchange; and (iv) with respect to a sale of Community's assets, a two-thirds vote of the Community shareholders would be required only if Community proposed to sell all or substantially all of its assets. See "AMENDMENTS TO COMMUNITY'S RESTATED ARTICLES OF INCORPORATION."

  Special Meetings. Community's By-Laws provide that a special meeting of the Community shareholders may be called by the President or by order of the Board of Directors, and must be called by the Secretary upon written application by one or more shareholders who together hold at least ten percent in interest of the capital stock entitled to vote at the meeting. Such written request must state the purpose or purposes of the meeting and must be delivered to the principal office of Community not less than sixty days before the date of the meeting.

  Removal of Directors. The affirmative vote of eighty percent of the outstanding capital stock having power to vote in the election of directors is required to remove a director without cause.

  Amendment to Articles of Incorporation. An amendment to those provisions of the Community Articles of Incorporation described above in "Business Combinations" and "Merger or Consolidation" requires the affirmative vote of the holders of outstanding shares of capital stock of Community representing not less than eighty percent of the votes entitled to be cast generally in the election of directors, all such shares voting together as a single class for this purpose, which vote must include the affirmative vote of holders, other than related persons, of outstanding shares of capital stock of Community representing not less than two-thirds of the votes entitled to be cast generally in the election of directors, all such shares voting together as a single class for this purpose.

        COMPARISON OF RIGHTS OF COMMUNITY AND CENTERPOINT SHAREHOLDERS

  The rights of holders of Centerpoint Common Stock are currently governed by the Centerpoint Articles of Agreement (the "Centerpoint Charter"), the Centerpoint By-Laws, RSA 384 (General Provisions as to Savings Banks, Trust Companies and Depositories) and RSA 392 (Incorporation and Management of Trust Companies). These rights differ in certain respects from the rights that shareholders of Centerpoint Common Stock would have as shareholders of Community Common Stock. The rights of shareholders of Community Common Stock are governed by the Community Articles of Incorporation, Community By-Laws and RSA 293-A (Business Corporation Act). This summary contains a list of the material differences of the rights of Community and Centerpoint shareholders, but is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Community Articles of Incorporation and By-Laws, the Centerpoint Charter and By-Laws and RSA 293-A, 384 and 392.

VOTING REQUIREMENTS TO REMOVE DIRECTORS WITHOUT CAUSE

  Community. The Community Articles of Incorporation permit removal of a director with or without cause. The affirmative vote of eighty percent (80%) of the outstanding shares of capital stock having power to vote in the election of directors is required to remove a director without cause.

  Centerpoint. The Centerpoint Charter provides that a director may be removed from office with or without cause upon the affirmative vote therefor of the holders of a majority of the outstanding shares of capital stock entitled to vote on the election of directors.

BUSINESS COMBINATIONS WITH RELATED PERSONS

  Community. The Community Articles of Incorporation provide that in addition to any vote required by law or the Articles of Incorporation, the approval or authorization of any business combination of the corporation with any related party requires the affirmative vote of the holders of outstanding shares of stock of Community representing not less than 80% of the votes entitled to be cast generally in the election of directors, all such shares voting together as a single class for this purpose (which vote must include the affirmative vote of the holders other than related persons of outstanding shares representing not less than two-thirds of the votes entitled to be cast generally in the election of directors, all such shares voting together as a single class for this purpose); provided, however, that this requirement is not applicable if the disinterested directors have approved the business combination. For these purposes, the term "business combination" generally includes, without limitation, any (i) merger or consolidation of the corporation with a related person; (ii) any sale, lease, exchange or transfer of assets having a material value by the corporation to a related person or by a related person to the corporation; (iii) the issuance of securities to a related person; (iv) any transaction increasing the proportionate share of voting power of any entity held by a related person; (v) the adoption of any plan of liquidation or dissolution of the corporation proposed by a related person; or (vi) any loan guarantee or other financial assistance or tax credits provided by the corporation to a related person. Furthermore, the term "related person" generally includes, without limitation, any individual, corporation, partnership or other person or entity which beneficially owns shares of capital stock of the corporation which in the aggregate represent not less than 10% of the votes entitled to be cast generally in the election of directors. The term "disinterested director" generally means a director who was not elected with the vote of, is not representing, and is not an affiliate or associate of, a related person.

  In addition to any vote required pursuant to the above-referenced provisions, the Community Articles of Incorporation further provide that the affirmative vote of the holders of outstanding shares of stock of the corporation which represent not less than 80% of the votes entitled to be cast generally in the election of directors is required for the approval of any merger, consolidation, exchange of shares or sale of substantially all of the assets of the corporation with or to a related person if the cash or fair market value of the property, securities or other consideration to be received per share in such reorganization by holders of common stock of the corporation other than related persons shall be less than fair price (defined to mean the highest per share price paid by the related person in acquiring any of its holdings of shares of the Community Common Stock).

  Centerpoint. There is no analogous provision in the Centerpoint Charter. A "business combination" such as the ones described above would generally require the affirmative vote of a majority of the directors and, in some cases, a majority of the shareholders present at a meeting. A merger or consolidation would require the vote of two-thirds of the outstanding shares eligible to vote. A merger, consolidation, issuance of capital stock and dissolution would also require the approval of certain regulators.

MERGER AND CONSOLIDATION

  Community. New Hampshire statutory law applicable to Community requires that an agreement of merger or consolidation be approved by the vote of a majority of the outstanding shares of each class of stock of the corporation entitled to vote, unless the corporation's articles of organization provide for a greater vote. The Community Articles of Incorporation provide that the approval or authorization of (i) any merger or consolidation of Community or any subsidiary of Community with or into any other entity, other than a merger or consolidation of one or more subsidiaries into Community and (ii) a sale of assets of Community having a material value, requires the affirmative vote of not less than two-thirds of the outstanding capital stock of Community. The term "material value" means a fair market value equal to 10% or more of the consolidated book value of the assets of Community and its subsidiaries as of the end of the most recent fiscal year ended prior to the time that the determination is made. For a description of the effect of the proposed Charter Amendments on the shareholder vote required to approve certain mergers and consolidations, see "DESCRIPTION OF COMMUNITY CAPITAL STOCK--Charter and By-law Provisions--Merger or Consolidation."

  Centerpoint. There is no analogous provision in the Centerpoint Charter. However, with respect to a merger, statutory law applicable to Centerpoint provides that a merger must be approved by the affirmative vote of two-thirds of the shareholders entitled to vote and the Commissioner of Banks.

AMENDMENTS TO ARTICLES OF INCORPORATION

  Community. The Community Articles of Incorporation provide that action of the shareholders to amend, alter, change or repeal, or adopt any provision inconsistent with those provisions described above in "Business Combinations" and "Merger and Consolidation" requires the affirmative vote of the holders of outstanding shares of capital stock of the corporation representing not less than 80% of the votes entitled to be cast generally in the election of directors, which vote must include the affirmative vote of holders other than related persons of outstanding shares of capital stock of Community representing not less than two-thirds of the votes entitled to be cast generally in the election of directors.

  Centerpoint. Any amendments to the Centerpoint Charter must be approved by majority votes of the Board of Directors and shareholders and the BTCI.

SPECIAL MEETINGS OF SHAREHOLDERS

  Community. The Community By-Laws provide that special meetings of shareholders may be called by the President and the Board of Directors and must be called by the Secretary upon written application by one or more shareholders who together hold at least 10% in interest of capital stock entitled to vote at the meeting.

  Centerpoint. The Centerpoint By-Laws provide that a special meeting of shareholders may be called at any time by the President, Chairman of the Board of Directors and by holders of not less than 20% of all outstanding shares entitled to vote at the proposed meeting or by the Board of Directors.

ACTIONS WITHOUT A MEETING OF SHAREHOLDERS

  Community. Community shareholders may take any action without a meeting if it is evidenced by one or more written consents signed by all shareholders entitled to vote on the action.

  Centerpoint. The Centerpoint By-Laws provide that except as otherwise required by law, any action which may be taken at a meeting of the shareholders may be taken without a meeting (and without notice), if a consent or consents in writing, setting forth the action so taken, are signed by the holders of record of all of the outstanding shares entitled to vote on such matter. Relevant New Hampshire banking statutes neither permit nor prohibit shareholder action by consent, and it is possible that such action, if challenged, would be held invalid.

QUALIFICATION OF DIRECTORS

  Community. The Community By-Laws provide that no director need be a shareholder of Community.

  Centerpoint. The Centerpoint By-Laws, consistent with New Hampshire law, provide that each director shall at all times be a shareholder of Centerpoint, owning in his own right or on a jointly held basis as husband and wife, unencumbered shares of Centerpoint Common Stock having an aggregate fair market value at the time of the acquisition of not less than $1,000.

AMENDMENTS TO BY-LAWS

  Community. The Community By-Laws provide that the By-Laws may be amended at any time by a majority of the full Board of Directors subject to repeal or change by vote of the holders of two-thirds of the shares entitled to vote in the election of directors at a meeting expressly called for that purpose.

  Centerpoint. The Centerpoint By-Laws provide that the By-Laws may be amended, altered or repealed, and new By-Laws may be adopted, by the vote of a majority of shareholders entitled to vote thereon, or by the vote of a majority of the Board of Directors of Centerpoint at any regular or special meeting of shareholders or directors.

FINANCIAL REPORTS TO SHAREHOLDERS

  Community. New Hampshire statutory law applicable to Community provides that a corporation shall furnish its shareholders annual financial statements including a balance sheet as of the end of the fiscal year, an income statement for that year and a statement of changes in the shareholders equity for the year. In addition, New Hampshire statutory law applicable to Community provides that (i) if a corporation indemnifies or advances certain expenses to a director in connection with a proceeding by or in the right of the corporation, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting, and (ii) that if a corporation issues or authorizes the issuance of shares or promissory notes for promises to render services in the future, the corporation shall report in writing to the shareholders the number of shares authorized or issued, and the consideration received by the corporation with or before the next shareholders meeting.

  Centerpoint. There is no analogous statutory law applicable to Centerpoint. Furthermore, the Centerpoint By-Laws provide that the Board of Directors has discretion to determine whether financial reports shall be sent to shareholders, what such reports shall contain and whether they should be audited by the report of an independent or Certified Public Accountant.

REDEMPTION OF SHARES

  Community. New Hampshire law permits Community to acquire its shares from its shareholders in any circumstance in which the repurchase would comply with the law applicable to distributions, described below.

  Centerpoint. New Hampshire statutory law applicable to Centerpoint provides that Centerpoint can redeem its shares only in a very limited circumstance. A trust company that has more than 500 SHAREHOLDERS may, with the express written approval of the Commissioner of Banks, redeem shares from holders who own 10 shares or less of such stock.

SHARE DIVIDENDS

  Community. New Hampshire statutory law applicable to Community provides that a corporation may issue a share dividend provided, however, that shares of one class or series of stock may not be issued as a share dividend in respect of shares of another class or series of stock unless authorized by the Articles of Incorporation, a majority of the votes entitled to be cast by the class or series to be issued approve the issue and there are no outstanding shares of the class or series to be issued, and subject to limitations on distributions, described below.

  Centerpoint. There is no analogous statutory law applicable to Centerpoint.

DISTRIBUTION TO SHAREHOLDERS

  Community. Under New Hampshire law, the Board of Directors has the power to declare and pay dividends in cash, property or securities of the corporation unless (a) such corporation is, or would be thereby made, insolvent or (b) the declaration and payment of such dividend would be contrary to any restrictions contained in the charter. New Hampshire law further provides that no distribution may be made (i) if the corporation is or would become unable to pay its debts as they become due in the usual course of business or (ii) unless the fair value of the net assets of the corporation remaining after the distribution is at least equal to the aggregate preferential amount payable to holders of stock with preferential rights in the event of involuntary liquidation. For regulatory restrictions on the payment of dividends, see "REGULATION."

  Community is a legal entity separate and distinct from its subsidiaries. The only funds available to Community for the payment of dividends are cash and cash equivalents held at the holding company level, dividends paid by Concord and Community's other subsidiaries, and borrowings. The ability of holders of debt and equity securities of Community, including Centerpoint shareholders who will become holders of Community Common Stock upon consummation of the Merger, to benefit from the distribution of assets of a subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries) except to the extent that a claim of Community as a creditor may be recognized.

  Centerpoint. Statutory law applicable to Centerpoint provides that it shall not declare any dividend except from its earnings remaining after deducting all losses, all sums due for expenses, and all overdue debts upon which no interest has been paid for a period of 6 months, unless the same are well secured and in process of collection.

SHAREHOLDERS' LIST FOR MEETING

  Community. New Hampshire statutory law applicable to Community provides that after fixing a record date for a shareholders' meeting, the corporation shall prepare an alphabetical list of names of all of its shareholders who are entitled to notice of a shareholders' meeting. The shareholders' list must be made available for inspection by any shareholder beginning two business days after notice of the meeting is given for which the list was prepared and continuing through the date of the meeting.

  Centerpoint. There is no analogous statutory law applicable to Centerpoint, although New Hampshire courts have enforced a common law right of bank shareholders to inspect a shareholder list in certain circumstances.

VOTING ENTITLEMENT OF SHARES

  Community. New Hampshire statutory law applicable to Community provides that absent special circumstances, the shares of a corporation are not entitled to be voted if they are owned, directly or indirectly, by a second corporation and the first corporation owns directly or indirectly a majority of the shares entitled to vote for directors of the second corporation.

  Centerpoint. There is no analogous limitation applicable to Centerpoint.

CUMULATIVE VOTING

  Community. New Hampshire statutory law applicable to Community provides that shareholders do not have a right to cumulate their votes for directors unless the Articles of Incorporation so provide. The Community Articles of Incorporation do not provide for cumulative voting.

  Centerpoint. There is no analogous statutory law applicable to Centerpoint nor do the Centerpoint By-Laws or Charter provide for cumulative voting.

VOTING TRUSTS

  Community. New Hampshire statutory law applicable to Community provides that one or more shareholders may create a voting trust, conferring on a trustee the right to vote or otherwise act for them, by signing an agreement setting out the provisions of the trust, which may include anything consistent with its purpose and transferring their shares to the trustee. When a voting trust agreement is signed, the trustee shall prepare a list of the names and addresses of all owners with a beneficial interest in the trust together with a number and class of shares each transferred to the trust and deliver copies of the list and agreement to the corporation's principal office. Community is not aware of the existence of any such voting trust.

  Centerpoint. There is no law applicable to Centerpoint which either prohibits or permits voting trusts.

VOTING AGREEMENTS

  Community. New Hampshire statutory law applicable to Community provides that two or more shareholders may provide for the manner in which they will vote their shares by signing an agreement for that purpose and that a voting agreement created under this section is specifically enforceable. Community is not aware of the existence of any such voting agreements.

  Centerpoint. There is no analogous statutory law applicable to Centerpoint which either prohibits or permits voting agreements. Voting agreements have been executed by all Directors and executive officers of Centerpoint in connection with the proposed Merger. See "MEETING INFORMATION--Votes Required."

DERIVATIVE PROCEEDINGS

  Community. New Hampshire statutory law applicable to Community provides detailed procedural mechanisms by which a shareholder can commence civil actions on behalf of and in the name of the corporation. Under this law, shareholders may bring suits on behalf of the corporation to enforce the rights of a corporation, only if such person was a shareholder at the time of the transaction which is the subject of the suit. Upon final judgment and a finding that the commencement of a derivative action by a shareholder was without reasonable cause or for an improper purpose, a court may require the plaintiff(s) to pay to the parties named as defendant(s) the reasonable expenses including legal fees incurred by them in defense of such action.

  Centerpoint. There is no analogous statutory law for commencing derivative proceedings relative to Centerpoint.

BY-LAW INCREASING QUORUM OR VOTING REQUIREMENTS FOR DIRECTORS

  Community. New Hampshire statutory law applicable to Community provides that a by-law that fixes a greater quorum or voting requirement for the Board of Directors may be amended or repealed (i) if originally adopted by the shareholders, only by the shareholders, and (ii) if originally adopted by the Board of Directors, either by the shareholders or the Board of Directors.

  Centerpoint. There is no analogous statutory law applicable to Centerpoint.

INSPECTION OF RECORDS BY SHAREHOLDERS

  Community. New Hampshire statutory law applicable to Community provides that a shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation's principal office, certain records of the corporation if the shareholder gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy.

  Centerpoint. There is no analogous statutory law applicable to Centerpoint, although courts have recognized a common law right to inspect certain bank records.

DIVIDEND REINVESTMENT PLAN

  Community. Community has adopted a dividend reinvestment plan, which allows shareholders to automatically reinvest cash dividends on their shares of Community Common Stock and to invest in shares of Community Common Stock by making optional quarterly cash payments. Following consummation of the Merger, Centerpoint shareholders will become shareholders of Community and will therefore be eligible to participate in the Community dividend reinvestment plan.

  Centerpoint. Centerpoint does not have a dividend reinvestment plan.

                    COMMUNITY ANNUAL MEETING--OTHER MATTERS

ELECTION OF COMMUNITY DIRECTORS

  The Community Articles of Incorporation provide that the Board of Directors shall be divided into three classes, each of which shall contain approximately one-third of the whole number of the Board, to serve staggered terms, with approximately one-third of the total number of directors elected each year to serve a three-year term. The Community By-laws provide that the Board of Directors shall consist of such number, not less than nine, of directors as shall be fixed from time to time by the Board. The Board has fixed the number of directors at twelve, the number currently serving.

  It is intended that the persons named in the enclosed form of Proxy will vote (unless authority to do so is withheld) for the election of the nominees named below. If any nominee should decline or be unable to accept such nomination or to serve as a director, an event which the Board does not now expect, the Board of Directors reserves the right to nominate another person or to reduce the number of directors to be elected. Election of each director requires a plurality vote of the shares voting on the election, provided a quorum is present. There is no cumulative voting for directors.

  On September 19, 1995, the Community Board of Directors voted to change Community's fiscal year end from June 30 to December 31. As a result, the period from July 1, 1995 through December 31, 1995 will be a short year, and the year ended December 31, 1996 will be Community's first full fiscal year on a calendar basis. In connection with this change, Community's annual shareholders' meetings will be held on the fourth Thursday in April instead of the third Thursday in October. Rather than holding another annual shareholders' meeting a few months after the Community Annual Meeting to be held on January 25, 1996, Community expects to wait until April 1997 to hold its first annual shareholders' meeting under this new schedule. Community will, however, mail to its shareholders in the spring of 1996 a copy of its annual report on Form 10-K that will be filed for the six-month period ending on December 31, 1995.

  The change in fiscal year and the adjustment in Community's annual meeting schedule will, in effect, extend each of the Community directors' and nominees' terms of office for approximately six months beyond the original three-year terms. New Hampshire law provides that directors continue to serve beyond the expiration of their terms of office until their successors are duly elected and qualified. Consequently, although the nominees for director are being proposed for election for a three-year term (as provided in Community's by-laws), it is expected that they will continue to serve for approximately six months beyond the end of such three-year term until their successors are elected at the annual shareholders' meeting next following the expiration of such three-year term. Similarly, the directors currently serving in the other two classes are expected to continue to serve beyond the expiration of their respective three-year terms, until their successors are elected at the respective annual shareholders' meetings next following the expiration of such three-year terms.

  THE BOARD OF DIRECTORS RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR THE ELECTION OF THE PROPOSED NOMINEES AS DIRECTORS TO SERVE FOR THE TERMS INDICATED BELOW. THE ACCOMPANYING PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE PROXY, AND IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, IN FAVOR OF THIS PROPOSAL.

INFORMATION REGARDING DIRECTORS AND NOMINEES

  The following table sets forth the name and age (as of October 30, 1995) of the current directors and nominees for director of Community and the period during which each person has served on the Board of Directors of Community and Concord.

                                DIRECTOR OF    DIRECTOR OF         OTHER
      NAME                AGE COMMUNITY SINCE CONCORD SINCE    OFFICES HELD
      ----                --- --------------- -------------    ------------
              NOMINEES FOR DIRECTORSHIPS--TERMS EXPIRING IN 1998*
Russell A. Holden........  70      1986           1986              --
Lucia P. Kittredge.......  47      1986           1986              --
Seth A. Resnicoff........  58      1986           1986              --
Katherine F. Tsouros.....  57      1985           1978              --
                     DIRECTORS WHOSE TERMS EXPIRE IN 1996*
William S. Fenollosa.....  55      1985           1980              --
Oliver R. Fifield........  69      1985           1972              --
Thomas M. Hardiman.......  66      1985           1968      Chairman of the
                                                            Board
James R. Stewart.........  56      1985           1976              --
                     DIRECTORS WHOSE TERMS EXPIRE IN 1997*
John N. Buxton...........  47      1992           1992              --
Douglas Crichfield.......  52      1990           1990      President and Chief
                                                            Executive Officer
Robert A. Hill...........  47      1992           1992              --
Eleanor H. Stark.........  62      1985           1978              --

--------
* Although the directors' terms expire in the years indicated, due to the change in fiscal year described above the directors are expected to continue to serve for approximately six months beyond the expiration of their current terms.

  The principal occupation and business experience during at least the last five years of each director and nominee is as follows:

  Thomas M. Hardiman was a Consultant to Chubb Securities Corporation from 1987 through 1989, a Senior Vice President of Chubb Securities Corporation from 1982 to 1987, and Vice President of Chubb Life Insurance Company from 1980 to 1981. He served as Vice President and Treasurer of United Life and Accident Insurance Co., from 1965 to 1980. He is a Director of Concord Electric Co., a subsidiary of UNITIL Corp.

  John N. Buxton has been Vice Rector for Administration, St. Paul's School, Concord, New Hampshire, from 1984 to the present, with responsibility for operations and administrative functions. He is a member of trustee committees on investments, risk management, pensions and benefits, and buildings and grounds.

  Douglas Crichfield has been a Director, President and Chief Executive Officer of Community and Concord since 1990. Previously, he served as Executive Vice President and Treasurer of Concord and Treasurer and Chief Financial Officer of Community from 1988 to 1990. He was Vice President of Corporate Finance at Bank of New England Corporation from 1986 to 1988, and held various positions, including Senior Vice President, Treasurer and Trust Officer, with Hancock Bank and Trust Co. from 1976 to 1986.

  William S. Fenollosa has been President and owner of Granite State Volkswagen, Inc., an automobile sales and service dealership in Concord, New Hampshire, since 1967.

  Oliver R. Fifield was President of Northeast Consolidated Services, Inc., a corporation providing administrative office support to The New Hampshire and Vermont Blue Cross-Blue Shield corporations, from 1981 until his retirement in 1985. Mr. Fifield was President of Northeast Equity Corp., a business equipment leasing corporation owned by Blue Cross-Blue Shield, from 1983 to 1985.

  Robert A. Hill has been President and Chief Operating Officer of Capitol Plumbing and Heating Supply Co., Inc., a distributor of plumbing and heating products, from 1985 to the present, with experience in management, sales, and credit and collections over a 15 year period.

  Russell A. Holden served as President of Granite State Electric Co. from 1973 to 1990. He was Vice President of New England Power Company from 1967 to 1990, Chairman and Director of New England Electric Transmission Corporation from 1981 to 1991, and Chairman and Director of New England Hydro Transmission Corporation from 1981 to 1991 (all subsidiaries of the New England Electric System). He is a Director of Concord General Mutual Insurance Co., Green Mountain Insurance Co. and Vermont Accident Insurance Co.

  Lucia P. Kittredge has been a principal of Kapala-Kittredge Associates, Inc., an environmental and land use planning firm, from 1989 to the present. She was President of Matarazzo Design, Inc., a design firm of landscape architects, architects and land planning, from 1984 to 1988, and Vice President of the firm from 1981 to 1984.

  Dr. Seth A. Resnicoff has been engaged in the private practice of surgery in Concord, New Hampshire, since 1975. He is Chairman of the Board of Strategic Healthcare, Concord, New Hampshire, a company providing management and marketing services to independent physicians and surgeons, and a Trustee of Derryfield School, Manchester, New Hampshire.

  Eleanor H. Stark served as elected representative to the New Hampshire House of Representatives from 1981 to 1985.

  James R. Stewart has been President, Treasurer and a principal owner of Capital Offset, Inc., a printing firm, since 1975.

  Katherine F. Tsouros serves as an officer and active member of the Boards of various non-profit organizations in the Concord, New Hampshire area.

  Following the Merger, the Board of Directors intends to elect three of Centerpoint's current directors to serve on the Board of Directors of Community, one of whom will be Philip M. Stone, the current President and CEO of Centerpoint. The other two nominees have not yet been selected. Mr. Stone has been President, Chief Executive Officer and Chairman of the Board of Centerpoint since its formation in 1989. Prior to that time, Mr. Stone served for more than five years as the Executive Director of the New Hampshire Pocketbank(TM) Automatic Teller Machine Network and, for more than 13 years, as a consultant to the banking industry in the areas of strategic planning, sales and marketing and general administration. Mr. Stone is 66 years old.

EXECUTIVE OFFICERS

  The names and ages (as of October 30, 1995) of each of the executive officers of Community, the position or office held by each such person, the period during which he has served in such capacity and the principal occupation of each such person during at least the last five years is set forth below. Each of the named executive officers is elected for a term of one year.

  Douglas Crichfield. See "Information Regarding Directors and Nominees."

  Gerald R. Emery joined Concord in 1988 as Vice President, Finance. He was elected Treasurer of Community and Concord in January 1990 and Senior Vice President of Concord in May 1990. From 1986 until joining Concord, he was Vice President, Finance with United Savers Bancorp, Inc. in Manchester, New Hampshire. From 1982 until 1986, he held the same position with The Savers Bank in Littleton, New Hampshire, a subsidiary of United Savers Bancorp, Inc. Prior to 1982, Mr. Emery had 18 years experience in community banking with commercial banks in both New Hampshire and Vermont. Mr. Emery is 50 years old.

  Paul M. Ferguson joined Concord in 1991 as Senior Vice President--Credit Administration and was elected Executive Vice President of Concord in 1995. In 1995, Mr. Ferguson was elected Vice President--Credit Administration of Community. From 1985 through 1991 he was a senior executive of First NH Bank, N.A., most recently serving as its Senior Vice President, Corporate Services and previously as Regional President, Southern Division and prior to that, as Vice President Senior Regional Lending Officer. His prior experience included two years as Vice President--Manager Commercial Service Division for Merchants Bank, of Manchester, New Hampshire, and four years in commercial and consumer lending for Indian Head National Bank, of Concord, New Hampshire. Mr. Ferguson is 42 years old.

  Richard E. Kamp was elected Vice President of Retail Services, Marketing and Investor Relations of Concord in 1990, and Vice President, Communications of Concord in 1995. Mr. Kamp was elected Vice President and Secretary of Community in 1990. Mr. Kamp joined Concord in 1989 as Vice President, Marketing and Investor Relations. Since April 1984 he had served in that same capacity at First Federal Bank, which through merger became New Hampshire Savings Bank-South, in Nashua, New Hampshire. From December 1978 to April 1984, Mr. Kamp served at First Agricultural Bank in Pittsfield, Massachusetts. Mr. Kamp is 46 years old.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS OF COMMUNITY AND OF CONCORD

  The Board of Directors of each of Community and Concord held 14 meetings during the 1995 fiscal year ended June 30, 1995. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees on which he or she served. Non-employee directors of Community are entitled to a stipend of $500 per quarter, all or part of which they may elect to receive in the form of options under Community's 1992 Stock Option Plan. The directors of Concord (other than Douglas Crichfield) are paid a fee of $300 for each Board meeting that they attend and $200 for each committee meeting that they attend. Committee chairs receive $250 for each meeting that they attend. The directors of Community are not paid separately for their attendance at Community committee meetings. The Chairman of the Board of Concord was paid an annual fee of $2,000 in fiscal 1995.

  The Board of Directors of Community has an Audit Committee and a Nominating Committee, which are identical in membership to, and meet jointly with, the Audit Committee and Nominating and Compensation Committee, respectively, of the Board of Directors of Concord.

  The Audit Committee, which held 4 meetings in fiscal 1995, is composed of directors, none of whom is an officer or employee of Community. Present members of the Audit Committee are directors Buxton, Fenollosa, Hill and Tsouros. This Committee meets with Community's independent accountants in connection with the annual audit of Community's consolidated financial statements to review their recommendations in connection with their audit, and in its capacity as a Concord committee reviews the results of examinations of Concord by the Federal Deposit Insurance Corporation and the Commissioner of Banks.

  The Nominating and Compensation Committee, which met 8 times in fiscal 1995, is composed of directors Fifield, Hardiman, Holden, Resnicoff, Stark and Stewart. This Committee meets as it deems necessary to make recommendations to the Board of Directors with respect to nominations to Community's Board of Directors. The current nominees were recommended to the Board by the Committee. The Committee considers nominations from shareholders. The Committee reviews executive officers' salaries and approves salary ranges and other provisions of the salary administration program and benefits program, grants options under Community's stock option plans, and makes recommendation to the Board of Directors of Concord with respect to nominations to Concord's Board of Directors.

  The Board of Directors of Concord has various other committees, including an Investment Committee, which is authorized to exercise most of the powers of the Board of Directors between Board meetings. The

Investment Committee, which met 24 times in fiscal 1995, is currently composed of Messrs. Hardiman, Crichfield, Fifield, Hill, Resnicoff and Stewart. The Chairman of the Board and President are permanent members of the Investment Committee, while the other four directors serve 6-month terms rotating at least one member every three months. This Committee meets twice monthly to review, among other things, selected loans and investment transactions of Concord.

                            EXECUTIVE COMPENSATION

REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION

  Overall Policy. The Committee's charge is to develop an integrated and balanced compensation program that will enable Community to attract and retain capable senior managers. The Committee considers the base salary of Community's executive officers in relation to the base salaries of comparable executives in companies of similar size, geographic location and operation. Using an independent consultant, the Committee establishes salary ranges for various positions, based primarily upon published survey data and data collected by Community's own consultants and employees with respect to compensation paid in banking companies from $250 to $500 million in asset size, looking first to those located in New Hampshire and secondarily to other institutions throughout New England. The midpoints of the Committee's established salary ranges are targeted to the median base salaries for comparable positions derived from the compensation survey data. During the past fiscal year, Community's executive officers' salaries were generally below the midpoints of their respective salary ranges. The companies included in the compensation survey data underlying the Committee's salary ranges are not identical to the companies included in the Keefe, Bruyette and Woods New England Banking Companies Index ("KWB Index"), which is the index used in the five-year performance graph included in this Proxy Statement-Prospectus. However, many of the companies that were included in the compensation survey data are also included in the KBW Index.

  Community has two incentive compensation plans designed to provide an annual incentive to improve financial performance, under which annual incentive awards are paid if Community achieves specified objectives. All personnel employed at the beginning of the fiscal year are eligible to participate in the General Profit Sharing Plan. The chief executive officer and eight others from management are also eligible to participate in the Management Incentive Plan. A variety of targets are set annually under each plan. In fiscal 1995, the plans required payment of a common stock dividend, as well as achievement of a specified level of return on assets and, under the Management Incentive Plan, of return on equity. Depending on Community's level of performance, incentive awards ranging from 2% to 7% of salary could be paid under the General Profit Sharing Plan. Both Community's performance and the individual's performance review are taken into account under the Management Incentive Plan, under which the chief executive officer could receive a maximum award of 30% and 8 other executive officers could receive a maximum award of 20-25% of annual salary. The Board of Directors may provide these incentive awards in the form of cash or stock, or in the case of the General Profit Sharing Plan, a contribution to Community's 401(k) Plan. Based on fiscal 1995 financial results, Community paid cash incentive awards of 2% under the General Profit Sharing Plan and incentive awards ranging between 3% and 5 1/2% to executive officers under the Management Incentive Plan.

  Community uses stock options as part of the senior executives' compensation package in order to align their interests with longer-term shareholder interests. Options are also believed to be an important recruiting and retention device. Although Community's stock option plans would permit grant of options at an exercise price of 85% or more of the fair market value of the Common Stock, it is the present policy and uniform practice of the Committee to grant options only at fair market value of the Common Stock on the date of grant of the option. The relative number of options granted to each individual is determined by the Committee from time to time based in part upon the individual's level of responsibility and in part upon evaluation of his or her performance. It is the Committee's intention that the options granted afford a possibility of substantial value over the life of the option relative to the individual's base pay. The Committee considers past grants of options in determining whether additional options should be granted to provide an appropriate incentive, and in this connection, discounts the value of past grants having exercise prices above the current market value of the Community Common Stock. There were no stock options granted during fiscal 1995.

  The Committee has approved other benefits from time to time to attract and retain qualified personnel, including a Supplemental Retirement Agreement for the chief executive officer and change of control agreements for certain officers at the level of vice president and above.

  Compensation of the Chief Executive Officer. The Chief Executive Officer's performance is evaluated based upon Community's financial results, certain non-financial results considered significant to Community, the impact of industry and economic conditions upon Community, and the CEO's contribution to Community's performance. The CEO's base compensation is targeted at the median CEO compensation level, based on the same compensation survey data used to establish salary ranges for Community's other executive officers, as described above. Effective August 1, 1995, his base compensation was increased from $153,000 to $160,000 to bring it to the median level. The CEO's incentive cash compensation derives from the General Profit Sharing Plan and the Management Incentive Plan (described above), pursuant to which incentive awards are based on the achievement of specified levels of return on assets and return on equity, respectively. All available data indicate that progress has been made in more closely aligning the CEO's total cash compensation (including base compensation and incentive cash compensation) with that of his peers during fiscal 1995, although total cash compensation remains below the median.

  Community's performance continued to improve over the past fiscal year as represented by the highest pre-tax earnings in Community's history. Core earnings continued to improve despite significant investments in the expansion of major business lines and the addition of a new branch office. Also contributing were the expanded capacity to originate indirect vehicle and small business commercial loans. The CEO's performance was such that the Management Incentive Compensation Plan became effective, resulting in the incentive award shown in the table below.

                                          Oliver R. Fifield, Chair
                                          Russell A. Holden, Co-Chair
                                          Thomas M. Hardiman
                                          Seth A. Resnicoff
                                          Eleanor H. Stark
                                          James R. Stewart

SUMMARY COMPENSATION TABLE

  The following table provides information concerning the annual and long-term compensation of the two executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal years ended June 30, 1995, 1994 and 1993.

                                                          LONG TERM COMPENSATION
                                                        ---------------------------
                              ANNUAL COMPENSATION            AWARDS(1)      PAYOUTS
                        ------------------------------- ------------------- -------
                                                OTHER               NUMBER            ALL
                                               ANNUAL   RESTRICTED    OF             OTHER
NAME AND PRINCIPAL                             COMPEN-    STOCK    OPTIONS/  LTIP   COMPEN-
POSITION                YEAR  SALARY   BONUS  SATION(2)   AWARD      SARS   PAYOUTS SATION
------------------      ---- -------- ------- --------- ---------- -------- ------- -------
Douglas Crichfield..... 1995 $156,843 $19,443    --        --          --     --    $29,501(3)
 President and Chief    1994  150,417  14,395    --        --          --     --     17,245
 Executive Officer      1993  121,630   1,215    --        --       10,000    --     13,000
Paul M. Ferguson....... 1995  118,721   7,043    --        --          --     --      2,425(4)
 Executive Vice         1994  104,622   8,561    --        --          --     --        --
  President
                        1993   86,451     853    --        --        5,000    --        --

--------
(1) Community has not granted any restricted stock awards or SARs.

(2) Omitted since amounts are below threshold required to be disclosed.
(3) Includes $26,112 accrued as an expense with respect to Mr. Crichfield's supplemental retirement agreement and matching contributions of $3,389 made under Community's 401(k) plan.
(4) Represents matching contributions made under Community's 401(k) plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS
VALUES

  The following table shows options exercised during fiscal 1995 and the value of unexercised options (whether or not vested) at June 30, 1995. Community has not granted any SARs.

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                     OPTIONS AT           IN-THE-MONEY OPTIONS
                           SHARES                  FISCAL YEAR-END        AT FISCAL YEAR-END(1)
                          ACQUIRED    VALUE   ------------------------- -------------------------
                         ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ----------- -------- ----------- ------------- ----------- -------------
Douglas Crichfield......   12,750    $134,625   18,819        2,500      $310,514      $41,250
Paul M. Ferguson........    1,500      18,563    6,750        1,250       111,375       20,625

--------
(1) Based on June 30, 1995 market price of $16.50.

PENSION PLAN TABLE

  The following table shows the estimated annual benefits payable under Concord's defined benefit retirement plan.

                                            YEARS OF CREDITED SERVICE
                                 -----------------------------------------------
AVERAGE ANNUAL SALARY               5      10      15      20      25      30
---------------------            ------- ------- ------- ------- ------- -------
$100,000........................ $ 9,856 $19,712 $29,568 $39,424 $49,280 $59,136
 125,000........................  12,356  24,712  37,068  49,424  61,780  74,136
 150,000........................  14,856  29,712  44,568  59,424  74,280  89,136

  The annual pension benefit is computed on the basis of a straight-life annuity. Benefits under the plan are based on the five highest years' base salary (up to a maximum of $150,000) and will be offset by benefits provided under the Employee Stock Ownership Plan described below but will not be offset by Social Security benefits. Mr. Crichfield has six years, and Mr. Ferguson four years, of credited service under the plan. For the fiscal year ended June 30, 1995, Mr. Crichfield's base salary, as disclosed above in the Summary Compensation Table, exceeded the maximum covered compensation by $6,843.

  Concord and Mr. Crichfield are parties to an Executive Supplemental Retirement Agreement ("Supplemental Agreement"), under which, if he works for Concord until reaching age 65, Mr. Crichfield will be entitled to receive an annual benefit payable for life equal to (a) 60% of the average of his three highest annualized salaries paid during the 5-year period ending on termination of employment, less (b) the benefit payable in life annuity form under Concord's retirement plan discussed above and under Concord's Employee Stock Ownership Plan discussed below. Mr. Crichfield accrues a retirement benefit under the Supplemental Agreement at the rate of 3% per year commencing at age 46, vesting at the rate of 10% per year commencing at age 49. The Supplemental Agreement provides for faster accrual of benefits than the retirement plan, and for benefits based upon the full amount of salary earned, whereas under 1993 amendments to the Internal Revenue Code, salary in excess of $150,000 can not be taken into account in computing benefits under the retirement plan. In addition, the Supplemental Agreement provides for a death benefit payable monthly for 15 years to his beneficiaries in an annual amount equal to 40% of his salary at death.

EMPLOYEE STOCK OWNERSHIP PLAN

  Concord has established an Employee Stock Ownership Plan (the "ESOP"), for employees age 21 or older who have at least one year of credited service. The ESOP is funded by Concord's contributions made in cash (which generally will be invested in Community Common Stock) or Community Common Stock.

  The ESOP has purchased shares of Community Common Stock with funds borrowed from an unrelated third party lender. The loan, which Community guaranteed, is being repaid with funds from Concord's contributions to the ESOP, forfeitures and earnings on plan assets. Shares purchased with such loan proceeds are held in a suspense account for allocation among members as the loan is paid. The number of shares allocated to Mr. Crichfield's account as of December 31, 1994, December 31, 1993, and December 31, 1992 were 2,617 shares, 2,195 shares, and 1,819 shares, respectively. The number of shares allocated to Mr. Ferguson's account as of such dates were 903 shares, 602 shares, and 350 shares, respectively.

  Contributions to the ESOP and shares released from the suspense account are allocated among members on the basis of compensation and years of service. Benefits become 100% vested after five years of service. Forfeitures are reallocated among remaining participating employees and may reduce any amount Concord might otherwise have contributed to the ESOP. Benefits may be payable upon retirement, early retirement, disability or separation from service. Concord's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. ESOP benefits offset benefits under the retirement plan discussed above.

SEVERANCE BENEFITS AGREEMENTS

  In April, 1989 Community and Concord entered into a severance benefits agreement with Douglas Crichfield, then Executive Vice President and Treasurer of Concord. Under the agreement, under certain circumstances, Mr. Crichfield
(1) will be paid an amount equal to three times his then annual base salary,
(2) will become fully vested in stock options previously granted to him and in any supplemental retirement benefits, (3) will be entitled to receive retirement benefits in an amount equal to any difference between the benefits that would be payable to him under Concord's tax-qualified employee benefit plans if Mr. Crichfield were fully vested thereunder and the benefits actually payable and (4) will be reimbursed for executive outplacement fees up to $10,000, all relocation expenses, all legal expenses incurred in enforcing the severance benefits agreement, the cost of maintaining his group insurance coverage for two years and taxes on such reimbursed amounts. Such payments will be made and such rights will vest if Mr. Crichfield terminates his employment within two years following a "Change of Control" (as defined below), either involuntarily (other than for specified causes) or voluntarily with good reason, as defined. Mr. Crichfield's annual base salary is presently $160,000. Similar agreements have been entered into with the Executive Vice President, the Senior Vice President, and 7 Vice Presidents of Concord, providing for severance benefits equal to two years', two years', and one year's base salary, respectively, and certain other benefits.

  A Change of Control is generally defined in the agreements to include the acquisition by any person other than Community of the beneficial ownership of shares representing 25% or more of the total number of votes that may be cast for election of Directors of Community or Concord, the merger or consolidation of Community or Concord or Community or Concord selling a majority of its assets or entering into any transaction in which another entity (other than an insurer of Concord's deposit liabilities) assumes a majority of the deposit liabilities of Concord.

                   TRANSACTIONS WITH CERTAIN RELATED PERSONS

  In the ordinary course of business, Concord makes loans to its and Community's directors and officers and parties related to them. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present other unfavorable features. From time to time, Community purchases automobile consumer finance contracts from an automobile dealership owned and operated by William S. Fenollosa, a director of Community, subject to Concord's credit approval, on terms comparable to those accorded other dealers. Community purchased contracts amounting to $1,003,000 from the dealership during the fiscal year ended June 30, 1995.

                      COMPARISON OF FIVE-YEAR PERFORMANCE

  The following graph compares the cumulative total return (stock appreciation plus dividends) on Community's Common Stock for the past five fiscal years with the cumulative total return of the companies listed in the Nasdaq National Market System and the Keefe, Bruyette and Woods, Inc. New England Banking Companies Index (the "KBW Index"), which is comprised of a peer group of fifty-two New England banking companies.

                                KBW INDEX

                             [GRAPH APPEARS HERE]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

----------------------------- FISCAL YEAR ENDING -------------------------------
COMPANY                       1990     1991     1992     1993     1994     1995
COMMUNITY BANKSHARES NH        100   125.00   158.33   295.83   504.97   579.37
PEER GROUP                     100    77.89   122.97   147.11   216.14   248.70
BROAD MARKET                   100    96.22   101.52   124.62   136.66   160.27

  In its proxy statement for the 1994 Annual Meeting of Shareholders, Community used a peer group consisting of thirteen banking companies (the "1994 Peer Group") in the comparison of five-year total returns. Community decided to use a larger peer group--namely, the KBW Index--in this Proxy Statement-Prospectus since five of the companies in the 1994 Peer Group have been acquired by other companies. The graph set forth below compares the cumulative total return on Community's Common Stock for the past five fiscal years with the cumulative total return of the 1994 Peer Group.

                             1994 PEER GROUP

                             [GRAPH APPEARS HERE]


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

--------------------------------FISCAL YEAR ENDING----------------------------------
COMPANY                       1990      1991      1992      1993      1994      1995
COMMUNITY BANKSHARES NH        100    125.00    158.33    295.83    504.97    579.37
PEER GROUP                     100     89.62    165.54    187.57    222.46    264.62
BROAD MARKET                   100     94.22    101.52    124.62    136.66    160.27


  The members of the 1994 Peer Group are Bank of New Hampshire Corp., CFX Corp., Eastern Bancorp, Inc., Family Bancorp, First Essex Bancorp, Inc., Granite State Bankshares, Inc., Great Bay Bankshares, Inc., Marble Financial Corp., Merchants Bankshares, Inc., Mid Maine Savings Bank, New Hampshire Thrift Bancshares, NFS Financial Corp. and Vermont Financial Services, Inc.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information as of October 30, 1995 regarding (i) each person known by Community to own beneficially more than 5% of Community's Common Stock; (ii) each director and each nominee for director individually; and (iii) all directors and executive officers of Community as a group. Except as otherwise noted in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them. All of the individuals named below (except Ingalls & Snyder) are directors of Community. Messrs. Holden and Resnicoff and Ms. Kittredge and Ms. Tsouros are nominees.

                                                               EQUIVALENT SHARES OF
                                                              COMMUNITY COMMON STOCK
                                                               ASSUMING CONSUMMATION
                                                                   OF THE MERGER
                                                            ---------------------------
                               AMOUNT AND                                    PERCENTAGE
                                NATURE OF        PERCENTAGE                      OF
          NAME           BENEFICIAL OWNERSHIP(1)  OF CLASS  NUMBER OF SHARES   CLASS
          ----           ----------------------- ---------- ---------------- ----------
Ingalls & Snyder
 61 Broadway
 New York, NY 10006.....         155,200(2)         8.9%        155,200         6.55%
John N. Buxton..........             680(3)           *             680            *
Douglas Crichfield......          66,163(4)         3.8          66,163         2.77
Robert A. Hill..........             752(5)           *             752            *
Eleanor H. Stark........             847(6)           *             847            *
Russell A. Holden.......           2,270(3)           *           2,270            *
Lucia Kittredge.........           4,752(6)           *           4,752            *
Seth A. Resnicoff.......          11,482(3)           *          11,482            *
Katherine F. Tsouros....           2,594(6)           *           2,594            *
William S. Fenollosa....           1,769(6)           *           1,769            *
Oliver R. Fifield.......           3,354(6)           *           3,354            *
Thomas M. Hardiman......          11,500              *          11,500            *
James R. Stewart........           4,286(3)           *           4,286            *
Directors and executive
 officers as a group
 (15 persons)...........         145,075(7)         8.4         145,075         6.01

--------
*Less than one percent
(1) Includes shares owned beneficially by spouses, minor children and relatives living in the named person's homes and trusts for their benefit; the named persons disclaim any beneficial interest in shares so included.
(2) Ingalls & Snyder reports that it has sole voting power with respect to 40,000 shares and sole dispositive power as to 155,200 shares.
(3) Includes 270 shares obtainable upon exercise of stock options.
(4) Includes 18,819 shares obtainable upon exercise of stock options and 2,617 shares held in Concord's Employee Stock Ownership Plan.
(5) Includes 73 shares obtainable upon exercise of stock options.
(6) Includes 145 shares obtainable upon exercise of stock options.
(7) Includes 47,577 shares obtainable upon exercise of stock options and 6,982 shares allocable to executive officers under Concord Saving Bank's Employee Stock Ownership Plan.

                     RATIFICATION OF COMMUNITY'S AUDITORS

  The Board of Directors has selected KPMG Peat Marwick LLP as Community's auditors for the current fiscal year. KPMG Peat Marwick LLP has audited the financial statements of Community since fiscal 1985.

  The affirmative vote of a majority of the shares of Community Common Stock present and voting, in person or by proxy, at the Annual Meeting is necessary to ratify the selection of KPMG Peat Marwick LLP as

Community's auditors for the current fiscal year. Should the selection of KPMG Peat Marwick LLP as Community's auditors not be ratified by the shareholders, the Board will reconsider the matter.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS AUDITORS OF COMMUNITY FOR THE CURRENT FISCAL YEAR.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  The following directors and officers of Community were late in filing a Form 5 report for the year ended June 30, 1995 to report shares acquired under Community's dividend reinvestment plan: directors John N. Buxton, Oliver R. Fifield, Robert A. Hill, Lucia Kittredge, Eleanor Stark and Katherine Tsouros, and Vice President Paul M. Ferguson and Vice President Richard E. Kamp. President and CEO Douglas Crichfield and Vice President Richard E. Kamp were late in filing a Form 5 for the year ended June 30, 1995 to report shares allocated under Concord's ESOP. Director William Fenollosa was late in filing a Form 5 for the year ended June 30, 1995 to report exercise of a stock option under Community's 1992 Stock Option Plan, and director Oliver R. Fifield amended his Form 5 report to reflect an open market purchase of 100 shares of Common Stock, which should have been reported on a Form 4 Report for the month of January 1995.

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

  The shares of Community Common Stock are quoted on the Nasdaq National Market System. The shares of Centerpoint Common Stock have been quoted on the Nasdaq Bulletin Board since February 1995 and before that were traded sporadically, over the counter, at prices that were not reported. The table below sets forth high and low sales prices for Community Common Stock and Centerpoint Common Stock as quoted on the Nasdaq National Market System and the Nasdaq Bulletin Board, respectively, and the cash dividends declared, for the periods indicated, as well as certain pro forma data per share of Centerpoint Common Stock, assuming consummation of the Merger:

                                      COMMUNITY               CENTERPOINT
                              ------------------------- ------------------------
        QUARTER ENDED          HIGH     LOW   DIVIDENDS  HIGH    LOW   DIVIDENDS
        -------------         ------- ------- --------- ------- ------ ---------
1994
 September 30, 1993.......... $12.750 $ 8.250   $ --    $   --  $  --    $--
 December 31, 1993...........  14.500  11.000    0.05       --     --     --
 March 31, 1994..............  14.500  11.000    0.08       --     --     --
 June 30, 1994...............  15.500  13.250    0.11       --     --     --
1995
 September 30, 1994..........  16.250  14.500    0.12       --     --     --
 December 31, 1994...........  16.250  12.875    0.13       --     --    0.10
 March 31, 1995..............  16.250  12.875    0.13     9.250  8.375    --
 June 30, 1995...............  17.250  15.250    0.13    11.250  9.250   0.075
 September 30, 1995..........  17.250  15.750    0.14    15.000 10.000    --

  On August 29, 1995, the business day immediately preceding the public announcement of the proposed Merger, the high and low sales prices for Community Common Stock as quoted on the Nasdaq National Market System were $16.75 and $16.50 per share. On August 22, 1995, the date of the most recent sale of Centerpoint Common Stock prior to the public announcement of the proposed Merger, Centerpoint Common Stock was traded at $10.125 per share, as quoted on the Nasdaq Bulletin Board. On December 7, 1995, the high and low sales prices for Community Common Stock as so quoted were $19.00 and $19.00 per share. On November 27, 1995, the date of the most recent sale of Centerpoint Common Stock prior to the Record Date, Centerpoint Common Stock was traded at $17.00 per share.

  The payment of dividends is subject to the discretion of Community's Board of Directors and depends on a variety of factors, including Community's operating results and financial condition, regulatory limitations, tax considerations and other factors. Community engages in no business other than acting as the holding company of its subsidiaries. The only funds available to Community for the payment of dividends are cash and cash equivalents held at the holding company level, dividends paid to Community by its subsidiaries, and borrowings. At September 30, 1995, Community held $1,651,000 in cash and interest-bearing deposits at the holding company level.

                                    EXPERTS

  Community. The consolidated financial statements of Community as of June 30, 1995 and 1994 and for each of the years in the three year period ended June 30, 1995 have been included in this Proxy Statement-Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  Centerpoint. The financial statements of Centerpoint at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in the proxy statement of Centerpoint, which is referred to and made a part of this Proxy Statement-Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                LEGAL OPINIONS

  The legality of the shares of Community Common Stock to be issued to the Centerpoint shareholders pursuant to the Merger, certain tax consequences to Community and the Centerpoint shareholders of the Merger, and certain legal matters in connection with the Merger, will be passed upon by Foley, Hoag & Eliot, Boston, Massachusetts.

                             INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP serves as independent auditors for Community. A representative of KPMG Peat Marwick LLP will be present at the Community Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     SUBMISSION OF SHAREHOLDER PROPOSALS FOR NEXT COMMUNITY ANNUAL MEETING

  In order to be included in proxy materials for the Annual Meeting of Shareholders expected to be held on April 22, 1997, qualifying shareholder proposals must be received by Community at its principal executive offices no later than December 2, 1996. See "COMMUNITY ANNUAL MEETING--OTHER MATTERS-- Election of Community Directors."

                         INDEX TO FINANCIAL STATEMENTS

COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES:

 Independent Auditors' Report..............................................  F-2
 Consolidated Statements of Income.........................................  F-3
 Consolidated Balance Sheets...............................................  F-4
 Consolidated Statements of Changes in Stockholders' Equity................  F-5
 Consolidated Statements of Cash Flows.....................................  F-6
 Notes to Consolidated Financial Statements................................  F-7

CENTERPOINT BANK:

 Report of Independent Auditors............................................ F-33
 Balance Sheets............................................................ F-34
 Statements of Operations.................................................. F-35
 Statements of Shareholders' Equity........................................ F-36
 Statements of Cash Flows.................................................. F-37
 Notes to Financial Statements............................................. F-38

                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors Community Bankshares, Inc.:

  We have audited the accompanying consolidated balance sheets of Community Bankshares, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bankshares, Inc. and subsidiaries at June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1995 in conformity with generally accepted accounting principles.

  As explained in Note 1 of Notes to Consolidated Financial Statements, effective July 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights, an Amendment to FASB Statement No. 65."

                                          /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
July 21, 1995, except Note 17,
as to which the date is August 30, 1995

                       CONSOLIDATED STATEMENTS OF INCOME

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

                              THREE MONTHS ENDED
                                 SEPTEMBER 30,         YEARS ENDED JUNE 30,
                              -------------------- -----------------------------
                                1995       1994      1995      1994      1993
                              ---------  --------- --------- --------- ---------
                                  (UNAUDITED)
                                   (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
Interest and dividend in-
 come:
  Loans (Note 3)............  $   6,117  $   4,704 $  21,599 $  18,337 $  19,683
  Securities available for
   sale.....................        998      1,015     3,823     4,171       --
  Securities held for sale..        --         --        --        --        761
  Securities held to maturi-
   ty.......................        819        514     2,565       422     3,963
  Dividends on Federal Home
   Loan Bank stock..........         65         38       188       154       171
  Deposits in other banks...         56         33        66       134        58
                              ---------  --------- --------- --------- ---------
    Total interest and divi-
     dend income............      8,055      6,304    28,241    23,218    24,636
                              ---------  --------- --------- --------- ---------
Interest expense:
  Deposits..................      3,368      2,608    11,488    10,295    11,523
  Borrowed funds............      1,110        349     2,756       441       451
                              ---------  --------- --------- --------- ---------
    Total interest expense..      4,478      2,957    14,244    10,736    11,974
                              ---------  --------- --------- --------- ---------
Net interest and dividend
 income.....................      3,577      3,347    13,997    12,482    12,662
Provision for possible loan
 losses (Note 4)............        175        100       475       625     2,150
                              ---------  --------- --------- --------- ---------
    Net interest and
     dividend income after
     provision for possible
     loan losses............      3,402      3,247    13,522    11,857    10,512
                              ---------  --------- --------- --------- ---------
Non-interest income:
  Deposit account fees......        141        122       506       366       318
  Gains on sales of
   investment securities,
   net
   (Note 2).................        --          30       148       411       967
  Gains on sales of loans,
   net (Note 1).............        244        161       501     1,089       927
  Mortgage servicing in-
   come.....................        199        125       522       476       341
  Other.....................         91         74       359       216       326
                              ---------  --------- --------- --------- ---------
    Total non-interest in-
     come...................        675        512     2,036     2,558     2,879
                              ---------  --------- --------- --------- ---------
Non-interest expense:
  Salaries and employee ben-
   efits (Note 12)..........      1,438      1,300     5,430     4,989     4,370
  Occupancy and equipment...        419        349     1,466     1,297     1,255
  Foreclosed property (Note
   6).......................         48         25       146        67     1,875
  FDIC deposit insurance
   premiums.................        (20)       166       678       697       668
  Marketing.................         80         69       301       315       229
  Proposed acquisition costs
   to date..................        125        --        --        --        --
  Other.....................        705        674     2,699     3,102     2,773
                              ---------  --------- --------- --------- ---------
    Total non-interest ex-
     pense..................      2,795      2,583    10,720    10,467    11,170
                              ---------  --------- --------- --------- ---------
Income before income taxes..      1,282      1,176     4,838     3,948     2,221
Income tax expense (Note
 11)........................        436        379     1,551       858       --
                              ---------  --------- --------- --------- ---------
    Net income..............  $     846  $     797 $   3,287 $   3,090 $   2,221
                              =========  ========= ========= ========= =========
    Earnings per common and
     common equivalent
     share..................  $    0.47  $    0.44 $    1.84 $    1.73 $    1.28
    Average number of common
     and common equivalent
     shares outstanding.....  1,783,704  1,810,278 1,788,792 1,786,436 1,736,775
    Dividends paid per
     share..................  $    0.14  $    0.12 $    0.51 $    0.24 $     --

          See accompanying notes to consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

                                                           JUNE 30,
                                   SEPTEMBER 30,   ----------------------------
                                       1995            1995           1994
                                 ----------------  -------------  -------------
                                    (UNAUDITED)
                                   (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
Assets
Cash and due from banks (Note
 13)...........................    $       7,460   $       8,227  $       7,503
Interest-bearing deposits in
 other banks...................            5,823          10,870            509
                                   -------------   -------------  -------------
    Total cash and cash
     equivalents...............           13,283          19,097          8,012
                                   -------------   -------------  -------------
Securities available for sale--
 amortized cost $61,911 at
 September 30, 1995, $58,225 at
 June 30, 1995 and $65,252 at
 June 30, 1994 (Notes 2, 8 and
 9)............................           62,579          58,754         64,795
Securities held to maturity--
 fair value $50,929 at
 September 30, 1995, $53,350 at
 June 30, 1995 and $32,997 at
 June 30, 1994 (Notes 2, 8 and
 9)............................           50,961          53,408         33,860
Federal Home Loan Bank stock
 (Notes 2 and 9)...............            3,803           3,803          1,860
Mortgage loans held for sale
 (Note 3)......................            3,891           4,392          4,942
Loans (Notes 3 and 9)..........          268,273         271,461        222,109
Allowance for possible loan
 losses (Note 4)...............           (2,987)         (2,970)        (3,351)
                                   -------------   -------------  -------------
    Net loans..................          265,286         268,491        218,758
                                   -------------   -------------  -------------
Premises and equipment (Note
 5)............................            7,790           7,422          7,150
Real estate acquired by
 foreclosure or substantively
 repossessed (Note 6)..........              893           1,134            836
Accrued interest receivable....            3,478           3,100          2,526
Other assets (Notes 6 and 11)..            5,850           6,113          3,397
                                   -------------   -------------  -------------
    Total assets...............    $     417,814   $     425,714  $     346,136
                                   =============   =============  =============
Liabilities and Stockholders'
 Equity
Liabilities:
  Deposits (Note 7):
   Non-interest bearing
    demand.....................    $      19,875   $      16,420  $      15,067
   Savings.....................          111,359         115,174        131,877
   Time certificates...........          184,730         176,962        145,981
                                   -------------   -------------  -------------
    Total deposits.............          315,964         308,556        292,925
  Borrowed funds (Notes 8 and
   9)..........................           67,930          82,768         23,507
  Liability relating to ESOP
   (Note 12)...................              158             197            355
  Accrued interest payable.....            1,244           1,177            693
  Other liabilities............            2,382           3,618          2,031
                                   -------------   -------------  -------------
    Total liabilities..........          387,678         396,316        319,511
                                   -------------   -------------  -------------
Commitments and contingencies
 (Notes 5, 12 and 13)
Stockholders' equity (Notes 10,
 11 and 12):
  Preferred stock, $1.00 par
   value per share; 1,000,000
   shares authorized, none
   issued......................              --              --             --
  Common stock, $1.00 par value
   per share; 3,000,000 shares
   authorized; issued and
   outstanding 1,747,605 at
   September 30, 1995,
   1,747,032 at June 30, 1995
   and 1,743,532 at June 30,
   1994........................            1,748           1,747          1,744
  Additional paid-in capital...           17,151          17,146         17,343
  Retained earnings............           11,170          10,567          8,155
                                   -------------   -------------  -------------
                                          30,069          29,460         27,242
  Unrealized net gains (losses)
   on securities available for
   sale, net (Note 3)..........              418             328           (262)
  Unearned compensation
   expense--ESOP...............             (158)           (197)          (355)
  Treasury stock--11,810 shares
   at cost.....................             (193)           (193)           --
                                   -------------   -------------  -------------
    Total stockholders'
     equity....................           30,136          29,398         26,625
                                   -------------   -------------  -------------
    Total liabilities and
     stockholders' equity......    $     417,814   $     425,714  $     346,136
                                   =============   =============  =============

          See accompanying notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

                                                     UNREALIZED NET
                                                     GAINS (LOSSES)   UNEARNED
                                ADDITIONAL           ON SECURITIES  COMPENSATION
                         COMMON  PAID-IN   RETAINED  AVAILABLE FOR    EXPENSE    TREASURY
                         STOCK   CAPITAL   EARNINGS    SALE, NET        ESOP      STOCK    TOTAL
                         ------ ---------- --------  -------------- ------------ -------- -------
                                        (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
Balances at June 30,
 1992................... $1,705  $17,293   $ 3,252        $--          $(670)     $(174)  $21,406
 Net income.............    --       --      2,221         --            --         --      2,221
 Amortization of
  unearned
  compensation--ESOP....    --       --        --          --            157        --        157
 Issuance of common
  stock through stock
  option plans (Note
  12)...................      3     (124)      --          --            --         174        53
 Issuance of common
  stock through employee
  stock purchase plan
  (Note 12).............      4        8       --          --            --         --         12
                         ------  -------   -------        ----         -----      -----   -------
Balances at June 30,
 1993...................  1,712   17,177     5,473         --           (513)       --     23,849
 Net income.............    --       --      3,090         --            --         --      3,090
 Amortization of
  unearned
  compensation--ESOP....    --       --        --          --            158        --        158
 Issuance of common
  stock through stock
  option plans (Note
  12)...................     28      141       --          --            --         --        169
 Issuance of common
  stock through employee
  stock purchase plan
  (Note 12).............      4       25       --          --            --         --         29
 Cash dividends ($0.24
  per share)............    --       --       (408)        --            --         --       (408)
 Change in unrealized
  net gains (losses) on
  securities available
  for sale, net.........    --       --        --         (262)          --         --       (262)
                         ------  -------   -------        ----         -----      -----   -------
Balances at June 30,
 1994...................  1,744   17,343     8,155        (262)         (355)       --     26,625
 Net income.............    --       --      3,287         --            --         --      3,287
 Amortization of
  unearned
  compensation--ESOP....    --       --        --          --            158        --        158
 Issuance of common
  stock through stock
  option plans (Note
  12)...................      3     (193)      --          --            --         407       217
 Issuance of common
  stock through employee
  stock purchase plan
  (Note 12).............    --        (4)      --          --            --          27        23
 Purchase of 42,500
  shares of treasury
  stock.................    --       --        --          --            --        (627)     (627)
 Cash dividends ($0.51
  per share)............    --       --       (875)        --            --         --       (875)
 Change in unrealized
  net gains (losses) on
  securities available
  for sale, net.........    --       --        --          590           --         --        590
                         ------  -------   -------        ----         -----      -----   -------
Balances at June 30,
 1995...................  1,747   17,146    10,567         328          (197)      (193)   29,398
 Net income
  (unaudited)...........    --       --        846         --            --         --        846
 Amortization of
  unearned
  compensation--ESOP
  (unaudited)...........    --       --        --          --             39        --         39
 Issuance of common
  stock through stock
  option plans (Notes
  12) (unaudited).......      1        5       --          --            --         --          6
 Cash dividends ($0.14
  per share)
  (unaudited)...........    --       --       (243)        --            --         --       (243)
 Change in unrealized
  net gains (losses) on
  securities available
  for sale, net
  (unaudited)...........    --       --        --           90           --         --         90
                         ------  -------   -------        ----         -----      -----   -------
Balances at September
 30, 1995 (unaudited)... $1,748  $17,151   $11,170        $418         $(158)     $(193)  $30,136
                         ======  =======   =======        ====         =====      =====   =======

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

                           THREE MONTHS ENDED
                              SEPTEMBER 30,         YEARS ENDED JUNE 30,
                           --------------------  -----------------------------
                             1995       1994       1995      1994       1993
                           ---------  ---------  --------  ---------  --------
                               (UNAUDITED)
                                           (IN THOUSANDS)
Cash flows from operating
 activities:
 Net income..............  $     846  $     797  $  3,287  $   3,090  $  2,221
 Adjustments to reconcile
  net income to net cash
  provided by (used in)
  operating activities:
 Provision for possible
  loan losses............        175        100       475        625     2,150
 Depreciation and
  amortization...........        333        232     1,191      1,038     1,037
 Gains on sales of
  investment securities,
  net....................        --         (30)     (148)      (411)     (967)
 (Gain) loss on sales of
  premises and
  equipment..............        --         --        --          26       (61)
 Net (gains) losses on
  sales and loss
  provisions on real
  estate acquired by
  foreclosure or
  substantively
  repossessed............        (10)        36       (51)      (130)    1,323
 Mortgage loans
  originated for sale....    (15,509)    (8,782)  (28,655)  (112,813)  (78,863)
 Mortgage loans sold.....     16,010     11,727    29,205    114,617    75,959
 (Increase) decrease in
  other assets...........       (164)      (252)   (3,205)     1,869    (2,390)
 Increase (decrease) in
  other liabilities......        586      1,207     2,152     (3,027)   (3,560)
                           ---------  ---------  --------  ---------  --------
  Net cash provided by
   (used in) operating
   activities............      2,267      5,035     4,251      4,884    (3,151)
                           ---------  ---------  --------  ---------  --------
Cash flows from investing
 activities:
 Proceeds from sales of
  investment securities..        --         --        --         --      1,958
 Proceeds from sales of
  securities available
  for sale and held for
  sale...................        --       2,962    20,925     11,407    17,854
 Proceeds from maturities
  and principal payments
  of securities held to
  maturity...............      2,456        564     5,538      1,922     5,999
 Proceeds from maturities
  and principal payments
  of securities available
  for sale and held for
  sale...................      5,571      5,257    12,657     35,939     1,165
 Purchase of securities
  held to maturity.......        --      (7,932)  (25,094)   (24,807)   (9,607)
 Purchase of securities
  available for sale.....     (9,248)    (5,979)  (20,904)   (41,041)      --
 Net (increase) decrease
  in FHLB stock..........        --         --     (1,943)       448       --
 Net increase in loans...     (4,591)    (7,048)  (68,603)   (24,354)  (21,732)
 Proceeds from sales of
  automobile loans.......      7,342        --     11,591        --        --
 Capitalized expenses on
  real estate acquired by
  foreclosure or
  substantively
  repossessed............        --        (223)     (232)       (65)     (101)
 Proceeds from
  disposition of real
  estate acquired by
  foreclosure or
  substantively
  repossessed............        433        147       984      2,404     4,219
 Proceeds from sales of
  premises and
  equipment..............        --         --        --          28       249
 Additions to premises
  and equipment..........       (583)      (419)   (1,023)      (827)   (1,792)
 Cash paid for mortgage
  servicing rights.......     (1,755)       --       (453)       --        --
                           ---------  ---------  --------  ---------  --------
  Net cash used in
   investing activities..       (375)   (12,671)  (66,557)   (38,946)   (1,788)
                           ---------  ---------  --------  ---------  --------
Cash flows from financing
 activities:
 Net increase (decrease)
  in time certificates of
  deposit................      7,768      4,220    30,981     (3,588)   (4,537)
 Net increase (decrease)
  in demand, NOW, savings
  and money market
  deposit accounts.......       (360)      (163)  (15,350)    10,904    18,078
 Proceeds from
  borrowings.............     47,251     11,210   158,113     30,782    12,303
 Repayments of
  borrowings.............    (62,089)    (7,469)  (98,852)   (12,085)  (16,022)
 Repayments of liability
  relating to ESOP.......        (39)       (40)     (158)      (158)     (157)
 Proceeds from issuance
  of common stock........          6         13       175        171        65
 Purchase of treasury
  stock..................        --         --       (627)       --        --
 Dividends paid on common
  stock..................       (243)      (209)     (891)      (416)      --
                           ---------  ---------  --------  ---------  --------
  Net cash provided by
   (used in) financing
   activities............     (7,706)     7,562    73,391     25,610     9,730
                           ---------  ---------  --------  ---------  --------
  Net increase (decrease)
   in cash and cash
   equivalents...........     (5,814)       (74)   11,085     (8,452)    4,791
Cash and cash equivalents
 at beginning of period..     19,097      8,012     8,012     16,464    11,673
                           ---------  ---------  --------  ---------  --------
Cash and cash equivalents
 at end of period........  $  13,283  $   7,938  $ 19,097  $   8,012  $ 16,464
                           =========  =========  ========  =========  ========
Supplemental cash flow
 information:
 Cash paid for:
 Income taxes, net.......  $      65  $      25  $  1,235  $   1,186  $    135
 Interest................      4,411      2,883    13,760     10,696    12,147
Supplemental schedule of
 non-cash activities:
 Transfer of securities
  to available for sale..        --         --   $    --   $  56,028  $    --
 Transfer of securities
  from available for sale
  to held to maturity....        --         --        --      10,957       --
 Mortgage loans
  securitized during the
  period.................        --         --      5,551     19,625     6,827
 Additions to real estate
  acquired by foreclosure
  or substantively
  repossessed............        182        230       999        477     1,994
 Transfer of real estate
  acquired by foreclosure
  to premises and
  equipment..............        --         --        --         --        609
 Change in net unrealized
  gains (losses) on
  securities available
  for sale, net..........         90       (224)      590       (262)      --

          See accompanying notes to consolidated financial statements.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements include the accounts of Community Bankshares, Inc. and its wholly-owned subsidiaries ("the Company"), Concord Savings Bank ("the Bank") and its wholly owned subsidiary, Bancredit Corporation ("Bancredit"). Bancredit originates automobile, recreational vehicle and boat loans through dealers throughout New Hampshire. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior years have been reclassified to conform with the current year's presentation.

  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods. Actual results could differ from these estimates.

  Material estimates that are susceptible to change because of changing forces in the real estate market relate to the determination of the allowance for possible loan losses and valuation of real estate acquired by foreclosure or substantively repossessed.

 Investment and Mortgage-Backed Securities

  Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and carried at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading" and carried at fair value, with unrealized gains and losses included in earnings. Investments not classified as either "held to maturity" or "trading" are classified as "available for sale" and carried at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. When a debt security is transferred into the "held to maturity" category from the "available for sale" category, the unrealized gain or loss at the transfer date continues to be reported as a separate component of stockholders' equity and is amortized over the remaining life of the related security as a yield adjustment. If a decline in fair value below the amortized cost basis of an investment is judged by management to be other than temporary, the cost basis of the investment is written down to fair value and the amount of the writedown is included in earnings.

  Premiums and discounts on investment and mortgage-backed securities are recognized in the statements of income using a method that approximates the level-yield method over the lives of the securities. Gains and losses on securities are recognized when realized with the cost basis of investments sold determined on a specific identification basis.

 Loans

  Interest income on loans is recognized on the accrual method. Nonaccrual loans include impaired loans and are those loans on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. Upon such discontinuance, all unpaid accrued interest is reversed against the current period's earnings. A non-impaired loan which has principal or interest payments contractually past due 90 days may remain on accrual status, however, if value of the collateral securing the loan is sufficient to cover principal and accrued interest, and the loan is in the process of collection.

  Interest received on nonaccrual loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal. Interest received on impaired loans is applied against principal. Loan origination fees and certain direct origination costs are capitalized and recognized in income as an adjustment of the yield on the related loan.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

 Loan Sale Activity

  Loans held for sale are carried at the lower of aggregate cost or market value, based upon commitments from investors to purchase such loans and upon prevailing market conditions. Deferred origination fees collected for such loans, net of sale commitment fees paid, are included in the lower of cost or market determination. Such fees are recognized as part of gains on sales of loans when the loans are sold.

  Gains and losses on loans sold with servicing rights retained are adjusted to recognize the difference between the present value of future service fee income and a normal service fee. The resulting excess loan servicing rights are amortized as a reduction of service fee income using the level yield method over the remaining lives of the loans adjusted by expected prepayments. Actual loan prepayment experience is reviewed periodically and the carrying value of excess loan servicing rights is reduced when actual prepayment experience exceeds that originally estimated.

  Effective July 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." As a result of adoption, gains on sales of loans increased by approximately $170,000 for the year ended June 30, 1995. This statement requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights either through the purchase or origination of mortgage loans (originated mortgage loan servicing rights) and sells or securitizes those loans with servicing rights retained it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. When the Company purchases mortgage loan servicing rights (purchased mortgage loan servicing rights) separately, the initial purchase cost is recognized as an asset.

  Originated and purchased mortgage loan servicing rights are amortized as a reduction of service fee income in proportion to, and over the period of, estimated net servicing income by use of the level yield method.

  On a quarterly basis, the Company assesses the carrying values of originated and purchased mortgage servicing rights for impairment based on the fair value of such rights. A valuation model that calculates the present value of future cash flows is used to estimate such fair value. This valuation model incorporates assumptions that market participants would use in estimating future net servicing income including estimates of the cost of servicing loans, discount rate, float value, ancillary income, prepayment speeds, and default rates. Any impairment is recognized as a charge to earnings through a valuation allowance.

 Allowance for Possible Loan Losses

  The allowance for possible loan losses is maintained at a level believed by management to be adequate to meet reasonably foreseeable loan losses on the basis of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, specific problem loans, and trends in loan delinquencies and charge-offs. Possible losses on loans are provided for under the allowance method of accounting. The allowance is increased by provisions charged to earnings and reduced by loan charge-offs, net of recoveries. Loans, including impaired loans, are charged off in whole or in part when, in management's opinion, collectibility is not probable.

  While management uses available information to establish the allowance for possible loan losses, future additions to the allowance may be necessary if economic developments differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

  On July 1, 1995, the Company adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." These statements require changes in both the disclosure and impairment measurement of certain loans. Adoption of these statements had no material impact on the Company's financial position or results of operations. At September 30, 1995, the Company had no impaired loans as defined under SFAS No. 114 and 118.

  Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

  Restructured, accruing loans entered into prior to the adoption of these statements are not required to be reported as impaired unless such loans are not performing according to the restructured terms at adoption of SFAS No.
114. Loan restructurings entered into after adoption of SFAS No. 114 are reported as impaired loans, and impairment is measured as described above using the loan's pre-modification rate of interest.

  SFAS No. 114 also changes the criteria for classification of a loan as an in-substance foreclosure. Beginning July 1, 1995, loans are classified as in-substance foreclosure when the Company is in possession of the collateral.

 Premises and Equipment

  Land is stated at cost. Bank buildings, improvements and equipment are carried at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the respective assets on the straight-line method for buildings and improvements and on the straight-line and double-declining balance methods for equipment.

 Real Estate Acquired by Foreclosure or Substantively Repossessed

  Real estate acquired by foreclosure includes foreclosed properties where the Bank has actually received title. When there is indication that a borrower no longer has equity in property collateralizing a loan and it is doubtful that equity will be rebuilt in the foreseeable future, the property is considered to be repossessed in substance. Both in-substance foreclosures and real estate formally acquired in settlement of loans are recorded at the lower of the carrying value of the loan or the fair value of the property constructively or actually received minus costs to sell. Losses arising from the acquisition of such properties or from the writedowns to fair values of loans

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

substantively repossessed are charged against the allowance for possible loan losses. Operating expenses and any subsequent provisions to reduce the carrying value to net fair value are charged to current period earnings. Gains upon disposition are reflected in earnings as realized. Realized losses are charged to an allowance for losses on real estate acquired by foreclosure.

 Income Taxes

  The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Earnings Per Share

  Earnings per share is based on the weighted average number of common and common stock equivalents outstanding during the period.

(2) INVESTMENT AND MORTGAGE-BACKED SECURITIES

  The amortized cost and estimated market values of investment and mortgage-backed securities were as follows:

                                   AVAILABLE FOR SALE                       HELD TO MATURITY
                         --------------------------------------- ---------------------------------------
                         AMORTIZED UNREALIZED UNREALIZED  FAIR   AMORTIZED UNREALIZED UNREALIZED  FAIR
                           COST      GAINS      LOSSES    VALUE    COST      GAINS      LOSSES    VALUE
                         --------- ---------- ---------- ------- --------- ---------- ---------- -------
                                                         (IN THOUSANDS)
September 30, 1995 (un-
 audited):
Investment securities:
  U.S. Government and
   Agency obligations...  $34,974     $396       $ 74    $35,296  $30,984     $124       $120    $30,988
  Other debt securi-
   ties.................      --       --         --         --     3,951       39        --       3,990
  Municipal invest-
   ments................      271      --         --         271    2,750      --         --       2,750
  Marketable equity se-
   curities.............      182       89         37        234      --       --         --         --
                          -------     ----       ----    -------  -------     ----       ----    -------
                           35,427      485        111     35,801   37,685      163        120     37,728
                          -------     ----       ----    -------  -------     ----       ----    -------
Mortgage-backed securi-
 ties:
  FHLMC.................   11,337       16        105     11,248   11,246       26        121     11,151
  FNMA..................   11,704      301        --      12,005    1,912       19        --       1,931
  Other.................    3,443       82        --       3,525      118        1        --         119
                          -------     ----       ----    -------  -------     ----       ----    -------
                           26,484      399        105     26,778   13,276       46        121     13,201
                          -------     ----       ----    -------  -------     ----       ----    -------
  Total investment
   securities
   (unaudited)..........  $61,911     $884       $216    $62,579  $50,961     $209       $241    $50,929
                          =======     ====       ====    =======  =======     ====       ====    =======
June 30, 1995:
Investment securities:
 U.S. Government and
  Agency obligations....  $31,814     $364       $ 77    $32,101  $32,930     $146       $174    $32,902
 Other debt securities..      --       --         --         --     3,944       54        --       3,998
 Municipal investments..      987      --         --         987    2,750      --         --       2,750
 Marketable equity secu-
  rities................      182       87         40        229      --       --         --         --
                          -------     ----       ----    -------  -------     ----       ----    -------
                           32,983      451        117     33,317   39,624      200        174     39,650
                          -------     ----       ----    -------  -------     ----       ----    -------
Mortgage-backed securi-
 ties:
 FHLMC..................    4,815      --          81      4,734   10,657       18        123     10,552
 FNMA...................   11,951      251        --      12,202    2,006       20        --       2,026
 Other..................    8,476       89         64      8,501    1,121        3          2      1,122
                          -------     ----       ----    -------  -------     ----       ----    -------
                           25,242      340        145     25,437   13,784       41        125     13,700
                          -------     ----       ----    -------  -------     ----       ----    -------
  Total investment secu-
   rities...............  $58,225     $791       $262    $58,754  $53,408     $241       $299    $53,350
                          =======     ====       ====    =======  =======     ====       ====    =======

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

                                   AVAILABLE FOR SALE                       HELD TO MATURITY
                         --------------------------------------- ---------------------------------------
                         AMORTIZED UNREALIZED UNREALIZED  FAIR   AMORTIZED UNREALIZED UNREALIZED  FAIR
                           COST      GAINS      LOSSES    VALUE    COST      GAINS      LOSSES    VALUE
                         --------- ---------- ---------- ------- --------- ---------- ---------- -------
                                                         (IN THOUSANDS)
June 30, 1994:
Investment securities:
 U.S. Government and
  Agency obligations....  $36,135     $148       $343    $35,940  $16,931     $--        $346    $16,585
 Other debt securities..    1,000      --         --       1,000      977      --           9        968
 Marketable equity secu-
  rities................      127       72         44        155      --       --         --         --
                          -------     ----       ----    -------  -------     ----       ----    -------
                           37,262      220        387     37,095   17,908      --         355     17,553
                          -------     ----       ----    -------  -------     ----       ----    -------
Mortgage-backed
 securities:
 FHLMC..................   12,176       53        307     11,922   12,253      --         417     11,836
 FNMA...................   14,116      135        148     14,103    2,448        5         88      2,365
 Other..................    1,698      --          23      1,675    1,251      --           8      1,243
                          -------     ----       ----    -------  -------     ----       ----    -------
                           27,990      188        478     27,700   15,952        5        513     15,444
                          -------     ----       ----    -------  -------     ----       ----    -------
  Total investment secu-
   rities...............  $65,252     $408       $865    $64,795  $33,860     $  5       $868    $32,997
                          =======     ====       ====    =======  =======     ====       ====    =======

  As a member of the Federal Home Loan Bank (FHLB) of Boston, the Bank is required to invest in $100 par value stock of the FHLB of Boston in the amount of 1% of its outstanding loans secured by residential housing, or 1% of 30% of total assets, or 5% of its outstanding advances from the FHLB of Boston, whichever is higher. When such stock is redeemed, the Bank would receive from the FHLB of Boston an amount equal to the par value of the stock. As of September 30, 1995 and June 30, 1995, the Bank was required to have an investment of at least $3,127,000 (unaudited) and $3,803,000, respectively.

  An analysis of realized gains and losses on investment and mortgage-backed securities and investments, available and held for sale, for the periods indicated is as follows:

                                 THREE MONTHS ENDED
                                    SEPTEMBER 30,                            YEARS ENDED JUNE 30,
                         ----------------------------------- -----------------------------------------------------
                               1995              1994              1995              1994              1993
                         ----------------- ----------------- ----------------- ----------------- -----------------
                         REALIZED REALIZED REALIZED REALIZED REALIZED REALIZED REALIZED REALIZED REALIZED REALIZED
                          GAINS    LOSSES   GAINS    LOSSES   GAINS    LOSSES   GAINS    LOSSES   GAINS    LOSSES
                         -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                     (UNAUDITED)
                                                              (IN THOUSANDS)
Debt securities.........   $--      $--      $--      $--      $--      $--      $--      $--      $ 85     $--
Marketable equity
 securities.............    --       --       --       --       --       --       --       --       --       --
Mortgage-backed
 securities.............    --       --        30      --       --       --       --       --        45      --
Investments, available
 and held for sale......    --       --       --       --       171       23      411      --       837      --
                           ----     ----     ----     ----     ----     ----     ----     ----     ----     ----
                           $--      $--      $ 30     $--      $171     $ 23     $411     $--      $967     $--
                           ====     ====     ====     ====     ====     ====     ====     ====     ====     ====

  Proceeds from sales of investment and mortgage-backed securities, including investments held for sale, during the unaudited three months ended September 30, 1995 and 1994 amounted to none and $2,962,000, respectively, and $20,925,000, $11,407,000 and $19,812,000, respectively, for the fiscal years ended June 30, 1995, 1994 and 1993.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

  The following table sets forth the maturity distribution of investment securities (excluding marketable equity securities) at September 30, 1995.

                                              AFTER ONE BUT    AFTER FIVE BUT
                           WITHIN ONE YEAR  WITHIN FIVE YEARS WITHIN TEN YEARS   AFTER TEN YEARS        TOTAL
                          ----------------- ----------------- ----------------- ----------------- -----------------
                          AMORTIZED  FAIR   AMORTIZED  FAIR   AMORTIZED  FAIR   AMORTIZED  FAIR   AMORTIZED  FAIR
                            COST     VALUE    COST     VALUE    COST     VALUE    COST     VALUE    COST     VALUE
                          --------- ------- --------- ------- --------- ------- --------- ------- --------- -------
                                                               (IN THOUSANDS)
                                                                 (UNAUDITED)
Available for Sale:
 U.S. Government and
  Agency obligations....   $ 8,032  $ 8,000  $20,947  $21,210  $5,995   $ 6,086  $   --   $   --   $34,974  $35,296
 Municipal investments..        84       84      187      187     --        --       --       --       271      271
 Mortgage-backed securi-
  ties..................       --       --     2,633    2,603   3,363     3,314   20,488   20,861   26,484   26,778
                           -------  -------  -------  -------  ------   -------  -------  -------  -------  -------
Total investment securi-
 ties...................   $ 8,116  $ 8,084  $23,767  $24,000  $9,358   $ 9,400  $20,488  $20,861  $61,729  $62,345
                           =======  =======  =======  =======  ======   =======  =======  =======  =======  =======
Held to Maturity:
 U.S. Government and
  Agency obligations....   $ 6,979  $ 6,987  $24,005  $24,001  $  --    $   --   $   --   $   --   $30,984  $30,988
 Other debt securities..       998      999    2,953    2,991     --        --       --       --     3,951    3,990
 Municipal investments..     2,750    2,750      --       --      --        --       --       --     2,750    2,750
 Mortgage-backed securi-
  ties..................       --       --    12,258   12,187     --        --     1,018    1,014   13,276   13,201
                           -------  -------  -------  -------  ------   -------  -------  -------  -------  -------
Total investment securi-
 ties...................   $10,727  $10,736  $39,216  $39,179  $  --    $   --   $ 1,018  $ 1,014  $50,961  $50,929
                           =======  =======  =======  =======  ======   =======  =======  =======  =======  =======

  The following table sets forth the maturity distribution of investment securities (excluding marketable equity securities) at June 30, 1995.

                                              AFTER ONE BUT    AFTER FIVE BUT
                           WITHIN ONE YEAR  WITHIN FIVE YEARS WITHIN TEN YEARS   AFTER TEN YEARS        TOTAL
                          ----------------- ----------------- ----------------- ----------------- -----------------
                          AMORTIZED  FAIR   AMORTIZED  FAIR   AMORTIZED  FAIR   AMORTIZED  FAIR   AMORTIZED  FAIR
                            COST     VALUE    COST     VALUE    COST     VALUE    COST     VALUE    COST     VALUE
                          --------- ------- --------- ------- --------- ------- --------- ------- --------- -------
                                                               (IN THOUSANDS)
Available for Sale:
 U.S. Government and
  Agency obligations....   $ 2,001  $ 1,987  $23,818  $24,083  $5,995   $ 6,031  $   --   $   --   $31,814  $32,101
 Municipal investments..       987      987      --       --      --        --       --       --       987      987
 Mortgage-backed securi-
  ties..................       --       --     2,898    2,858   3,815     3,735   18,529   18,844   25,242   25,437
                           -------  -------  -------  -------  ------   -------  -------  -------  -------  -------
Total investment securi-
 ties...................   $ 2,988  $ 2,974  $26,716  $26,941  $9,810   $ 9,766  $18,529  $18,844  $58,043  $58,525
                           =======  =======  =======  =======  ======   =======  =======  =======  =======  =======
Held to Maturity:
 U.S. Government and
  Agency obligations....   $ 6,970  $ 6,982  $25,960  $25,919  $  --    $   --   $   --   $   --   $32,930  $32,901
 Other debt securities..       996      998    2,948    3,001     --        --       --       --     3,944    3,999
 Municipal investments..     2,750    2,750      --       --      --        --       --       --     2,750    2,750
 Mortgage-backed securi-
  ties..................       --       --    12,663   12,580     --        --     1,121    1,120   13,784   13,700
                           -------  -------  -------  -------  ------   -------  -------  -------  -------  -------
Total investment securi-
 ties...................   $10,716  $10,730  $41,571  $41,500  $  --    $   --   $ 1,121  $ 1,120  $53,408  $53,350
                           =======  =======  =======  =======  ======   =======  =======  =======  =======  =======

  Mortgage-backed securities are expected to have shorter average lives than their contractual maturities because borrowers may repay obligations without prepayment penalties. In a declining interest rate environment, prepayments on mortgage-backed securities are likely to accelerate. In a rising rate scenario, prepayments on mortgage-backed securities are likely to slow.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

(3) LOANS

  The Bank's lending activities are concentrated primarily in central and southern New Hampshire. The Bank grants single family residential loans, commercial real estate loans, commercial loans, indirect automobile and recreational vehicle loans through dealers and a variety of other consumer loans. In addition, the Bank grants loans for the construction of residential homes and commercial real estate properties, and for the development of land. The ability and willingness of residential mortgage and consumer loan borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrower's geographic areas and real estate values. The ability and willingness of commercial real estate, construction loan and commercial borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrower's geographic areas and the general economy.


                                                               AT JUNE 30,
                                           AT SEPTEMBER 30, ------------------
                                                 1995         1995      1994
                                           ---------------- --------  --------
                                             (UNAUDITED)
                                                     (IN THOUSANDS)
   Mortgage loans:
     Residential.........................      $ 68,180     $ 67,643  $ 66,380
     Home equity.........................        15,851       17,053    18,969
     Construction........................         1,563          489       --
     Commercial..........................        54,018       53,716    40,078
                                               --------     --------  --------
                                                139,612      138,901   125,427
     Deferred loan origination fees,
      net................................          (331)        (353)     (142)
                                               --------     --------  --------
       Mortgage loans, net...............       139,281      138,548   125,285
                                               --------     --------  --------
   Other loans:
     Indirect automobile and recreational
      vehicle............................        97,076      100,666    66,528
     Mobile home.........................        11,517       11,976    13,702
     Other consumer......................         6,867        6,779     8,352
     Commercial..........................        12,375       12,409     8,060
                                               --------     --------  --------
                                                127,835      131,830    96,642
     Deferred loan origination costs.....         1,157        1,083       182
                                               --------     --------  --------
       Other loan........................       128,992      132,913    96,824
                                               --------     --------  --------
       Total loans.......................      $268,273     $271,461  $222,109
                                               ========     ========  ========

  In the ordinary course of business, the Bank has granted loans to executive officers and directors, and their related interests, on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with unrelated borrowers. The aggregate amount of these loans at September 30, 1995 was $217,000 (unaudited). No new loans were added, and payments of $5,000 (unaudited) were recorded, during the three months ended September 30, 1995. The aggregate amount of these loans at June 30, 1995 was $222,000. Activity in these loans during the year ended June 30, 1995 included loan additions of $45,000 and loan repayments of $13,000. The balance of these loans at June 30, 1994 was $190,000.

  The Company from time to time originates automobile consumer finance contracts through an automobile dealership owned and operated by one of its Directors, subject to the Bank's credit approval, on terms comparable to those accorded other dealers. Contracts amounting to $158,000 (unaudited) during the three months ended September 30, 1995 and $1,003,000 and $960,000, respectively, during the fiscal years ended June 30, 1995 and 1994 were originated through this dealership.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

  Loans on nonaccrual at September 30, 1995, June 30, 1995 and 1994 totaled $1,708,000 (unaudited), $1,730,000 and $730,000, respectively. At September 30, 1995, loans delinquent 90 days and still accruing amounted to $343,000 (unaudited). At June 30, 1995 and 1994, there were no loans that were 90 days or more past due and still accruing. At September 30, 1995 and June 30, 1995 there were no restructured loans classified as non-performing as compared to $174,000 at June 30, 1994. The Bank has no additional funding commitments to these borrowers. The reduction in interest income for the periods indicated associated with nonaccrual and restructured loans held at the end of such periods is as follows:

                                    THREE MONTHS
                                        ENDED
                                    SEPTEMBER 30,     YEARS ENDED JUNE 30,
                                    ---------------   -----------------------
                                     1995     1994     1995    1994    1993
                                    ------   ------   ------  ------  -------
                                     (UNAUDITED)
                                              (IN THOUSANDS)
Income in accordance with original
 terms.............................    $42      $25     $148  $   62  $   258
Income recognized..................     (2)      (4)     (70)    (42)    (199)
                                    ------   ------   ------  ------  -------
Foregone income....................    $40      $21   $   78  $   20  $    59
                                    ======   ======   ======  ======  =======

  At September 30, 1995, June 30, 1995 and 1994, the principal balance of residential mortgage loans serviced by the Bank for others amounted to $347,788,000 (unaudited), $351,512,000 and $160,994,000, respectively. At
September 30, 1995 and June 30, 1995, the principal balance of indirect automobile loans serviced by the Bank for others amounted to $17,657,000 (unaudited) and $11,536,000, respectively. The Bank did not service any indirect automobile loans for others during fiscal 1994.

  Following is an analysis of activity concerning loan servicing rights from June 30, 1994 to September 30, 1995:

                                                 ORIGINATED       PURCHASED
                               EXCESS LOAN     MORTGAGE LOAN    MORTGAGE LOAN
                             SERVICING RIGHTS SERVICING RIGHTS SERVICING RIGHTS
                             ---------------- ---------------- ----------------
                                               (IN THOUSANDS)
   Balance at June 30,
    1994...................       $ --             $ --             $  --
   Originations and
    acquisitions during the
    period.................         138              187             2,257
   Amortization charged to
    service fee income.....          (1)              (8)              --
                                  -----            -----            ------
   Balance at June 30,
    1995...................         137              179             2,257
   Valuation allowance.....         --                (9)              --
                                  -----            -----            ------
   Carrying value at June
    30, 1995...............         137              170             2,257
   Originations and
    acquisitions during the
    period (unaudited).....         112               53               --
   Receipt of purchase
    price adjustments
    (unaudited)............         --               --                (49)
   Amortization charged to
    service fee income
    (unaudited)............         (29)              (8)              (46)
   Change in valuation
    allowance (unaudited)..         --                (5)              --
                                  -----            -----            ------
   Carrying value at
    September 30, 1995
    (unaudited)............       $ 220            $ 210            $2,162
                                  =====            =====            ======

  The September 30, 1995 (unaudited) and June 30, 1995 carrying values of originated and purchased mortgage loan servicing rights are reasonable approximations of their fair value at that date.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED) The risk characteristics of the underlying loans used to measure impairment of originated and purchased mortgage loan servicing rights include loan type, interest rate, loan origination date, term to maturity, and geographic location.

(4) ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                      THREE MONTHS ENDED
                                         SEPTEMBER 30,    YEAR ENDED JUNE 30,
                                      ------------------- --------------------
                                        1995      1994     1995   1994   1993
                                      --------- --------- ------ ------ ------
                                          (UNAUDITED)
                                                   (IN THOUSANDS)
   Balance at beginning of year......    $2,970    $3,351 $3,351 $3,822 $3,958
   Provision for possible loan
    losses...........................       175       100    475    625  2,150
   Recoveries on loans previously
    charged off......................        69        82    466    612    378
                                      --------- --------- ------ ------ ------
                                          3,214     3,533  4,292  5,059  6,486
   Less loans charged off............       227       317  1,322  1,708  2,664
                                      --------- --------- ------ ------ ------
   Balance at end of year............    $2,987    $3,216 $2,970 $3,351 $3,822
                                      ========= ========= ====== ====== ======


(5) PREMISES AND EQUIPMENT

  The major categories of bank premises and equipment are as follows:

                                                       AT JUNE 30,
                                                     ---------------
                                                                     ESTIMATED
                                                                      USEFUL
                                    AT SEPTEMBER 30,                  LIFE IN
                                          1995        1995    1994     YEARS
                                    ---------------- ------- ------- ---------
                                      (UNAUDITED)
                                         (DOLLARS IN THOUSANDS)
   Land............................      $1,014      $ 1,014 $ 1,014
   Buildings.......................       7,186        7,178   6,861 15 to 40
   Construction in process.........         735          303     196
   Furniture and equipment.........       3,769        3,626   3,395  3 to 20
   Furniture and equipment under
    capital leases.................         552          552     513        5
                                         ------      ------- -------
                                         13,256       12,673  11,979
   Less accumulated depreciation...       5,466        5,251   4,829
                                         ------      ------- -------
                                         $7,790      $ 7,422 $ 7,150
                                         ======      ======= =======

  Depreciation and amortization of Bank premises and equipment included in operating expenses for the three months ended September 30, 1995 and 1994 amounted to $217,000 (unaudited) and $183,000 (unaudited), respectively, and $751,000, $685,000 and $632,000, respectively, for the years ended June 30, 1995, 1994 and 1993.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)
  The Bank is obligated under various non-cancellable operating leases as well as the capital leases included above, some of which provide for periodic adjustments. At September 30, 1995, minimum lease payments for capital and operating leases were as follows:

                                                               OPERATING CAPITAL
                                                                LEASES   LEASES
                                                               --------- -------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
   Payable:
    Within 1 year.............................................   $104     $129
    From 1 to 2 years.........................................    112      129
    From 2 to 3 years.........................................     91       87
    From 3 to 4 years.........................................    105       29
    From 4 to 5 years.........................................     70        2
    After 5 years.............................................    368      --
                                                                 ----     ----
   Total minimum lease payments...............................    850      376
   Less amount representing interest..........................    --        43
                                                                 ----     ----
                                                                 $850     $333
                                                                 ====     ====

  Total operating lease expense for the three months ended September 30, 1995 and 1994 amounted to $23,000 (unaudited) and $11,000 (unaudited), respectively, and for the years ended June 30, 1995, 1994 and 1993 amounted to $71,000, $18,000 and $11,000, respectively.

(6) REAL ESTATE ACQUIRED BY FORECLOSURE OR SUBSTANTIVELY REPOSSESSED

                                                                    AT JUNE 30,
                                                   AT SEPTEMBER 30, -----------
                                                         1995        1995  1994
                                                   ---------------- ------ ----
                                                     (UNAUDITED)
                                                          (IN THOUSANDS)
   Single family housing projects.................       $ 14       $   14 $ 85
   Retail and office..............................        247          247  234
   Non-retail commercial..........................        --           --    28
   Residential....................................        632          873  489
                                                         ----       ------ ----
                                                         $893       $1,134 $836
                                                         ====       ====== ====

  Included in the above are properties considered to be repossessed in substance totaling $215,000 and $172,000 at June 30, 1995 and 1994, respectively.

  The above summary excludes $325,000 (unaudited), $277,000 and $204,000, respectively, of repossessed mobile homes and $116,000 (unaudited), $91,000 and $38,000, respectively, of repossessed automobiles at September 30, 1995 and June 30, 1995 and 1994 which are included in other assets in the accompanying balance sheets.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

  An analysis of real estate acquired by foreclosure or substantively repossessed for the periods indicated is as follows:

                                          THREE MONTHS
                                              ENDED     YEAR ENDED JUNE 30,
                                          SEPTEMBER 30, ---------------------
                                              1995        1995        1994
                                          ------------- ---------  ----------
                                           (UNAUDITED)
                                                    (IN THOUSANDS)
   Balance at beginning of period........    $1,134     $     836  $    2,568
     Foreclosures and properties
      substantively repossessed..........       182         1,231         542
     Sales proceeds......................      (433)         (984)     (2,404)
     Gains on sales, net.................        13            27         130
     Recoveries subsequent to foreclo-
      sure, net..........................        (3)           24         --
                                             ------     ---------  ----------
   Balance at end of period..............    $  893     $   1,134  $      836
                                             ======     =========  ==========

  An analysis of foreclosed property expense for the periods indicated is as follows:

                                      THREE MONTHS
                                          ENDED
                                      SEPTEMBER 30,     YEARS ENDED JUNE 30,
                                      ---------------   ----------------------
                                       1995     1994    1995    1994    1993
                                      ------   ------   ------ ------  -------
                                       (UNAUDITED)
                                                (IN THOUSANDS)
   Foreclosure and holding costs,
    net.............................. $   58   $   33   $ 197  $  197  $   552
   Recoveries and loss provisions
    during the period, net...........      3      --      (24)    --     1,029
   (Gains) losses on sales, net......    (13)      (8)    (27)   (130)     294
                                      ------   ------   -----  ------  -------
                                      $   48   $   25   $ 146  $   67  $ 1,875
                                      ======   ======   =====  ======  =======

(7) DEPOSITS

                                                                AT JUNE 30,
                                            AT SEPTEMBER 30, -----------------
                                                  1995         1995     1994
                                            ---------------- -------- --------
                                              (UNAUDITED)
                                                      (IN THOUSANDS)
   Non-interest bearing demand deposits....     $ 19,875     $ 16,420 $ 15,067
                                                --------     -------- --------
   Savings deposits:
     Savings, club and escrow accounts.....       79,922       81,656   97,794
     Interest-bearing NOW accounts.........       22,065       24,124   20,675
     Money market accounts.................        9,372        9,394   13,408
                                                --------     -------- --------
       Total savings deposits..............      111,359      115,174  131,877
                                                --------     -------- --------
     Time certificates of deposit..........      184,730      176,962  145,981
                                                --------     -------- --------
       Total deposits......................     $315,964     $308,556 $292,925
                                                ========     ======== ========

  At September 30, 1995 and June 30, 1995 and 1994, time certificate of deposit accounts with balances of $100,000 or more amounted to $24,966,000 (unaudited), $19,010,000 and $13,741,000, respectively.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

  The average annual interest rates on time certificates of deposit outstanding at September 30, 1995 by periods to maturity are summarized as follows:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                        AMOUNT         RATE
                                                      ------------- ------------
                                                      (DOLLARS IN THOUSANDS)
                                                            (UNAUDITED)
   Within 1 year.....................................      $115,159        5.46%
   From 1 to 2 years.................................        42,917        5.88
   From 2 to 3 years.................................        19,902        6.15
   From 3 to 5 years.................................         6,752        6.44
                                                      -------------
                                                           $184,730        5.67
                                                      =============

  The average annual interest rates on time certificates of deposit outstanding at June 30, 1995 by periods to maturity are summarized as follows:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                        AMOUNT         RATE
                                                      ------------- ------------
                                                      (DOLLARS IN THOUSANDS)
   Within 1 year.....................................      $103,134        5.25%
   From 1 to 2 years.................................        41,134        5.88
   From 2 to 3 years.................................        26,853        6.06
   From 3 to 5 years.................................         5,841        6.49
                                                      -------------
                                                           $176,962        5.56
                                                      =============

  At September 30, 1995 and June 30, 1995 and 1994, time certificates of deposit issued at rates which may be adjusted periodically during the term of the certificate amounted to $34,580,000 (unaudited), $33,098,000 and $40,806,000, respectively.

(8) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                                                  DAILY AVERAGE     MAXIMUM
                                  END OF PERIOD   DURING PERIOD   OUTSTANDING
                                  --------------  --------------    AT ANY
                                  BALANCE  RATE   BALANCE  RATE    MONTH-END
                                  -------- -----  -------- -----  -----------
                                           (DOLLARS IN THOUSANDS)
   Three Months ended September
    30, 1995 (Unaudited).........  $5,041   5.41%  $6,586   5.71%   $7,513
   Year Ended June 30, 1995...... $ 6,348   5.82% $ 1,161   5.94%   $6,348

  Repurchase agreements outstanding at September 30, 1995 and June 30, 1995 carried maturity dates of three months or less. U.S. Government and Agency securities with a book value of $5,294,000 (unaudited) and $6,949,000, respectively, and a fair value of $5,265,000 (unaudited) and $6,916,000, respectively, were pledged as collateral and held by custodians to secure the agreements at September 30, 1995 and June 30, 1995. The Company had no repurchase agreement activity during the fiscal years ended June 30, 1994 and 1993.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

(9) OTHER BORROWED FUNDS

                                               AT JUNE 30,
                            AT SEPTEMBER 30, ---------------
                                  1995        1995    1994
                            ---------------- ------- -------
                              (UNAUDITED)
                                 (DOLLARS IN THOUSANDS)
   Advances from the
    Federal Home Loan Bank
    of Boston..............     $62,549      $76,050 $23,072
   Capitalized leases......         333          361     419
   Note payable due in
    monthly installments
    including interest at
    7%.....................           7            9      16
                                -------      ------- -------
                                $62,889      $76,420 $23,507
                                =======      ======= =======

  At September 30, 1995, mortgage loans on residential property of approximately $70,000,000 (unaudited), investment securities of $21,000,000 (unaudited) and all stock in the Federal Home Loan Bank of Boston are pledged as collateral to secure the above advances and a line of credit with the Federal Home Loan Bank of Boston of $8,000,000 (unaudited). The average annual interest rates on advances from the Federal Home Loan Bank of Boston outstanding at September 30, 1995 by periods to maturity are summarized as follows:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                         AMOUNT        RATE
                                                       ------------ ------------
                                                       (DOLLARS IN THOUSANDS)
                                                            (UNAUDITED)
   Within 1 year...................................... $     44,000        5.84%
   From 1 to 2 years..................................       18,000        5.82
   From 3 to 5 years..................................           75        8.13
   After 5 years......................................          474        7.37
                                                       ------------
                                                       $     62,549        5.85
                                                       ============

  The unaudited daily average outstanding balance of other borrowed funds (with a maximum unaudited month-end balance of $66,908,000 and $28,693,000 during the three months ended September 30, 1995 and 1994, respectively) were $66,562,000 and $27,141,000, respectively, during the three months ended September 30, 1995 and 1994 with a weighted average unaudited interest rate of 6.11% and 5.14%, respectively.

  At June 30, 1995, mortgage loans on residential property of approximately $72,000,000, investment securities of $33,000,000 and all stock in the Federal Home Loan Bank of Boston are pledged as collateral to secure the above advances and a line of credit with the Federal Home Loan Bank of Boston of $8,000,000. The average annual interest rates on advances from the Federal Home Loan Bank of Boston outstanding at June 30, 1995 by periods to maturity are summarized as follows:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                         AMOUNT        RATE
                                                       ------------ ------------
                                                       (DOLLARS IN THOUSANDS)
   Within 1 year......................................      $30,500        6.14%
   From 1 to 2 years..................................       45,000        6.13
   From 3 to 5 years..................................           75        8.13
   After 5 years......................................          475        7.38
                                                       ------------
                                                            $76,050        6.14
                                                       ============

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

  The daily average outstanding balance of other borrowed funds (with a maximum month-end balance of $76,420,000, $23,072,000 and $12,999,000 during the years ended June 30, 1995, 1994 and 1993, respectively) were $45,848,000, $8,955,000 and $7,865,000 during the years ended June 30, 1995, 1994 and 1993 with a weighted average interest rate of 5.86%, 4.92% and 5.73%, respectively.

(10) STOCKHOLDERS' EQUITY

  Federal regulations prohibit banking companies from paying dividends on their stock if the effect would cause stockholders' equity to be reduced below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements. At September 30, 1995, the Company and the Bank were in compliance with all regulatory capital requirements.

  On October 17, 1989, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of common stock. The distribution was payable on November 15, 1989 to the stockholders of record on October 31, 1989. Such Rights only become exercisable upon the earliest to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares, or (ii) 10 days following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 25% or more of such outstanding Common Shares, or (iii) the declaration by the Board of Directors that any person is an "Adverse Person" (the earliest of such dates being called the "Distribution Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of one share (a "Unit") of Series A Preferred Stock, $1.00 par value, at a price of $40 per Unit, subject to adjustment. If the Company is acquired in a merger or other business combination transaction or more than 50% of its assets or earning power are sold, the Rights entitle holders to acquire common stock of the Acquiring Person having a value twice the exercise price of the Rights. The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right at any time prior to the Distribution Date. The Rights will expire on October 30, 1999.

(11) INCOME TAXES

  At September 30, 1995 and June 30, 1995 and 1994, the Company's accrued Federal income tax payable was $548,000 (unaudited), $140,000 and $81,000, respectively.

  During fiscal 1993, the Company was subject to an annual franchise tax imposed by the State of New Hampshire at the rate of 1% of the total amount of interest paid on its deposits each year. The Company was also subject to an additional franchise tax in an amount equal to 1% of its outstanding capital stock account. This additional franchise tax could be utilized as a credit against the franchise tax imposed on interest paid on deposits. The Company was also subject to a state business profits tax equal to 8% of taxable income, net of permissible deductions under New Hampshire law for interest earned on United States Government securities and a tax credit for franchise taxes paid.

  On July 1, 1993, the State of New Hampshire modified many of its corporate income tax laws. These changes resulted in the Company being subject to a state business profits tax equal to 7.5% for fiscal year 1994 and 7.0% for years thereafter. In addition, the Company is no longer subject to an annual franchise tax but instead is subject to a business enterprise tax. This tax is imposed at the rate of 0.25% of the sum of the Company's interest expense, compensation expense and dividends paid. This additional enterprise tax may be utilized as a credit against the business profits tax. No provision for state income taxes is reflected in the Company's consolidated statements of income for the three months ended September 30, 1995 and 1994 (unaudited) and for the years ended June 30, 1995, 1994 and 1993 because the amount of annual business enterprise tax or franchise tax exceeded the Company's liability under the business profits tax law.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)
  The difference between the total expected income tax expense computed by applying the federal income tax rate of 34% to income before income taxes and the reported income tax expense is as follows:

                             THREE MONTHS
                                ENDED
                            SEPTEMBER 30,     YEARS ENDED JUNE 30,
                            ---------------  ------------------------
                             1995    1994     1995     1994     1993
                            ------  -------  -------  -------  ------
                             (UNAUDITED)
                                       (IN THOUSANDS)
   Computed "expected"
    federal income tax
    expense at statutory
    rate...................   $436    $ 400  $ 1,645  $ 1,342  $  755
   Increase (decrease) re-
    sulting from:
     State taxes (net of
      federal benefit, be-
      fore change in valua-
      tion reserve)........    --        27       75       54     (12)
     Dividend received de-
      duction..............     (2)     (12)      (6)     (21)     (2)
     Change in valuation
      reserve..............    --       (38)    (150)    (510)   (742)
     Other.................      2        2      (13)      (7)      1
                            ------  -------  -------  -------  ------
                              $436    $ 379  $ 1,551  $   858  $  --
                            ======  =======  =======  =======  ======
                             THREE MONTHS
                                ENDED
                            SEPTEMBER 30,     YEARS ENDED JUNE 30,
                            ---------------  ------------------------
                             1995    1994     1995     1994     1993
                            ------  -------  -------  -------  ------
                             (UNAUDITED)
                                       (IN THOUSANDS)
   Current tax expense:
     Federal...............   $442     $379  $ 1,424  $   922  $  441
     State.................    --       --       --       --      --
                            ------  -------  -------  -------  ------
                               442      379    1,424      922     441
                            ------  -------  -------  -------  ------
   Deferred tax expense
    (benefit):
     Federal...............     (6)      19      162      365     319
     State.................    --        19      115       81     (18)
     Change in valuation
      reserve..............    --       (38)    (150)    (510)   (742)
                            ------  -------  -------  -------  ------
                                (6)     --       127      (64)   (441)
                            ------  -------  -------  -------  ------
                              $436     $379  $ 1,551  $   858  $   --
                            ======  =======  =======  =======  ======

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED) The tax effects of temporary differences (the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred tax asset and deferred tax liability are as follows:

                                                                  JUNE 30,
                                                  SEPTEMBER 30, --------------
                                                      1995       1995    1994
                                                  ------------- ------  ------
                                                   (UNAUDITED)
                                                        (IN THOUSANDS)
Deferred tax asset:
  Allowance for possible loan losses.............    $  939     $  922  $  919
  Deferred loan fees.............................       149        156      67
  Valuation allowance on repossessed assets......        22         22      32
  State net operating loss carryforward..........        20         20      73
  Unrealized loss on securities available for
   sale..........................................       --         --      161
  Pension........................................        40         37      27
  Other..........................................        31         19      10
                                                     ------     ------  ------
Gross deferred tax asset.........................     1,201      1,176   1,289
Valuation reserve................................      (136)      (136)   (286)
                                                     ------     ------  ------
                                                      1,065      1,040   1,003
                                                     ------     ------  ------
Deferred tax liability:
  Valuation allowance on loans held for sale.....       --         --       38
  Pension........................................        70         77     115
  Depreciation...................................       156        156     101
  Deferred loan costs............................       451        425      78
  Unrealized gain on securities available for
   sale..........................................       263        206     --
  Other..........................................         4          4       5
                                                     ------     ------  ------
                                                        944        868     337
                                                     ------     ------  ------
Deferred income tax asset, net...................    $  121     $  172  $  666
                                                     ======     ======  ======

  Retained earnings at June 30, 1995 include approximately $3,720,000 of bad debt reserves for Federal income tax purposes which may be subject to tax if not used to absorb loan losses. Related deferred taxes on such reserves of approximately $1,210,000 have not been provided because it is not expected that such reserves will be utilized for other than loan losses.

  The realization of the net deferred tax asset may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income and the utilization of tax planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be realized by carrybacks to federal taxable income in the three-year carryback period and by expected future taxable income. The valuation reserve primarily relates to certain state tax temporary differences.

(12) EMPLOYEE BENEFITS

 Stock Option Plans

  In 1985, 1988 and 1992 the stockholders of the Company approved stock option plans for the benefit of certain officers and other employees. Outside directors may elect to receive options under the 1992 plan in lieu of a portion of director fees. The total number of shares covered by the plans is 240,000. Employee options granted under the plans vest over four years at 25% per year. Options are granted at not less than the fair market

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED) value of the shares at the date of the grant, and expire ten years from the date of the grant. Activity in the plans is summarized as follows:

                                 THREE MONTHS ENDED
                                   SEPTEMBER 30,                            YEARS ENDED JUNE 30,
                          ---------------------------------- -----------------------------------------------------
                               1995              1994              1995              1994              1993
                          ---------------- ----------------- ----------------- ----------------- -----------------
                                  WEIGHTED          WEIGHTED          WEIGHTED          WEIGHTED          WEIGHTED
                          NUMBER  AVERAGE  NUMBER   AVERAGE  NUMBER   AVERAGE  NUMBER   AVERAGE  NUMBER   AVERAGE
                            OF     OPTION    OF      OPTION    OF      OPTION    OF      OPTION    OF      OPTION
                          SHARES   PRICE   SHARES    PRICE   SHARES    PRICE   SHARES    PRICE   SHARES    PRICE
                          ------  -------- -------  -------- -------  -------- -------  -------- -------  --------
                                    (UNAUDITED)
Outstanding at beginning
 of period..............  97,577   $ 8.26  130,505   $ 7.33  130,505   $ 7.33  157,880   $6.92   146,130   $6.57
Granted.................   1,079    16.75    2,233    15.42    2,233    15.42    1,000    9.00    35,000    5.40
Cancelled...............    (500)   10.00   (3,000)   11.38   (3,000)   11.38     (375)   2.83    (1,000)   2.25
Exercised...............    (573)   10.61   (1,500)    8.70  (32,161)    4.71  (28,000)   5.09   (22,250)   2.34
                          ------           -------           -------           -------           -------
Outstanding at end of
 period.................  97,583   $ 8.33  128,238   $ 7.36   97,577   $ 8.26  130,505   $7.33   157,880   $6.92
                          ======           =======           =======           =======           =======

  At September 30, 1995 and June 30, 1995, exercisable stock options amounted to 87,254 (unaudited) and 86,594, respectively.

 Stock Purchase Plan

  Under the Stock Purchase Plan approved by the Company's stockholders, participating employees may annually purchase shares through accumulated payroll deductions. During the years ended June 30, 1995, 1994 and 1993, 2,029, 3,412 and 4,207 shares were purchased at $11.375, $8.125 and $2.75 per share, respectively. At June 30, 1995, 40,352 shares were available for issuance under the Plan.

 Employee Stock Ownership Plan

  In May of 1986, the Company adopted an Employee Stock Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees of the Bank. Because the Plan invests primarily in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age twenty-one, completing one year of service and working at least one thousand hours of consecutive service during the previous year. Contributions are allocated to eligible participants on the basis of compensation and years of credited service.

  During May 1986, the Company issued a total of 59,775 shares under the ESOP at a total purchase price of $975,000. The purchase was made from the proceeds of a $975,000 loan from an unrelated third party lender bearing interest at a rate of 75% of floating prime. Repayment of the loan is secured by contributions the Bank is obliged to make under a contribution agreement with the ESOP. In 1988, the ESOP purchased 24,696 additional shares at an average price of $11.80 per share which was funded by additional borrowings of approximately $291,000 under the same loan agreement. In 1991, the ESOP purchased 20,000 additional shares at an average price of $4.81 per share funded by available cash in the ESOP. During the three months ended September 30, 1995 and 1994, the Bank made contributions to the ESOP totaling $43,000 (unaudited) and $44,000 (unaudited), respectively, and $167,000, $179,000 and $187,000, respectively, for the fiscal years ended June 30, 1995, 1994 and 1993 to enable the ESOP to make principal and interest payments on the loan. The amount contributed was charged to salary and employee benefit expenses. The balance of the loan will be repaid over a period of approximately one year with funds from the Bank's future contributions to the ESOP and the earnings on the ESOP's assets.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED) Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal balance of the loan is repaid. Dividends on released shares are credited to the participants' ESOP accounts. Dividends on unreleased shares may be allocated to participants or applied towards payment of the loan.

  At June 30, 1995, the shares held by the ESOP amounted to 90,094 of which 75,691 were released and allocated to participants of the ESOP. Shares held in suspense at June 30, 1995, to be released annually as the loan is paid down, amounted to 14,403. Dividends on ESOP shares are charged to retained earnings and all ESOP shares are considered outstanding in determining earnings per share.

 Pension Plan

  The Bank provides a noncontributory pension plan for its employees. The funded status of the plan as of June 30 is as follows:

                                                        1995    1994    1993
                                                       ------  ------  ------
                                                          (IN THOUSANDS)
   Vested benefits.................................... $1,663  $1,397  $1,290
   Nonvested benefits.................................     46      39      88
                                                       ------  ------  ------
     Accumulated benefit obligation...................  1,709   1,436   1,378
   Additional benefits related to future compensation
    levels............................................    602     564     766
                                                       ------  ------  ------
     Projected benefit obligation.....................  2,311   2,000   2,144
   Plan assets at fair value invested primarily in
    equity and fixed-income securities................  3,390   3,117   3,178
                                                       ------  ------  ------
   Plan assets in excess of projected benefit obliga-
    tion..............................................  1,079   1,117   1,034
   Unrecognized transition asset......................   (781)   (850)   (919)
   Unrecognized experience (gain) loss................   (113)     29     191
                                                       ------  ------  ------
     Prepaid pension cost included in other assets.... $  185  $  296  $  306
                                                       ======  ======  ======

  The weighted average discount rate and rate of increase in future compensation levels used in calculating the actuarial present value of the projected benefit obligations shown above were 8.0% and 6.0%, respectively. For all periods presented, the expected long-term rate of return on assets was 8.0%.

  Net pension expense for the years ended June 30 includes the following components:

                                                            1995   1994   1993
                                                            -----  -----  -----
                                                             (IN THOUSANDS)
   Service cost--benefits earned........................... $ 258  $ 211  $ 176
   Interest cost on projected benefit obligation...........   155    129    167
   Actual return on plan assets............................  (127)   (25)  (121)
   Net amortization and deferral...........................  (186)  (305)  (198)
                                                            -----  -----  -----
     Net pension expense................................... $ 100  $  10  $  24
                                                            =====  =====  =====

 401(k) Savings Plan

  On July 1, 1994, the Bank established a 401(k) Savings Plan covering all employees who have reached the age of twenty-one, completed one year of service and worked at least one thousand hours during the previous year. Participants may contribute from 1% to 10% of their pre-tax compensation. The Bank makes quarterly matching contributions equal to 33% of the participants' contributions up to 6% of their pre-tax compensation.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED) Employer matching contributions vest at 25% per year. Expense under the Plan amounted to $15,000 (unaudited) and $10,000 (unaudited), respectively for the three months ended September 30, 1995 and 1994 and $53,000 during the fiscal year ended June 30, 1995.

 Employee Agreements

  The Bank has a supplemental retirement agreement for its chief executive officer. This plan provides retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expense for these benefits amounted to $8,000 (unaudited) and $7,000 (unaudited), respectively, for the three months ended September 30, 1995 and 1994 and $26,000, $17,000 and $13,000, respectively, for the years ended June 30, 1995, 1994 and 1993.

  The Bank has entered into employment agreements with its senior officers (10 individuals) which provide for a lump sum payment under certain circumstances to the officer amounting to that officer's annual compensation for a period of three years in the case of the chief executive officer, two years in the case of the executive vice president and senior vice president (2 individuals) and one year in the case of each other officer, after the officer's termination, if such termination follows a "change of control" as defined in the agreements.

 Incentive Compensation Plans

  The Company has two incentive compensation plans designed to provide an annual incentive to improve financial performance, under which annual incentive awards are paid if the Company achieves specified objectives. All personnel employed at the beginning of the fiscal year are eligible to participate in the General Profit Sharing Plan. Certain members of senior management are eligible to participate in the Management Incentive Plan. The Board of Directors may provide these incentive awards in the form of cash or stock, or in the case of the General Profit Sharing Plan, a contribution to the Company's 401(k) Plan. Based on financial results achieved during the past three fiscal years, the Company paid total cash incentive awards, as defined in the two plans, of $96,000, $111,000 and $29,000, respectively, for the fiscal years ended June 30, 1995, 1994 and 1993.

(13) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND OTHER COMMITMENTS AND CONTINGENCIES

  The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include unused lines of credit, unadvanced portions of construction loans, commitments to originate loans, and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to its financial instruments (for unused lines of credit, loan commitments and standby letters of credit) is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

  Financial instruments with off-balance sheet risk at the dates indicated are as follows:

                                               AT         AT JUNE 30,
                                          SEPTEMBER 30, ---------------
                                              1995       1995    1994
                                          ------------- ------- -------
                                           (UNAUDITED)
                                                 (IN THOUSANDS)
Unused home equity lines of credit......     $14,616    $14,898 $18,008
Unused commercial lines of credit.......       4,734      4,016   3,023
Unadvanced portions of construction
 loans..................................         436        325     --
Commitments to originate residential
 mortgage loans.........................       3,613      4,094   5,192
Commitments to originate commercial,
 construction and commercial real estate
 loans..................................       1,685      8,340   7,373
Standby letters of credit...............         482        416      72
Unused consumer overdraft protection
 credit.................................         672        652     620
Commitments to sell residential mortgage
 loans..................................       6,361      7,589   5,494
Best efforts commitment to sell automo-
 bile loans.............................      36,000     48,000     --
Loans sold with credit enhancement......      15,570      9,777     --

  Commitments to originate loans, unused lines of credit and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Commitments to sell residential mortgage loans for a fixed price are generally entered into between the date lending commitments are issued to borrowers and the date the loans are sold into the secondary market. Risks arise from the possible inability of counter-parties to meet the terms of commitments and movement in interest rates and related prices.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

  The Company has periodically sold automobile loans with credit enhancement that obligates the Bank to assume a certain portion of credit losses should they occur. At September 30, 1995, the outstanding balance of those loans totaled $15,570,000 (unaudited). The Bank has accrued $87,000 (unaudited) to absorb such possible losses. The Bank has an agreement to sell up to an additional $36,000,000 (unaudited) of new loan production to the same buyer on a best efforts basis.

  The Bank is required to maintain a portion of its cash and due from banks as a reserve balance under the Federal Reserve Act. Such reserve is calculated based upon deposit levels and amounted to $1,000,000 at June 30, 1995.

  The Company is involved in various legal proceedings in the normal course of business, none of which is believed by management to be material to the financial condition of the Company.

(14) FAIR VALUES OF FINANCIAL INSTRUMENTS

  The estimates of fair value of financial instruments are based on information available at September 30, 1995, June 30, 1995 and June 30, 1994, and are not indicative of the fair market value of those instruments at

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED) the date this report is published. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular class of financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include loans serviced for others, premises and equipment and foreclosed real estate. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  The following methods and assumptions were used by the Bank in estimating fair values of its financial instruments:

    CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

    SECURITIES AVAILABLE FOR SALE, SECURITIES HELD TO MATURITY, AND MORTGAGE LOANS HELD FOR SALE: Fair values for these instruments are based on market prices, where available. If quoted market prices are not available, fair values are based on market prices of comparable instruments.

    FHLB STOCK: The carrying amount reported in the balance sheet for Federal Home Loan Bank ("FHLB") stock approximates fair value. If redeemed, the Bank will receive an amount equal to the par value of the stock.

    LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of other loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of nonaccrual loans was estimated using the estimated fair values of the underlying collateral. The carrying amount of accrued interest approximates fair value.

    LOAN SERVICING RIGHTS: The carrying values of loan servicing rights are reasonable approximations of their fair value at that date.

    DEPOSITS AND OTHER BORROWED FUNDS: The fair values of non-interest bearing demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for time certificates of deposit and borrowed funds are estimated using a discounted cash flow technique that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits and other borrowed funds.

    REPURCHASE AGREEMENTS: Due to the short term nature of repurchase agreements, carrying value is a reasonable estimation of fair value.

    LIABILITY RELATING TO ESOP: The carrying amount reported in the balance sheet approximates the liability relating to the ESOP's fair value. The liability reprices quarterly.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)
    OFF-BALANCE SHEET INSTRUMENTS: The fair value of commitments to extend credit was based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of the commitments to sell residential mortgage loans was based on the cost to terminate such commitments.

                             SEPTEMBER 30, 1995   JUNE 30, 1995      JUNE 30, 1994
                             ------------------ ------------------ ------------------
                                      ESTIMATED          ESTIMATED          ESTIMATED
                             CARRYING   FAIR    CARRYING   FAIR    CARRYING   FAIR
                              AMOUNT    VALUE    AMOUNT    VALUE    AMOUNT    VALUE
                             -------- --------- -------- --------- -------- ---------
                                (UNAUDITED)
                                                  (IN THOUSANDS)
   FINANCIAL ASSETS:
    Cash and cash equiva-
     lents.................  $ 13,283 $ 13,283  $ 19,097 $ 19,097  $  8,012 $  8,012
     Securities available
      for sale.............    62,579   62,579    58,754   58,754    64,795   64,795
     Securities held to ma-
      turity...............    50,961   50,929    53,408   53,350    33,860   32,997
     Federal Home Loan Bank
      stock................     3,803    3,803     3,803    3,803     1,860    1,860
     Mortgage loans held
      for sale.............     3,891    3,991     4,392    4,508     4,942    4,963
     Loans, net............   265,286  264,070   268,491  267,180   218,758  220,434
     Accrued interest re-
      ceivable.............     3,478    3,478     3,100    3,100     2,526    2,526
     Loan servicing
      rights...............     2,592    2,592     2,564    2,564       --       --
   FINANCIAL LIABILITIES:
     Non-interest bearing
      demand deposits......  $ 19,875 $ 19,875  $ 16,420 $ 16,420  $ 15,067 $ 15,067
     Savings deposits......   111,359  111,359   115,174  115,174   131,877  131,877
     Time certificates of
      deposit..............   184,730  185,313   176,962  177,119   145,981  146,382
     Repurchase agree-
      ments................     5,041    5,041     6,348    6,348       --       --
     Other borrowed funds..    62,889   62,893    76,420   76,449    23,507   23,385
     Liability related to
      ESOP.................       158      158       197      197       355      355
     Accrued interest pay-
      able.................     1,244    1,244     1,177    1,177       693      693
     Credit enhancement li-
      ability..............        87       87        51       51       --       --
   OFF-BALANCE SHEET
    INSTRUMENTS:
     Commitments to extend
      credit...............  $    --  $    113  $    --  $     94  $    --  $    168
     Commitments to sell
      loans................       --         3       --         1       --         3

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)
(15) CONDENSED PARENT COMPANY FINANCIAL INFORMATION

  Condensed financial statements of Community Bankshares, Inc. (the "Parent Company") as of September 30, 1995 and June 30, 1995 and 1994 and for three months ended September 30, 1995 and 1994 and for the years ended June 30, 1995, 1994 and 1993 follow:

                          COMMUNITY BANKSHARES, INC.

                           CONDENSED BALANCE SHEETS

                                                              JUNE 30,
                                             SEPTEMBER 30, ----------------
                                                 1995       1995     1994
                                             ------------- -------  -------
                                              (UNAUDITED)
                                                (DOLLARS IN THOUSANDS
                                                  EXCEPT SHARE DATA)
                  ASSETS
Cash.......................................     $ 1,651    $ 1,601  $ 2,048
Securities available for sale--amortized
 cost $80 at September 30 and June 30, 1995
 and $25 at June 30, 1994..................          98         97       35
Investment in subsidiary, at equity........      28,616     27,841   24,860
Other assets...............................          36         95       84
                                                -------    -------  -------
    Total assets...........................     $30,401    $29,634  $27,027
                                                =======    =======  =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Liability relating to ESOP...............     $   158    $   197  $   355
  Other liabilities........................         107         39       47
                                                -------    -------  -------
    Total liabilities......................         265        236      402
                                                -------    -------  -------
Stockholders' equity:
  Preferred stock, $1.00 par value per
   share; 1,000,000 shares authorized, none
   issued..................................         --         --       --
  Common stock, $1.00 par value per share;
   3,000,000 shares authorized; issued and
   outstanding, 1,747,605 at September 30,
   1995, 1,747,032 shares at June 30, 1995
   and 1,743,532 at June 30, 1994..........       1,748      1,747    1,744
  Additional paid-in capital...............      17,151     17,146   17,343
  Retained earnings........................      11,170     10,567    8,155
                                                -------    -------  -------
                                                 30,069     29,460   27,242
  Unrealized net gains (losses) on securi-
   ties available for sale, net............         418        328     (262)
  Unearned compensation--ESOP..............        (158)      (197)    (355)
  Treasury stock--11,810 shares at cost....        (193)      (193)     --
                                                -------    -------  -------
    Total stockholders' equity.............      30,136     29,398   26,625
                                                -------    -------  -------
    Total liabilities and stockholders' eq-
     uity..................................     $30,401    $29,634  $27,027
                                                =======    =======  =======

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)
                          COMMUNITY BANKSHARES, INC.

                        CONDENSED STATEMENTS OF INCOME

                               THREE MONTHS ENDED
                                  SEPTEMBER 30,        YEAR ENDED JUNE 30,
                               --------------------  -------------------------
                                 1995       1994      1995     1994     1993
                               ---------  ---------  -------  -------  -------
                                   (UNAUDITED)
                                             (IN THOUSANDS)
Revenues:
  Interest and dividend in-
   come....................... $      14  $      15  $    61  $    54  $    64
  Dividends from subsidiary...       243        209      891      330      --
  Management fees from subsid-
   iary.......................        30         34      131      145      110
  Equity in undistributed in-
   come of subsidiary.........       686        588    2,396    2,760    2,221
                               ---------  ---------  -------  -------  -------
    Total revenues............       973        846    3,479    3,289    2,395
Operating expenses............       127         49      192      199      174
                               ---------  ---------  -------  -------  -------
    Net income................ $     846  $     797  $ 3,287  $ 3,090  $ 2,221
                               =========  =========  =======  =======  =======

  The Parent Company's statements of changes in stockholders' equity are identical to the consolidated statements of changes in stockholders' equity and therefore are not reprinted here.

                          COMMUNITY BANKSHARES, INC.

                      CONDENSED STATEMENTS OF CASH FLOWS

                               THREE MONTHS ENDED
                                  SEPTEMBER 30,        YEAR ENDED JUNE 30,
                               --------------------  -------------------------
                                 1995       1994      1995     1994     1993
                               ---------  ---------  -------  -------  -------
                                   (UNAUDITED)
                                             (IN THOUSANDS)
Cash flows from operations:
  Net income.................. $     846  $     797  $ 3,287  $ 3,090  $ 2,221
  Adjustments to reconcile net
   income to net cash provided
   by (used in) operating
   activities:
    Equity in undistributed
     income of subsidiary.....      (686)      (588)  (2,396)  (2,760)  (2,221)
    (Increase) decrease in
     other assets.............        59         56       68      (33)      (4)
    Increase (decrease) in
     other liabilities........        68          5       (8)      34      (17)
                               ---------  ---------  -------  -------  -------
      Net cash provided by
       (used in) operating
       activities.............       287        270      951      331      (21)
                               ---------  ---------  -------  -------  -------
Cash flows from investing ac-
 tivities:
  Purchases of investment se-
   curities...................       --         --       (55)     --       (17)
                               ---------  ---------  -------  -------  -------
      Net cash used in invest-
       ing activities.........       --         --       (55)     --       (17)
                               ---------  ---------  -------  -------  -------
Cash flows from financing ac-
 tivities:
  Proceeds from issuance of
   common stock...............         6         13      175      171       65
  Purchase of treasury stock..       --         --      (627)     --       --
  Dividends paid on common
   stock......................      (243)      (209)    (891)    (416)     --
                               ---------  ---------  -------  -------  -------
      Net cash provided by
       (used in) financing
       activities.............      (237)      (196)  (1,343)    (245)      65
                               ---------  ---------  -------  -------  -------
Net increase (decrease) in
 cash.........................        50         74     (447)      86       27
Cash at beginning of period...     1,601      2,048    2,048    1,962    1,935
                               ---------  ---------  -------  -------  -------
Cash at end of period.........    $1,651     $2,122  $ 1,601  $ 2,048  $ 1,962
                               =========  =========  =======  =======  =======

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

    (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)
(16) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                     QUARTER ENDED
                                           ------------------------------------
                                           SEPTEMBER DECEMBER   MARCH    JUNE
                                              30        31       31       30
                                           --------- --------  -------  -------
                                            (IN THOUSANDS EXCEPT SHARE DATA)
FISCAL 1995
Interest and dividend income..............  $ 6,304  $ 6,700   $ 7,357  $ 7,880
Interest expense..........................    2,957    3,223     3,756    4,308
                                            -------  -------   -------  -------
  Net interest and dividend income........    3,347    3,477     3,601    3,572
Provision for possible loan losses........      100      100       125      150
                                            -------  -------   -------  -------
  Net interest and dividend income after
   provision for possible loan losses.....    3,247    3,377     3,476    3,422
Non-interest income.......................      512      427       484      613
Non-interest expense......................   (2,583)  (2,707)   (2,689)  (2,741)
                                            -------  -------   -------  -------
  Income before income taxes..............    1,176    1,097     1,271    1,294
Income taxes..............................      379      349       407      416
                                            -------  -------   -------  -------
  Net income..............................  $   797  $   748   $   864  $   878
                                            =======  =======   =======  =======
Earnings per common and common equivalent
 share....................................  $   .44  $   .42   $   .48  $   .49
                                            =======  =======   =======  =======
FISCAL 1994
Interest and dividend income..............  $ 5,815  $ 5,765   $ 5,682  $ 5,956
Interest expense..........................    2,748    2,672     2,612    2,704
                                            -------  -------   -------  -------
  Net interest and dividend income........    3,067    3,093     3,070    3,252
Provision for possible loan losses........      400       75        75       75
                                            -------  -------   -------  -------
  Net interest and dividend income after
   provision for possible loan losses.....    2,667    3,018     2,995    3,177
Non-interest income.......................      848      584       622      504
Non-interest expense......................   (2,586)  (2,594)   (2,610)  (2,677)
                                            -------  -------   -------  -------
  Income before income taxes..............      929    1,008     1,007    1,004
Income taxes..............................      218      229       232      179
                                            -------  -------   -------  -------
  Net income..............................  $   711  $   779   $   775  $   825
                                            =======  =======   =======  =======
Earnings per common and common equivalent
 share....................................  $   .40  $   .44   $   .43  $   .46
                                            =======  =======   =======  =======

  Aggregate quarterly earnings per share may not equal earnings per share for the full year due to rounding.

  As indicated in Note 1, the Company adopted SFAS No. 122 effective July 1, 1994 with the effect of increasing gains on sale of loans by approximately $170,000 for fiscal 1995. In so doing, the Company has herein revised the previously reported quarterly operating results for the first three quarters of fiscal 1995. As a result of such revisions, gains on sale of loans, net income, and earnings per common and common equivalent share were increased as follows:

                                       GAINS ON       NET         EARNINGS
      FISCAL 1995 QUARTER ENDED     SALE OF LOANS   INCOME       PER SHARE
      -------------------------     --------------  ----------   ------------
                                    (IN THOUSANDS EXCEPT SHARE DATA)
      September 30, 1994...........      $       58  $       39    $       0.02
      December 31, 1994............              46          31            0.02
      March 31, 1995...............              47          32            0.02

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)
(17) SUBSEQUENT EVENT--ACQUISITION AGREEMENT

  On August 29, 1995, the Company entered into a definitive merger agreement to acquire Centerpoint Bank by exchanging 1.073 of the Company's common shares for each Centerpoint common share outstanding. At that time, Centerpoint Bank had 590,349 common shares outstanding. In addition, options outstanding under Centerpoint's employee stock option plan will convert into options to purchase common shares of the Company. The merger, anticipated to be accounted for as a pooling-of-interests, is subject to stockholder and regulatory approval. At June 30, 1995, Centerpoint had $81,000,000 (unaudited) in total assets, $65,000,000 (unaudited) in total deposits and $6,000,000 (unaudited) in stockholders' equity.

                        REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Centerpoint Bank

  We have audited the accompanying balance sheets of Centerpoint Bank as of December 31, 1994 and 1993, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centerpoint Bank at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 3 to the financial statements, in 1994 the Bank changed its method of accounting for investments in debt securities. As discussed in
Note 8 to the financial statements, in 1993 the Bank changed its method of accounting for income taxes.

                                          /s/ Ernst & Young LLP

Manchester, New Hampshire
January 26, 1995

                                CENTERPOINT BANK

                                 BALANCE SHEETS

                                                                DECEMBER 31
                                                 SEPTEMBER 30 ----------------
                                                     1995      1994     1993
                                                 ------------ -------  -------
                                                 (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS,
                                                  EXCEPT SHARE AND PER SHARE
                                                           AMOUNTS)
Assets
Cash and due from banks:
  Interest-bearing deposits.....................   $   264    $   252  $   226
  Noninterest-bearing deposits and cash.........     9,128      6,066    3,657
                                                   -------    -------  -------
                                                     9,392      6,318    3,883
Federal funds sold..............................     5,625        900    5,400
                                                   -------    -------  -------
Cash and cash equivalents.......................    15,017      7,218    9,283
Federal Home Loan Bank stock....................       264        180      134
Held-to-maturity securities.....................    10,860     12,180      --
Available-for-sale securities...................     4,708      4,753      --
Investment securities...........................       --         --    14,870
Loans...........................................    55,939     41,875   32,535
  Less: Deferred loan fees......................       (53)       (34)     (32)
  Allowance for loan losses.....................      (629)      (422)    (329)
                                                   -------    -------  -------
Net loans.......................................    55,257     41,419   32,174
Mortgage loans held for resale..................       --       1,275    2,622
Premises and equipment (net)....................       680        640      646
Accrued interest receivable.....................       422        404      218
Other assets....................................     1,763        669      286
                                                   -------    -------  -------
Total assets....................................   $88,971    $68,738  $60,233
                                                   =======    =======  =======
Liabilities and shareholders' equity
Liabilities:
  Deposits:
    Interest-bearing............................   $46,766    $44,226  $37,043
    Noninterest-bearing.........................    24,307     16,619   14,839
                                                   -------    -------  -------
  Total deposits................................    71,073     60,845   51,882
  Securities sold under agreements to repur-
   chase........................................     9,542      1,371    2,353
  Advances from Federal Home Loan Bank of Bos-
   ton..........................................     1,497        700      600
  Capital lease obligation......................       --          54      109
  Accrued interest payable and other liabili-
   ties.........................................       994        739      343
                                                   -------    -------  -------
Total liabilities...............................    83,106     63,709   55,287
Shareholders' equity:
  Preferred stock, Series A $8 Acquisition
    Exchangeable, Cumulative, $1 par value:
    Authorized shares--250,000 in 1993 .........
    Issued and outstanding shares--62,581 in
     1993.......................................       --         --        63
  Common stock, $1 par value:
    Authorized shares--3,000,000................
    Issued and outstanding shares--590,349 in
     1995 (unaudited), 590,349 in 1994 and
     563,392 in 1993............................       590        590      563
  Additional paid-in capital....................     4,663      4,663    4,912
  Unrealized loss on available-for-sale securi-
   ties.........................................      (180)      (348)     --
  Retained-earnings (deficit)...................       792        124     (592)
                                                   -------    -------  -------
Total shareholders' equity......................     5,865      5,029    4,946
                                                   -------    -------  -------
Total liabilities and shareholders' equity......   $88,971    $68,738  $60,233
                                                   =======    =======  =======

                            See accompanying notes.

                                CENTERPOINT BANK

                            STATEMENTS OF OPERATIONS

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30     YEAR ENDED DECEMBER 31
                                     -----------------  ------------------------
                                       1995     1994     1994     1993    1992
                                     -------- --------  -------  ------- -------
                                        (UNAUDITED)
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income:
  Interest and fees on loans.......  $  3,924 $  2,668  $ 3,722  $ 2,665 $ 2,017
  Interest on securities--taxable..       765      573      848      638     711
  Interest on Federal funds sold...       124      103      150      129     118
  Interest on interest-bearing de-
   posits..........................         9       22       10        1       1
                                     -------- --------  -------  ------- -------
Total interest income..............     4,822    3,366    4,730    3,433   2,847
Interest expense:
  Interest on deposits.............     1,165      815    1,181      907     988
  Interest on borrowings...........       249       59       72       45      76
                                     -------- --------  -------  ------- -------
Total interest expense.............     1,414      874    1,253      952   1,064
                                     -------- --------  -------  ------- -------
Net interest income................     3,408    2,492    3,477    2,481   1,783
Provision for loan losses..........       225      175      268      250     170
                                     -------- --------  -------  ------- -------
Net interest income after provision
 for loan losses...................     3,183    2,317    3,209    2,231   1,613
Other income:
  Customer service fees............       116      110      163      143     117
  Securities gains (losses)........       --        (1)      (1)     124       8
                                     -------- --------  -------  ------- -------
Total other income.................       116      109      162      267     125
                                     -------- --------  -------  ------- -------
                                        3,299    2,426    3,371    2,498   1,738
Other expenses:
  Salaries and employee benefits...     1,076      887    1,224    1,021     713
  Net occupancy and equipment......       394      342      458      390     322
  Other............................       725      568      786      722     532
                                     -------- --------  -------  ------- -------
Total other expenses...............     2,195    1,797    2,468    2,133   1,567
                                     -------- --------  -------  ------- -------
Income before income taxes and ex-
 traordinary credit................     1,104      629      903      365     171
Income taxes (Note 8)..............       392       89      125      --       51
                                     -------- --------  -------  ------- -------
Income before extraordinary cred-
 it................................       712      540      778      365     120
Extraordinary credit--reduction of
 income taxes from utilization of
 operating loss carryforward (Note
 8)................................       --       --       --       --       51
                                     -------- --------  -------  ------- -------
Net income.........................       712      540      778      365     171
Dividends on preferred stock.......       --         3        3       30      10
                                     -------- --------  -------  ------- -------
Net income available to common
 stock.............................  $    712 $    537  $   775  $   335 $   161
                                     ======== ========  =======  ======= =======
Earnings per common and common
 equivalent share:
 Primary:
  Income before extraordinary
   credit (net of preferred
   dividends)......................  $   1.20 $    .92  $  1.32  $   .59 $   .23
  Extraordinary credit.............       --       --       --       --      .11
                                     -------- --------  -------  ------- -------
  Net income.......................  $   1.20 $    .92  $  1.32  $   .59 $   .34
                                     ======== ========  =======  ======= =======
 Fully diluted:
  Income before extraordinary
   credit (net of preferred
   dividends)......................  $   1.19 $    .92  $  1.32  $   .59 $   .23
  Extraordinary credit.............       --       --       --       --      .11
                                     -------- --------  -------  ------- -------
  Net income.......................  $   1.19 $    .92  $  1.32  $   .59 $   .34
                                     ======== ========  =======  ======= =======
 Weighted average number of common
  and common equivalent shares out-
  standing:
  Primary..........................       595      585      587      563     470
  Fully diluted....................       599      585      587      563     470

                            See accompanying notes.

                                CENTERPOINT BANK

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                          PREFERRED STOCK     COMMON STOCK
                          -----------------  --------------
                                                                         UNREALIZED
                                                            ADDITIONAL     LOSS ON     RETAINED-
                                                             PAID-IN   AVAILABLE-FOR-  EARNINGS
                           SHARES   AMOUNT   SHARES  AMOUNT  CAPITAL   SALE SECURITIES (DEFICIT) TOTAL
                          --------  -------  ------- ------ ---------- --------------- --------- ------
                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Balances at January 1,
 1992...................                     438,230  $438    $3,700                    $(1,088) $3,050
 Preferred stock
  issued................    62,581  $   63                       438                                501
 Common stock issued....                     125,162   125       774                                899
 Dividends on preferred
  stock-- $.157 per
  share.................                                                                    (10)    (10)
 Net income.............                                                                    171     171
                          --------  ------   -------  ----    ------                    -------  ------
Balances at December 31,
 1992...................    62,581      63   563,392   563     4,912                       (927)  4,611
 Dividends on preferred
  stock--
  $.48 per share........                                                                    (30)    (30)
 Net income.............                                                                    365     365
                          --------  ------   -------  ----    ------                    -------  ------
Balances at December 31,
 1993...................    62,581      63   563,392   563     4,912                       (592)  4,946
 Adjustment to beginning
  balance for change in
  accounting method, net
  of income taxes of $5
  (Note 3)..............                                                    $ (11)                  (11)
 Dividends on preferred
  stock--
  $.04 per share........                                                                     (3)     (3)
 Preferred stock
  exchanged for common
  stock.................   (26,957)    (27)   26,957    27
 Redemption of preferred
  stock.................   (35,624)    (36)                     (249)                              (285)
 Dividends on common
  stock--
  $.10 per share........                                                                    (59)    (59)
 Net income.............                                                                    778     778
 Change in unrealized
  loss, net of income
  taxes of $210.........                                                     (337)                 (337)
                          --------  ------   -------  ----    ------        -----       -------  ------
Balances at December 31,
 1994...................         0  $  -0-   590,349   590     4,663         (348)          124   5,029
                          ========  ======
 Dividends on common
  stock-- $.075 per
  share (unaudited).....                                                                    (44)    (44)
 Net income for nine
  months ended September
  30, 1995 (unaudited)..                                                                    712     712
 Change in unrealized
  loss, net of income
  taxes of $110
  (unaudited)...........                                                      168                   168
                                             -------  ----    ------        -----       -------  ------
Balances at September
 30, 1995 (unaudited)...                     590,349  $590    $4,663        $(180)      $   792  $5,865
                                             =======  ====    ======        =====       =======  ======


                            See accompanying notes.

                                CENTERPOINT BANK

                            STATEMENTS OF CASH FLOWS

                               NINE MONTHS ENDED
                                 SEPTEMBER 30       YEAR ENDED DECEMBER 31
                               ------------------  ---------------------------
                                 1995      1994      1994      1993     1992
                               --------  --------  --------  --------  -------
                                  (UNAUDITED)
                                             (IN THOUSANDS)
OPERATING ACTIVITIES
Net income...................  $    712  $    540  $    778  $    365  $   171
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
 Provision for loan losses...       225       175       268       250      170
 Depreciation and amortiza-
  tion.......................       158       186       244       222      195
 Deferred income taxes.......       (27)      (80)      (93)      --       --
 Amortization of investment
  securities premiums and
  accretion of discounts.....       --         58        42        78       74
 Securities (gains) losses...       --          1         1      (124)      (8)
 (Increase) decrease in ac-
  crued interest receivable..       (18)     (116)     (186)       18        2
 Increase (decrease) in ac-
  crued interest payable.....        22        22        21         4      (10)
 Other, net..................        47       121       242       139      112
                               --------  --------  --------  --------  -------
Net cash provided by operat-
 ing activities..............     1,119       907     1,317       952      706
INVESTING ACTIVITIES
Purchases of held-to-maturity
 securities..................       --     (3,960)   (4,940)      --       --
Proceeds from maturities and
 principal repayments of
 held-to-maturity
 securities..................       372       914     1,020       --       --
Purchases of available-for-
 sale securities.............       (89)   (4,299)   (4,299)      --       --
Proceeds from maturities and
 principal repayments of
 available-for-sale securi-
 ties........................       272     4,248     4,355       --       --
Proceeds from sales of
 available-for-sale
 securities..................       --      1,149     1,149       --       --
Purchases of investment secu-
 rities......................       --        --        --     (9,710)  (4,344)
Proceeds from maturities and
 principal repayments of
 investment securities.......       --        --        --      7,853    3,527
Net increase in loans........   (14,064)   (7,331)   (9,340)  (10,030)  (8,036)
(Increase) decrease in mort-
 gage loans held for resale..     1,275       731     1,347       933     (998)
Purchases of premises and
 equipment...................      (185)      (68)     (178)     (249)     (41)
Other........................         1       (66)     (175)     (193)      (6)
                               --------  --------  --------  --------  -------
Net cash used in investing
 activities..................   (12,418)   (8,682)  (11,061)  (11,396)  (9,898)
FINANCING ACTIVITIES
Net increase in deposit ac-
 counts......................     6,534     1,599       453    14,063   10,995
Net increase (decrease) in
 certificates of deposit.....     3,694     9,170     8,510      (642)  (2,200)
Net increase (decrease) in
 short-term borrowings.......     8,171    (1,648)     (982)      849   (4,064)
Advances from Federal Home
 Loan Bank of Boston.........       797        67       100       600      --
Proceeds from issuance of
 preferred stock.............       --        --        --        --       501
Proceeds from issuance of
 common stock................       --        --        --        --       899
Redemption of preferred
 stock.......................       --       (285)     (285)      --       --
Dividends on preferred
 stock.......................       --        --         (3)      (30)     (10)
Dividends on common stock....       (44)      --        (59)      --       --
Other........................       (54)      (41)      (55)      (49)     (43)
                               --------  --------  --------  --------  -------
Net cash provided by financ-
 ing activities..............    19,098     8,862     7,679    14,791    6,078
                               --------  --------  --------  --------  -------
(Decrease) increase in cash
 and cash equivalents........     7,799     1,087    (2,065)    4,347   (3,114)
Cash and cash equivalents at
 beginning of period.........     7,218     9,283     9,283     4,936    8,050
                               --------  --------  --------  --------  -------
Cash and cash equivalents at
 end of period...............  $ 15,017  $ 10,370  $  7,218  $  9,283  $ 4,936
                               ========  ========  ========  ========  =======

                            See accompanying notes.

                               CENTERPOINT BANK

                         NOTES TO FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

 Business

  At December 31, 1994 Centerpoint Bank ("Bank") was a state-chartered guaranty savings bank incorporated under the laws of the State of New Hampshire. The Bank provides a full range of banking services to individuals and corporate customers located primarily in southern New Hampshire. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain state and federal agencies and undergoes periodic examination by those regulatory authorities.

 Principles of Presentation

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from these estimates.

 Unaudited Interim Financial Information

  The accompanying financial statements at September 30, 1995 and for the nine months ended September 30, 1995 and 1994 are unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, which are considered necessary to fairly present the financial position of the Bank as of September 30, 1995 and the results of operations, changes in shareholders' equity and changes in cash flows for the periods ended September 30, 1995 and 1994 have been included. The results of operations for the interim period ended September 30, 1995 are not necessarily indicative of the results for the entire year ending December 31, 1995. In 1995, the Bank completed its conversion to a state-chartered trust company.

 Federal Home Loan Bank Stock

  Stock in the Federal Home Loan Bank of Boston ("FHLBB") represents stock purchased under the requirements of the FHLBB. As and when such stock is redeemed, the Bank is entitled to receive an amount equal to the par value of the stock. The stock is carried at cost.

 Securities

  Effective January 1, 1994 (see Note 3), management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. Transfers of debt securities into the held-to-maturity category from the available-for-sale category are made at fair value at the date of transfer. The unrealized holding gain or loss at the date of transfer is retained in the separate component of shareholders' equity and in the carrying value of the held-to-maturity securities. Such amounts are amortized over the remaining life of the security.

  Prior to January 1, 1994, the Bank classified securities as held-for-investment and carried them at amortized cost.

                               CENTERPOINT BANK

  The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income on securities. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

 Loans

  Loans generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans.

  Nonaccrual loans. Generally, a loan (including a loan impaired under Statement 114) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans classified as nonaccrual, generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

  Allowance for Loan Losses. The allowance for loan losses is established through provisions for loan losses charged against income. Loans, including impaired loans, deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

  Beginning in 1995, the Bank adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan." Impaired loans are commercial, commercial real estate, residential construction and individually significant residential mortgage and consumer loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Generally, a loan, including an impaired loan, is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. The Bank may choose to place a loan on nonaccrual status due to payment delinquency, while not classifying the loan as impaired, if (i) it is probable that the Bank will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate, residential construction or an individually significant residential mortgage or consumer loan. In addition, the Bank may classify a loan as impaired, even though it is still accruing, if the Bank does not have serious doubts about the collectibility of principal or interest but believes that the repayment of the loan will only be made through the Bank's foreclosure on the collateral. Factors considered by management in determining impairment include payment status and collateral value. Under the new standard, the amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair

                               CENTERPOINT BANK
value of the collateral. Residential mortgage and consumer loans that are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Prior to 1995, the amount of impairment on commercial, commercial real estate, residential construction and individually significant residential mortgage and consumer loans was based on undiscounted cash flows or the fair value of the collateral for collateral-dependent loans. Adoption of the new standard had no material impact on the Bank's financial position or results of operations.

  The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable loan losses. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

 Mortgage Loans Held for Resale

  Mortgage loans held for resale are recorded at the lower of cost or market value determined on an aggregate basis.

 Premises and Equipment

  Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is generally computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over their estimated useful lives or the lives of the respective leases, whichever is less.


 Income Taxes

  In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes." The Bank adopted the provisions of the new standard in its financial statements effective January 1, 1993.

  Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

 Earnings Per Common and Common Equivalent Share

  Primary earnings per common and common equivalent share and fully diluted earnings per common and common equivalent share are computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock.

                               CENTERPOINT BANK

 Cash Flow Information

  For purposes of the statement of cash flows, the Bank considers cash and due from banks and federal funds as cash and cash equivalents. Cash paid during the nine months ended September 30, 1995 and 1994 (unaudited) and the years ended December 31, 1994, 1993 and 1992 for interest was $1,392,000, $853,000,
$1,232,000, $949,000 and $1,075,000, respectively. Cash paid during the nine months ended September 30, 1995 (unaudited) for income taxes was $341,000. No cash was paid for income taxes prior to 1995.

2. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

  The Bank is required to maintain average balances with the Federal Reserve Bank. The average amount of those reserve balances for the nine months ended September 30, 1995 (unaudited) and the year ended December 31, 1994 was approximately $651,000 and $569,000, respectively.

3. SECURITIES

  In May 1993, the Financial Accounting Standards Board issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Bank adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The opening balance of shareholders' equity was decreased by $11,000 (net of $5,000 in deferred income taxes) to reflect the net unrealized depreciation on securities classified as available-for-sale previously carried at amortized cost.

  The following is a summary of held-to-maturity securities and available-for-sale securities at September 30, 1995 and December 31, 1994:

                                                SEPTEMBER 30, 1995
                                    ------------------------------------------
                                           HELD-TO-MATURITY SECURITIES
                                    ------------------------------------------
                                                GROSS      GROSS
                                    AMORTIZED UNREALIZED UNREALIZED ESTIMATED
                                      COST      GAINS      LOSSES   FAIR VALUE
                                    --------- ---------- ---------- ----------
                                                  (IN THOUSANDS)
                                                   (UNAUDITED)
   U.S. Treasury securities and
    obligations of U.S. Government
    agencies......................   $ 3,989     $10         --      $ 3,999
   Mortgage-backed securities.....     7,055     --         $279       6,776
                                     -------     ---        ----     -------
                                     $11,044     $10        $279     $10,775
                                     =======     ===        ====     =======

                                                DECEMBER 31, 1994
                                    ------------------------------------------
                                           HELD-TO-MATURITY SECURITIES
                                    ------------------------------------------
                                                GROSS      GROSS
                                    AMORTIZED UNREALIZED UNREALIZED ESTIMATED
                                      COST      GAINS      LOSSES   FAIR VALUE
                                    --------- ---------- ---------- ----------
                                                  (IN THOUSANDS)
   U.S. Treasury securities and
    obligations of U.S. Government
    agencies......................   $ 4,954     $--        $ 85     $ 4,869
   Mortgage-backed securities.....     7,445      --         804       6,641
                                     -------     ----       ----     -------
                                     $12,399     $--        $889     $11,510
                                     =======     ====       ====     =======

                               CENTERPOINT BANK

  During 1994, available-for-sale securities with an estimated fair value of $5,156,058 were transferred to held-to-maturity securities. Amortized cost of held-to-maturity securities does not reflect unrealized holding losses of $218,910 ($183,526 at September 30, 1995 (unaudited)) that existed at the date of the transfer.

                                                SEPTEMBER 30, 1995
                                    ------------------------------------------
                                          AVAILABLE-FOR-SALE SECURITIES
                                    ------------------------------------------
                                                GROSS      GROSS
                                    AMORTIZED UNREALIZED UNREALIZED ESTIMATED
                                      COST      GAINS      LOSSES   FAIR VALUE
                                    --------- ---------- ---------- ----------
                                                  (IN THOUSANDS)
                                                   (UNAUDITED)
   U.S. Treasury securities and
    obligations of U.S. Government
    agencies......................   $  997       --        $  6      $  991
   Corporate securities...........    1,256       --          56       1,200
   Mortgage-backed securities.....    2,444      $ 14         53       2,405
   Other securities...............      112       --         --          112
                                     ------      ----       ----      ------
                                     $4,809      $ 14       $115      $4,708
                                     ======      ====       ====      ======

                                                DECEMBER 31, 1994
                                    ------------------------------------------
                                          AVAILABLE-FOR-SALE SECURITIES
                                    ------------------------------------------
                                                GROSS      GROSS
                                    AMORTIZED UNREALIZED UNREALIZED ESTIMATED
                                      COST      GAINS      LOSSES   FAIR VALUE
                                    --------- ---------- ---------- ----------
                                                  (IN THOUSANDS)
   U.S. Treasury securities and
    obligations of U.S. Government
    agencies......................   $  995       --        $ 40      $  955
   Corporate securities...........    1,257       --         131       1,126
   Mortgage-backed securities.....    2,738      $  1        174       2,565
   Other securities...............      107       --         --          107
                                     ------      ----       ----      ------
                                     $5,097      $  1       $345      $4,753
                                     ======      ====       ====      ======

  The amortized cost and estimated fair value of investment securities at December 31, 1993 are as follows:

                                                GROSS      GROSS
                                    AMORTIZED UNREALIZED UNREALIZED ESTIMATED
                                      COST      GAINS      LOSSES   FAIR VALUE
                                    --------- ---------- ---------- ----------
                                                  (IN THOUSANDS)
   U.S. Treasury securities and
    obligations of U.S. Government
    agencies......................   $   200     $  1       --       $   201
   Corporate securities...........     1,995      --        --         1,995
   Mortgage-backed securities.....    10,584      --        $40       10,544
   Other securities...............     2,091      --        --         2,091
                                     -------     ----       ---      -------
                                     $14,870     $  1       $40      $14,831
                                     =======     ====       ===      =======

  During the nine months ended September 30, 1995 and 1994 (unaudited) and the years ended December 31, 1994, 1993 and 1992, debt securities (for 1994 and 1995, securities classified as available-for-sale) with a fair value at the date of sale of $-0-, $1,148,591, $1,148,591, $3,899,063 and $518,475,
respectively, were sold. The gross realized gains on such sales totaled $-0-, $6,255, $6,255, $123,847 and $7,668, respectively, and the gross realized losses totaled $-0-, $7,170, $7,170, $-0- and $-0-, respectively. The net adjustment to unrealized holding gains (losses) on available-for-sale securities included as a separate component of shareholders' equity totaled $168,000 for the nine months ended September 30, 1995 (unaudited) and $(337,000) in 1994.

                               CENTERPOINT BANK

  The amortized cost and estimated fair value of debt securities at September 30, 1995 and December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                       SEPTEMBER 30, 1995   DECEMBER 31, 1994
                                      -------------------- --------------------
                                      AMORTIZED ESTIMATED  AMORTIZED ESTIMATED
                                        COST    FAIR VALUE   COST    FAIR VALUE
                                      --------- ---------- --------- ----------
                                                   (IN THOUSANDS)
                                          (UNAUDITED)
   Held-to-Maturity Securities:
     Due in one year or less........   $ 3,989   $ 3,999    $   984   $   976
     Due after one year through five
      years.........................       --        --       3,970     3,893
                                       -------   -------    -------   -------
                                         3,989     3,999      4,954     4,869
     Mortgaged-backed securities....     7,055     6,776      7,445     6,641
                                       -------   -------    -------   -------
                                       $11,044   $10,775    $12,399   $11,510
                                       =======   =======    =======   =======
   Available-for-Sale Securities:
     Due in one year or less........   $   612   $   610    $   107   $   107
     Due after one year through five
      years.........................     1,500     1,451      1,676     1,636
     Due after five years through
      ten years.....................       253       242        576       445
                                       -------   -------    -------   -------
                                         2,365     2,303      2,359     2,188
     Mortgage-backed securities.....     2,444     2,405      2,738     2,565
                                       -------   -------    -------   -------
                                       $ 4,809   $ 4,708    $ 5,097   $ 4,753
                                       =======   =======    =======   =======

  At September 30, 1995 (unaudited) and December 31, 1994 and 1993, investment securities with a book value of $14,252,000, $4,440,000 and $6,168,000, respectively, were pledged as collateral to secure securities sold under agreements to repurchase (which are short-term borrowings with maturities of one day) and for other purposes.

4. LOANS

  Loans consist of the following:

                                                                  DECEMBER 31
                                                   SEPTEMBER 30 ---------------
                                                       1995      1994    1993
                                                   ------------ ------- -------
                                                          (IN THOUSANDS)
                                                   (UNAUDITED)
   Commercial.....................................   $20,853    $15,408 $13,449
   Real estate:
     Commercial...................................    21,731     17,675  13,511
     Residential..................................     1,692      1,356     566
     Residential construction.....................     4,929      2,966   2,148
   Installment....................................     5,040      2,991   2,051
   Home equity and other..........................     1,694      1,479     810
                                                     -------    ------- -------
                                                     $55,939    $41,875 $32,535
                                                     =======    ======= =======

                               CENTERPOINT BANK

5. ALLOWANCE FOR LOAN LOSSES

  Changes in the allowance for loan losses are as follows:

                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30    YEAR ENDED DECEMBER 31
                             --------------  -------------------------
                              1995    1994    1994     1993     1992
                             ------  ------  -------  -------  -------
                                        (IN THOUSANDS)
                              (UNAUDITED)
   Balance at beginning of
    period.................  $  422  $  329  $   329  $   277  $   115
   Provision for loan loss-
    es.....................     225     175      268      250      170
   Recoveries..............       5      31       32       44      --
   Charge-offs.............     (23)    (94)    (207)    (242)      (8)
                             ------  ------  -------  -------  -------
   Balance at end of peri-
    od.....................  $  629  $  441  $   422  $   329  $   277
                             ======  ======  =======  =======  =======

  At September 30, 1995 (unaudited), the recorded investment in loans that are considered to be impaired under Statement 114 was $373,000 (of which $341,000 was on a nonaccrual basis), for which the related allowance for loan losses is $94,000, which is exclusive of a partial guaranty by the Small Business Administration and the New Hampshire Business Finance Authority of $128,000. All of the Bank's impaired loans are collateralized and therefore all impaired loans are measured by the difference between the fair value of the collateral and the recorded amount of the loan. The average recorded investment in impaired loans during the nine months ended September 30, 1995 (unaudited) was approximately $193,000. For the nine months ended September 30, 1995 (unaudited), the Bank recognized interest income on those impaired loans of $9,000, which included $7,000 of interest income recognized using the cash basis method of income recognition.

  At December 31, 1994, the Bank had nonaccrual loans of $54,000. The Bank recorded $3,000 of interest income on these loans during the year ended December 31, 1994. Interest income in the amount of $6,000 would have been recorded on these loans according to their original terms.

6. PREMISES AND EQUIPMENT

  The following is a summary of premises and equipment:

                                                                   DECEMBER 31
                                                     SEPTEMBER 30 -------------
                                                         1995      1994   1993
                                                     ------------ ------ ------
                                                           (IN THOUSANDS)
                                                     (UNAUDITED)
   Leasehold improvements...........................    $  413    $  363 $  317
   Furniture and equipment..........................     1,040       914    782
                                                        ------    ------ ------
                                                         1,453     1,277  1,099
   Less accumulated depreciation and amortization...       773       637    453
                                                        ------    ------ ------
                                                        $  680    $  640 $  646
                                                        ======    ====== ======

                                CENTERPOINT BANK

7. DEPOSITS

  Deposits consist of the following:

                                                                  DECEMBER 31
                                                   SEPTEMBER 30 ---------------
                                                       1995      1994    1993
                                                   ------------ ------- -------
                                                          (IN THOUSANDS)
                                                   (UNAUDITED)
   Demand.........................................   $24,307    $16,619 $14,839
   Savings:
     Regular savings..............................    13,486     14,616  17,060
     NOW accounts.................................     8,625      8,015   7,342
     Money-market accounts........................     3,772      4,406   3,962
   Time certificates of deposit...................    20,883     17,189   8,679
                                                     -------    ------- -------
                                                     $71,073    $60,845 $51,882
                                                     =======    ======= =======

  Time deposits with a minimum balance of $100,000 at September 30, 1995 (unaudited) and December 31, 1994 and 1993 totaled approximately $4,752,000, $3,712,000 and $1,404,000, respectively.

8. INCOME TAXES

  Effective January 1, 1993, the Bank changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated. There was no cumulative effect on 1993 operations relating to the adoption of Statement No. 109 as of January 1, 1993 as a result of a valuation allowance applied against deferred tax assets.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank's deferred tax assets and liabilities are as follows:

                                                                  DECEMBER 31
                                                     SEPTEMBER 30 ------------
                                                         1995     1994   1993
                                                     ------------ ----- ------
                                                          (IN THOUSANDS)
                                                     (UNAUDITED)
   Deferred tax assets:
    Net operating loss carryforwards................      --        --  $   92
    Unrealized loss on available-for-sale securi-
     ties...........................................     $105     $ 215    --
    Allowance for loan losses.......................      198       119     84
    Accrued book expenses...........................      157       140     75
    Other--net......................................       26        30     54
                                                         ----     ----- ------
       Total deferred tax assets....................      486       504    305
    Valuation allowance for deferred tax assets.....      --        --    (183)
                                                         ----     ----- ------
       Net deferred tax assets......................      486       504    122
   Deferred tax liabilities:
    Accrued book income.............................      201       160     78
    Tax over book depreciation......................       17       --      18
    Other--net......................................       43        36     26
                                                         ----     ----- ------
       Total deferred tax liabilities...............      261       196    122
                                                         ----     ----- ------
   Net..............................................     $225     $ 308 $  --
                                                         ====     ===== ======

                               CENTERPOINT BANK

  Statement 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Bank believed that some uncertainty existed with respect to future realization and established a valuation allowance of $308,721 as of January 1, 1993, the effective date of adoption of Statement 109. The valuation allowance was reduced by $125,484 during 1993 as a result of a reduction in total deferred tax assets. The valuation allowance was fully eliminated during 1994 as it became evident that it was more likely than not that all of the deferred tax assets would be realized.

  Significant components of the provision for income taxes are as follows:

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30      YEAR ENDED
                                                 ------------------  DECEMBER 31
                                                   1995      1994       1994
                                                 --------  --------  -----------
                                                        (IN THOUSANDS)
                                                    (UNAUDITED)
   Current:
     Federal.................................... $    368  $    151     $200
     State......................................       51        18       18
                                                 --------  --------     ----
                                                      419       169      218
   Deferred:
     Federal....................................      (22)      (68)     (77)
     State......................................       (5)      (12)     (16)
                                                 --------  --------     ----
                                                      (27)      (80)     (93)
                                                 --------  --------     ----
                                                 $    392  $     89     $125
                                                 ========  ========     ====

  A reconciliation of income taxes attributable to continuing operations computed at the U.S. federal statutory rate to income tax expense is as follows:

                                            NINE MONTHS ENDED    YEAR ENDED
                                              SEPTEMBER 30      DECEMBER 31
                                            -----------------  ----------------
                                              1995     1994    1994  1993  1992
                                            -------- --------  ----  ----  ----
                                                     (IN THOUSANDS)
                                               (UNAUDITED)
   Federal income tax at statutory rate...  $    375 $    214  $307  $124  $58
   Effect of:
     Change in Statement 109 valuation al-
      lowance.............................       --       (96) (183) (125) --
     Other................................        17      (29)    1     1   (7)
                                            -------- --------  ----  ----  ---
                                            $    392 $     89  $125  $ --  $51
                                            ======== ========  ====  ====  ===

  During 1993, the Bank utilized approximately $457,000 of tax net operating loss carryforwards, representing a tax benefit of approximately $155,000, to eliminate its provision for income taxes. During 1992, the Bank utilized approximately $172,000 of net operating loss carryforwards to reduce its provision for income taxes for financial reporting purposes (reflected as an extraordinary credit).

  At December 31, 1993, the Bank had net operating loss carryforwards available to offset future taxable income of $272,000.

                               CENTERPOINT BANK

9. ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON

  Advances from the Federal Home Loan Bank of Boston ("FHLBB") consist of the following:

                                                                   DECEMBER 31
                                                      SEPTEMBER 30 -----------
                                                          1995     1994  1993
                                                      ------------ ----- -----
                                                           (IN THOUSANDS)
                                                      (UNAUDITED)
4.73%, due August 1996...............................    $  300    $ 300 $ 300
4.64%, due September 1996............................       300      300   300
5.87%, due September 1998............................       800      --    --
3.75%, $595 principal and interest payable monthly,
 maturing September through December 2014............        97      100   --
                                                         ------    ----- -----
                                                         $1,497    $ 700 $ 600
                                                         ======    ===== =====

  Advances received from the FHLBB are collateralized with FHLBB stock owned by the Bank and with commercial loans. The Bank paid $24,642, $29,073 and $7,476 in interest on advances from the FHLBB during the nine months ended September 30, 1995 (unaudited) and the years ended December 31, 1994 and 1993, respectively.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Bank generally requires collateral to support such financial instruments in excess of the contractual notional amount of those instruments and, therefore, is in a fully secured position. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  The Bank has outstanding loan commitments/lines of credit and standby letters of credit aggregating $21,395,448 and $1,458,155, respectively, at September 30, 1995 (unaudited), $17,395,496 and $826,000, respectively, at December 31, 1994, and $12,127,315 and $755,943, respectively, at December 31, 1993.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include certificates-of-deposit, accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Letters of credit expire

                               CENTERPOINT BANK
within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

  The Bank originates commercial, real estate and consumer loans to customers throughout New Hampshire. The Bank estimates that most of its loans are based in New Hampshire, with less than 4% of total loans based out-of-state.

11. SHAREHOLDER'S EQUITY

 Stock Issuance

  In September 1992, the Bank sold 62,581 units ("Units") to the public at a price of $24 per unit. Each Unit consisted of two shares of Common Stock and one share of Series A $8.00 Acquisition Exchangeable, Cumulative Preferred Stock. Accordingly, 62,581 shares of Preferred Stock and 125,162 shares of Common Stock were issued. Net proceeds of the stock issuance were $1,399,682, net of issuance costs of $102,262.

 Preferred Stock

  In December 1993, the board of directors of the Bank, in accordance with the original terms of a Preferred Stock issuance in September 1992, voted to offer to holders of shares of Preferred Stock the option to either redeem their preferred shares at a per share price of $8.00 or exchange their preferred shares at the rate of one share of the Bank's Common Stock for each share of Preferred Stock. During 1994, 35,624 preferred shares were redeemed and 26,957 preferred shares were exchanged for Common Stock.

 Stock Option Plan

  The Centerpoint Bank 1989 Stock Option Plan provides for the granting of options to key employees, officers and directors. The Plan has a term of 10 years, and a total of 120,000 shares of Common Stock are reserved for issuance under the Plan.

  It is intended that certain options granted under the Plan will qualify as incentive stock options (an "ISO") under Section 422 of the Internal Revenue Code, and other options granted thereunder will be nonstatutory stock options. ISO's are eligible for favored tax treatment pursuant to the Code, while nonstatutory stock options do not qualify for such favored tax treatment. The Plan provides authority for the grant of stock appreciation rights in addition to nonstatutory stock options, alternative stock appreciation rights in conjunction with nonstatutory stock options or ISO's and the grant of stock appreciation rights without related stock options. Stock appreciation rights permit the holder of such rights to receive cash, Common Stock, or a combination of cash and Common Stock having a fair market value equal in amount to the increase in the fair market value of the Common Stock subject to the right, measured from the date the right was granted to the date on which the stock appreciation right is exercised.

  The price at which stock options or stock appreciation rights may be exercised under the Plan is determined by the stock option committee of the Board of Directors, but in the case of ISO's may not be less than 100% of the fair market value of the Common Stock on the date of grant. In the case of nonstatutory stock options and stock appreciation rights unrelated to ISO's, the exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant. Each option granted under the Plan must be exercised within a period fixed by the stock option committee; however, the period may not exceed ten years from the date of grant and no stock option or stock appreciation right may be exercised during the first six months of its term.

                               CENTERPOINT BANK

  Changes in the status of stock options are summarized as follows:

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30    YEAR ENDED DECEMBER 31
                                    ----------------- -----------------------
                                      1995     1994    1994    1993    1992
                                    -------- -------- ------- ------- -------
                                       (UNAUDITED)
   Outstanding at beginning of pe-
    riod..........................    77,500   70,000  70,000  70,000  77,500
   Granted........................       --     7,500   7,500     --      --
   Cancelled......................       --       --      --      --   (7,500)
   Exercised......................       --       --      --      --      --
                                    -------- -------- ------- ------- -------
   Outstanding at end of period...    77,500   77,500  77,500  70,000  70,000
                                    ======== ======== ======= ======= =======
   Exercisable at end of period...    72,500   60,000  60,000  47,500  25,000
   Price of options outstanding...  $  10.00 $  10.00 $ 10.00 $ 10.00 $ 10.00

12. COMMITMENTS

  The Bank has lease agreements for its main and branch offices, operations center and certain equipment for terms ranging from three to fifteen years. The main and branch offices and operations center leases are classified as operating leases, while the equipment lease is classified as a capital lease.

  Premises and equipment includes the following amounts for the equipment lease that has been capitalized:

                                                                   DECEMBER 31
                                                      SEPTEMBER 30 ------------
                                                          1995     1994   1993
                                                      ------------ -----  -----
                                                           (IN THOUSANDS)
                                                      (UNAUDITED)
   Equipment.........................................    $ 256     $ 256  $ 256
   Less accumulated amortization.....................     (256)     (235)  (183)
                                                         -----     -----  -----
                                                         $ --      $  21  $  73
                                                         =====     =====  =====

  Amortization of equipment under the capital lease, computed by the straight-line method over the term of the lease, is included in depreciation and amortization expense.

  Future minimum payments, by year and in the aggregate, under the capital lease and noncancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1994:

                                                               CAPITAL OPERATING
                                                                LEASE   LEASES
                                                               ------- ---------
                                                                (IN THOUSANDS)
   1995.......................................................  $ 57    $  165
   1996.......................................................   --        171
   1997.......................................................   --        171
   1998.......................................................   --        140
   1999.......................................................   --        114
   Thereafter.................................................   --        346
                                                                ----    ------
   Total minimum lease payments...............................    57    $1,107
                                                                        ======
   Amount representing interest...............................     3
                                                                ----
   Present value of net minimum lease payments................  $ 54
                                                                ====

                               CENTERPOINT BANK

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

  Rent expense for all operating leases was $115,000, $94,000, $139,000, $115,000 and $98,000 during the nine months ended September 30, 1995 and 1994 (unaudited) and the years ended December 31, 1994, 1993 and 1992, respectively.

13. LOANS TO RELATED PARTIES

  Certain directors of the Bank, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans were made in the ordinary course of business at the Bank's normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Such loans amounted to $339,612, $287,593 and $411,436 at September 30, 1995 (unaudited) and December 31, 1994 and 1993, respectively. During the nine months ended September 30, 1995 (unaudited), $102,613 of new loans or advances were made and repayments totaled $50,594. During 1994, $188,473 of new loans or advances were made and repayments totaled $312,316.

14. ACQUISITION AGREEMENT (unaudited)

  On August 29, 1995, the Bank entered into a definitive merger agreement to be acquired by Community Bankshares, Inc. ("Community"). Upon consummation of the merger, each outstanding share of the Bank's common stock will be converted into and exchanged for 1.073 shares of Community common stock. The merger, anticipated to be accounted for as a pooling-of-interests, is subject to shareholder and regulatory approval.

  Concurrent with the execution of the merger agreement, the Bank and Community entered into a Stock Option Agreement pursuant to which the Bank granted an option to Community to purchase up to 165,920 shares of the Bank's common stock, under certain conditions, at a price of $12.00 per share.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           COMMUNITY BANKSHARES, INC.

                                      AND

                                CENTERPOINT BANK

                                AUGUST 29, 1995

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

 1.1  The Merger........................................................   A-1
 1.2  Effective Time....................................................   A-1
 1.3  Charter and By-laws...............................................   A-1
 1.4  Directors of Surviving Bank and Buyer.............................   A-1
 1.5  Officers of Surviving Bank........................................   A-2
 1.6  Additional Actions................................................   A-2
 1.7  Option to Purchase Seller Common Stock............................   A-2

                                   ARTICLE II

                              CONVERSION OF SHARES

 2.1  Conversion of Seller Common Stock.................................   A-2
      Procedures for Exchange of Seller Common Stock for Merger
 2.2  Consideration.....................................................   A-3
      (a) Buyer to Make Shares Available.................................  A-3
      (b) Exchange of Certificates.......................................  A-3
      (c) Rights of Certificate Holders after the Effective Time.........  A-3
      (d) Fractional Shares..............................................  A-3
      (e) Surrender by Persons Other than Record Holders.................  A-4
      (f) Closing of Transfer Books......................................  A-4
      (g) Return of Exchange Fund........................................  A-4
 2.3  Buyer Sub Common Stock............................................   A-4
 2.4  Dissenters' Rights................................................   A-4
 2.5  Stock Options.....................................................   A-5

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

 3.1  Corporate Organization............................................   A-5
 3.2  Capitalization....................................................   A-6
 3.3  Authority.........................................................   A-6
 3.4  No Violation......................................................   A-7
 3.5  Consents and Approvals............................................   A-7
 3.6  Regulatory Approval...............................................   A-7
 3.7  Financial Statements..............................................   A-7
 3.8  Reports...........................................................   A-8
 3.9  Undisclosed Liabilities...........................................   A-8
 3.10 Absence of Certain Changes or Events..............................   A-9
 3.11 Legal Proceedings.................................................   A-9
 3.12 Taxes and Tax Returns.............................................  A-10
 3.13 Properties........................................................  A-11
 3.14 Certain Contracts.................................................  A-11
 3.15 Certain Defaults..................................................  A-12
 3.16 Insurance.........................................................  A-12
 3.17 Employee Benefit Plans............................................  A-12
 3.18 Compliance with Applicable Law; Regulatory Examinations...........  A-13

 3.19 Regulatory Agreements...............................................  A-13
 3.20 Broker's Fees.......................................................  A-13
 3.21 Fairness Opinion....................................................  A-13
 3.22 Seller Information..................................................  A-13
 3.23 Environmental Issues................................................  A-14
 3.24 Investment Securities...............................................  A-14
 3.25 Derivative Transactions.............................................  A-15
 3.26 Intellectual Property...............................................  A-15
 3.27 Reserves for Possible Loan Losses...................................  A-15
 3.28 Loans...............................................................  A-15
 3.29 Transactions with Interested Persons................................  A-16
 3.30 Capital.............................................................  A-16
 3.31 Disclosure..........................................................  A-16

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

 4.1  Corporate Organization..............................................  A-17
 4.2  Capitalization......................................................  A-17
 4.3  Authority...........................................................  A-18
 4.4  No Violation........................................................  A-18
 4.5  Consents and Approvals..............................................  A-18
 4.6  Regulatory Approval.................................................  A-18
 4.7  Financial Statements................................................  A-18
 4.8  Reports.............................................................  A-18
 4.9  Undisclosed Liabilities.............................................  A-19
 4.10 Absence of Certain Changes or Events................................  A-19
 4.11 Legal Proceedings...................................................  A-20
 4.12 Taxes and Tax Returns...............................................  A-20
 4.13 Certain Contracts...................................................  A-21
 4.14 Certain Defaults....................................................  A-21
 4.15 Compliance with Applicable Law; Regulatory Examinations.............  A-21
 4.16 Fairness Opinion....................................................  A-21
 4.17 Buyer Information...................................................  A-22
 4.18 Environmental Issues................................................  A-22
 4.19 Disclosure..........................................................  A-22
 4.20 Capital.............................................................  A-22
 4.21 Regulatory Agreements...............................................  A-22

                                   ARTICLE V

                              COVENANTS OF SELLER

 5.1  Conduct of Business.................................................  A-23
      (a) Affirmative Covenants............................................ A-23
      (b) Negative Covenants............................................... A-23
 5.2  No Solicitation.....................................................  A-25
 5.3  Current Information.................................................  A-25
 5.4  Access to Properties and Records....................................  A-25
 5.5  Financial and Other Statements......................................  A-25
 5.6  Approval of Seller's Stockholders...................................  A-26

 5.7  Disclosure Supplements..............................................  A-26
 5.8  Failure to Fulfill Conditions.......................................  A-26
 5.9  Consents and Approvals of Third Parties.............................  A-26
 5.10 All Reasonable Efforts..............................................  A-26

                                   ARTICLE VI

                               COVENANTS OF BUYER

 6.1  Conduct of Business.................................................  A-26
 6.2  Current Information.................................................  A-26
 6.3  Access to Properties and Records....................................  A-27
 6.4  Financial and Other Statements......................................  A-27
 6.5  Consents and Approvals of Third Parties.............................  A-27
 6.6  All Reasonable Efforts..............................................  A-27
 6.7  Failure to Fulfill Conditions.......................................  A-27
 6.8  Disclosure Supplements..............................................  A-27
 6.9  Financial and Other Statements......................................  A-27
 6.10 Employee Benefits...................................................  A-28
 6.11 Deposit of Exchange Fund with Exchange Agent........................  A-28
 6.12 Directors and Officers Indemnification and Insurance................  A-28
 6.13 Buyer Sub...........................................................  A-28
 6.14 Approval of Buyer's Stockholders....................................  A-29

                                  ARTICLE VII

                          REGULATORY AND OTHER MATTERS

 7.1  Proxy Statement-Prospectus..........................................  A-29
 7.2  Regulatory Approvals................................................  A-29
 7.3  Affiliates; Publication of Combined Financial Results...............  A-30
 7.4  Agreement to Vote in Favor of Merger................................  A-30

                                  ARTICLE VIII

                               CLOSING CONDITIONS

 8.1  Conditions to Each Party's Obligations under this Agreement.........  A-30
      (a) Stockholder Approval............................................. A-30
      (b) Injunctions; Illegality.......................................... A-30
      (c) Regulatory Approvals............................................. A-30
      (d) Effectiveness of Registration Statement.......................... A-31
      (e) Tax Rulings or Opinions.......................................... A-31
 8.2  Conditions to the Obligations of Buyer under this Agreement.........  A-31
      (a) Representations and Warranties................................... A-31
      (b) Material Adverse Change.......................................... A-31
      (c) Non-Performing Assets............................................ A-32
      (d) Minimum Increase in Net Worth.................................... A-32
      (e) Agreements and Covenants......................................... A-32
      (f) Permits, Authorizations, Etc..................................... A-32
      (g) Legal Opinion.................................................... A-32

      (h) Pooling of Interests............................................ A-32
      (i) Dissenting Seller Shareholders.................................. A-42
      (j) Accountants' Letter............................................. A-32
      (k) Fairness Opinion................................................ A-33
  8.3  Conditions to the Obligations of Seller under this Agreement......  A-33
      (a) Representations and Warranties.................................. A-33
      (b) Material Adverse Change......................................... A-33
      (c) Agreements and Covenants........................................ A-34
      (d) Permits, Authorizations, Etc.................................... A-34
      (e) Legal Opinion................................................... A-34
      (f) Fairness Opinion................................................ A-34

                                   ARTICLE IX

                                  THE CLOSING

  9.1  Time and Place....................................................  A-34
  9.2  Deliveries at the Closing.........................................  A-34

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

 10.1  Termination.......................................................  A-34
 10.2  Effect of Termination.............................................  A-35
 10.3  Expenses..........................................................  A-35
 10.4  Amendment, Extension and Waiver...................................  A-35

                                   ARTICLE XI

                              CERTAIN DEFINITIONS

 11.1  Certain Definitions...............................................  A-36

                                  ARTICLE XII

                                 MISCELLANEOUS

 12.1  Confidentiality...................................................  A-37
 12.2  Public Announcements..............................................  A-37
 12.3  Survival..........................................................  A-37
 12.4  Notices...........................................................  A-37
 12.5  Parties in Interest...............................................  A-38
 12.6  Rights of Employment..............................................  A-38
 12.7  Complete Agreement................................................  A-38
 12.8  Counterparts......................................................  A-38
 12.9  Severability......................................................  A-38
 12.10 Governing Law.....................................................  A-38
 12.11 Headings..........................................................  A-39
 EXHIBIT 1.7 STOCK OPTION AGREEMENT....................................... A-41
 EXHIBIT 7.3 AFFILIATE AGREEMENT.......................................... A-49
 EXHIBIT 7.4 VOTING AGREEMENT............................................. A-54

                             INDEX OF DEFINED TERMS

Affiliate.................................................................. A-36
Agreement..................................................................  A-1
Average Closing Price...................................................... A-36
Bank Regulator.............................................................  A-7
BTCI.......................................................................  A-7
Buyer......................................................................  A-1
Buyer Audited Financial Statements......................................... A-19
Buyer Common Shares........................................................ A-17
Buyer Common Stock.........................................................  A-2
Buyer Financial Statements................................................. A-19
Buyer Interim Financial Statements......................................... A-19
Buyer Preferred Shares..................................................... A-17
Buyer Reports.............................................................. A-19
Buyer Special Meeting...................................................... A-29
Buyer Stock Option Plans................................................... A-17
Buyer Sub..................................................................  A-1
Buyer's Book Value Per Share............................................... A-36
Call Reports...............................................................  A-8
Certificate................................................................  A-2
Closing....................................................................  A-1
Closing Date...............................................................  A-1
Closing Price.............................................................. A-36
Dissenting Shares..........................................................  A-4
Effective Time.............................................................  A-1
Environment................................................................ A-36
Environmental Laws......................................................... A-36
EPA........................................................................ A-14
ERISA Plans................................................................ A-12
Exchange Act...............................................................  A-6
Exchange Agent.............................................................  A-3
Exchange Fund..............................................................  A-3
Exchange Ratio.............................................................  A-2
Expenses................................................................... A-35
FDIC.......................................................................  A-7
Federal Reserve............................................................  A-7
GAAP.......................................................................  A-7
Governmental Entity........................................................  A-7
Hazardous Substances....................................................... A-36
HSR Act....................................................................  A-7
Injunction................................................................. A-30
Interested Person.......................................................... A-16
Last Closing Price.........................................................  A-4
Leases..................................................................... A-11
Loan Property.............................................................. A-37
Loans...................................................................... A-15
MBD........................................................................ A-21
Merger.....................................................................  A-1
Merger Consideration.......................................................  A-2
Mortgage................................................................... A-15
New Hampshire Commissioner.................................................  A-1

NHRSA......................................................................  A-4
Participation Facility..................................................... A-37
Pension Plan............................................................... A-12
Person..................................................................... A-37
Proxy Statement-Prospectus................................................. A-29
Record Holder..............................................................  A-3
Registration Statement..................................................... A-29
Schedules..................................................................  A-5
SEC........................................................................ A-19
Secretary of State.........................................................  A-1
Securities Act.............................................................  A-5
Seller.....................................................................  A-1
Seller Audited Financial Statements........................................  A-7
Seller Common Stock........................................................  A-2
Seller Financial Statements................................................  A-8
Seller Interim Financial Statements........................................  A-8
Seller Net Worth........................................................... A-32
Seller Option..............................................................  A-5
Seller Preferred Shares....................................................  A-6
Seller Stock Option Plan...................................................  A-5
Seller Subsidiaries........................................................  A-5
Special Meeting............................................................ A-26
Stock Exchange............................................................. A-37
Stock Option Agreement.....................................................  A-2
Subsidiaries............................................................... A-37
Subsidiary................................................................. A-37
Surviving Bank.............................................................  A-1
Termination Date........................................................... A-35
Trading Day................................................................ A-37
Welfare Plan............................................................... A-12

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER dated as of August 29, 1995 (this "Agreement"), by and between COMMUNITY BANKSHARES, INC., a New Hampshire corporation ("Buyer"), and CENTERPOINT BANK, a New Hampshire-chartered trust company ("Seller"). (Certain capitalized terms used herein shall have the meanings defined in Section 11.1 hereof.)

  Whereas, Buyer intends to cause to be organized an interim bank that will be a wholly-owned direct subsidiary of Buyer ("Buyer Sub") and thereafter to cause Buyer Sub to become a party to this Agreement; and

  Whereas, the respective Boards of Directors of Buyer and Seller have approved the acquisition of Seller by Buyer pursuant to the merger of Buyer Sub with Seller (the "Merger").

  Now, Therefore, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 THE MERGER. As promptly as practicable following the satisfaction or waiver of the conditions to the parties' respective obligations hereunder, at the Effective Time (as defined in Section 1.2 hereof), Buyer shall form the Buyer Sub in accordance with New Hampshire law, and Buyer Sub shall be merged with and into Seller. Seller shall be the surviving bank of the Merger (the "Surviving Bank"). At the Effective Time, the separate existence of Seller shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Seller shall be vested in and assumed by Surviving Bank.

  1.2 EFFECTIVE TIME. The Merger shall be effected by the filing of a Contract for Union, certified by the New Hampshire Commissioner of Banks ("New Hampshire Commissioner"), with the Secretary of State of New Hampshire (the "Secretary of State") in accordance with New Hampshire law. The Merger shall become effective on the day of the closing ("Closing Date") provided for in
Article IX hereof (the "Closing"). The term "Effective Time" shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Contract for Union.

  1.3 CHARTER AND BY-LAWS. The Charter and By-laws of Surviving Bank shall be the Charter and By-laws of Seller as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

  1.4 DIRECTORS OF SURVIVING BANK AND BUYER. (a) The directors of Seller immediately prior to the Effective Time shall be the initial directors of Surviving Bank, each to hold office in accordance with the Charter and By-Laws of Surviving Bank. Buyer intends to elect up to two additional directors to serve on the Board of Surviving Bank.

  (b) At or immediately after the Effective Time the Board of Directors of Buyer shall elect three of Seller's current directors to serve on the Board of Directors of Buyer. Such nominees shall be designated, prior to the Effective Time, as follows: one of the nominees shall be the current President and CEO of Seller; the second nominee shall be designated by said President and CEO; and the third nominee shall be selected by Buyer from a list of two or three potential nominees provided by Seller to Buyer. Said nominees shall be subject to the reasonable approval of Buyer's Board of Directors.

  (c) Prior to or at the Effective Time the Board of Directors of Buyer's existing banking subsidiary shall elect one of Seller's current outside directors (designated by the Board of Directors of Seller prior to the Effective

Time) to serve on the Board of Directors of such bank. Said nominee shall be subject to the reasonable approval of such subsidiary's Board of Directors.

  1.5 OFFICERS OF SURVIVING BANK. The officers of Seller immediately prior to the Effective Time shall be the initial officers of Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.

  1.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Surviving Bank, title to and possession of any property or right of Seller acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Surviving Bank and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Bank are fully authorized in the name of Seller or otherwise to take any and all such action.

  1.7 OPTION TO PURCHASE SELLER COMMON STOCK. As part of the Merger and as a condition to entering into this Agreement, Buyer and Seller have entered into a Stock Option Agreement on the date hereof (the "Stock Option Agreement") in the form attached hereto as Exhibit 1.7, giving Buyer the right to purchase 165,920 shares of Seller Common Stock, which shares would upon issuance equal 19.9% of the then-issued and outstanding Seller Common Stock (including shares issuable pursuant to the Seller Stock Option Plan (as defined below).

                                  ARTICLE II

                             Conversion of Shares

  2.1 CONVERSION OF SELLER COMMON STOCK. (a) At the Effective Time, each share of the common stock, par value $1.00 per share, of Seller (the "Seller Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as such term is defined in Section 2.4 hereof) and other than Seller Common Stock then owned by Seller, any Seller subsidiary, Buyer, or any Buyer subsidiary (in each case other than in a fiduciary capacity or as a result of debts previously contracted)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for 1.073 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share of Buyer ("Buyer Common Stock"). The consideration to be received for each share of Seller Common Stock is referred to herein as the "Merger Consideration".

  (b) All of the Seller Common Stock converted into Buyer Common Stock pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such Seller Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) cash in lieu of fractional shares into which the Seller Common Stock represented by such Certificate have been converted pursuant to this Section 2.1 and Section 2.2 hereof. Certificates previously representing Seller Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time Buyer should split or combine its common stock or other convertible securities, or pay a dividend or other distribution in such common stock or other convertible securities, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution. All Seller Common Stock owned by Seller, any Seller subsidiary, Buyer, or any Buyer subsidiary (in each case other than in a fiduciary capacity or as a result of debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments shall be made in consideration therefor. All shares of Buyer Common Stock that are owned by Seller or any of the Seller Subsidiaries (in each case other than in a fiduciary capacity or as a result of debts previously contracted) shall become treasury stock of Buyer.

  2.2 PROCEDURES FOR EXCHANGE OF SELLER COMMON STOCK FOR MERGER CONSIDERATION.

  (A) BUYER TO MAKE SHARES AVAILABLE. Buyer shall take all steps necessary on and as of the Effective Time to deliver to the Exchange Agent (as hereinafter defined), for the benefit of the holders of Certificates, for exchange in accordance with this Section 2.2, certificates representing shares of Buyer Common Stock and the cash in lieu of fractional shares to be paid pursuant to
Section 2.2(d) (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund") to be issued and paid in exchange for outstanding Seller Common Stock in accordance with this Agreement. The Exchange Agent shall be such banking institution or corporate trust company reasonably satisfactory to Buyer as Seller shall appoint to act as exchange agent hereunder. The Exchange Agent shall act as agent on behalf of record holders (individually, a "Record Holder") of Seller Common Stock at the Effective Time, other than Seller, any Seller Subsidiary, Buyer, or any Buyer subsidiary (in each case other than in a fiduciary capacity or as a result of debts previously contracted), or any Person holding Dissenting Shares.

  (B) EXCHANGE OF CERTIFICATES. Within three business days after the Effective Time, Buyer shall take all steps necessary to cause the Exchange Agent to mail to each Record Holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for certificates representing the Buyer Common Stock and the cash in lieu of fractional shares into which the Seller Common Stock represented by such Certificates shall have been converted as a result of the Merger. The form letter (which shall be subject to the reasonable approval of Seller) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate for the number of whole shares of Buyer Common Stock to which such holder of Seller Common Stock shall have become entitled pursuant to the provisions of this Article II and (y) a check representing the amount of cash in lieu of the fractional shares, if any, which such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of this Article II, and the Certificates so surrendered shall forthwith be cancelled. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.1 hereof.

  (C) RIGHTS OF CERTIFICATE HOLDERS AFTER THE EFFECTIVE TIME. The holder of a Certificate that prior to the Merger represented issued and outstanding Seller Common Stock shall have no rights, after the Effective Time, with respect to such Seller Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to perfect the rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the applicable provisions of New Hampshire law. No dividends or distributions shall be payable with respect to any Certificate until such Certificate shall have been exchanged for certificates representing shares of Buyer Common Stock; at the time of such exchange, the holder of the Certificate shall be entitled to receive the payment of all dividends, if any, that have been declared and paid with respect to the shares of Buyer Common Stock represented by such Certificate between the Closing Date and the date of such exchange.

  (D) FRACTIONAL SHARES. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former holder of Seller Common Stock who otherwise would be entitled to receive a fractional share of Buyer Common Stock, an amount in cash determined by multiplying (i) the average closing sale price of Buyer Common Stock on the Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time (the "Last Closing Price") by (ii) the fraction of a share of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.2(b) hereof. No interest will be paid on the cash which the holders of such fractional shares shall be entitled to receive upon such delivery.

  (E) SURRENDER BY PERSONS OTHER THAN RECORD HOLDERS. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the Record Holder thereof, then it shall be a condition of the payment of the Merger Consideration that such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the Record Holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the Record Holder and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (F) CLOSING OF TRANSFER BOOKS. From and after the Effective Time, there shall be no transfers on the stock transfer books of Seller of the Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and cancelled as provided in this Article II.

  (G) RETURN OF EXCHANGE FUND. At any time following the 12 month period after the Effective Time, Buyer shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Buyer (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Buyer nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

  2.3 BUYER SUB COMMON STOCK. Each share of common stock of Buyer Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Bank at the Effective Time and shall be held by Buyer.

  2.4 DISSENTERS' RIGHTS. (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, Seller Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by stockholders who, pursuant to applicable law, have properly perfected their right to dissent and demand payment within the meaning of New Hampshire Revised Statutes Annotated (the "NHRSA") 293-A:13.01 et seq. (the "Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right to dissent and demand payment under applicable law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent, the Seller Common Stock of such holder shall thereupon be deemed to have been converted into and be exchangeable for, at the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.1 hereof. Holders of Seller Common Stock who become entitled pursuant to the provisions of the NHRSA to payment for their shares of Seller Common Stock under the provisions thereof shall receive payment from the Surviving Bank and such shares of Seller Common Stock shall be cancelled.

  (b) Seller shall give Buyer (i) prompt notice of any demands for payment of shares received by Seller, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the NHRSA and received by Seller and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for shares under the NHRSA consistent with the obligations of Seller thereunder. Seller shall not, except with the prior written consent of Buyer, (x) make any payment with respect to any demands for payment for shares, (y) offer to settle or settle any such demands or (z) waive any failure to timely deliver a written demand for payment for shares in accordance with the NHRSA.

  2.5 STOCK OPTIONS. (a) At the Effective Time, each then outstanding stock option to purchase Seller Common Stock ("Seller Option") pursuant to the Seller's 1989 Stock Option Plan (the "Seller Stock Option Plan") (it being understood that the aggregate number shares of Seller Common Stock subject to purchase pursuant to the exercise of such Seller Options is not and shall not be more than 77,500), whether vested or unvested, will be assumed by Buyer. Each Seller Option so assumed by Buyer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Seller Stock Option Plan immediately prior to the Effective Time, except that (i) such Seller Option shall be exercisable (when vested) for that number of whole shares of Buyer Common Stock equal to the product of the number of shares of Seller Common Stock covered by the Seller Option multiplied by the Exchange Ratio, provided that any fractional share of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of Buyer Common Stock shall be equal to the exercise price per share of Seller Common Stock of such Seller Option, divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

  (b) After the Effective Time, Buyer shall issue to each holder of an outstanding Seller Option a document evidencing the foregoing assumption of such Seller Option by Buyer.

  (c) It is the intention of the parties that the Seller Options assumed by Buyer qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to the extent that the Seller Options qualified as incentive stock options immediately prior to the Effective Time.

  (d) Buyer shall not issue or pay for any fractional share otherwise issuable upon exercise of a Seller Option. Prior to the Effective Time, Buyer shall reserve for issuance (and, if not previously registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), register) the number of shares of Buyer Common Stock necessary to satisfy Buyer's obligations with respect to the issuance of Buyer Common Stock pursuant to the exercise of Seller Options.

  (e) The provisions of this Section 2.5 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each holder of a Seller Option and his or her heirs and representatives.

                                  ARTICLE III

                   Representations and Warranties of Seller

  Seller hereby represents and warrants to Buyer as follows:

  3.1 CORPORATE ORGANIZATION. (a) Seller is a trust company duly organized and validly existing and in good standing under the laws of New Hampshire and in good standing with the New Hampshire Commissioner. The deposit accounts of Seller which are of an insurable type are insured by the Bank Insurance Fund of the FDIC to the extent permitted by the FDIC. The subsidiaries listed in
Schedule 3.1 constitute all of Seller's subsidiaries (the "Seller Subsidiaries"). Except as set forth in Schedule 3.1 of the Seller Disclosure Schedules (the "Schedules"), each of the Seller Subsidiaries is a corporation, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Seller and the Seller Subsidiaries has the power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and, except as set forth in Schedule 3.1, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on Seller and the Seller Subsidiaries.

  (b) Seller has previously made available to Buyer for inspection true and complete copies as amended to date of the (i) Charter and By-laws of Seller and each of the Seller Subsidiaries, and (ii) all records in the possession of Seller of all meetings and other corporate action taken by the stockholders, Board of Directors and committees thereof, of Seller and each of the Seller Subsidiaries. The minute books of Seller and each of the Seller Subsidiaries contain records, which are complete and accurate in all material respects, of incorporators, shareholders, directors, committees and stockholders, as the case may be, and all meetings and actions reflected therein have been duly and validly held or taken.

  (c) Neither Seller nor any of the Seller Subsidiaries owns, controls or holds with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, other than not more than five percent of any equity security registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other than shares of the Federal Home Loan Bank of Boston or as otherwise disclosed on Schedule 3.1 hereto and except, in the case of Seller, for the Seller Subsidiaries.

  3.2 CAPITALIZATION. (a) The authorized capital stock of Seller consists solely of 3,000,000 shares of Seller Common Stock and 250,000 shares of preferred stock, $1.00 par value ("Seller Preferred Shares"). There are 590,349 shares of Seller Common Stock issued and outstanding, no shares of Seller Common Stock held in its treasury and no Seller Preferred Shares issued and outstanding or held in its treasury. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. All issued and outstanding shares of each of the Seller Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. All issued and outstanding shares or interests of each of the Seller Subsidiaries are owned by Seller free and clear of any security interest, pledge, lien, claim or other encumbrance or restriction on transfer.

  (b) Except for the options to acquire not more than 77,500 shares of Seller Common Stock pursuant to stock options outstanding as of the date hereof under the Seller Stock Option Plan, and except for the Seller Common Stock subject to the Stock Option Agreement with Buyer, neither Seller nor any of the Seller Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of Seller, or shares of any of the Seller Subsidiaries. The names of the optionees, the date of grant of each option to purchase Seller Common Stock, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Seller Stock Option Plan are set forth on Schedule 3.2. Except as set forth on Schedule 3.2, there are no agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares to which Seller is a party, nor does Seller have knowledge of any such agreements or understandings to which Seller is not a party with respect to the voting of any such shares or which restrict the transfer of such shares. The Seller Common Stock is listed on the NASDAQ Bulletin Board.

  3.3 AUTHORITY. Seller has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by Seller's Board of Directors. The Board of Directors of Seller has directed that this Agreement and the transactions contemplated hereby be submitted to Seller's stockholders for approval at a meeting of such stockholders and has recommended approval of this Agreement by Seller's stockholders. Except for the adoption of this Agreement by such stockholders, no other corporate proceedings on the part of Seller are necessary to consummate the transactions contemplated by this Agreement or the Stock Option Agreement. Each of this Agreement and the Stock Option Agreement has been duly and validly executed and delivered by Seller, constitutes a valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

  3.4 NO VIOLATION. Neither the execution and delivery of this Agreement or the Stock Option Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor the compliance by Seller with any of the terms or provisions hereof or thereof, does or will

    (a) violate any provision of the Charter or By-laws of Seller or any of the Seller Subsidiaries,

    (b) assuming that the consents and approvals referred to in Section 3.5 hereof are duly obtained, violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of the Seller Subsidiaries, or any of their respective properties, securities or assets;

    (c) assuming that the consents and approvals referred to in Section 3.5 hereof are duly obtained and except as set forth on Schedule 3.4 hereto, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or any of the Seller Subsidiaries under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Seller or any of the Seller Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

  3.5 CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement or the Stock Option Agreement by Seller does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "Governmental Entity"), domestic or foreign, including, without limitation, any bank regulator, except
(i) for applicable requirements, if any, of the Exchange Act, state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by New Hampshire law, and (ii) for consents and approvals of or filings or registrations with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC"), the New Hampshire Commissioner, and the New Hampshire Board of Trust Company Incorporation (the "BTCI") (each of the foregoing, a "Bank Regulator").

  3.6 REGULATORY APPROVAL. Seller is not aware of any reason why the conditions set forth in Section 8.1(c) hereof would not be satisfied without significant delay.

  3.7 FINANCIAL STATEMENTS. (a) The consolidated balance sheets of Seller as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity, cash flows and changes in financial position for the years ended December 31, 1994, 1993 and 1992, certified by Ernst & Young LLP, in the form delivered to Buyer prior to execution and delivery of this Agreement (all of the above being collectively referred to as the "Seller Audited Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the footnotes thereto and except as required or permitted by SFAS 109 and 115) and present fairly in all material respects the consolidated financial position of and results of operations of Seller at the dates, and for the periods, stated therein.

  (b) The consolidated balance sheets of Seller as of June 30, 1995 and 1994, and the related consolidated statements of income, and changes in stockholders' equity for the six months ended June 30, 1995 and 1994 in the form delivered to Buyer prior to execution and delivery of this Agreement (hereinafter referred to collectively as the "Seller Interim Financial Statements") present fairly, and the financial statements referred to in
Section 5.5 hereof will present fairly, in all material respects the consolidated financial position and results of operations of Seller for the periods indicated thereon and have been, and the financial statements referred to in Section 5.5 hereof will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except for the omission of notes to the Seller Interim Financial Statements and year-end adjustments to interim results, which adjustments will not be material) applied on a consistent basis (except as required or permitted by SFAS 109 and 115) with all prior periods and throughout the periods indicated.

  (c) Seller has provided to Buyer true and complete copies of all quarterly and annual Consolidated Reports of Condition and Income ("Call Reports") as filed with the FDIC since December 31, 1992 through and including July 30, 1995. Such Call Reports were prepared in accordance with the FDIC's instructions and fairly present the information purported to be shown therein. Each Call Report filed with the FDIC with respect to any period subsequent to June 30, 1995 will be prepared in accordance with the FDIC's instructions and will fairly present the information purported to be shown therein.

  (d) The books and records of Seller have been, and are being, maintained in accordance with applicable legal and accounting requirements, reflect only actual transactions and reflect all of its assets, liabilities and accruals and all of its items of income and expense in accordance with generally accepted accounting principles and auditing standards.

  (e) The Seller Audited Financial Statements and the Seller Interim Financial Statements are herein referred to together as the "Seller Financial Statements."

  3.8 REPORTS. Since January 1, 1991, Seller has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the FDIC, the New Hampshire Commissioner, and any applicable state securities or banking authorities. Seller has made available to Buyer true and complete copies of
(i) each final registration statement, prospectus or offering circular which Seller has used in connection with the sale of its capital stock within the past five years, (ii) each proxy statement distributed by Seller to its stockholders within the past five years, and (iii) each other report filed during the past five years by Seller or any of the Seller Subsidiaries with the New Hampshire Commissioner, the FDIC or any other securities or bank regulatory agency (collectively, the "Seller Reports"). Except as set forth in
Schedule 3.8, none of the Seller Reports referred to in (i) or (ii) above contained as of its date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. None of the Seller Reports is required to be amended or supplemented, other than any amendment or supplement relating to the transactions contemplated hereby. As of their respective dates, the Seller Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

  3.9 UNDISCLOSED LIABILITIES. Except to the extent reflected or disclosed in the Seller Audited Financial Statements or in Schedule 3.9, neither Seller nor any Seller Subsidiary had at the date of the most recent consolidated balance sheet included in the Seller Audited Financial Statements, and neither Seller nor any Seller Subsidiary presently has, any material undisclosed liabilities or obligations of any kind, whether accrued, unaccrued, asserted or unasserted, contingent or otherwise, and there is no existing situation or set of circumstances which could reasonably be expected to result in such a liability, except for liabilities which would not, either individually or in the aggregate, have a material adverse effect on the business, operations, or financial condition of Seller or any Seller Subsidiaries.

  3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule
3.10 hereto, since December 31, 1994, there has not been:

    (a) Any material adverse change in the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Seller or any Seller Subsidiaries, and to the best of Seller's knowledge, no fact or condition exists which will cause such a material adverse change in the future, including without limitation any material loss of deposits or material decline in the value of the assets held in the portfolios of Seller or any of the Seller Subsidiaries;

    (b) Any loss or damage (whether or not covered by insurance) which individually or in the aggregate affects or impairs in a material respect the ability of Seller or any Seller Subsidiaries to conduct their businesses and operate their properties;

    (c) except in the ordinary course of business consistent with past practice with respect to actions that occurred prior to the date hereof, any increase in the compensation payable or to become payable to any of the non-officer employees of Seller or any of the Seller Subsidiaries or any bonus payment or arrangement made to or with any of them;

    (d) any increase in the compensation payable or to become payable to any of the officers or directors of Seller or any of the Seller Subsidiaries or any bonus payment or arrangement made to or with any of them;

    (e) any employment contract, severance contract, bonus, pension, retirement, incentive or similar arrangement or plan instituted, agreed to or amended by Seller or any of the Seller Subsidiaries;

    (f) Any agreement, contract or commitment entered into or agreed to be entered into except for those in the ordinary course of business (none of which, individually or in the aggregate, materially adversely affects the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Seller or any Seller Subsidiaries);

    (g) Any change in any of the accounting or tax methods or practices of Seller or any of the Seller Subsidiaries (other than changes that are required by applicable law or generally accepted accounting principles) or any change in the value at which assets are carried on the consolidated or unconsolidated balance sheets of Seller or any of the Seller Subsidiaries (other than changes that are reflected in their respective profit and loss statements);

    (h) Any mortgage or pledge of any assets or properties of Seller or any of the Seller Subsidiaries, or any indebtedness incurred by any of them, other than pledges to secure Federal Home Loan Bank borrowings or repurchase agreements made in the ordinary course of business; or

    (i) Any notice or indication of the intention of any person or entity to terminate any material agreement with Seller or any of the Seller Subsidiaries or any notice or indication from any material depositor, customer or supplier of Seller or any of the Seller Subsidiaries of any intention to cease doing business with, materially change the price or other terms on which business is transacted with or materially reduce the business transacted with Seller or any of the Seller Subsidiaries.

  Except as set forth on Schedule 3.10 hereto, since December 31, 1994, each of Seller and the Seller Subsidiaries has conducted their respective businesses only in the ordinary course and consistent with prior and prudent banking and business practice.

  3.11 LEGAL PROCEEDINGS. Except as set forth on Schedule 3.11 hereto:

    (a) Neither Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best of Seller's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against Seller or any of the Seller Subsidiaries, or challenging the validity or propriety of the transactions contemplated by this Agreement or the Stock Option Agreement, and there is no reasonable basis for any such proceeding, claim, action or governmental investigation against Seller or any of the Seller Subsidiaries.

    (b) Neither Seller nor any of the Seller Subsidiaries is a party to or subject to any order, judgment or decree materially affecting its business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) or its ability to consummate the transactions contemplated hereby or by the Stock Option Agreement.

    (c) Since January 1, 1992, neither Seller nor any of the Seller Subsidiaries has suffered any loss in excess of $1,000 in any one instance caused by defalcation, embezzlement or other employee malfeasance or by payments made or accepted in violation of any law or regulation, and to the best knowledge of Seller, there are no facts, circumstances or conditions which would indicate or suggest that any such loss may be impending.

    (d) Schedule 3.11 lists, as of the date of this Agreement, all pending litigation involving any claim against Seller or any Seller Subsidiary, whether directly or by counterclaim, involving a "lender liability" cause of action.

  3.12 TAXES AND TAX RETURNS. (a) Except as set forth in Schedule 3.12, each of Seller and the Seller Subsidiaries has (i) duly filed in correct form all federal, state and local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and (ii) duly paid or made provisions for the payment of all taxes and other governmental charges (other than taxes and charges which in the aggregate are immaterial) that have been incurred or that are due or claimed to be due from it by federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls). Seller and the Seller Subsidiaries file consolidated federal income tax returns.

  (b) The amounts set up as reserves on Seller's consolidated balance sheet included in the Seller Audited Financial Statements for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed or accrued, through the fiscal year ended December 31, 1994 or for any year or period ending prior thereto, and for which Seller or any of the Seller Subsidiaries may be liable (in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity), are adequate under generally accepted accounting principles and auditing standards and are sufficient to cover all such taxes of a material amount due. The federal income tax returns of Seller and the Seller Subsidiaries have never been audited by the Internal Revenue Service.

  (c) The amounts set up as reserves on Seller's consolidated balance sheet included in the Seller Interim Financial Statements for the payment of federal, state and local taxes (including any interest or penalties thereon), whether or not disputed or accrued, for the six months ended June 30, 1995, are adequate under generally accepted accounting principles and auditing standards and are sufficient to cover all taxes of a material amount expected to be due for such six month period.

  (d) Except as set forth in Schedule 3.12, Seller has received no notice of any disputes pending, or claims asserted for, federal or state taxes or assessments or local taxes or assessments upon Seller or any of the Seller Subsidiaries, nor has Seller or any of the Seller Subsidiaries been requested to give or given any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period.

  (e) Neither Seller nor any of the Seller Subsidiaries has agreed to or is required to make any adjustments under Section 481(a) of the Code. No consent has been filed pursuant to Section 341(f) of the Code with respect to Seller or any of the Seller Subsidiaries.

  (f) Proper and accurate amounts have been withheld by Seller and the Seller Subsidiaries from their employees, based on information furnished by those employees, for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws. Federal, state and local returns which are accurate and complete in all material respects have been filed by Seller and the Seller Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes. The amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Seller and the Seller Subsidiaries in the consolidated financial statements included in the Seller Audited Financial Statements.

  3.13 PROPERTIES. (a) Except (i) as may be reflected in the Seller Financial Statements, (ii) for any lien for current taxes not yet delinquent, (iii) for pledges to secure deposits, (iv) for liens on real estate acquired by foreclosure or substantively repossessed, and (v) for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title as do not materially adversely affect the value of personal or real property reflected in the Seller Financial Statements or acquired since the date of such statements and which do not materially interfere with or impair the present and continued use of such property, Seller and the Seller Subsidiaries have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements and all personal and real property acquired since such date, except such personal and real property as has been disposed of in the ordinary course of business.

  (b) Neither Seller nor any of the Seller Subsidiaries has received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and there is no such violation of a material nature. All buildings and structures used by Seller and any of the Seller Subsidiaries conform in all material respects with all applicable ordinances, codes and regulations.

  (c) Schedule 3.13 contains a true and complete list and a brief description (including carrying value) of all real properties, including properties acquired by foreclosure or deed in lieu thereof, owned by Seller or any Seller Subsidiary.

  (d) Schedule 3.13 contains a true and complete list of all material leases pursuant to which Seller or any of the Seller Subsidiaries leases any real or personal property, either as lessee or as lessor (the "Leases"). Each of the Leases is valid and binding on Seller and each such Seller Subsidiary, as the case may be, and, to the best of Seller's knowledge, is valid and binding on and enforceable against all other respective parties to such leases in accordance with their respective terms. There are not under such leases any existing breaches, defaults, events of default, or events which with notice and/or lapse of time would constitute a breach, default or event of default, nor has Seller or any of the Seller Subsidiaries received notice of, or made a claim with respect to, any breach or default. Seller and each of the Seller Subsidiaries enjoy quiet and peaceful possession of all such leased properties occupied by them as lessee.

  3.14 CERTAIN CONTRACTS. As of the date of this Agreement, except as set forth in Schedule 3.14 hereto, neither Seller nor any of the Seller Subsidiaries is a party to, is bound by, owns properties subject to, or receives benefits under:

    (a) any agreement, arrangement or understanding (whether written or oral)

      (1) not made in the ordinary course of business that is or may reasonably be expected to be material to the financial condition, business or results of operations of Seller and the Seller
    Subsidiaries, taken as a whole,

      (2) relating to the borrowing of money by Seller or any Seller Subsidiary or the guarantee by Seller or any Seller Subsidiary of any such obligation (other than instruments relating to transactions entered into in the ordinary course of the banking business of Seller or in the ordinary course of business of any Seller Subsidiary),
      (3) which cannot be terminated at will relating to the employment of a consultant or the employment, election or retention of any present or former director, officer or employee,

      (4) with a labor union,

      (5) (other than any agreement (x) with a banking customer entered into by Seller in the ordinary course of business under which Seller provides banking services to such banking customer or (y) relating to the sale of mortgage loans, including forward commitments) that involves a payment or series of payments of more than $100,000 from or to Seller or any Seller Subsidiary,

      (6) pursuant to which the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement would (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Seller or any of the Seller Subsidiaries to any officer, director or employee thereof or to any other person or entity,

      (7) which has an unexpired term as of the date of this Agreement of one year or more (other than agreements that are cancelable by Seller or the Seller Subsidiaries with no further obligation upon 30 days notice or less),

      (8) which limits the freedom of Seller or any of the Seller
    Subsidiaries to compete in any line of business or with any person,

      (9) pursuant to which Seller or any of the Seller Subsidiaries may be required to sell assets to, to transfer funds to (other than in the ordinary course of business), to make an investment in, or to guarantee the debt of, any entity, or

    (b) any power of attorney that remains outstanding.

  3.15 CERTAIN DEFAULTS. Except as set forth in Schedule 3.15 hereto, neither Seller nor any Seller Subsidiary, nor, to the knowledge of Seller, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement pursuant to which Seller or any Seller Subsidiary has borrowed funds or is otherwise the obligor.

  3.16 INSURANCE. Seller has made available to Buyer correct and complete copies of all material policies of insurance of Seller and the Seller Subsidiaries currently in effect. Neither Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Seller Interim Financial Statements. Except as set forth on Schedule 3.16 hereto, neither Seller nor any Seller Subsidiary has received any notice of termination of any such insurance coverage or material increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor materially increased.

  3.17 EMPLOYEE BENEFIT PLANS. (a) Except as described on Schedule 3.17 hereto, neither Seller nor any of the Seller Subsidiaries has any obligation, contingent or otherwise, under any employment, consulting, retirement or severance agreement which would require Seller or any Seller Subsidiary to make payments exceeding $100,000 for any employee or former employee.

  (B) SCHEDULE 3.17 hereto sets forth a complete list of all ERISA Plans (as defined below). Except as set forth in Schedule 3.17, neither Seller nor any Seller Subsidiary maintains or contributes to any "multi-employer plan" as that term is defined at Section 4001(a)(3) of ERISA, and neither Seller nor any Seller Subsidiary has incurred any material liability under Section 4062, 4063 or 4201 of ERISA. To the knowledge of Seller, each pension plan, as defined at Section 3(2) of ERISA, maintained by Seller or any Seller Subsidiary (each, a "Pension Plan") which is intended to be qualified under
Section 401(a) of the Code is so qualified. Except as set forth in Schedule
3.17 hereto, to the knowledge of Seller, since January 1, 1991, (i) each welfare plan, as defined at Section 3(1) of ERISA, maintained by Seller or a Seller Subsidiary (each, a "Welfare Plan"), and each Pension Plan (the Pension Plans and Welfare Plans being hereinafter referred to as "ERISA Plans"), has been administered substantially in accordance with the terms of such plan and the provisions of ERISA, (ii) nothing has been done or omitted to be done with respect to any ERISA Plan that would result in any material liability on the part of Seller or any Seller Subsidiary, including the loss of any material tax deduction, under ERISA or the Code, (iii) no "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Pension Plan subject to

Title IV of ERISA, and (iv) except for continuation of health coverage to the extent required under Section 4980B of the Code, there are no unfunded obligations under any ERISA Plan providing benefits after termination of employment.

  (c) Schedule 3.17 hereto sets forth a complete list of all employment, consulting, retirement and severance agreements with individuals and all material incentive, bonus, fringe benefit and other employee benefit arrangements of Seller and the Seller Subsidiaries, covering employees or former employees of Seller and the Seller Subsidiaries.

  (d) Seller has made available to Buyer copies of all ERISA Plans, copies of all agreements and arrangements referred to in (c) above that have been reduced to writing, and a written summary of the material terms of all such agreements or arrangements that have not been reduced to writing.

  3.18 COMPLIANCE WITH APPLICABLE LAW; REGULATORY EXAMINATIONS. (a) Seller and each of the Seller Subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in material default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to Seller or any of the Seller Subsidiaries, except as set forth on Schedule 3.18 hereto, and neither Seller or any of the Seller Subsidiaries has knowledge of any violation of any of the above.

  (b) Except for normal examinations conducted by a regulatory agency in the regular course of the business of Seller and the Seller Subsidiaries, no regulatory agency has initiated any proceeding or, to the best knowledge of Seller, investigation into the business or operations of Seller or any of the Seller Subsidiaries since prior to December 31, 1991. Seller has not received any objection from any regulatory agency to Seller's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Seller or any of the Seller Subsidiaries.

  (c) Except as set forth on Schedule 3.18 hereto, neither Seller nor any Seller Subsidiary will be required to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise.

  3.19 REGULATORY AGREEMENTS. On the date hereof, neither Seller nor any Seller Subsidiary is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by the FDIC, the Federal Reserve, the New Hampshire Commissioner or any other financial services regulatory agency that relates to the conduct of the business of Seller or any Seller Subsidiary, nor has Seller or any of the Seller Subsidiaries been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

  3.20 BROKER'S FEES. Neither Seller, any Seller Subsidiary, nor any of its officers or directors has employed any broker, finder or investment advisor, or incurred any liability for any broker's fees, commissions, finder's fees or investment advisory fees in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement.

  3.21 FAIRNESS OPINION. Seller has engaged, and will pay a fee or commission, to HAS Associates ("HAS") to render an opinion to Seller and its stockholders as to the fairness to Seller and its stockholders, from a financial point of view, of the Merger Consideration. HAS has advised the Board of Directors of Seller that it considers such consideration to be fair and will provide a written opinion as to fairness at or prior to the date on which the Proxy Statement-Prospectus is mailed to stockholders.

  3.22 SELLER INFORMATION. The information relating to Seller and the Seller Subsidiaries to be contained in the Proxy Statement-Prospectus (as defined in Section 7.1) and any application to any Bank Regulator, or any other statement or application filed with any other governmental body in connection with the Merger and the other transactions contemplated by this Agreement, will not contain as of the date of such Proxy Statement-Prospectus and as of the date of the Special Meeting (defined in Section 5.6) any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Seller makes and will make no representation or warranty with respect to any information supplied by Buyer which is contained in any of the foregoing documents. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Buyer and its subsidiaries) will comply in all material respects with any applicable provisions of the Exchange Act and the rules and regulations thereunder.

  3.23 ENVIRONMENTAL ISSUES. Except as set forth on Schedule 3.23 hereto:

    (a) Each of Seller and, to Seller's knowledge, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment.

    (b) There is no suit, claim, action or proceeding pending or, to the knowledge of Seller threatened, before any Governmental Entity or other forum in which Seller or, to Seller's knowledge, any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or
  (ii) relating to the release into or presence in the Environment (as hereinafter defined) of any Hazardous Substance (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by Seller or any Participation Facility.

    (c) To Seller's knowledge, there is no suit, claim, action or proceeding pending or threatened, before any Governmental Entity or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Substance whether or not occurring at or on a site owned, leased or operated by a Loan Property.

    (d) Seller does not have knowledge of any facts or circumstances which would provide a reasonable basis for any suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.23.

    (e) During the period of Seller's ownership or operation of any of its current properties or any previously owned or operated properties, there has been no release or presence of Hazardous Substance in, on, under or affecting such property (except for the presence of small quantities of consumer products such as cleaning solvents and paints). To Seller's knowledge, during the period of (i) Seller's participation in the management of any Participation Facility, or (ii) Seller's holding of a security interest in a Loan Property, there has been no release or presence of Hazardous Substance in, on, under or affecting such Participation Facility or Loan Property. To the knowledge of Seller, prior to the period of (x) Seller's ownership or operation of any of its respective current properties or any previously owned or operated properties, (y) Seller's holding of a security interest in a Loan Property, there was no release or presence of Hazardous Substance in, on, under or affecting any such property, Participation Facility or Loan Property.

  3.24 INVESTMENT SECURITIES. None of the investments reflected in the consolidated balance sheet for the period ended December 31, 1994 contained in the Seller Audited Financial Statements and none of the investments made by Seller since December 31, 1994 is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. Seller has (a) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" or as held in a "trading account", and accounted for such securities at fair value, and (b) accounted for any decline in the market value of its securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, including without limitation the recognition through Seller's consolidated statement of income of any unrealized loss with respect to any individual security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

  3.25 DERIVATIVE TRANSACTIONS. Except as set forth on Schedule 3.25 neither Seller nor any Seller Subsidiary has engaged in transactions in or involving forwards, options, futures, options on futures, swaps, structured notes or securities defined as "high risk" by the Federal Financial Institutions Examination Council.

  3.26 INTELLECTUAL PROPERTY. Each of Seller and the Seller Subsidiaries owns or possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, service-marks and trademarks used in its businesses, each without payment, and neither Seller nor any Seller Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Seller and the Seller Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

  3.27 RESERVES FOR POSSIBLE LOAN LOSSES. The reserves for possible loan losses shown on consolidated financial statements included in the Seller Audited Financial Statements, increased by provisions made and reduced by charges taken after such date, are, in the reasonable judgment of Seller based upon the status of its loan portfolio and general economic conditions as of the date of this Agreement, adequate to provide for possible losses on loans outstanding at and as of the date of this Agreement. Subject to such reserve for possible loan losses, the aggregate principal amount of loans contained in the loan portfolios of Seller and the Seller Subsidiaries at July 31, 1995, increased by loans made and reduced by principal payments made after such date, can reasonably be expected to be collected in the ordinary course of Seller's operations. The reserves for possible loan losses to be shown on Seller's consolidated balance sheet included in any Call Report filed with the FDIC or any Report sent to Seller's stockholders with respect to any period subsequent to the year ended December 31, 1994 are or will be adequate under generally accepted accounting principles at and as of the date of each such balance sheet.

  3.28 LOANS. Except as set forth on Schedule 3.28 hereto,

    (a) All loans reflected as assets in Seller's consolidated balance sheet included in the Seller Audited Financial Statements or made or acquired by Seller or any of the Seller Subsidiaries since December 31, 1994 ("Loans") are binding obligations of the respective obligors named therein and no material amount thereof is subject to any defenses which have been or, to the best knowledge of Seller, may be asserted against Seller or any of the Seller Subsidiaries. Seller has entered into no agreement which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any such Loan.

    (b) All of the real estate mortgage Loans reflected as assets on Seller's consolidated balance sheet included in the Seller Audited Financial Statements or made or acquired by Seller or any of the Seller Subsidiaries since December 31, 1994, were validly and legally made, constitute valid and binding agreements of the borrower enforceable in accordance with their terms, are secured by properly perfected, valid liens having the priority indicated by their terms on the properties described therein. All of such mortgage Loans are saleable in the ordinary course of Seller's or any of the Seller Subsidiaries' business (which, in the case of commercial mortgage Loans, shall mean saleable to a knowledgeable purchaser experienced in evaluating such types of obligations). Seller has not entered into any agreement which will result in a future waiver or negation of any material rights or remedies presently available against the borrower or guarantor, if any, on any such Loan. Each mortgage securing a Loan (a "Mortgage") has been and is evidenced by documentation of the types customarily employed by Seller, which are consistent in all material respects with federal and state banking practices and prudent banking standards, and complete copies thereof have been maintained by Seller in accordance with such standards and practices. Except with respect to participation loans described on Schedule 3.28 hereto, Seller and the Seller Subsidiaries own and hold the entire interest in all Mortgages free and clear of all liens, claims, equities, options, security interests, charges, encumbrances or restrictions of any kind or nature, and no person has any interest therein. With respect to any FHA Mortgage, VA Mortgage, SBA-guaranteed Loan or other insured or guaranteed instrument, the FHA insurance, VA guaranty, SBA guaranty and other insurance or guarantees are in full force and effect and neither Seller nor any of the Seller Subsidiaries has received any notice of any matter pending or threatened which would adversely affect such insurance or guarantee and to the best knowledge of Seller, there are no facts or circumstances which would provide a basis for any such matter in the future.

    (c) Except as disclosed on Schedule 3.28, all Loans were originated in compliance with, and comply in all material respects with, all applicable laws, rules and regulations, including, but not limited to applicable usury statutes, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

    (d) Seller has furnished to Buyer a true, correct and complete copy of its loan delinquency report as of July 31, 1995 which report includes all Loans for which the payment of any installment of principal or interest has not been made within 30 days after such installment was due.

    (e) All Loans purchased or originated by Seller or any of the Seller Subsidiaries and subsequently sold have been sold without recourse to Seller or any of the Seller Subsidiaries and without any liability under any yield maintenance or similar obligation.

    (f) Schedule 3.28 hereto sets forth (x) all of the Loans presently held by Seller that prior to the date of this Agreement have been classified (whether by any bank examiner or internally) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans presently held by Seller that prior to the date of this Agreement were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category.

  3.29 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in Schedule 3.29, neither Seller nor any of the Seller Subsidiaries has any outstanding loan, deposit or other relationship or other transaction with any officer, director or stockholder of Seller or any of the Seller Subsidiaries or any affiliates of any such officer, Director or 5% stockholder (individually, an "Interested Person"), other than deposit or loan transactions in the ordinary course of business on terms substantially the same as those prevailing at the time for comparable transactions with other, unaffiliated persons, and which did not and do not involve any unusual risk (including of non-collectibility) or other features unfavorable to Seller or any of the Seller Subsidiaries.
Schedule 3.29 contains a full description of all outstanding loans by Seller or any of the Seller Subsidiaries to an Interested Person which, individually or in the aggregate, have current outstanding balances of $50,000 or more (including in the outstanding balance all amounts which Seller or any of the Seller Subsidiaries is obligated to advance). All deposit relationships of Seller or any of the Seller Subsidiaries with an Interested Person with aggregate balances in excess of $50,000 are fully described on Schedule 3.29. Except as set forth on Schedule 3.29, neither Seller nor any of the Seller Subsidiaries has entered into any contractual or other business relationship with any Interested Person.

  3.30 CAPITAL. At June 30, 1995, (a) Seller's Tier 1 risk-based capital ratio and total risk-based capital ratios were each in excess of applicable limits, and (b) its leverage ratio was 7.84%, such ratios having been calculated in accordance with the guidelines of the FDIC on a fully phased-in basis.

  3.31 DISCLOSURE. All material facts relating to the business, operations, results of operations, properties, securities, assets, liabilities and condition (financial or otherwise) of Seller or the Seller Subsidiaries have been disclosed to Buyer in this Agreement and the Schedules furnished hereto. No representation or warranty contained in this Agreement or the Stock Option Agreement, and no such statement contained in any Schedule, certificate, list or letter furnished to Buyer pursuant to the provisions hereof or thereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                    Representations and Warranties of Buyer

  Buyer hereby represents and warrants to Seller as follows:

  4.1 CORPORATE ORGANIZATION. (a) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of New Hampshire. The subsidiaries listed on Schedule 4.1 constitute all of Buyer's subsidiaries (the "Buyer Subsidiaries"). Each of the Buyer Subsidiaries is a bank or a corporation, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The deposit accounts of Buyer's banking subsidiary which are of an insurable type are insured by the Bank Insurance Fund of the FDIC to the extent permitted by the FDIC. Each of Buyer and the Buyer Subsidiaries has the power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on Buyer and the Buyer Subsidiaries. Buyer is registered as a bank holding company with the Federal Reserve under the Bank Holding Company Act of 1956, as amended.

  (b) Buyer has previously made available to Seller for inspection true and complete copies as amended to date of the (i) Charter and By-laws of Buyer and each of the Buyer Subsidiaries, and (ii) all records in the possession of Buyer of all meetings and other corporate action taken by the stockholders, Board of Directors and committees thereof, of Buyer and each of the Buyer Subsidiaries. The minute books of Buyer and each of the Buyer Subsidiaries contain records, which are complete and accurate in all material respects, of incorporators, shareholders, directors, committees and stockholders, as the case may be, and all meetings and actions reflected therein have been duly and validly held or taken within the past ten years.

  (c) Neither Buyer nor any of the Buyer Subsidiaries owns, controls or holds with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any material corporation, partnership, association, joint venture or other entity, other than not more than five percent of any equity security registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other than shares of the Federal Home Loan Bank of Boston and except for shares of stock of the Buyer Subsidiaries.

  4.2 CAPITALIZATION. (a) The authorized capital stock of Buyer consists solely of 3,000,000 shares of common stock, $1.00 par value ("Buyer Common Shares") and 1,000,000 shares of preferred stock, $1.00 par value ("Buyer Preferred Shares"). As of June 30, 1995, there were 1,735,222 Buyer Common Shares issued and outstanding, 11,810 Buyer Common Shares held in its treasury, and no Buyer Preferred Shares issued and outstanding. All issued and outstanding Buyer Common Shares have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and (at the Effective Time) will be fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. All issued and outstanding shares or interests of each of the Buyer Subsidiaries are owned by Buyer free and clear of any security interest, pledge, lien, claim or other encumbrance or restriction on transfer.

  (b) Except for the options to acquire not more than 97,577 Buyer Common Shares pursuant to stock options under its 1985, 1988, and 1992 Stock Option Plan (the "Buyer Stock Option Plans"), Buyer is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of Buyer. There are no agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares to which Buyer is a party, nor does Buyer have knowledge of any such agreements or understandings to which Buyer is not a party with respect to the voting of any such shares or which restrict the transfer of such shares. Buyer Common Shares are listed on the Stock Exchange.

  4.3 AUTHORITY. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by Buyer's Board of Directors. The Board of Directors of Buyer has directed that this Agreement and the transactions contemplated hereby be submitted to Buyer's stockholders for approval at a meeting of such stockholders and has recommended approval of this Agreement by Buyer's stockholders. Except for the adoption of this Agreement by such stockholders, no other corporate proceedings on the part of Buyer are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, constitutes a valid and binding obligation of Buyer, and is enforceable against Buyer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

  4.4 NO VIOLATION. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor the compliance by Buyer with any of the terms or provisions hereof, does or will

    (a) violate any provision of the Charter or By-laws of Buyer,

    (b) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained, violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of the Buyer Subsidiaries or any of their respective properties, securities or assets, or

    (c) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained and except as set forth on Schedule 4.4 hereto, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of the Buyer Subsidiaries under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of the Buyer Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

  4.5 CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by Buyer does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, domestic or foreign, including, without limitation, any bank regulator, except (i) for applicable requirements, if any, of the Exchange Act or the laws of certain states under which a "blue sky" filing or consent may be required, state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by New Hampshire law, and (ii) for consents and approvals of or filings or registrations with Bank Regulators.

  4.6 REGULATORY APPROVAL. Buyer is not aware of any reason why the conditions set forth in Section 8.1(c) hereof would not be satisfied without significant delay.

  4.7 FINANCIAL STATEMENTS. (a) The consolidated balance sheets of Buyer as of June 30, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity, cash flows and changes in financial position for the years ended June 30, 1994, 1993 and 1992, certified by KPMG Peat Marwick LLP, in the form delivered to Seller prior to execution and delivery of this Agreement (all of the above being collectively referred to as the "Buyer Audited Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the footnotes thereto and except as required or permitted by SFAS 109 and 115) and present fairly in all material respects the consolidated financial position of and results of operations of Buyer at the dates, and for the periods, stated therein.

  (b) The consolidated balance sheets of Buyer as of March 31, 1995 and 1994, and the related consolidated statements of income for the nine months ended March 31, 1995 and 1994 in the form delivered to Seller prior to execution and delivery of this Agreement (hereinafter referred to collectively as the "Buyer Interim Financial Statements") present fairly in all material respects the consolidated financial position and results of operations of Buyer at the dates and for the periods indicated thereon and are prepared in accordance with generally accepted accounting principles applied on a consistent basis (except for the omission of notes to the Buyer Interim Financial Statements and year-end adjustments to interim results, which adjustments will not be material) applied on a consistent basis (except as required or permitted by SFAS 109 and 115) with all prior periods and throughout the periods indicated.

  (c) The books and records of Buyer have been, and are being, maintained in accordance with applicable legal and accounting requirements, reflect only actual transactions and reflect all of its assets, liabilities and accruals and all of its items of income and expense in accordance with generally accepted accounting principles and auditing standards.

  (d) The Buyer Audited Financial Statements and the Buyer Interim Financial Statements are herein referred to together as the "Buyer Financial Statements."

  4.8 REPORTS. Since January 1, 1991, Buyer and the Buyer Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with
(i) the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act or the Exchange Act, (ii) the New Hampshire Commissioner, (iii) the FDIC, (iv) the Federal Reserve, and (v) any applicable state securities or banking authorities (all such reports and statements are collectively referred to herein as the (the "Buyer Reports"). Buyer has made available to Seller true and complete copies of all Buyer Reports and all reports and communications mailed by Buyer to its shareholders since January 1, 1993. As of their respective dates, no such Buyer Report filed with the SEC contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. As of their respective dates, the Buyer Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

  4.9 UNDISCLOSED LIABILITIES. Except to the extent reflected or disclosed in the Buyer Audited Financial Statements or in Schedule 4.9, neither Buyer nor any Buyer Subsidiary had at the date of the most recent consolidated balance sheet included in the Buyer Audited Financial Statements, and neither Buyer nor any Buyer Subsidiary presently has, any material undisclosed liabilities or obligations of any kind, whether accrued, unaccrued, asserted or unasserted, contingent or otherwise, and there is no existing situation or set of circumstances which could reasonably be expected to result in such a liability, except for liabilities which would not, either individually or in the aggregate, have a material adverse effect on the business, operations, or financial condition of Buyer or any Buyer Subsidiaries.

  4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule
4.10 hereto, since December 31, 1994, there has not been:

    (a) Any material adverse change in the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Buyer or any Buyer Subsidiaries, and to the best of Buyer's knowledge, no fact or condition exists which will cause such a material adverse change in the future, including without limitation any material loss of deposits or material decline in the value of the assets held in the portfolios of Buyer or any of the Buyer Subsidiaries;

    (b) Any loss or damage (whether or not covered by insurance) which individually or in the aggregate affects or impairs in a material respect the ability of Buyer or any Buyer Subsidiaries to conduct their businesses and operate their properties;

    (c) Any agreement, contract or commitment entered into or agreed to be entered into except for those in the ordinary course of business (none of which, individually or in the aggregate, materially adversely affects the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Buyer or any Buyer Subsidiaries); or

    (d) Any change in any of the accounting methods or practices of Buyer or any of the Buyer Subsidiaries (other than changes that are required by applicable law or generally accepted accounting principles) or any change in the value at which assets are carried on the consolidated or unconsolidated balance sheets of Buyer or any of the Buyer Subsidiaries (other than changes that are reflected in their respective profit and loss statements).

    (e) Any notice or indication of the intention of any person or entity to terminate any material agreement with Buyer or any of the Buyer Subsidiaries or any notice or indication from any material depositor, customer or supplier of Buyer or any of the Buyer Subsidiaries of any intention to cease doing business with, materially change the price or other terms on which business is transacted with or materially reduce the business transacted with Buyer or any of the Buyer Subsidiaries.

  4.11 LEGAL PROCEEDINGS. Except as set forth on Schedule 4.11 hereto:

    (a) Neither Buyer nor any of the Buyer Subsidiaries is a party to any, and there are no pending or, to the best of Buyer's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against Buyer or any of the Buyer Subsidiaries, or challenging the validity or propriety of the transactions contemplated by this Agreement, and there is no reasonable basis for any such proceeding, claim, action or governmental investigation against Buyer or any of the Buyer Subsidiaries.

    (b) Neither Buyer nor any of the Buyer Subsidiaries is a party to or subject to any order, judgment or decree affecting its business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) or its ability to consummate the transactions contemplated hereby.

    (c) Since January 1, 1992, neither Buyer nor any of the Buyer Subsidiaries has suffered any loss in excess of $25,000 in any one instance caused by defalcation, embezzlement or other employee malfeasance or by payments made or accepted in violation of any law or regulation, and to the best knowledge of Buyer, there are no facts, circumstances or conditions which would indicate or suggest that any such loss may be impending.

  4.12 TAXES AND TAX RETURNS. (a) Except as set forth in Schedule 4.12, each of Buyer and the Buyer Subsidiaries has (i) duly filed in correct form all federal, state and local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and (ii) duly paid or made provisions for the payment of all taxes and other governmental charges (other than taxes and charges which in the aggregate are immaterial) that have been incurred or that are due or claimed to be due from it by federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls). Buyer and the Buyer Subsidiaries file consolidated federal income tax returns.

  (b) The amounts set up as reserves on Buyer's consolidated balance sheet included in the Buyer Audited Financial Statements for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed or accrued, through the fiscal year ended June 30, 1994 or for any year or period ending prior thereto, and for which Buyer or any of the Buyer Subsidiaries may be liable (in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity), are adequate under generally accepted accounting principles and auditing standards and are sufficient to cover all such taxes of a material amount due. The federal income tax returns of Buyer and the Buyer Subsidiaries have been audited by the Internal Revenue Service through June 30, 1991.

  (c) Except as set forth in Schedule 4.12, Buyer has received no notice of any disputes pending, or claims asserted for, federal or state taxes or assessments or local taxes or assessments upon Buyer or any of the Buyer Subsidiaries, nor has Buyer or any of the Buyer Subsidiaries been requested to give or given any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period.

  (d) Except as set forth in Schedule 4.12, neither Buyer nor any of the Buyer Subsidiaries has agreed to or is required to make any adjustments under
Section 481(a) of the Code. No consent has been filed pursuant to Section 341(f) of the Code with respect to Buyer or any of the Buyer Subsidiaries.

  (e) Proper and accurate amounts have been withheld by Buyer and the Buyer Subsidiaries from their employees, based on information furnished by those employees, for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws. Federal, state and local returns which are accurate and complete in all material respects have been filed by Buyer and the Buyer Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes. The amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Buyer and the Buyer Subsidiaries in the consolidated financial statements included in the Buyer Audited Financial Statements.

  4.13 CERTAIN CONTRACTS. Buyer has filed with the SEC all material contracts required to be filed pursuant to Item 601 of the SEC's Regulation S-K.

  4.14 CERTAIN DEFAULTS. Neither Buyer nor any Buyer Subsidiary, nor, to the knowledge of Buyer, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement pursuant to which Buyer or any Buyer Subsidiary has borrowed funds or is otherwise the obligor.

  4.15 COMPLIANCE WITH APPLICABLE LAW; REGULATORY EXAMINATIONS. (a) Buyer and each of the Buyer Subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in material default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to Buyer or any of the Buyer Subsidiaries, and neither Buyer or any of the Buyer Subsidiaries has knowledge of any material violation of any of the above.

  (b) Except for normal examinations conducted by a regulatory agency in the regular course of the business of Buyer and the Buyer Subsidiaries, no regulatory agency has initiated any proceeding or, to the best knowledge of Buyer, investigation into the business or operations of Buyer or any of the Buyer Subsidiaries since prior to December 31, 1991. Buyer has not received any objection from any regulatory agency to Buyer's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Buyer or any of the Buyer Subsidiaries.

  (c) Neither Buyer nor any Buyer Subsidiary will be required to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise.

  4.16 FAIRNESS OPINION. Buyer has engaged, and will pay a fee or commission, to McConnell, Budd & Downes, Inc. ("MBD") to render an opinion to Buyer and its stockholders as to the fairness to Buyer and its stockholders, from a financial point of view, of the Merger Consideration. MBD has advised the Board of Directors of Buyer that it considers such consideration to be fair and will provide a written opinion as to fairness at or prior to the date on which the Proxy Statement-Prospectus is mailed to stockholders.

  4.17 BUYER INFORMATION. The information relating to Buyer and the Buyer Subsidiaries to be contained in the Proxy Statement-Prospectus (as contemplated by Section 7.1) and any application to any Bank Regulator, or any other statement or application filed with any governmental body in connection with the Merger and the other transactions contemplated by this Agreement will not contain as of the date of such Proxy Statement-Prospectus or filing any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Buyer makes and will make no representation or warranty with respect to any information supplied by Seller which is contained in any of the foregoing documents. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Seller and its subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  4.18 ENVIRONMENTAL ISSUES. Except as set forth on Schedule 4.18,

    (a) Buyer has no knowledge of any circumstance which might reasonably be expected to result in any material liability arising out of violations of Environmental Laws.

    (b) With respect to properties owned, operated and leased by Buyer, Buyer is, and has been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

    (c) Buyer has received no notice of any suit, claim, action or proceeding pending or threatened, before any Governmental Entity or other forum in which Buyer, or any property owned, leased or operated by Buyer, has been or, with respect to threatened proceedings, may be, named as a defendant
  (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Substance whether or not occurring at or on a site owned, leased or operated by Buyer.

  4.19 DISCLOSURE. All material facts relating to the business, operations, results of operations, properties, securities, assets, liabilities and condition (financial or otherwise) of Buyer or the Buyer Subsidiaries have been disclosed to Seller either in this Agreement and the Schedules furnished hereto or are set forth in the Buyer Reports filed with the SEC. No representation or warranty contained in this Agreement, and no such statement contained in any Schedule, certificate, list or letter furnished to Seller pursuant to the provisions hereof or thereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

  4.20 CAPITAL. At June 30, 1995, (a) Buyer's Tier 1 risk-based capital ratio and total risk-based capital ratios were each in excess of applicable limits, and (b) its leverage ratio was 7.07%, such ratios having been calculated in accordance with the guidelines of the Federal Reserve applicable to bank holding companies on a fully phased-in basis.

  4.21 REGULATORY AGREEMENTS. On the date hereof, neither Buyer nor any of its subsidiaries is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by the FDIC, the Federal Reserve, the New Hampshire Bank Commissioner, or other financial services regulatory agency that restricts Buyer's ability to perform its obligations hereunder, nor has Buyer or any of its subsidiaries been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

                                   ARTICLE V

                              Covenants of Seller

  5.1 CONDUCT OF BUSINESS.

    (a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Buyer, Seller will

      (1) operate its business, and cause each of the Seller Subsidiaries to operate its business, only in the usual, regular and ordinary course of business and consistent with prior and prudent business and banking practice;

      (2) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and

      (3) use its best efforts to (x) preserve its business and that of the Seller Subsidiaries intact, (y) keep available to itself and to Buyer the present services of the employees of Seller and the Seller Subsidiaries, and (z) preserve for itself and to Buyer the goodwill of the customers of Seller and the Seller Subsidiaries and others with whom business relationships exist.

    (B) NEGATIVE COVENANTS. Seller agrees that, from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or described on Schedule 5.1(b), or consented to by Buyer in writing, Seller will not, and will cause each of the Seller Subsidiaries not to do any of the following (it being understood that each of Paul Ferguson and Douglas Crichfield shall be authorized to consent on behalf of Buyer, and Buyer's consent shall be deemed to have been given if Buyer shall not have responded to Seller's written request for such consent within two business days (not counting Saturdays, Sundays or legal holidays) after receipt thereof):

      (1) change or waive any provision of its Charter or By-laws;

      (2) change the number of shares of its authorized or issued capital stock (except for the issuance of Seller Common Stock pursuant to the exercise of outstanding stock options under the Seller Stock Option Plan, as contemplated by Section 3.2(b) hereof);

      (3) issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller or any of the Seller Subsidiaries, or any securities convertible into shares of such stock;

      (4) split, combine or reclassify any shares of its capital stock;

      (5) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Seller except for a $.075 per share semiannual dividend (with declaration, record and payment dates that are consistent with past practice) and for dividends paid by a Seller Subsidiary to Seller;

      (6) purchase, redeem, retire or otherwise acquire, or hypothecate, pledge or otherwise encumber, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

      (7) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) that is or may reasonably be expected to have a material adverse effect on Seller and the Seller Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

      (8) except in the ordinary course of business and consistent with Seller's past practice with respect to amount, nature, and terms and conditions, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, repurchase agreement, bond, debenture or similar instrument, or acquire any equity, debt, or other investment securities;

      (9) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

      (10) agree to make any loan other than in accordance with Seller's loan and credit policies and Seller's customary terms, conditions and standards, and in accordance with applicable law and consistent with prudent banking practices; agree to make any loan, commitment to extend credit or advance which increases any currently outstanding obligation of any borrower or creates or would create any new obligation of any new borrower, which would result in aggregate obligations of such borrower to Seller, direct or indirect, primary or secondary, absolute or contingent (including obligations if commitments are honored) in excess of $400,000;

      (11) grant any bonus or increase in rates of compensation to its employees, except general increases to non-officer employees as a class in accordance with past practice; grant any bonus or increase in rates of compensation to its directors or officers; adopt or amend in any material respect or terminate any employee benefit plan, pension plan or incentive plan except as required by law, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or enter into any employment, bonus, severance or similar agreements or arrangements with any directors or officers;

      (12) make application for the opening or closing of any, or open or close any, branches or automated banking facility;

      (13) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

      (14) merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

      (15) make any material change in its accounting or tax methods or practices, except changes as may be required by generally accepted accounting principles or by regulatory requirements;

      (16) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code;

      (17) take any action which would (i) materially adversely affect the ability of Buyer or Seller to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement;

      (18) take any action that would result in the representations and warranties of Seller contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date;

      (19) sell, assign, transfer, pledge, or otherwise dispose of or encumber any portfolio securities designated as "held to maturity" or any other assets of Seller or any of the Seller Subsidiaries except (A) sales of federal funds, sales of loans in the secondary market, or sales of securities designated as "held for sale" or "available for sale", made without recourse in the ordinary course of business and consistent with past practices, or (B) sales of property owned through foreclosure or deed in lieu of foreclosure, in accordance with applicable law and consistent with prudent banking practices; or take any action which would have an adverse effect on the value of any such asset;

      (20) accept any deposit from any new depositor (A) exceeding $500,000 from any one depositor or group of related depositors, or (B) with a term in excess of five years, (C) with interest rates exceeding then-current market rates, or (D) placed by a broker or solicited from a depositor outside of Seller's market area;

      (21) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose upon or take a deed or title to any commercial real estate if such environmental assessment indicates the presence of Hazardous Substance in amounts which, if such foreclosure were to occur, might involve a cost of remediation in excess of $2,000; or

      (22) permit Seller's regulatory leverage capital ratio to be less than 6.5%; or

      (23) agree to do any of the foregoing.

  5.2 NO SOLICITATION. Neither Seller nor any of its directors, officers, employees, representatives or agents or other Persons controlled by Seller shall, and Seller shall use its best efforts to cause its stockholders not to, directly or indirectly, negotiate, authorize, recommend, propose, solicit or announce an intention to authorize, recommend or propose, or enter into, any offer, agreement in principle, agreement, understanding or commitment, written or oral, with or from any third party, which relates to the acquisition of Seller by such third party or which is otherwise inconsistent with the obligations arising under this Agreement. Seller will promptly communicate to Buyer the terms of any proposal or offer or any inquiry or request for information which it may receive in respect of any such transaction and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

  5.3 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Seller will cause one or more of its representatives to confer with representatives of Buyer and report the general status of its ongoing operations at such times as Buyer may reasonably request. Prior to the Effective Time one or more representatives of Seller shall confer with representatives of Buyer to review Buyer's financial statements and shall, if requested by Seller, make such adjustments in connection with the Closing as Buyer shall deem appropriate or desirable. Seller will promptly notify Buyer of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Seller. Seller will also provide Buyer such information with respect to such events as Buyer may reasonably request from time to time.

  5.4 ACCESS TO PROPERTIES AND RECORDS. Seller shall permit Buyer reasonable access to its properties and those of the Seller Subsidiaries, and shall disclose and make available to Buyer during normal business hours all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest; provided, however, that Seller shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would (i) be legally prohibited, or (ii) violate or prejudice the rights or business interests or confidences of any customer or other person or (iii) would result in the waiver by Seller of the privilege protecting communications between it and any of its counsel.

  5.5 FINANCIAL AND OTHER STATEMENTS. (a) Promptly upon receipt thereof, Seller will furnish to Buyer copies of each annual, interim or special audit of the books of Seller and the Seller Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Seller by such accountants in connection with each annual, interim or special audit of the books of Seller and the Seller Subsidiaries made by such accountants.

  (b) As soon as practicable, Seller will furnish to Buyer copies of all such financial statements and reports as it shall send to its stockholders, the FDIC, the New Hampshire Commissioner or any other regulatory authority, except as legally prohibited thereby.

  (c) Seller will advise Buyer promptly of Seller's receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Seller or any of the Seller Subsidiaries. If requested by Buyer, Seller will use its best efforts to obtain authority to make available to Buyer confidential examination reports of federal or state regulatory or examination authorities with respect to the condition or activities of Seller or any of the Seller Subsidiaries.

  (d) With reasonable promptness, Seller will furnish to Buyer such additional financial data as Buyer may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

  5.6 APPROVAL OF SELLER'S STOCKHOLDERS. Seller will take all reasonable steps necessary to duly call, give notice of, solicit proxies for, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby. The date of the Special Meeting shall occur as soon as practicable following the effectiveness of the Registration Statement on Form S-4 (as more fully described in Section 7.1) filed with the SEC. The Board of Directors of Seller will recommend to Seller's stockholders the approval of this Agreement and the transactions contemplated hereby and will use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by Seller's stockholders of this Agreement and the transactions contemplated hereby.

  5.7 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, Seller will promptly supplement or amend the Schedules delivered in connection herewith pursuant to Article III with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII or the compliance by Seller with the covenants set forth in Section 5.1 hereof.

  5.8 FAILURE TO FULFILL CONDITIONS. In the event that Seller determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Buyer.

  5.9 CONSENTS AND APPROVALS OF THIRD PARTIES. Seller shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement.

  5.10 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Seller agrees to use all reasonable efforts to take, or cause to be taken, all corporate or other action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Stock Option Agreement.

                                  ARTICLE VI

                              Covenants of Buyer

  6.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Effective Time, except with the written consent of Seller, Buyer will take no action which would (i) materially adversely affect the ability of Buyer or Seller to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement, or (iii) disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, or (iv) result in the representations and warranties of Buyer contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date.

  6.2 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Buyer will cause one or more of its representatives to confer with representatives of Seller and report the general status of its ongoing operations at such times as Seller may reasonably request. Buyer will promptly notify Seller of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Buyer. Buyer will also provide Seller such information with respect to such events as Seller may reasonably request from time to time.

  6.3 ACCESS TO PROPERTIES AND RECORDS. Buyer shall permit Seller reasonable access during normal business hours to its properties and those of the Buyer Subsidiaries, and shall disclose and make available to Seller the following materials to the extent that Buyer has a reasonable interest in information contained therein: its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Seller may have a reasonable interest; provided, however, that Buyer shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would (i) be legally prohibited, or (ii) violate or prejudice the rights or business interests or confidences of any customer or other person or (iii) would result in the waiver by Buyer of the privilege protecting communications between it and any of its counsel.

  6.4 Financial and Other Statements. (a) Promptly upon receipt thereof, Buyer will furnish to Seller copies of each annual, interim or special audit of the books of Buyer and the Buyer Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Buyer by such accountants in connection with each annual, interim or special audit of the books of Buyer and the Buyer Subsidiaries made by such accountants.

  (b) As soon as practicable, Buyer will furnish to Seller copies of all such financial statements and reports as it shall send to its stockholders, the FDIC, the New Hampshire Commissioner or any other regulatory authority, except as legally prohibited thereby.

  (c) Buyer will advise Seller promptly of Buyer's receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Buyer or any of the Buyer Subsidiaries. If requested by Seller, Buyer will use its best efforts to obtain authority to make available to Seller confidential examination reports of federal or state regulatory or examination authorities with respect to the condition or activities of Buyer or any of the Buyer Subsidiaries.

  (d) With reasonable promptness, Buyer will furnish to Seller such additional financial data as Seller may reasonably request.

  6.5 CONSENTS AND APPROVALS OF THIRD PARTIES. Buyer shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

  6.6 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Buyer agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

  6.7 FAILURE TO FULFILL CONDITIONS. In the event that Buyer determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Seller.

  6.8 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, Buyer will promptly supplement or amend the Schedules delivered in connection herewith pursuant to Article IV with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII or the compliance by Buyer with the covenants set forth in Section 6.1 hereof.

  6.9 Financial and Other Statements. Promptly upon receipt thereof, Buyer will furnish to Seller copies of each annual, interim or special audit of the books of Buyer and the Buyer Subsidiaries made by its independent accountants. As soon as practicable after the filing thereof, Buyer will furnish to Seller copies of each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K or other periodic report which it files with the SEC under the Exchange Act.

  6.10 EMPLOYEE BENEFITS. After the Effective Time, Buyer shall provide for those Persons who were employees of Seller immediately prior to the Effective Time and who remain employees of Surviving Bank after the Effective Time, employee benefits no less favorable overall than those available to employees of Buyer, subject to the terms and conditions under which those employee benefits are made available to employees of Buyer, provided that for purposes of determining eligibility for vesting of such employee benefits and for determining the amount of benefits payable under defined benefit pension plans, service with Seller by Persons who were employees thereof at the Effective Time shall be treated as service with an "employer" to the same extent as if such Persons had been employees of Buyer during the period such Persons were employed by Seller.

  6.11 DEPOSIT OF EXCHANGE FUND WITH EXCHANGE AGENT. On the Closing Date, immediately prior to the Effective Time, Buyer shall take such actions as may be necessary to permit the Exchange Agent to issue the Buyer Common Stock to be delivered in exchange for Certificates and shall deposit with the Exchange Agent cash in an amount sufficient to satisfy all of Buyer's other obligations with respect to deposit of the Exchange Fund.

  6.12 DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE. All rights to indemnification and all limitations of liability existing in favor of the directors and officers of Seller as provided in Seller's Charter and By-laws as in effect as of the date hereof with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Buyer shall maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policy maintained by Seller (provided, that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Buyer be required to expend pursuant to this Section 6.12 more than an aggregate amount of $45,000 for such insurance. The provisions of this Section
6.12 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director, officer and employee covered hereby and his or her heirs and representatives.

  6.13 BUYER SUB. Prior to the Effective Time, Buyer will take any and all necessary action to cause (i) Buyer Sub to be organized, (ii) Buyer Sub to become a direct or indirect wholly-owned subsidiary of Buyer, (iii) the directors and stockholder or stockholders of Buyer Sub to approve the transactions contemplated by this Agreement, and (iv) Buyer Sub to execute one or more counterparts of this Agreement and to deliver at least one such counterpart so executed to Seller, whereupon Buyer Sub shall become a party to and bound by this Agreement. On and as of the date Buyer Sub becomes a party to this Agreement, Buyer and Buyer Sub will represent and warrant to Seller as follows:

    (a) Buyer Sub is a trust company in stock form, duly organized (or in organization, as the case may be), validly existing and in good standing under the laws of New Hampshire, all of the outstanding capital stock of which is, or will be prior to the Effective Time, owned directly or indirectly by Buyer free and clear of any lien, charge or other encumbrance. Since the date of its incorporation, Buyer Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

    (b) Buyer Sub has, or will have prior to the Effective Time, the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer Sub. This Agreement is a valid and binding obligation of Buyer Sub, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

  6.14 APPROVAL OF BUYER'S STOCKHOLDERS. Buyer will take all reasonable steps necessary to duly call, give notice of, solicit proxies for, convene and hold a special meeting (the "Buyer Special Meeting") of its stockholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby. The date of the Special Meeting shall occur as soon as practicable following the later of (a) clearance of the Proxy Statement-Prospectus by the FDIC and (b) effectiveness of the Registration Statement on Form S-4 (as more fully described in Section 7.1) filed with the SEC. The Board of Directors of Buyer will recommend to Buyer's stockholders the approval of this Agreement and the transactions contemplated hereby and will use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by Buyer's stockholders of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII

                         Regulatory and Other Matters

  7.1 PROXY STATEMENT-PROSPECTUS. For the purposes (x) of registering Buyer Common Stock to be issued to holders of Seller's Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) of holding the Seller shareholders' meeting, Buyer and Seller shall cooperate in the preparation of a registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a proxy statement/prospectus or statements satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Seller to the Seller shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). Buyer shall promptly prepare and file with the SEC the Registration Statement, in which the Proxy Statement-Prospectus will be included as a prospectus. Each of Buyer and Seller shall use their best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Seller and Buyer shall thereafter promptly mail the Proxy Statement-Prospectus to its respective stockholders. Buyer shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. Seller and Buyer shall each promptly notify the other if at any time it becomes aware that the Proxy Statement-Prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Seller and Buyer shall cooperate in the preparation of a supplement or amendment to the Proxy Statement-Prospectus, which corrects such misstatement or omission, and shall cause the same to be filed with the FDIC and the SEC and distributed to stockholders of Seller.

  7.2 REGULATORY APPROVALS. Each of Seller and Buyer will cooperate with the other and use all reasonable efforts to prepare and execute all necessary documentation (including, without limitation, a Contract for Union in a form reasonably acceptable to Seller and Buyer), to promptly effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Seller and Buyer will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Seller or Buyer to any governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Seller and Buyer shall have the right to review and approve in advance all characterizations of the information relating to Buyer or Seller, as the case may be, and any of their respective subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Seller and Buyer shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body.

  7.3 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. Each of Buyer and Seller shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders meeting called by Seller to approve this Agreement, a written agreement, in the form of Exhibit 7.3 hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Buyer Common Stock or Seller Common Stock held by such "affiliate", and, in the case of the "affiliates" of Seller, the shares of Buyer Common Stock to be received by such "affiliate" in the Merger: (1) otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder or (2) during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Buyer and Seller. Such agreement shall also contain such representations as are necessary or appropriate to support the tax-free nature of the Merger.

  7.4 AGREEMENT TO VOTE IN FAVOR OF MERGER. Seller has caused each director and certain of their related interests to grant to Buyer an irrevocable proxy in the form attached hereto as Exhibit 7.4. Such proxy shall grant to Buyer the authority (x) to call a special meeting of stockholders of Seller to approve the Merger, this Agreement and the transactions contemplated hereby and (y) to vote, in any manner that Buyer may determine in its sole and absolute discretion to be in the best interest of Buyer, all of the shares of Seller Common Stock as to which each such person has voting power at any meeting of stockholders of Seller on matters in any way relating to the Merger, the Merger Agreement, and the transactions contemplated thereby.

                                 ARTICLE VIII

                              Closing Conditions

  8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

    (A) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved in accordance with applicable law by the requisite votes of the stockholders of Seller and of Buyer.

    (B) INJUNCTIONS; ILLEGALITY. No order, decree or injunction of a court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, or any of the other transactions contemplated by this Agreement, shall be in effect and no proceeding initiated by a third party including, without limitation, any Governmental Entity, seeking an Injunction, shall be pending; provided, however, that, with respect to any such pending matter, counsel to the party seeking to postpone the Closing of the transactions contemplated hereby or terminate this Agreement has advised such party that such pending matter may reasonably be expected to have a material adverse effect on the other party. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

    (C) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all governmental bodies required to consummate the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

    (D) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (E) TAX RULINGS OR OPINIONS. Each of Buyer and Seller shall have received an opinion of counsel reasonably acceptable to Buyer and Seller, addressed to Buyer and the shareholders of Seller, with respect to federal tax laws or regulations, to the effect that:

      (1) The merger will constitute a reorganization within the meaning of
    Section 368(a)(1) of the Code;

      (2) No gain or loss will be recognized by Buyer, Seller or Buyer Sub or Surviving Bank by reason of the Merger;

      (3) The bases of the assets of Seller in the hands of the Surviving Bank will be the same as the bases of such assets in the hands of Seller immediately prior to the Merger;

      (4) The holding period of the assets of Seller in the hands of the Surviving Bank will include the period during which such assets were held by Seller prior to the Merger;

      (5) No gain or loss will be recognized by the Seller shareholders on the exchange of shares of Seller Common Stock solely for shares of Buyer Common Stock; income gain or loss will be recognized, however, to each such shareholder upon the receipt of cash by such shareholders on the exchange. The determination of whether the receipt of cash by Seller shareholders will have the effect of the distribution of a dividend will be made by treating the shareholder as having received solely shares of Buyer Common Stock in the reorganization exchange and then having received the cash payment from Buyer in a hypothetical redemption of that number of shares of Buyer Common Stock equal in value to such cash payment.

      (6) The basis of the shares of Buyer Common Stock to be received by Seller shareholders will be the same as the basis of the shares of Seller's Common Stock surrendered in the reorganization exchange, decreased by the amount of cash received and increased by the amount of any gain (and by the amount of any dividend income) recognized on the exchange.

      (7) The holding period of the shares of Buyer Common Stock to be received by the shareholders of Seller will include the period during which they held the shares of Seller's Common Stock surrendered, provided the shares of Seller's Common Stock are held as a capital asset on the date of the exchange.

  8.2 CONDITIONS TO THE OBLIGATIONS OF BUYER UNDER THIS AGREEMENT. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

    (A) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time. Seller shall have delivered to Buyer a certificate of Seller to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Seller as of the Effective Time.

    (B) MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change in the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Seller or any Seller Subsidiaries since the date of the consolidated financial statements contained in the Seller Audited Financial Statements. The fact that the conditions set forth in Sections 8.2(c) and (d) hereof have been satisfied shall not preclude the existence of any material adverse change that may otherwise exist for purposes of this Section 8.2(b).

    (C) NON-PERFORMING ASSETS. As of the last day of any fiscal quarter of Seller following the date hereof, or as of any date following satisfaction of the condition set forth in Section 8.1(c) and prior to the Effective Time, the aggregate balance of Seller's Non-Performing Assets (determined in accordance with regulatory requirements) shall not exceed 2% of Seller's aggregate balance of Loans and Non-Performing Assets. The term Non-Performing Assets, as of any date, shall include (A) all Loans with respect to which, as of the close of business on such date, any payment of interest or principal that was due more than 90 days before such date has not been made, (B) all Loans classified as "in substance foreclosure", (C) the carrying value of all other real estate owned by Seller (other than bank premises), (D) all Loans (other than Loans included pursuant to (A), (B) or
  (C) above) which Seller has classified as non-accruing for any other reason, and (E) all Loans that are the subject of troubled debt restructurings, as defined in Statement of Financial Accounting Standards 15.

    (D) MINIMUM INCREASE IN NET WORTH. As of the last day of any fiscal quarter of Seller following the date hereof, and as of any date following satisfaction of the conditions set forth in Section 8.1(c) and prior to the Effective Time, the consolidated net worth of Seller ("Seller Net Worth") shall have increased by at least $100,000 during each calendar quarter (beginning with the calendar quarter ended March 31, 1995) from its consolidated net worth as of December 31, 1994. All calculations of Seller Net Worth shall be in accordance with GAAP, except that (1) the base Seller Net Worth as of December 31, 1994, shall be based upon the consolidated net worth set forth on the balance sheet contained in the 1994 Seller Audited Financial Statements but shall be restated to eliminate the effects of any adjustments to such consolidated net worth made to reflect the changes in the value of securities pursuant FASB 115; (2) all determinations of Seller Net Worth shall be calculated so as to eliminate the effects of any adjustments made to such consolidated net worth in order to reflect the changes in value of securities pursuant FASB 115; (3) the amounts of any gains upon sales of securities or capital assets shall not be included in determination of Seller Net Worth; and (4) the expenses reasonably incurred by Seller in connection with the Merger shall not be deducted in making such calculations.

    (E) AGREEMENTS AND COVENANTS. Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Seller to be performed or complied with by it at or prior to the Effective Time under this Agreement and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and Chief Financial Officer of Seller to such effect dated as of the Effective Time.

    (F) PERMITS, AUTHORIZATIONS, ETC. Seller and the Seller Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Seller.

    (G) LEGAL OPINION. Buyer shall have received an opinion, dated the Closing Date, from McLane, Graf, Raulerson & Middleton, PA, counsel to Seller, acceptable in form and substance to Buyer and its counsel. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Seller, Buyer, Affiliates of the foregoing, and others.

    (H) POOLING OF INTERESTS. Buyer shall have received a letter from KPMG Peat Marwick LLP, addressed to Buyer, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    (I) DISSENTING SELLER SHAREHOLDERS. The holders of not more than 8% of the Seller Common Stock outstanding immediately prior to the Effective Time shall have given notice of their intention to exercise dissenters' rights pursuant to the NHRSA.

    (J) ACCOUNTANTS' LETTER. Buyer shall have received a "comfort" letter from the independent certified public accountants for Seller, dated (i) the effective date of the Registration Statement and (ii) the Closing Date, in each case stating:

      (1) that it is a firm of independent public accountants with respect to Seller and its subsidiaries within the meaning of the Securities Act and the rules and regulations of the SEC thereunder;

      (2) that in its opinion the audited consolidated financial statements of Seller and its subsidiaries examined by it and included in the Registration Statement comply as to form in all material respects with the applicable requirements of the Securities Act and the applicable published rules and regulations of the SEC thereunder with respect to registration statements on the form employed;

      (3) that, on the basis of specified procedures (which do not constitute an examination in accordance with generally accepted auditing standards), consisting of a reading of the unaudited consolidated financial statements, if any, of Seller included in such Registration Statement and of the latest available unaudited consolidated financial statements of Seller, inquiries of officers responsible for financial and accounting matters of Seller and its subsidiaries and a reading of the minutes of meetings of shareholders and the Board of Directors of Seller and its subsidiaries, nothing has come to its attention which causes it to believe: (i) that the consolidated financial statements, if any, of Seller included in such Registration Statement do not comply in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder; and (ii) that any such unaudited consolidated financial statements of Seller from which unaudited quarterly financial information set forth in such Registration Statement has been derived, are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the audited consolidated financial statements; and

      (4) Whether, from the date of the latest available unaudited consolidated financial statements of Seller through the date of the letter, there were any changes in financial statement amounts, such financial statement amounts being those customarily appearing in comfort letters.

    (K) FAIRNESS OPINION. Buyer shall have received a letter from MBD, dated as of a date not more than five (5) days prior to the date the Proxy Statement-Prospectus contemplated by Section 7.1 is mailed to stockholders, confirming its oral opinion, delivered prior to the date of this Agreement, that the consideration to be paid to Seller's stockholders pursuant to the Merger is fair to Buyer and its stockholders, from a financial point of view.

  Seller will furnish Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.2 as Buyer may reasonably request.

  8.3 CONDITIONS TO THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT. The obligations of Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

    (A) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time. Buyer shall have delivered to Seller a certificate of Buyer to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Buyer as of the Effective Time.

    (B) MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change in the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Buyer and the Buyer Subsidiaries, taken as a whole, since the date of the consolidated financial statements contained in the Buyer Audited Financial Statements, including, without limiting the generality of the foregoing, a decline in the market price of the Buyer's Common Stock so that the Average Closing Price is less than 75% of Buyer's Book Value Per Share. Any change in the stock price, results of operations, capitalization, or financial condition of Buyer that results from (i) a change in law affecting savings banks generally, such as a change in the tax deduction for bad debt reserves applicable to savings banks, or (ii) a purchase of deposits or retail branches in connection with the Fleet/Shawmut merger, shall be deemed not to constitute or contribute to a material adverse change.

    (C) AGREEMENTS AND COVENANTS. Buyer shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Buyer to be performed or complied with by it at or prior to the Effective Time under this Agreement and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer to such effect dated as of the Effective Time.

    (D) PERMITS, AUTHORIZATIONS, ETC. Buyer and its subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Buyer, the failure to obtain which would have a material adverse effect on Buyer and its subsidiaries, taken as a whole.

    (E) LEGAL OPINION. Seller shall have received an opinion from Foley, Hoag & Eliot, counsel to Buyer, dated the Closing Date, acceptable in form and substance to Seller and its counsel. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Buyer, Seller, Affiliates of the foregoing, and others.

    (F) FAIRNESS OPINION. Seller shall have received a letter from its investment advisor, dated as of a date not more than five (5) days prior to the date the Proxy Statement-Prospectus contemplated by Section 7.1 is mailed to stockholders, confirming its oral opinion, delivered prior to the date of this Agreement, that the consideration to be paid to Seller's stockholders pursuant to the Merger is fair to such stockholders, from a financial point of view.

  Buyer will furnish Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.3 as Seller may reasonably request.

                                  ARTICLE IX

                                  The Closing

  9.1 TIME AND PLACE. Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Foley, Hoag & Eliot, One Post Office Square, Boston, Massachusetts at 10:00 a.m. on a date specified by Buyer at least three business days prior to such date. The Closing Date shall be as soon as practicable after the last required approval for the Merger has been obtained and the last of all required waiting periods under such approvals have expired, or at such other place, date or time as Buyer and Seller may mutually agree upon.

  9.2 DELIVERIES AT THE CLOSING. At the Closing there shall be delivered to Buyer and Seller the opinions, certificates, and other documents and instruments required to be delivered under Article VIII hereof.

                                   ARTICLE X

                       Termination, Amendment and Waiver

  10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Seller:

    (a) At any time by the mutual written agreement of Buyer and Seller;

    (b) By either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other party of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after written notice by the Buyer to Seller (or by Seller to Buyer) of such breach;

    (c) At the election of either Buyer or Seller, if the Closing shall not have occurred on or before the date that is one year after the execution of this Agreement (the "Termination Date"), or such later date as shall have been agreed to in writing by Buyer and Seller; provided, that no party may terminate this Agreement pursuant to this Section 10.1(c) if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement;

    (d) By either Seller or Buyer if the stockholders of Seller or Buyer shall have voted at the Special Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions; or

    (e) By either Seller or Buyer if final action has been taken by a regulatory authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby.

  10.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.3, 11.1, 12.1, 12.7, 12.10, and 12.11 (and of this
Section 10.2) shall survive such termination of this Agreement and remain in full force and effect and (ii) notwithstanding anything to the contrary contained in this Agreement, each party shall remain liable (in an action at law or otherwise) for any liabilities or damages arising out of its gross negligence or its wilful breach of any provision of this Agreement.

    (b) If this Agreement is terminated, expenses of the parties hereto shall be determined as follows:

      (1) Any termination of this Agreement pursuant to Sections 10.1(a), 10.1(c), 10.1(d), or 10.1(e) hereof (other than as a result of a wilful breach or gross negligence by a party hereto) shall be without cost or expense on the part of any party to the other; and

      (2) In the event of a termination of this Agreement pursuant to
    Section 10.1(b) hereof as a result of a breach of a representation, warranty or covenant which is caused by the wilful conduct or gross negligence of a party, such party shall (while remaining liable for any liabilities or damages arising out of such wilful breach or gross negligence) be obligated to reimburse the other party for all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (collectively referred to as "Expenses"), provided that in no event shall such amount exceed $200,000.

    (c) The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its gross negligence or wilful breach of any provision of this Agreement.

    (d) In no event shall any officer, agent or director of Seller, any Seller Subsidiary, Buyer or any Buyer subsidiary, be personally liable hereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

  10.3 EXPENSES. Except as provided in Section 10.2(b) hereof, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses, provided, however, that the Expenses of printing and mailing the Proxy Statement-Prospectus shall be shared equally by the parties, and provided, further, that nothing contained herein shall limit either party's rights under Section 10.2 hereof, including but not limited to the right to recover any liability or damages arising out of the other party's gross negligence or wilful breach of this Agreement.

  10.4 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders), the parties hereto may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that (i) after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement which decreases the amount or changes the form of consideration to be delivered to Seller's stockholders pursuant to this Agreement, and (ii) after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Buyer, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement which increases the amount or changes the form of consideration to be delivered to Seller's stockholders pursuant to this Agreement. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE XI

                              Certain Definitions

  11.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

    (a) "Affiliate" of a specified Person shall mean a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any partnership or joint venture in which a Person (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of 5% or more.

    (b) "Average Closing Price" shall mean the average of the Closing Price (defined below) per share of Buyer Common Stock on the Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the fifteen Trading Days (defined below) ending on the business day before the date on which the last regulatory approval required to consummate the transactions contemplated hereby is obtained.

    (c) "Buyer's Book Value Per Share" means the book value per share of Buyer as of the most recent quarter end, determined in accordance with GAAP, except that (1) all determinations of Buyer's Book Value Per Share shall be calculated so as to eliminate the effects of any adjustments made to such book value in order to reflect the changes in value of securities pursuant FASB 115; and (2) the amounts of any gains upon sales of securities or capital assets realized after the date of this Agreement shall not be included in determination of Book Value Per Share; and (3) the expenses reasonably incurred by Buyer in connection with the Merger shall not be deducted in making such calculations.

    (d) "Closing Price" shall mean the average of the bid and asked prices of the Buyer's Common Stock at the close of a Trading Day.

    (e) "Environment" shall mean any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

    (f) "Environmental Laws" shall mean any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, or (C) otherwise relating to pollution of the environment.

    (g) "Hazardous Substances" means (A) those substances defined in or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, Chapter 147-A and 146-C, NHRSA or the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E, or any other federal, state, or local environmental law, regulation, or requirement, all as may be amended from time to time, and all regulations thereunder, (B) petroleum and petroleum products including crude oil and any fractions thereof, (C) natural gas, synthetic gas, and any mixtures thereof, (D) radon, (E) any other contaminant, and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation.

    (h) "Loan Property" shall mean any property in which Seller holds a security interest, and, where required by the context, said term means the owner or operator of such property.

    (i) "Participation Facility" shall mean any facility in which Seller participates or has participated in the management and, where required by the context, said term means the owner or operator of such property.

    (j) "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

    (k) "Stock Exchange" shall mean NASDAQ National Market.

    (l) "subsidiary" or "subsidiaries" of any Person shall mean an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, except as otherwise defined herein.

    (m) "Trading Day" shall mean each day that any trade of Buyer's Common Stock is consummated on the Stock Exchange.

                                  ARTICLE XII

                                 Miscellaneous

  12.1 CONFIDENTIALITY. Except as specifically set forth herein, Buyer and Seller mutually agree to be bound by the terms of the Confidentiality Agreement previously executed by the parties hereto, which Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

  12.2 PUBLIC ANNOUNCEMENTS. Seller and Buyer shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law, and neither Seller nor Buyer shall issue any joint news releases with respect to this Agreement or any of the transactions contemplated hereby, unless such news releases have been mutually agreed upon by the parties hereto.

  12.3 SURVIVAL. Except for any agreement of the parties contained in this Agreement which by its terms is intended to be performed after the Effective Time, the respective representations, warranties and agreements of the parties contained in this Agreement or in any Exhibit, Schedule, certificate, list, letter or other instrument referred to in this Agreement, and which are delivered or made pursuant to this Agreement (or in connection with any transaction contemplated by this Agreement) shall not survive the Effective Time but shall terminate as of the Effective Time.

  12.4 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or telecopy addressed as follows:

  If to Buyer to:

    Community Bankshares, Inc.
    43 North Main Street
    Concord, New Hampshire 03302-0739
    Attention: Douglas Crichfield, President

  Copy to:

    Peter W. Coogan, Esq.
    Carol Hempfling Pratt, Esq.
    Foley, Hoag & Eliot
    One Post Office Square
    Boston, Massachusetts 02109

  If to Seller, to:

    Centerpoint Bank
    141 South River Road
    Bedford, New Hampshire 03110
    Attention: Philip M. Stone, President

  Copy to:

    Richard A. Samuels, Esq.
    McLane, Graf, Raulerson & Middleton, PA
    900 Elm Street
    Post Office Box 326
    Manchester, New Hampshire 03105

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

  12.5 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

  12.6 RIGHTS OF EMPLOYMENT. Nothing in this Agreement shall be deemed to prohibit the resignation, removal or failure to re-elect any of the persons referred to herein to any position referred to therein, including without limitation, as a director or member of any committee of the Board of Directors, after his initial election to such position. Nothing in this Agreement shall be deemed to confer upon any person any rights of employment with or any rights to hold any particular office with Buyer or Surviving Bank or to limit the right of Buyer and Surviving Bank to terminate the employment or office of any person.

  12.7 COMPLETE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto and the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

  12.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

  12.9 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

  12.10 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Hampshire.

  12.11 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                   * * * * *

  IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.


                                          Community Bankshares

                                                  /s/ Douglas Crichfield
{SEAL}                                    By: _________________________________
                                                       Its President

                                                    /s/ Richard E. Kamp
                                          By: _________________________________
                                                       Its Secretary

                                          Centerpoint Bank

                                                    /s/ Philip M. Stone
{SEAL}                                    By: _________________________________
                                                       Its President

                                                     /s/ Lucy T. Gobin
                                          By: _________________________________
                                                       Its Secretary

                                                                    EXHIBIT 1.7

  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND MAY BE SUBJECT TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND RULES OF THE FEDERAL DEPOSIT INSURANCE CORPORATION

                            STOCK OPTION AGREEMENT

  This Stock Option Agreement (the "Agreement") is entered into as of August , 1995 by and between Community Bankshares, Inc., a New Hampshire bank holding company ("Community") and Centerpoint Bank, a New Hampshire trust company ("Centerpoint").

  Whereas, Centerpoint and Community propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the combination and merger of a newly-formed bank subsidiary of Community and Centerpoint into a single bank, which will be a subsidiary of Community; and

  Whereas, as a condition and an inducement to Community's willingness to enter into the Merger Agreement, Community has requested that Centerpoint agree, and Centerpoint has agreed, to grant Community the Option (as defined below);

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Centerpoint and Community agree as follows:

  1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Centerpoint hereby grants to Community an irrevocable option (the "Option") to acquire up to 165,920 shares (the "Option Shares") of common stock, par value $1.00 per share, of Centerpoint ("Centerpoint Common Stock") at an acquisition price of $12.00 per Option Share (the "Purchase Price"). The number of shares of Centerpoint Common Stock that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth.

  2. CERTAIN DEFINITIONS. (a) The holder or holders of this Option ("Holder") may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Triggering Event (as defined below). Except as otherwise provided in this Agreement, the right to exercise the Option shall expire and be of no further force and effect upon the occurrence of a Termination Event (as defined below).

  (b) Each of the following shall constitute a "Termination Event":

    (i) the Effective Time;

    (ii) the first anniversary of a Triggering Event;

    (iii) the second anniversary of a termination of the Merger Agreement by reason of a material breach or wilful violation by Centerpoint of its representations, warranties or obligations under the Merger Agreement, provided, however, that such anniversary shall be a Termination Event only if such anniversary occurs prior to the occurrence of a Triggering Event;

    (iv) immediately (A) upon termination of the Merger Agreement by Centerpoint by reason of a breach or violation by Community of its representations, warranties or obligations under the Merger Agreement, or
  (B) if the holders of Community Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the Community Special Meeting held for the purpose of voting on the Merger Agreement; or

    (v) the second anniversary of a termination of the Merger Agreement other than as described in Section 2(b)(iii) or Section 2(b)(iv), provided, however, that such anniversary shall be a Termination Event only if such anniversary occurs prior to the occurrence of a Triggering Event.

  (c) Notwithstanding any expiration or termination of the Option, Community shall be entitled to acquire those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration or termination of the Option. Any purchase of shares upon exercise of the Option shall be subject to compliance with requirements established by the New Hampshire Board of Trust Company Incorporation and with all other requirements of applicable law, including the Bank Holding Company Act of 1956, as amended (the "BHC Act").

  (D) A "TRIGGERING EVENT" shall occur for purposes of this Agreement upon the occurrence of any of the following:

    (i) without having received Community's prior written consent, Centerpoint shall have entered into, or the Board of Directors of Centerpoint shall have approved or recommended that the shareholders of Centerpoint approve or accept, an agreement with any person (other than Community or any affiliate of Community) to (A) effect a merger, consolidation or similar transaction involving Centerpoint, (B) sell, lease or otherwise dispose of assets of Centerpoint (other than sales of loans or securities classified as available for sale in the ordinary course of business of Centerpoint) representing 15% or more of the consolidated assets of Centerpoint, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Centerpoint (any of the foregoing an "Acquisition Transaction");

    (ii) any person (other than Community or any affiliate of Community) shall, after the date hereof, have acquired beneficial ownership (as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Centerpoint Common Stock;

    (iii) any person (other than Community or any affiliate of Community) (1) publicly announces a proposal, or publicly discloses an intention to make a proposal, to engage in an Acquisition Transaction, (2) files an application under the BHC Act for approval to engage in an Acquisition Transaction, or
  (3) files a notice under the Change in Bank Control Act of 1978 or other applicable law of intent to engage in an Acquisition Transaction;

    (iv) Centerpoint's Board of Directors shall have failed to recommend to its shareholders approval of the Merger Agreement, or shall have withdrawn or modified in a manner adverse to Community its recommendation with respect to the Merger Agreement; or

    (v) the holders of Centerpoint Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the Special Meeting held for the purpose of voting on the Merger Agreement or such Special Meeting shall not, due to actions or failure to act of Centerpoint, have been held prior to a date which is 60 days ("End Date") after effectiveness of the Registration Statement on Form S-4, provided, however, that the events described in this Section 2(d)(v) shall constitute a Triggering Event only if, prior to the End Date, Centerpoint shall have agreed to provide to a stockholder or a stockholder representative a copy of its list of Centerpoint stockholders for use in connection with possible communications with other Centerpoint stockholders.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and includes any individual, corporation, partnership, company, group or other entity. Terms defined herein by reference to the Exchange Act shall be construed as if Centerpoint had registered under the Exchange Act.

  3. EXERCISE OF OPTION. (a) In the event Community wishes to exercise the Option, it shall send to Centerpoint a written notice (the date of such notice being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to acquire pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such acquisition (the "Closing Date").

  (b) If the closing of the acquisition pursuant to the exercise of the Option (the "Closing") cannot be consummated by reason of any judgment, decree or order, the period of time that otherwise would run pursuant to Section 3(a) shall run instead until the date on which such judgment, decree or order becomes final and nonappealable. Without limiting the foregoing, if prior notification to or approval of the Board of Governors of the Federal Reserve System ("FRB") or an other regulatory authority is required in connection with such purchase, Community shall promptly file the required notice or application for approval and shall expeditiously process the same (and Centerpoint shall cooperate with Community in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to Section 3(a) shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

  4. PAYMENT AND DELIVERY OF CERTIFICATES. (a) On each Closing Date, Community shall pay Centerpoint, in immediately available funds by wire transfer to a bank account designated by Centerpoint, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date.

  (b) At each Closing, simultaneously with the delivery of the consideration specified in Section 4(a), Centerpoint shall deliver to Community a certificate or certificates representing the Option Shares to be acquired at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever (including any preemptive rights of any stockholder).

  5. REPRESENTATIONS AND WARRANTIES OF CENTERPOINT. Centerpoint hereby represents and warrants to Community as follows:

    (A) DUE AUTHORIZATION. Centerpoint has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Centerpoint. This Agreement has been duly and validly executed and delivered by Centerpoint.

    (B) AUTHORIZED STOCK. Centerpoint has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Centerpoint Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Centerpoint Common Stock necessary for Community to exercise the Option, and Centerpoint will take all necessary corporate action to authorize and reserve for issuance all additional shares of Centerpoint Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Centerpoint Common Stock to be issued upon due exercise of the Option, including all additional shares of Centerpoint Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Centerpoint.

    (C) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Charter or By-laws or equivalent organizational document of Centerpoint or any Subsidiary or, subject to obtaining any required approvals or consents, violate, conflict with or result in any breach of any provisions of, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Centerpoint or any Subsidiary under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement, obligation, instrument, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Centerpoint or any Subsidiary or their respective properties or assets.

    (D) ACCESS TO STOCKHOLDER LISTS. The list of Centerpoint's stockholders has been protected as confidential and proprietary information by Centerpoint, has not been copied or distributed within the Bank, and no copies of such list have been made available to stockholders or other third parties.

  6. REPRESENTATIONS AND WARRANTIES OF COMMUNITY. Community hereby represents and warrants to Centerpoint that:

    (A) DUE AUTHORIZATION. Community has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Community. This Agreement has been duly and validly executed and delivered by Community.

    (B) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Charter or By-laws or equivalent organizational document of Community or any subsidiary Community or, subject to obtaining any required approvals or consents contemplated hereby, violate, conflict with or result in any breach of any provisions of, constitute a default (or event which with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Community or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement, obligation, instrument, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Community or any subsidiary of Community or their respective properties or assets.

    (C) PURCHASE NOT FOR DISTRIBUTION. Any Option Shares or other securities acquired by Community upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933.

  7. ADJUSTMENT UPON SHARE ISSUANCES, CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in Centerpoint Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities to be delivered by Centerpoint pursuant to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Community shall receive upon exercise of the Option the number and class of shares or other securities or property that Community would have received if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

  (b) In the event that Centerpoint shall enter into an agreement (i) to consolidate with or merge into any person, other than Community or one of its affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Community or one of its affiliates, to merge into Centerpoint and shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Centerpoint Common Stock shall be changed into or exchanged for stock or other securities of Centerpoint or any other person or cash or any other property or the then outstanding shares of Centerpoint Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Community or one of its affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option to acquire the same type of consideration received by the holders of Centerpoint Common Stock pursuant to such a transaction. The provisions of this Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 7.

  (c) Notwithstanding any other provision of this Agreement, from and after any reorganization or recapitalization affecting Centerpoint which is related to an internal corporate reorganization and from and after the issuance of additional or replacement equity securities by Centerpoint, the Option shall remain exercisable for equity securities of Centerpoint representing 19.9% of the voting power of all Centerpoint equity securities, calculated on a fully-diluted basis. In connection with any such reorganization or recapitalization affecting Centerpoint, the type and number of shares or securities to be delivered by Centerpoint pursuant to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Option shall remain exercisable for equity securities of Centerpoint representing 19.9% of the voting power of all Centerpoint equity securities, calculated on a fully-diluted basis.

  8. REPURCHASE AT THE OPTION OF COMMUNITY.

  (A) REPURCHASE EVENT. A "Repurchase Event" shall occur for purposes of this Agreement upon the occurrence of any of the following:

    (i) without having received Community's prior written consent, Centerpoint shall have entered into an agreement with respect to, or consummated, a merger, consolidation or sale of substantially all of its assets; or

    (ii) any person (other than Community or any affiliate of Community) shall, after the date hereof, have acquired beneficial ownership (as defined in Rule 13(d)-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 51% or more of the then outstanding Centerpoint Common Stock.

  (B) SECTION 8 REPURCHASE CONSIDERATION. At the request of Community at any time commencing upon the occurrence of a Repurchase Event and ending upon the earlier to occur of (x) 9 months immediately thereafter or (y) a Termination Event, Centerpoint (or any successor entity thereof) shall repurchase from Community (1) the Option (unless the Option shall have expired or been terminated in accordance with the terms hereof) and (2) all shares of Centerpoint Common Stock purchased by Community pursuant hereto with respect to which Community then has beneficial ownership. The date on which Community exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

    (i) the aggregate exercise price paid by Community for any shares of Centerpoint Common Stock acquired pursuant to the Option with respect to which Community then has beneficial ownership;

    (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Centerpoint Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Centerpoint Common Stock with respect to which the Option has not been exercised; and

    (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Community for each share of Centerpoint Common Stock with respect to which the Option has been exercised and with respect to which Community then has beneficial ownership, multiplied by the number of such shares.

  (c) If Community exercises its rights under this Section 8, Centerpoint shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Community in immediately available funds, and Community shall surrender to Centerpoint the Option and the certificates evidencing the shares of

Centerpoint Common Stock purchased thereunder with respect to which Community then has beneficial ownership; and Community shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the FRB or other Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration or is not then permissible under applicable law, Centerpoint shall deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and shall promptly file the required notice or application for approval and shall expeditiously process the same (and Community shall cooperate with Centerpoint in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the FRB or any other Governmental Entity disapproves of any part of Centerpoint's proposed repurchase pursuant to this Section 8, Centerpoint shall promptly give notice of such fact to Community and redeliver to Community the Option Shares it has acquired from Community pursuant hereto and is then prohibited from repurchasing, and Community shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares as to which payment has been made pursuant to Section 8(b); provided that if the Option shall have expired prior to the date of such notice or shall be scheduled to expire at any time before the expiration of a period ending on the thirtieth business day after such date, Community shall nonetheless have the right so to exercise the Option until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Centerpoint shall not be obligated to repurchase the Option or any shares of Centerpoint Common Stock pursuant to this Section 8 on more than one occasion.

  (d) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Centerpoint Common Stock after the date hereof and on or prior to the Request Date, (ii) the price per share to be paid by any third party for shares of Centerpoint Common Stock or the consideration per share to be received by holders of Centerpoint Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Centerpoint entered into on or prior to the Request Date or (iii) the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source during the 60 business days preceding the Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Community and reasonably acceptable to Centerpoint, which determination shall be conclusive for all purposes of this Agreement.

  9. REPURCHASE AT THE OPTION OF CENTERPOINT.

  (a) Except to the extent that Community shall have previously exercised its rights under Section 8, at the request of Centerpoint during the 30-day period commencing 12 months following the first occurrence of a Repurchase Event, Centerpoint may repurchase from Community, and Community shall sell to Centerpoint, all (but not less than all) of the shares of Centerpoint Common Stock acquired by Community pursuant hereto and with respect to which Community has beneficial ownership at the time of such repurchase at a price equal to the greater of (A) 110% of the Current Market Price (as defined below) or (B) the sum of (1) the Purchase Price in respect of the shares so acquired plus (2) Community's pre-tax per share carrying cost (as defined below), multiplied in either case by the number of shares so acquired (the "Section 9 Repurchase Consideration"); provided that Centerpoint's rights under this Section 9 shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject Community to liability pursuant to Section 16(b) of the Exchange Act by reason of Community's purchase of shares of Centerpoint Common Stock hereunder.

  (b) If Centerpoint exercises its rights under this Section 9 and Community does not sell the shares to a third party pursuant thereto, Centerpoint shall, within 10 business days after the expiration of the 30-day period referred to in paragraph (a) above or, if applicable, upon abandonment of the transaction covered by the Offeror's Notice, pay the Section 9 Repurchase Consideration in immediately available funds, and Community shall surrender to Centerpoint the certificates evidencing the shares of Centerpoint Common Stock purchased hereunder with respect to which Community then has beneficial ownership, and Community shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

  (c) As used herein, (i) "Current Market Price" means the average closing sales price per share of Centerpoint Common Stock quoted on the principal trading market on which such shares are traded as reported by a recognized source for the 10 business days preceding the date of Centerpoint's request for repurchase pursuant to this Section 9 and (ii) "Community's pre-tax per share carrying cost" shall be the amount equal to the interest on the aggregate Purchase Price paid for the shares of Centerpoint Common Stock purchased from the date of purchase to the date of repurchase at the rate of interest announced by Bank of Boston as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

  10. DIVISION OF OPTION. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Community upon partial exercise of the Option or partial assignment of the Option, in both instances as provided herein, upon presentation and surrender of this Agreement at the principal office of Centerpoint, for other Agreements providing for Options of different denominations entitling the holder thereof to acquire in the aggregate the same number of shares of Centerpoint Common Stock which may be acquired hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement and the Option granted hereby may be exchanged.

  11. MISCELLANEOUS.

  (A) EXPENSES. Except as otherwise provided in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own counsel.

  (B) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (C) ENTIRE AGREEMENT: No Third-Party Beneficial Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including other documents and instruments referred to herein or therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  (D) GOVERNING LAW. This Agreement shall be governed by the internal laws of New Hampshire without regard its conflicts of law principles.

  (E) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  (F) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered as provided in the Merger Agreement.

  (G) COUNTERPARTS. This Agreement and any amendments hereto may be executed, including by facsimile, in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

  (H) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that: (i) Community may assign this Agreement to any subsidiary or affiliate, and (ii) after the occurrence of a Repurchase Event Community may assign its rights under this Agreement to third parties; provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by Community under the BHC Act to acquire the shares of Centerpoint Common Stock subject to the Option, Community may not assign its rights under the Option except in a manner approved by the Federal Reserve Board, and provided, further, that, notwithstanding any such assignment, Community shall continue to be liable for the performance of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  (I) FURTHER ASSURANCES. In the event of any exercise of the Option by Community, Centerpoint and Community shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (J) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  In Witness Whereof, Centerpoint and Community have caused this Stock Option Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                   Centerpoint Bank


_________________________________
                                          By: _________________________________
                                              Name:
                                              Title:

Attest:                                   Community Bankshares, Inc.


_________________________________
                                          By: _________________________________
                                              Name:
                                              Title:

                                                                    EXHIBIT 7.3

                              AFFILIATE AGREEMENT

                                                                 August  , 1995

Community Bankshares, Inc.
43 North Main Street
Post Office Box 739
Concord, New Hampshire 03302-0739

Gentlemen:

  Pursuant to the terms of the Agreement and Plan of Reorganization dated as of August 29, 1995 (the "Merger Agreement"), among Community Bankshares, Inc., a New Hampshire corporation ("Parent"), a new "interim bank" to be created as a wholly owned subsidiary of Parent ("Bank Sub"), and Centerpoint Bank, a New Hampshire trust company ("Centerpoint"). Parent will acquire Centerpoint through the merger of Bank Sub with Centerpoint (the "Merger"). Subject to the terms and conditions of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), outstanding shares of the common stock, par value $1.00 per share, of Centerpoint (the "Centerpoint Common Stock") will be converted into the right to receive shares of common stock, par value $1.00 per share, of Parent (the "Parent Common Stock") on the basis described in the Merger Agreement.

  The undersigned has been advised that as of the date hereof it may be deemed to be an "affiliate" of Centerpoint, as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of the and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission, although nothing contained herein shall be construed as an admission of such fact.

  The undersigned understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, stockholders of Parent, Centerpoint, other stockholders of Centerpoint and their respective counsel and accounting firms.

  The undersigned represents and warrants to and agrees with Parent that:

    1. The undersigned has full power to execute and deliver this Affiliate Agreement and to make the representations and warranties herein and to perform its obligations hereunder.

    2. The undersigned has carefully read this Affiliate Agreement and the Merger Agreement and discussed its requirements and other applicable limitations upon its ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent the undersigned felt necessary, with its counsel or counsel for Centerpoint.

    3. The undersigned shall not make any sale, transfer, exchange, pledge or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

    4. The undersigned has been advised that the issuance of shares of Parent Common Stock to the undersigned in connection with the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since, at the time the Merger is to be submitted for a vote of the stockholders of Centerpoint the undersigned may be deemed to be an affiliate of Centerpoint and the distribution by the undersigned of any Parent Common Stock will not have been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of Parent Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 promulgated by the Commission under the Act, or
  (iii) in the
  opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    5. Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by the undersigned or on its behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available. Parent agrees that it shall make available adequate current public information as required by Rule 144(c) promulgated by the Commission under the Act.

    6. Stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Common Stock and there will be placed on the certificates for the Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an Affiliate Agreement dated August 29, 1995, between the registered holder hereof and Parent, a copy of which agreement is on file at the principal offices of Parent."

    7. The legend set forth in paragraph 6 above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

    8. The undersigned will not sell, exchange, transfer, pledge, dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction intended to reduce his risk relative to the shares of Parent Common Stock received by the undersigned in connection with the Merger, except for de minimis sales with the prior written consent of Parent, during the period beginning from the date hereof, and ending on the second day after the day Parent publicly announces financial results covering at least 30 days of combined operations of the Parent and Centerpoint. Parent, at its discretion, may cause stop transfer orders consistent with the foregoing to be placed with its transfer agent with respect to the certificates for Parent Common Stock.

    9. (a) The undersigned currently is the beneficial owner of that number of shares of Centerpoint Common Stock set forth in Appendix A hereto (the "Centerpoint Securities") and, except as otherwise set forth in Appendix A,
  (i) has held Centerpoint Securities at all times since January 1, 1995 and
  (ii) did not acquire any of Centerpoint Securities in contemplation of the Merger;

    (b) Except as otherwise set forth in Appendix A hereto, the undersigned has not engaged in a Sale (as defined below) of any shares of Centerpoint Common Stock (including Centerpoint Securities) (i) at any time since January 1, 1995 or (ii) in contemplation of the Merger;

    (c) The undersigned has no plan or intention (a "Plan") to engage in a sale, exchange, transfer, distribution (including a distribution by a partnership to its partners or by a corporation to its stockholders), redemption or reduction in any way of the undersigned's risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (such actions being collectively referred to herein as a "Sale") of the shares of Parent Common Stock to be received by the undersigned in the Merger. For purposes of the preceding sentence, shares of Centerpoint Common Stock (or the portion thereof) (i) with respect to which the undersigned will receive consideration in the Merger other than Parent Common Stock (including, without limitation, cash to be received in lieu of fractional shares of Parent Common Stock) and/or (ii) with respect to which a Sale (A) occurred after January 1, 1995 or otherwise in contemplation of the Merger or (B) will occur prior to the Merger, shall be considered shares of Centerpoint Common Stock exchanged for Parent Common Stock in the Merger and then disposed of pursuant to a Plan;

    (d) The undersigned has no Plan to exercise dissenters' rights in connection with the Merger;

    (e) The undersigned is not aware of, or participating in, any Plan on the part of the stockholders of Centerpoint to engage in a Sale or Sales of the Parent Common Stock to be received in the Merger such that the aggregate fair market value, as of the Effective Date of the Merger, of the shares subject to such Sales would exceed 50% of the aggregate fair market value of all shares of outstanding Centerpoint Common Stock immediately prior to the Merger. For purposes of the preceding sentence, shares of Centerpoint Common Stock (or the portion thereof) (i) with respect to which a Centerpoint stockholder receives consideration in the Merger other than Parent Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of fractional shares of Parent Common Stock) or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered shares of outstanding Centerpoint Common Stock exchanged for Parent Common Stock in the Merger and then disposed of pursuant to a Plan;

    (f) Except to the extent written notification to the contrary is received by Centerpoint from the undersigned prior to the Merger, the representations contained herein shall be true and correct at all times from the date hereof through the date on which the Merger occurs; and

    (g) The undersigned has consulted with such legal and financial counsel as the undersigned has deemed appropriate in connection with the execution of this Agreement.

  10. The undersigned understands that Centerpoint, Bank Sub, Parent and their respective stockholders, as well as legal counsel to Centerpoint and Parent (in connection with rendering their opinions that the Merger will be a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended) will be relying on (a) the truth and accuracy of the representations contained herein and (b) the undersigned's performance of the obligations set forth herein.

  11. Except for Centerpoint Securities and options to purchase that number of shares of Centerpoint Common Stock set forth in Appendix A hereto, the undersigned does not beneficially own any shares of Centerpoint Common Stock or any other equity securities of Centerpoint or any options, warrants or other rights to acquire any equity securities of Centerpoint.

  12. For the convenience of the parties hereto, this Affiliate Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

  13. This Affiliate Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

  14. This Affiliate Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New Hampshire.

  15. If a court of competent jurisdiction determines that any provision of this Affiliate Agreement is not enforceable or enforceable only if limited in time and/or scope, this Affiliate Agreement shall continue in full force and effect with such provision stricken or so limited.

                                    * * * *

  16. Counsel to and accountants for the parties to the Merger Agreement shall be entitled to rely upon this Affiliate Agreement as needed.

                                          Very truly yours


                                          _____________________________________
                                             (print name of stockholder above)


                                          By: _________________________________


                                          Title: ______________________________

Accepted this   day of       , 1995,

Community Bankshares, Inc.


By: _________________________________


Name: _______________________________


Title: ______________________________

                                   APPENDIX A

Stockholder: ___________________________________________________________________

Entity: ________________________________________________________________________
(individual, corporation, partnership, other--please specify)

Total Number of shares of Centerpoint Common Stock owned on the date hereof: ___

Total Number of shares of Centerpoint Common Stock owned on January 1, 1995: ___

Total Number of shares of Centerpoint Common Stock disposed of in a Sale (i) after January 1, 1995 or(ii) otherwise in contemplation of the Merger: _________

Total Number of shares of Centerpoint Common Stock acquired (i) after January
1, 1995 or (ii) otherwise in contemplation of the Merger: ______________________

Please specify the date and number of shares of Centerpoint Common Stock acquired or disposed of in each transaction (i) after January 1, 1995 or (ii) otherwise in contemplation of the Merger: ______________________________________

________________________________________________________________________________

Please describe any plan or intent to dispose of, in a Sale, shares of Centerpoint Common Stock prior to the Merger or shares of Parent Common Stock after the Merger (attach a separate sheet if necessary): _______________________

________________________________________________________________________________

________________________________________________________________________________

Total Number of options to purchase Centerpoint Common Stock owned on the date hereof: ________________________________________________________________________

                                                                    EXHIBIT 7.4

                           FORM OF VOTING AGREEMENT

                                                                 August  , 1995

Community Bankshares, Inc.
43 North Main Street
Post Office Box 739
Concord, New Hampshire 03302-0739

Gentlemen:

  Each of the undersigned (a "Stockholder") beneficially owns and has sole voting power with respect to all shares of the common stock, par value $1.00 per share, now owned or hereafter acquired, whether pursuant to the exercise of stock options or otherwise (the "Shares"), of Centerpoint Bank (the "Company").

  Simultaneously with the execution of this letter agreement, Community Bankshares, Inc. ("Parent") and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger of a subsidiary of Parent with the Company (the "Merger"). We understand that Parent has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

  In consideration of, and as a condition to, Parent's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, each Stockholder and Parent agree as follows:

    1. AGREEMENT TO VOTE IN FAVOR OF MERGER. Each Stockholder specifically agrees that: (i) he will use all reasonable efforts to cause a special meeting of stockholders of the Company (the "Special Meeting") to be held as soon as is practicable to vote to approve the Merger, the Merger Agreement and the transactions contemplated thereby, and (ii) at the Special Meeting, he will vote all of his Shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby.

    2. IRREVOCABLE PROXY. Each Stockholder hereby revokes any proxy heretofore granted with respect to any shares of capital stock of the Company owned by such Stockholder. Each Stockholder hereby agrees to grant to Parent an irrevocable proxy in the form of Exhibit A attached hereto upon request of Parent. It is expressly understood and agreed that such irrevocable proxy shall be coupled with an interest and that Parent shall have no duty, liability and obligation whatsoever to the undersigned arising out of the exercise by Parent of such irrevocable proxy unless Parent acts in a manner inconsistent with the understandings set forth in this Agreement and the Merger Agreement. Without limiting the generality of the foregoing, each Stockholder expressly acknowledges and agrees that he will not impede the exercise of Parent's rights under the Merger Agreement and that Parent shall have the right, pursuant to the irrevocable proxy, to vote (i) with respect to all matters relating to the Merger, the Merger Agreement or the transactions contemplated thereby, and (ii) with respect to any other matter that Parent deems to be inconsistent with the consummation of the transactions contemplated by the Merger Agreement.

    3. RESTRICTIONS ON SALE OR OTHER DISPOSITION OF SHARES. Each Stockholder hereby agrees that from and after the date hereof and until the Effective Time of the Merger (as defined in the Merger Agreement), each Stockholder will not, directly or indirectly, without the prior written consent of Parent, sell, assign, hypothecate, transfer, pledge, give, place in trust or dispose of (including, without limitation, by granting of proxies (other than proxies not inconsistent with this Agreement, such as proxies relating to the routine election of directors), or relinquishment of voting rights, with respect to) any of the Shares owned by each Stockholder, except for the grant of the irrevocable proxy as provided for herein or any other proxies granted to Parent.

    4. NO SOLICITATION. Neither any Stockholder, nor any of his affiliates, employees, representatives or agents or other persons controlled by him shall, directly or indirectly, encourage or solicit or hold discussions or negotiations with or assist or provide any information to, any person, entity or group (other than Parent) concerning any merger, disposition of a substantial portion of the Company's assets, acquisition of a substantial portion of its capital stock or similar transactions involving the Company or any of its subsidiaries or any branch or division of the Company. Each Stockholder will immediately communicate to Parent the terms of any proposal or offer or any inquiry or request for information which it may receive in respect of any such transaction.

    5. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants to Parent as follows:

      (a) This Agreement has been duly executed and delivered by each Stockholder and constitutes his legal and valid obligation enforceable against him in accordance with its terms.

      (b) He is the record owner of the number of Shares indicated opposite such Stockholder's name below; he has plenary voting and dispositive power with respect to such Shares; he owns no other shares of capital stock of the Company; there are no proxies, voting trusts or other agreements or understandings with respect to the voting of any of the Shares other than this Agreement; and no Stockholder has entered into (and no Stockholder will enter into) any agreement or arrangement in any way inconsistent with this Agreement.

    6. EQUITABLE REMEDIES. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

    7. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or telecopy addressed as follows:

    If to Parent to:

      Community Bankshares, Inc.
      43 North Main Street
      Post Office Box 739
      Concord, New Hampshire 03302-0739
      Attention: President

      Copy to: Peter W. Coogan, Esq.
      Carol Hempfling Pratt, Esq.
      Foley, Hoag & Eliot
      One Post Office Square
      Boston, Massachusetts 02109
      Telecopier No.: (617) 832-7000

    If to a Stockholder to his address on the signature page hereof, with a copy to:

      Richard A. Samuels, Esq.
      McLane, Graf, Raulerson & Middleton, PA
      900 Elm Street
      Post Office Box 326
      Manchester, New Hampshire 03105

  or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

    8. MISCELLANEOUS. This Agreement shall terminate on the later to occur of
  (i) one year from the date hereof or (ii) in the event of a material breach of the Merger Agreement by the Company, on the date the Stock Option Agreement terminates. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall be governed by and construed in accordance with the laws of New Hampshire, without giving effect to conflicts of law principles. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

    9. SEVERAL OBLIGATION. Each of the Stockholders has signed this letter agreement intending to be bound severally thereby and not to be bound as joint obligors.

                                 *   *   *   *

  Please confirm our agreement with you by signing a copy of this letter.

STOCKHOLDER                   NUMBER OF
NAME AND ADDRESS               SHARES                     SIGNATURES
----------------              ---------                   ----------
Philip M. Stone                11,551           ______________________________
Barbara Stone                  40,000 (Options) Philip M. Stone
Centerpoint Bank
141 South River Road                            ______________________________
Bedford, NH 03110                               Barbara Stone

Mr. Arthur R. Bethke           89,496           ______________________________
President                                       Arthur Bethke, individually
Concord Oil Company                             and as Trustee of Musterfield
147 Lowell Road                                 Realty Trust
Concord, MA 01742



                                                ______________________________
                                                Virginia A. Bethke, Trustee of
                                                Virginia A. Bethke Revocable
                                                Trust

                                                Concord Oil Company

                                                By: __________________________
                                                President


Mr. Ronald H. Bogers           20,383
Joanne Bogers                                   ______________________________
Dorothy Bogers                                  Ronald H. Bogers, individually
4 Hamilton Way                                  and as custodian for Kimberly
Bedford, New Hampshire 03110                    and Kristen

                                                ______________________________
                                                Joanne Bogers

                                                ______________________________
                                                Dorothy Bogers

Donald E. Bossi                30,500           ______________________________
                                                Donald E. Bossi, individually
                                                and as beneficiary of Dean
                                                Witter IRA

STOCKHOLDER                 NUMBER OF
NAME AND ADDRESS             SHARES                      SIGNATURES
----------------            ---------                    ----------
Mr. John J. Clarke, Jr.       7,499           _________________________________
134 Camp Lee Road                             John J. Clarke, Jr.
Epping, New Hampshire
 03042

John T. deBettencourt        10,000           _________________________________
Lighthouse Press                              John T. deBettencourt,
177 East Industrial Park                      individually and as Trustee of
 Drive                                        d'Argent Financial Trust
Manchester, NH 03109

Lucy T. Gobin                7,500 (options)  _________________________________
                                              Lucy T. Gobin

Walter W. Hemming            35,833           _________________________________
Hemming Associates                            Walter W. Hemming
North Bridge Business
 Center
74 Northeastern Boulevard,
 Unit 11
Nashua, NH 03062

P.D. "Sue" Infantine         24,050           _________________________________
8111 Bay Colony Drive                         William Infantine, as Executor
Contesa #804                                  of the Estate of Richard
Naples, Florida 33963                         Infantine

                                              _________________________________
                                              P.D. Infantine, as beneficiary of
                                              First Albany Corp. IRA and as
                                              Trustee of Infantine Family
                                              Nominee Trust

                                              _________________________________
                                              William Infantine

Donald J. Levasseur          10,000           _________________________________
Helene Levasseur                              Donald J. Levasseur
Levassuer & Associates
81 Poor Street                                _________________________________
Manchester, New Hampshire                     Helene Levasseur
 03102

Joseph B. Reilly              1,251           _________________________________
                             7,500 (options)  Joseph B. Reilly, individually
                                              and as beneficiary of AG
                                              Edwards IRA

David B. Salzman             28,636           _________________________________
                                              David B. Salzman

STOCKHOLDER                        NUMBER OF
NAME AND ADDRESS                    SHARES                 SIGNATURES
----------------                   ---------               ----------
Vartkes Tamzarian                    5,000       _______________________________
President                                        Vartkes Tamzarian, individually
Thelma Katz & Associates                         and as beneficiary of Invest
46 West Webster Street                           Financial Corp. IRA
Manchester, New Hampshire 03104

                                                 _______________________________
                                                 Berjouhi Tamzarian

Ronald C. Thomashow                  2117        _______________________________
34 Church Road                                   Ronald Thomashow, as
Bedford, New Hampshire 03110                     beneficiary of Smith Barney-
                                                 Shearson IRA

Michael T. Whaley                    2,400       _______________________________
                                                 Michael T. Whaley

Agreed to and accepted this   day of     , 1995.

                                          Community Bankshares, Inc.


                                          By: _________________________________
                                              Name:
                                              Title:

                                                                      EXHIBIT A

                               IRREVOCABLE PROXY

  The undersigned (the "Stockholder") hereby revokes any proxy heretofore granted with respect to any shares of capital stock of Centerpoint Bank ("Centerpoint") owned by such Stockholder. The Stockholder hereby grants to Community Bankshares, Inc. ("Parent") an irrevocable proxy:

    (x) To call a special meeting of stockholders of Centerpoint to approve the business combination (the "Merger") contemplated by that certain Agreement and Plan of Merger dated as of August 29, 1995 (the "Merger Agreement") by and between Parent and Centerpoint, the Merger Agreement or the transactions contemplated thereby or any other business combination involving Centerpoint, and

    (y) To vote at any meeting of stockholders of Centerpoint, in any manner that Parent may determine in its sole and absolute discretion to be in the best interest of Parent, all of the shares of capital stock of Centerpoint with respect to which the undersigned has voting power (the "Shares"): (i) with respect to all matters relating to the Merger, the Merger Agreement or the transactions contemplated thereby, and (ii) with respect to any other matter that Parent deems to be inconsistent with the consummation of the transactions contemplated by the Merger Agreement.

  It is expressly understood and agreed that the foregoing irrevocable proxy is coupled with an interest and that Parent shall have no duty, liability and obligation whatsoever to the undersigned arising out of the exercise by Parent of the irrevocable proxy granted hereby. Without limiting the generality of the foregoing, the undersigned expressly acknowledges and agrees that (i) the undersigned will not impede the exercise of Parent's rights under the Merger Agreement, (ii) the irrevocable proxy granted hereunder secures, among other things, the duty in clause (i), and (iii) the undersigned waives and relinquishes any claim, right or action it might have, as a shareholder of Centerpoint or otherwise, against Parent or any of its affiliates in connection with any exercise of the irrevocable proxy granted hereunder.

  This Proxy shall terminate on the later to occur of (i) August 29, 1996 or
(ii) in the event of a material breach of the Merger Agreement by Centerpoint, on the date of termination of the Stock Option Agreement (as defined in the Merger Agreement).

Witness:

_____________________________________     _____________________________________

                                                                        ANNEX B

                         [FORM OF CONTRACT FOR UNION]

                              CONTRACT FOR UNION

  Contract for Union, dated as of       , 199 , by and between Community
Interim Trust Company, a New Hampshire trust company ("CITC") and a wholly-owned subsidiary of Community Bankshares, Inc., a New Hampshire corporation ("CBI"), and Centerpoint Bank, a New Hampshire trust company ("Centerpoint").

                                   RECITALS

  WHEREAS, CBI and Centerpoint are parties to an Agreement and Plan of Merger dated as of August 29, 1995 (the "Merger Agreement"), which provides that CITC and Centerpoint shall enter into this Contract for Union so that the merger of CITC with Centerpoint (the "Merger") may take place as contemplated in the Merger Agreement; and

  WHEREAS, the respective Boards of Directors of CITC and Centerpoint have adopted resolutions approving this Contract for Union and have directed that it be duly submitted to the shareholders of each of CITC and Centerpoint in accordance with the applicable laws of the State of New Hampshire; and

  WHEREAS, the shareholders of each of CITC and Centerpoint have duly approved the Merger Agreement and this Contract for Union; and

  WHEREAS, each of CITC and Centerpoint have duly approved the Merger Agreement and this Contract for Union; and

  WHEREAS, CITC and Centerpoint desire that CITC be merged with and into Centerpoint, on the terms and conditions hereinafter set forth and in accordance with the applicable laws of the State of New Hampshire.

  NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in the Merger Agreement and in this Contract for Union, CITC and Centerpoint agree to merge on the terms and conditions as follows:

                                   ARTICLE 1

                                  The Merger

  1.1. The Merger. At the Effective Time (as defined below), CITC shall be merged with and into Centerpoint. Centerpoint shall continue its corporate existence as the surviving bank (the "Surviving Bank") and the identity, properties and assets of Centerpoint shall continue unaffected and unimpaired by the Merger. The identity and separate existence of CITC shall cease, and all of the rights, privileges, powers, franchises, properties and assets of CITC shall be vested in Centerpoint.

  1.2 Effective Time. When authorization of the Merger by the New Hampshire Bank Commissioner is received pursuant to RSA 388:8 and 9, this Contract for Union shall constitute a contract for union entered into pursuant to that authorization and shall be submitted to the Bank Commissioner for his approval pursuant to RSA 388:10. Following receipt of such approval (or a Superior Court decree pursuant to RSA 388:5) and the receipt of other required approvals, and following the Closing provided for by Section 9.1 of the Merger Agreement, this Contract for Union, together with the Bank Commissioner's certificate of authority pursuant to RSA 388:9 and approval pursuant to RSA 388:10 and any necessary approvals pursuant to RSA 388:14 (or the Superior Court decree pursuant to RSA 388:5), shall be filed with the New Hampshire Secretary of State. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Contract for Union, the Merger shall become effective immediately following the close of business on the date on which such filing with the Secretary of State takes place (the "Effective Time"), which will constitute an effective date of union as that term is used in RSA 388:10.

                                   ARTICLE 2

                         Articles of Agreement; Bylaws

  2.1 Charter. The Articles of Agreement (the "Charter") of Centerpoint, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Bank from and after the Effective Time, except as the Charter may thereafter be altered, amended or repealed.

  2.2. Bylaws. The Bylaws of Centerpoint, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank from and after the Effective Time, except as the Bylaws may thereafter be altered, amended or repealed.

                                   ARTICLE 3

                        Board of Directors and Officers

  3.1. Directors. From and after the Effective Time of the Merger, the directors of the Surviving Bank, who shall hold office until their successors are elected and qualified according to the Bylaws of the Surviving Bank, shall be the same as the directors of Centerpoint immediately prior to the Effective Time of the Merger.

  3.2. Officers. From and after the Effective Time of the Merger, the officers of the Surviving Bank, who shall hold office until their successors are elected and qualified according to the Bylaws of the Surviving Bank, shall be the same as the officers of Centerpoint immediately prior to the Effective Time of the Merger.

                                   ARTICLE 4

             Conversion and Exchange of Shares; Dissenters' Rights

  4.1. Conversion and Exchange of Shares. The manner of converting and exchanging the shares of CITC and shares and share options of Centerpoint shall be as set forth in Article II of the Merger Agreement.

  4.2. Dissenters' Rights. Shares of CITC or Centerpoint, which are issued and outstanding immediately prior to the Effective Time and which are owned by stockholders who assert and perfect dissenters' rights pursuant to and in accordance with New Hampshire RSA 388:13 and RSA 293-A:13:01-13.31 ("Dissenting Shares"), shall not be converted or exchangeable as provided in
Section 4.1 of this Contract for Union unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right to payment for such shares under such applicable laws. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, the shares of CITC or Centerpoint held by such shareholder shall thereupon be deemed to have been converted and exchangeable, at the Effective Time, as provided for in Section 4.1 hereof.

                                   ARTICLE 5

                  Rights and Obligations; Further Assurances

  At the Effective Time of the Merger, the separate existence of CITC shall cease and the Surviving Bank shall possess all rights, franchises, and interests of CITC in and to every type of property (real, personal and mixed) and chose in action by virtue of such Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, of a public as well as of a private nature, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of incompetents, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by CITC at the time the Merger became effective. The Surviving Bank shall be liable for all liabilities of CITC, all deposits, debts, liabilities, obligations and contracts of CITC matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of CITC shall be those of the Surviving Bank and shall not be released or impaired by the Merger, and all rights of creditors and other obligees and all liens on property of CITC shall be preserved unimpaired.

  At the Effective Time, this Contract for Union shall be deemed to constitute, insofar as any transfer document is necessary, an irrevocable transfer and assignment by CITC to the Surviving Bank of all CITC's interests in and to every type of property, including those described in the foregoing paragraph. From time to time as and when requested by the Surviving Bank and to the extent permitted by New Hampshire law, the officers and directors of CITC last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Surviving Bank title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CITC, and otherwise to carry out the purposes of this Contract for Union; provided, that the Surviving Bank shall, to the extent provided in the Bylaws of the Surviving Bank and by New Hampshire law, indemnify any such officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he executed or delivered such instrument or took such action at the request of the Surviving Bank; further provided, without limiting the foregoing, that CITC hereby irrevocably appoints the duly elected officers of the Surviving Bank as CITC's attorneys-in-fact, each with full power and authority in the place and stead of CITC and in the name of CITC to execute and deliver such deeds and other instruments.

                                   ARTICLE 6

                                   Amendment

  The parties hereto, by mutual action of their respective Boards of Directors, may amend, modify or supplement this Contract for Union, whether before or after approval thereof by the shareholders of the parties, the New Hampshire Bank Commissioner or Superior Court; provided, however, that after any approval of the Merger by the shareholders, there may not be, without further approval of Centerpoint shareholders, any amendment of this Contract for Union which reduces the amount or changes the form of consideration to be delivered to Centerpoint shareholders. This Contract for Union may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE 7

                                 Miscellaneous

  7.1. Any party, by written instrument signed by any duly authorized officer, may extend the time for the performance of any of the obligations or other acts of any other party hereto, and may waive compliance with any of the covenants or performance of any of the obligations of the other party contained in this Contract for Union.

  7.2. This Contract for Union shall be governed by and construed in accordance with the laws of New Hampshire applicable to agreements made and entirely to be performed within such State.

  7.3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Contract for Union.

  7.4 This Contract for Union may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, CITC and Centerpoint have caused this Contract for Union to be executed by their duly authorized officers as of the day and year first above written.

                                          Community Interim Trust Company


Attest:
_____________________________________     By: _________________________________
                                               Douglas Crichfield, President

                                          Centerpoint Bank


Attest:
_____________________________________
                                          By: _________________________________
                                                Philip M. Stone, President

[SEAL]

                                                                      ANNEX C-1

                   OPINION OF MCCONNELL, BUDD & DOWNES, INC.

                                           [date of Proxy Statement-Prospectus]

The Board of Directors
Community Bankshares, Inc.
43 North Main Street
Concord, New Hampshire 03301

The Board of Directors:

  You have requested our opinion as to the fairness from a financial point of view to the shareholders of Community Bankshares, Inc. ("Community") of the consideration to be paid to the shareholders of Centerpoint Bank ("Centerpoint") in connection with the proposed acquisition of Centerpoint by Community (the "Transaction") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated August 29, 1995 by and between Community and Centerpoint. Pursuant to the Merger Agreement, Community will form a New Hampshire-chartered trust company subsidiary, which will be merged with and into Centerpoint (the "Merger").

  As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of the common stock of Centerpoint, par value $1.00 per share ("Centerpoint Common Stock"), except for any dissenting shares and except for shares held by Community and its subsidiaries or by Centerpoint (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 1.073 shares (the "Fixed Exchange Ratio") of the common stock, par value $1.00 per share of Community ("Community Common Stock").

  In addition, upon consummation of the Merger, each stock option with respect to Centerpoint Common Stock granted by Centerpoint (the "Centerpoint Option") under Centerpoint's 1989 Stock Option Plan (the "Centerpoint Stock Option Plan") which is outstanding at the effective time, whether or not then exercisable, will be assumed by Community. Each Centerpoint Option so assumed by Community will continue to have, and be subject to, the same terms and conditions set forth in the Centerpoint Stock Option Plan immediately prior to the effective time of the Merger, except that (i) each Centerpoint Option will be exercisable (when vested) for that number of whole shares of Community Common Stock equal to the product of that number of shares of Centerpoint Common Stock that may be purchased pursuant to the Centerpoint Option, multiplied by the Fixed Exchange Ratio, provided that any fractional shares resulting from such multiplication will be rounded down to the nearest whole share; and (ii) the exercise price per share of Community Common Stock that may be purchased pursuant to the Centerpoint Option will be equal to the Centerpoint Option exercise price per share, divided by the Fixed Exchange Ratio, rounded up to the nearest cent.

  The reader is urged to carefully read all the terms of the Merger Agreement, which is reproduced in its entirety elsewhere in the Proxy Statement-Prospectus.

  McConnell, Budd & Downes, Inc., as part of its investment banking business, is engaged exclusively in the valuation of bank holding companies, banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with Community extends over a number of years, including having worked as a financial advisor to Community since March of 1993 on a contractual basis and specifically including our participation in the process and negotiations leading up to the proposed Transaction with Centerpoint. In the course of our role as financial advisor to Community in connection with the

                                     C-1-1

Transaction we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. We will receive a fee in connection with the rendering of this opinion. In the ordinary course of our business, we may, from time to time, trade the equity securities of Community in our capacity as a NASD market maker, for our own account, for the accounts of our customers and for the accounts of individual employees of McConnell, Budd & Downes, Inc. Accordingly we may, from time to time, hold a long or short position in the equity securities of Community. McConnell, Budd & Downes, Inc. also covers Community from time to time in equity research reports produced by the research department of our firm.

  In arriving at our opinion we have reviewed the Merger Agreement and Proxy Statement-Prospectus in substantially the form to be mailed to Centerpoint and Community shareholders. We have also reviewed publicly available business, financial and shareholder information relating to Community and its subsidiaries, certain publicly available financial information relating to Centerpoint and certain financial information relating to Centerpoint provided to Community by Centerpoint management. In addition, we have reviewed certain other information, including internal reports and documents of Community and certain management prepared financial information provided to us by Community. We have also met with and had discussions with members of the senior management of Community and of Centerpoint to discuss their past and current business operations, current financial condition and future prospects. In connection with the foregoing, we have reviewed the annual reports to shareholders and annual report on form 10-K of Community for the fiscal years ended June 30, 1993, 1994 and 1995. We have similarly reviewed the annual reports of Centerpoint for the calendar years ended December 31, 1992, 1993 and 1994. We have additionally reviewed the unaudited statement of operations and the related statement of condition for the first three calendar quarters of 1995 with respect to Centerpoint and the three months ended September 30, 1995 for Community. We have reviewed and studied the historical stock prices and trading volumes of the common stock of Community as well as the terms and conditions of 24 recent acquisition transactions involving publicly traded financial institutions conducting business in the northeast which can be compared to the proposed acquisition of Centerpoint by Community. We also considered the current state of and future prospects for the economy of New Hampshire generally and the relevant market areas for Community and Centerpoint in particular. We have also conducted such other studies, analyses and investigations as we deemed appropriate under the circumstances surrounding this proposed transaction.

  In the course of our review and analysis we considered, among other things, such topics as relative capitalization, capital adequacy, profitability, availability of non-interest income, relative asset quality, adequacy of the reserve for loan losses and the composition of the loan portfolio of each of Community and Centerpoint. We also considered management's estimates of cost savings and revenue enhancements which might result from a consolidation of Community and Centerpoint. We also considered the advantages and disadvantages of a pooling stock transaction as contrasted with hypothetical purchase accounting transactions. We have also considered possible advantages with respect to the qualified thrift asset test which might accrue to Community as a result of the proposed acquisition of Centerpoint. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Community and Centerpoint or otherwise publicly obtainable. In reaching our opinion, we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Community or Centerpoint nor have we obtained from any other source, any appraisals of the assets or liabilities of either Community or Centerpoint. We have also relied on the management of Community as to the reasonableness of various financial and operating forecasts, cost savings estimates and of the assumptions on which they are based, which were provided to us for use in our analyses.

  In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the Transaction, we have assumed that no conditions will be imposed by any regulatory agency in connection with its approval of the Transaction that will have a material adverse effect on the results of operations, the financial condition or the prospects of Community following consummation of the Transaction.


                                     C-1-2

  Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the Fixed Exchange Ratio is fair to the shareholders of Community from a financial point of view.

                                          Very truly yours,

                                          McConnell, Budd & Downes, Inc.

                                          By: _________________________________
                                            David A. Budd
                                            Managing Director

                                     C-1-3

                                                                      ANNEX C-2

                        OPINION OF HAS ASSOCIATES, INC.

                           [date of Proxy Statement]

Board of Directors
Centerpoint Bank
141 South River Road
Bedford, NH 03110

  Attn: Philip M. Stone, President/Chairman

Members of the Board:

  You have requested our opinion as to the fairness to the stockholders of Centerpoint Bank, Bedford, New Hampshire ("Centerpoint"), from a financial point of view, of the terms of the Agreement and Plan of Merger dated August 29, 1995 ("the Merger Agreement"), which will ultimately provide for the merger (the "Merger") of Community Interim Trust Company, a subsidiary of Community Bankshares, Inc. ("Community"), with and into Centerpoint. Upon consummation of the Merger, the stockholders of Centerpoint are expected to receive consideration as provided in the Merger Agreement.

  In connection with its opinion, HAS Associates, Inc. ("HAS") reviewed, analyzed and relied upon material relating to the financial and operating conditions of Centerpoint and Community including, among other things, the following: (i) the Merger Agreement; (ii) the Proxy Statement-Prospectus in substantially the form to be sent to Community and Centerpoint shareholders;
(iii) Annual Reports to Stockholders and Annual Reports on Form 10-K for Community for the years ended June 30, 1993 and 1994 and years ended December 1992, 1993 and 1994 for Centerpoint; (iv) certain interim reports to Community stockholders and Quarterly Reports of Community from September 1993 to September 1995 and certain other communications from Centerpoint to its stockholders; (v) other financial information concerning the business and operations of Community furnished to HAS by Centerpoint for purposes of its analysis, including certain internal financial analyses and forecasts for Community prepared by its financial advisors; (vi) certain publicly available information concerning the trading of, and the trading market for, the common stock of Community and Centerpoint; (vii) the corporate minutes of Centerpoint for the last three years; (viii) audit reports certified by the independent accountants of Community and Centerpoint for three years; (ix) regulatory filings of Centerpoint for three years; (x) certain policies and procedures of Community and all policies and procedures, certain loan files, and the investment portfolio of Centerpoint; (xi) certain required regulatory filings and records required to be made publicly available by Centerpoint and Community; and, (xii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that HAS considered relevant to its inquiry. In addition, HAS reviewed certain market information concerning Community, analyzed data concerning private and publicly owned banks in New England, reviewed stock market data of other banks generally deemed comparable whose securities are publicly traded, reviewed publicly available information concerning certain recent business combinations, and reviewed such additional financial and other information as HAS deemed necessary. Furthermore, HAS reviewed the same public financial information available concerning Centerpoint. HAS also held discussions with senior management of Centerpoint concerning its past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

  In conducting its review and arriving at its opinion, HAS relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and HAS did not attempt to verify such information independently or undertake an independent appraisal of the assets and liabilities of Centerpoint or Community. HAS relied upon the accuracy and opinion of the audit reports prepared

                                     C-2-1
by Ernst Young LLP, the Bank's independent accountants. HAS assumes no responsibility for the accuracy and completeness of the financial and other information relied upon.

  In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the financial terms of the Merger Agreement are fair, from a financial point of view, to the current stockholders of Centerpoint.

  This letter is furnished to you in connection with the Merger Agreement.

                                          Sincerely,

                                          HAS Associates, Inc.

                                     C-2-2

                                                                        ANNEX D

                          COMMUNITY BANKSHARES, INC.

           PROPOSED AMENDMENTS TO RESTATED ARTICLES OF INCORPORATION

CURRENT ARTICLE NINTH C TO COMMUNITY'S ARTICLES OF INCORPORATION:

    C. In addition to any vote required by law or these Articles of Incorporation, the approval or authorization of (a) any merger or consolidation of the corporation or any subsidiary of the corporation with or into any other entity, other than a merger or consolidation of one or more subsidiaries into the corporation or a subsidiary, and (b) a sale of assets of the corporation having Material Value, shall require the affirmative vote of not less than two-thirds of the outstanding capital stock of the corporation.

PROPOSED AMENDED ARTICLE NINTH C TO COMMUNITY'S ARTICLES OF INCORPORATION:

    C. In addition to any vote required by law or these Articles of Incorporation, the approval or authorization of (a) any merger, share exchange, or consolidation of the corporation with or into any other entity, and (b) a sale or disposition of all or substantially all of the assets of the corporation shall require the affirmative vote of not less than two thirds of the outstanding capital stock entitled to vote generally in the election of directors of the corporation (the "Voting Securities"). The two-thirds vote requirement set forth in subsection (a) of the previous sentence shall not apply to a merger, share exchange, or consolidation which would result in the Voting Securities of the corporation outstanding immediately prior to the transaction continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity) more than 60% of the Voting Securities of the corporation or such surviving entity outstanding immediately after such merger, share exchange, or consolidation. The term "surviving entity" shall mean (i) the entity that continues to exist following a merger or a consolidation or (ii), with respect to a share exchange, the entity that issues its securities in exchange for the outstanding securities of another entity.

                                                                        ANNEX E

                              DISSENTERS' RIGHTS

                    NEW HAMPSHIRE BUSINESS CORPORATION ACT

               A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

293-A:13.01 DEFINITIONS. IN THIS SUBDIVISION:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RSA 293-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

293-A:13.02 RIGHT TO DISSENT.

  (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party:

      (i) If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

    (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) Alters or abolishes a preferential right of the shares.

      (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

      (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

      (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

      (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

    (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

293-A:13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

  (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                B. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

293-A:13.20 NOTICE OF DISSENTERS' RIGHTS.

  (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this subdivision and be accompanied by a copy of this subdivision.

  (b) If corporate action creating dissenters' rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RSA 293-A:13.22.

293-A:13.21 NOTICE OF INTENT TO DEMAND PAYMENT.

  (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) Shall not vote his shares in favor of the proposed action.

  (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

293-A:13.22 DISSENTERS' NOTICE.

  (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

  (b) The dissenters' notice shall be sent no later than 10 days after corporate action was taken, and shall:

    (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

    (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date.

    (4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

    (5) Be accompanied by a copy of this subdivision.

293-A:13.23 DUTY TO DEMAND PAYMENT.

  (a) A shareholder sent a dissenters' notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters' notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subdivision.

293-A:13.24 SHARE RESTRICTIONS.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

293-A:13.25 PAYMENT.

  (a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  (b) The payment shall be accompanied by:

    (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under RSA 293-A:13.28; and

    (5) A copy of this subdivision.

293-A:13.26 FAILURE TO TAKE ACTION.

  (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under RSA 293-A:13.22 and repeat the payment demand procedure.

293-A:13.27 AFTER-ACQUIRED SHARES.

  (a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RSA 293-A:13.28.

293-A:13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation's offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

    (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.

                        C. JUDICIAL APPRAISAL OF SHARES

293-A:13.30 COURT ACTION.

  (a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (e) Each dissenter made a party to the proceeding is entitled to judgment:

    (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

    (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

293-A:13.31 COURT COSTS AND COUNSEL FEES.

  (a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

    (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                            CONSOLIDATION OF BANKS

388:13 DISSENTING STOCKHOLDERS.

  I. Any stockholder of a bank shall have the right to dissent from, and to obtain payment for his shares in the event of any merger, consolidation, or other union of banks under the provisions of this chapter. Such right shall be the same as the right provided for in RSA 293-A:13.01 through RSA 293-A:13.31 with respect to mergers and consolidations of business corporations and shall be subject to the same limitations. Any stockholder of a bank electing to assert the right provided for by this section shall do so in accordance with the provisions of RSA 293-A:13.01 through RSA 293-A:13.31, which provisions shall be binding upon the stockholder and upon the bank and shall in all respects govern the perfection and enforcing of the right provided for by this section.

  II. If a proposed merger, consolidation, or other union of banks under the provisions of this chapter is submitted to a vote at a meeting of stockholders, the notice of meeting shall notify all stockholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this section and of RSA 293-A:13.01 through RSA 293-A:13.31 and shall be accompanied by a copy of this section and RSA 293-A:13.01 through RSA 293-A:13.31.

  III. For purposes of this section, the term "stockholder" shall include the holder of a special deposit in a guaranty savings bank.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Chapter 293-A:8.51 of the New Hampshire Business Corporation Act provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

  The registrant's By-Laws contain the following provision with respect to indemnification of directors and officers.

      (a) The corporation shall indemnify and reimburse any individual person who was or is a party to any action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that such party, or the person whose legal representative or successor such party is, was or is serving as a Director, officer, employee or agent of the corporation, or at its request, of another entity in which the corporation has an interest, or was or is serving at the request of the corporation as a fiduciary of any employee benefit plan of the corporation or any subsidiary. Such indemnification and reimbursement shall include all expenses (including attorney's fees), and such amount of any judgment, money decree, fine, penalty of settlement for which such person may have become liable as the Board of Directors deems reasonable, actually incurred by such person in connection with the defense or reasonable settlement of any such action, suit or proceeding, or any appeal therein, to the extent and under the circumstances permitted by the New Hampshire Business Corporation Act. Such indemnification and reimbursement (unless ordered by a court) shall be made as authorized in a specific case upon a further determination that indemnification of the Director, officer or employee is proper in the circumstances because such person has met the applicable standards of conduct set forth in the New Hampshire Business Corporation Act.

      (b) Such determination of reasonableness and propriety with respect to persons other than Directors shall be made by the Board of Directors by a majority vote, and with respect to the Directors shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding or (ii) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

      (c) The foregoing right of indemnification shall not be exclusive of other rights to which such person, or the legal representatives or successors of such person may be entitled as a matter of law, under the Articles of Incorporation, by contract or otherwise.

      (d) The corporation may purchase and maintain insurance on behalf of any person who was or is a Director, officer or employee of the corporation or was or is serving at the request of the corporation as a fiduciary of any employee benefit plan of the corporation or any subsidiary against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the New Hampshire Business Corporation Act. The obligation to indemnify and reimburse set forth hereinabove, if applicable, shall be reduced by the amount of any such insurance proceeds paid to such person, or the representatives or successors of such person.

  The registrant's Articles of Incorporation contain the following provision with respect to indemnification of directors and officers.

      EIGHTH: In addition to the rights of indemnification provided under RSA 293-A:5 as presently in effect and any greater rights from time to time provided by law, by the by-laws of the corporation or any agreement, vote of the shareholders or disinterested directors, or otherwise, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving as a trustee or other fiduciary with respect to any employee benefit plan (or its participants or beneficiaries) of the corporation or any subsidiary of the corporation, against expenses (including attorneys' fees), judgments, fines, excise taxes assessed with respect to any employee benefit plan, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. A trustee or other fiduciary who acted in good faith and in a manner he reasonably believed to be in the interests of the participants or beneficiaries of any employee benefit plan of the corporation or any subsidiary shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

ITEM 21. EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    2        Agreement and Plan of Merger dated as of August 29, 1995 (the
             "Merger Agreement") (filed as Annex A to the Proxy Statement-
             Prospectus which constitutes a part of this Registration
             Statement).
    3.1(a)   Restated Articles of Incorporation of Community Bankshares, Inc.
             (incorporated by reference to Exhibit 3.1B to Amendment No. 1 to
             Community's Registration Statement on Form S-1, Registration No.
             33-00125 (the "S-1 Registration Statement")).
    3.1(b)   Statement of Resolution establishing series of preferred stock dated October 27, 1989 (incorporated by reference to Exhibit
             3.1(a) to Annual Report on Form 10-K for the year ended June 30,
             1991 (the "1991 10-K")).
    3.2      By-Laws of Community Bankshares, Inc. (incorporated by reference to Exhibit 3.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).
    4.1      Loan Agreement dated September 22, 1986 between the Savers Bank and the Trustee of the Concord Savings Bank Employees Stock
             Ownership Plan, with related Note and Pledge Agreement
             (incorporated by reference to Exhibit 4 to Annual Report on Form
             10-K for the year ended June 30, 1986).
    4.2      Rights Agreement between Community Bankshares, Inc. and The First
             National Bank of Boston dated as of October 31, 1989 (incorporated by reference to Form 8-A filed June 30, 1989).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   *4.3      Specimen of Community common stock certificate.
   *5        Opinion of Foley, Hoag & Eliot as to the legality of the Community
             Common Stock being registered.
   *8        Opinion of Foley, Hoag & Eliot regarding tax matters.
   10.1      Stock Option Agreement by and between Community Bankshares, Inc.
             and Centerpoint Bank, dated as of August 29, 1995 (incorporated by reference to Community's Current Report on Form 8-K dated as of
             August 29, 1995).
   10.2      Form of Affiliate Agreement (filed as Exhibit 7.3 to the Merger
             Agreement).
   10.3      Form of Voting Agreement (filed as Exhibit 7.4 to the Merger
             Agreement).
   10.4      Concord Savings Bank 1985 Stock Option Plan, as amended
             (incorporated by reference to Exhibit 10.2 to Amendment No. 3 to the S-1 Registration Statement).
   10.5      Amendment to the Concord Savings Bank 1985 Stock Option Plan
             adopted August 18, 1987 (incorporated by reference to Exhibit
             10.2(b) to Annual Report on Form 10-K for the year ended June 30,
             1987).
   10.6      Concord Savings Bank 1988 Stock Option Plan (incorporated by reference to Exhibit A to Proxy Statement for Annual Meeting of
             Stockholders held on October 20, 1988).
   10.7      Executive Supplemental Retirement Agreement with Douglas
             Crichfield (incorporated by reference to Exhibit 10.8 to the
             Quarterly Report on Form 10-Q for the quarter ended September 30,
             1988).
   10.8      Severance Benefits Agreement with Douglas Crichfield dated August
             1, 1988 (incorporated by reference to Exhibit 10.9 to the Annual
             Report on Form 10-K for the year ended June 30, 1989 (the "1989
             10-K").
   10.9      Amendment to Severance Benefits Agreement with Douglas Crichfield dated April 19, 1989 (incorporated by reference to Exhibit 10.9(a)
             to the 1989 10-K).
   10.10     Severance Benefits Agreement with Donna L. Bean (incorporated by reference to Exhibit 10.10 to the 1989 10-K).
   10.11     Severance Benefits Agreement with Gerald R. Emery (incorporated by reference to Exhibit 10.7(a) to the Annual Report on Form 10-K
              for the year ended June 30, 1993).
   10.12     Severance Benefits Agreement with David E. Fuller (incorporated by reference to Exhibit 10.12 to the 1989 10-K).
   10.13     Severance Benefits Agreement with Robert F. Howe (incorporated by reference to Exhibit 10.13 to the 1989 10-K).
   10.14     Severance Benefits Agreement with Richard E. Kamp (incorporated by reference to Exhibit 10.14 to the 1989 10-K).
   10.15     Severance Benefits Agreement with Paul M. Ferguson (incorporated by reference to Exhibit 10.11 to the 1991 10-K).
   10.16     Severance Benefits Agreement with Charles E. Gorhan (incorporated by reference to Exhibit 10.12 to the 1991 10-K).
   10.17     Severance Benefits Agreement with Irving S. Felladore
             (incorporated by reference to Exhibit 10.13 to the 1991 10-K).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   10.18     Severance Benefits Agreement with Margaret A. Flint (incorporated by reference to Exhibit 10.14 to the 1991 10-K).
   10.19     Community Bankshares, Inc. 1992 Stock Option Plan (incorporated by reference to Exhibit A to the Proxy Statement for the Annual
             Meeting of Stockholders held on October 15, 1992).
  *10.20     Employment Agreement between Centerpoint Bank and Philip M. Stone, dated August 29, 1995.
  *10.21     Employment Agreement between Centerpoint Bank and Lucy T. Gobin, dated August 29, 1995.
  *10.22     Employment Agreement between Centerpoint Bank and Joseph B.
             Reilly, dated August 29, 1995.
   21        Subsidiaries of Community Bankshares, Inc. (incorporated by reference to Exhibit 22 to the Annual Report on Form 10-K for the
             year ended June 30, 1986).
   23.1      Consent of KPMG Peat Marwick LLP
   23.2      Consent of Ernst & Young LLP
  *23.3      Consent of McConnell, Budd & Downes, Inc.
  *23.4      Consent of HAS Associates, Inc.
  *23.5      Consent of Foley, Hoag & Eliot (filed as part of Exhibit 5 and
              Exhibit 8).
  *99.1      Form of Proxy for Annual Meeting of Shareholders of Community
              Bankshares, Inc.
  *99.2      Consent of Philip M. Stone

--------

* Previously filed

ITEM 22. UNDERTAKINGS

RULE 512(A)

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

RULE 512(G)

  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition of the information called for by the other Items of the applicable form.

  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

RULE 512(H)

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ADDITIONAL UNDERTAKINGS

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, State of New Hampshire on December 8, 1995.

                                          Community Bankshares, Inc.


                                          By:    /s/ Gerald R. Emery
                                              ---------------------------------

                                                  GERALD R. EMERY

                                              TREASURER AND CHIEF FINANCIAL
                                                      OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                     TITLE                 DATE
              ---------                     -----                 ----
                                         President and Chief  December 8, 1995
               *                          Executive Officer
-------------------------------------     and Director
         DOUGLAS CRICHFIELD               (Principal
                                          Executive Officer)

         /s/ Gerald R. Emery             Treasurer and Chief  December 8, 1995
-------------------------------------     Financial Officer
           GERALD R. EMERY                (Principal
                                          Financial and
                                          Accounting Officer)

                  *                      Director             December 8, 1995
-------------------------------------
           JOHN N. BUXTON

                  *                      Director             December 8, 1995
-------------------------------------
        WILLIAM S. FENOLLOSA


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
                  *                         Director            December 8, 1995
-------------------------------------
          OLIVER R. FIFIELD

                  *                         Chairman and        December 8, 1995
-------------------------------------        Director
         THOMAS M. HARDIMAN

                                            Director
-------------------------------------
           ROBERT A. HILL

                  *                         Director            December 8, 1995
-------------------------------------
          RUSSELL A. HOLDEN

                  *                         Director            December 8, 1995
-------------------------------------
         LUCIA P. KITTREDGE

                  *                         Director            December 8, 1995
-------------------------------------
          SETH A. RESNICOFF

                  *                         Director            December 8, 1995
-------------------------------------
          ELEANOR H. STARK

                  *                         Director            December 8, 1995
-------------------------------------
          JAMES R. STEWART

                  *                         Director            December 8, 1995
-------------------------------------
        KATHERINE F. TSOUROS


*By: /s/ Gerald R. Emery
  -------------------------------------

    GERALD R. EMERY (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
     2       Agreement and Plan of Merger dated as of August 29, 1995
             (the "Merger Agreement") (filed as Annex A to the Proxy
             Statement-Prospectus which constitutes a part of this
             Registration Statement).
     3.1(a)  Restated Articles of Incorporation of Community Bankshares,
             Inc. (incorporated by reference to Exhibit 3.1B to
             Amendment No. 1 to Community's Registration Statement on
             Form S-1, Registration No. 33-00125 (the "S-1 Registration
             Statement")).
     3.1(b)  Statement of Resolution establishing series of preferred stock dated October 27, 1989 (incorporated by reference to
             Exhibit 3.1(a) to Annual Report on Form 10-K for the year
             ended June 30, 1991 (the "1991 10-K")).
     3.2     By-Laws of Community Bankshares, Inc. (incorporated by
             reference to Exhibit 3.2 to Quarterly Report on Form 10-Q
             for the quarter ended September 30, 1995).
     4.1     Loan Agreement dated September 22, 1986 between the Savers
             Bank and the Trustee of the Concord Savings Bank Employees
             Stock Ownership Plan, with related Note and Pledge
             Agreement (incorporated by reference to Exhibit 4 to Annual
             Report on Form 10-K for the year ended June 30, 1986).
     4.2     Rights Agreement between Community Bankshares, Inc. and The
             First National Bank of Boston dated as of October 31, 1989
             (incorporated by reference to Form 8-A filed June 30,
             1989).
    *4.3     Specimen of Community common stock certificate.
     *5      Opinion of Foley, Hoag & Eliot as to the legality of the
             Community Common Stock being registered.
     *8      Opinion of Foley, Hoag & Eliot regarding tax matters.
    10.1     Stock Option Agreement by and between Community Bankshares,
             Inc. and Centerpoint Bank, dated as of August 29, 1995
             (incorporated by reference to Community's Current Report on
             Form 8-K dated as of August 29, 1995).
    10.2     Form of Affiliate Agreement (filed as Exhibit 7.3 to the
             Merger Agreement).
    10.3     Form of Voting Agreement (filed as Exhibit 7.4 to the
             Merger Agreement).
    10.4     Concord Savings Bank 1985 Stock Option Plan, as amended
             (incorporated by reference to Exhibit 10.2 to Amendment No.
             3 to the S-1 Registration Statement).
    10.5     Amendment to the Concord Savings Bank 1985 Stock Option
             Plan adopted August 18, 1987 (incorporated by reference to
             Exhibit 10.2(b) to Annual Report on Form 10-K for the year ended June 30, 1987).
    10.6     Concord Savings Bank 1988 Stock Option Plan (incorporated
             by reference to Exhibit A to Proxy Statement for Annual
             Meeting of Stockholders held on October 20, 1988).
    10.7     Executive Supplemental Retirement Agreement with Douglas
             Crichfield (incorporated by reference to Exhibit 10.8 to
             the Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1988).
    10.8     Severance Benefits Agreement with Douglas Crichfield dated
             August 1, 1988 (incorporated by reference to Exhibit 10.9
             to the Annual Report on Form 10-K for the year ended June
             30, 1989 (the "1989 10-K").
    10.9     Amendment to Severance Benefits Agreement with Douglas
             Crichfield dated April 19, 1989 (incorporated by reference to Exhibit 10.9(a) to the 1989 10-K).

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
    10.10    Severance Benefits Agreement with Donna L. Bean
             (incorporated by reference to Exhibit 10.10 to the 1989 10-
             K).
    10.11    Severance Benefits Agreement with Gerald R. Emery
             (incorporated by reference to Exhibit 10.7(a) to the Annual
             Report on Form 10-K for the year ended June 30, 1993).
    10.12    Severance Benefits Agreement with David E. Fuller
             (incorporated by reference to Exhibit 10.12 to the 1989 10-
             K).
    10.13    Severance Benefits Agreement with Robert F. Howe
             (incorporated by reference to Exhibit 10.13 to the 1989 10-
             K).
    10.14    Severance Benefits Agreement with Richard E. Kamp
             (incorporated by reference to Exhibit 10.14 to the 1989 10-
             K).
    10.15    Severance Benefits Agreement with Paul M. Ferguson
             (incorporated by reference to Exhibit 10.11 to the 1991 10-
             K).
    10.16    Severance Benefits Agreement with Charles E. Gorhan
             (incorporated by reference to Exhibit 10.12 to the 1991 10-
             K).
    10.17    Severance Benefits Agreement with Irving S. Felladore
             (incorporated by reference to Exhibit 10.13 to the 1991 10-
             K).
    10.18    Severance Benefits Agreement with Margaret A. Flint
             (incorporated by reference to Exhibit 10.14 to the 1991 10-
             K).
    10.19    Community Bankshares, Inc. 1992 Stock Option Plan
             (incorporated by reference to Exhibit A to the Proxy
             Statement for the Annual Meeting of Stockholders held on
             October 15, 1992).
   *10.20    Employment Agreement between Centerpoint Bank and Philip M.
             Stone, dated August 29, 1995
   *10.21    Employment Agreement between Centerpoint Bank and Lucy T.
             Gobin, dated August 29, 1995
   *10.22    Employment Agreement between Centerpoint Bank and Joseph B.
             Reilly, dated August 29, 1995
    21       Subsidiaries of Community Bankshares, Inc. (incorporated by reference to Exhibit 22 to the Annual Report on Form 10-K
             for the year ended June 30, 1986).
    23.1     Consent of KPMG Peat Marwick LLP
    23.2     Consent of Ernst & Young LLP
   *23.3     Consent of McConnell, Budd & Downes, Inc.
   *23.4     Consent of HAS Associates, Inc.
   *23.5     Consent of Foley, Hoag & Eliot (filed as part of Exhibit 5 and Exhibit 8).
   *99.1     Form of Proxy for Annual Meeting of Shareholder of
             Community Bankshares, Inc.
   *99.2     Consent of Philip M. Stone

--------

* Previously filed

                                       2